As filed with the Securities and Exchange Commission on July 27, 2020.
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM S-1 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
INHIBRX, INC.
(Exact name of registrant as specified in its charter)

Delaware	2836	82-4257312
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
11025 N. Torrey Pines Road, Suite 200
La Jolla, CA 92037
(858) 795-4220
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark Lappe Chief Executive Officer Inhibrx, Inc. 11025 N. Torrey Pines Road, Suite 200 La Jolla, CA 92037 (858) 795-4220
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Jeremy Glaser Megan Gates Melanie Ruthrauff Levy Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C. 3580 Carmel Mountain Road, Suite 300 San Diego, CA 92130 (858) 314-1500	Kelly Deck Chief Financial Officer Inhibrx, Inc. 11025 N. Torrey Pines Road, Suite 200 La Jolla, CA 92037 (858) 795-4220	Charles S. Kim Sean Clayton Richard Segal David Peinsipp Will H. Cai Cooley LLP 4401 Eastgate Mall San Diego, CA 92121 (858) 550-6000
Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)(3)
Common stock, $0.0001 par value per share	$100,000,000	$12,980

(1)
Includes initial public offering price of additional shares that the underwriters have the option to purchase. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate initial public offering price.

(3)
Pursuant to Rule 457(p) of the Securities Act, the registrant is offsetting $9,060 of the registration fee of $12,980 due under this registration statement, which equals the amount of the registration fee previously paid by the registrant with respect to the registration statement on Form S-1 filed on June 3, 2019 (File No. 333-231907), or the Prior Registration Statement. No securities were sold pursuant to the Prior Registration Statement, which was withdrawn on November 8, 2019.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state or other jurisdictions where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED JULY 27, 2020
PRELIMINARY PROSPECTUS
                Shares
Common Stock
We are offering             shares of our common stock. This is our initial public offering, and no public market currently exists for our common stock. We expect the initial public offering price to be between $             and $            per share. We have applied to list our common stock on the Nasdaq Global Market under the symbol “INBX.”
We are an “emerging growth company” as defined under the federal securities laws and, as such, we have elected to comply with certain reduced reporting requirements for this prospectus and may elect to do so in future filings.
Investing in our common stock involves a high degree of risks. Please read “Risk Factors” beginning on page 13 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Initial Public Offering Price	$	$
Underwriting Discounts and Commissions(1)	$	$
Proceeds to Inhibrx, Inc. before expenses	$	$

(1)	See “Underwriting” beginning on page 192 for additional information regarding underwriter compensation.
Delivery of the shares of common stock is expected to be made on or about                , 2020. We have granted the underwriters an option for a period of 30 days to purchase an additional         shares of our common stock. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $        , and the total proceeds to us, before expenses, will be $        .
Joint Book-Running Managers

Jefferies	Evercore ISI	Credit Suisse

Co-Manager
LifeSci Capital

Prospectus dated                     , 2020

Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.
For investors outside of the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide you in connection with this offering in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about and to observe any restrictions relating to this offering and the distribution of this prospectus and any applicable free writing prospectus outside of the United States.
Through and including                , 2020 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes included elsewhere in this prospectus and the information set forth in the sections of this prospectus titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Unless the context otherwise requires, we use the terms “Inhibrx,” “Company,” “we,” “us” and “our” in this prospectus to refer to Inhibrx, Inc. and its wholly owned subsidiary, INBRX 103, LLC, taken as a whole.
Overview
We are a clinical-stage biotechnology company with a pipeline of novel biologic therapeutic candidates, developed using our protein engineering expertise and proprietary single domain antibody, or sdAb, platform. Our sdAb platform allows us to pursue validated targets with clinical promise, but where other antibody and biologic based approaches have failed. Highly modular, our sdAbs can be combined with precise valencies and multiple specificities, creating therapeutic candidates designed to be capable of enhanced cell signaling, conditional activation or combined synergistic functions. We currently have four programs in ongoing Phase 1 clinical trials, three for the treatment of various cancers, and one for Alpha-1 Antitrypsin Deficiency, or AATD. Our most advanced therapeutic candidate, INBRX-109, is a tetravalent death receptor 5, or DR5, agonist being evaluated in patients diagnosed with chondrosarcoma and mesothelioma, two difficult-to-treat cancers. INBRX-106 is a hexavalent OX40 agonist currently being investigated in patients with locally advanced or metastatic solid tumors. Both INBRX-109 and INBRX-106 programs are designed to achieve target agonism through precise control of therapeutic valency. INBRX‑105 targets two proteins, each of which can lead to an enhanced anti-tumor immune response; it is engineered with the goal of improving safety through conditional target agonism. Based on preclinical mechanistic data, INBRX-106 and INBRX-105 may have the potential to be used in combination with, or in place of, currently approved checkpoint inhibitors. Our fourth program, INBRX-101, is an optimized, recombinant alpha 1 antitrypsin, or AAT, augmentation therapy for AATD. We anticipate additional data releases from all four of our clinical programs by the end of 2021.

Our Pipeline
We have developed a diverse pipeline of therapeutic candidates that are specifically designed to leverage the power of our core sdAb platform and protein engineering expertise, as shown below:

INBRX-109	INBRX-106	INBRX-105	INBRX-101
Tetravalent DR5 agonist	Hexavalent OX40 agonist	PD-L1x4-1BB tetravalent conditional agonist	AAT-Fc fusion protein

Program	Therapeutic Area	Target(s)/Format	STAGE OF DEVELOPMENT				Anticipated Next Milestones
			Preclinical	Phase 1	Phase 2	Phase 3
INBRX-109*	Oncology	DR5 Tetravalent Agonist					• Single agent cohort data – 4Q 2020 • Initial data from combination cohorts – 1H 2021 • Initiation of registration-enabling trials in mesothelioma and chondrosarcoma – 2021^

INBRX-106**	Oncology	OX40 Hexavalent Agonist					• Single agent dose escalation cohort data – Q4 2020 • Escalation with Keytruda data – 2H 2021

INBRX-105**	Oncology	PD-L1 x4-1BB Tetravalent Conditional Agonist					• Dose escalation data – 1H 2021 • Initial data from expansion cohorts – Q4 2021

INBRX-101***	Orphan/Respiratory	Neutrophil Elastase AAT-Fusion Protein					• Dose escalation data – 2H 2021

__________________

*
Third party partnership with Chinese biotechnology company, Transcenta Holding, Ltd. (formerly Hangzhou Just Biotherapeutics Co., Ltd.), or Transcenta, currently in place for development and commercialization in China, Hong Kong, Macau and/or Taiwan.

**
Third party partnership with Chinese biotechnology company, Elpiscience Biopharmaceuticals, Inc., or Elpiscience, currently in place for development and commercialization in China, Hong Kong, Macau and/or Taiwan.

***	Commercialization and development rights outside of the United States and Canada, subject to an option agreement with Chiesi Farmaceutici S.p.A., or Chiesi.

^	Advancing INBRX-109 into registration-enabling randomized Phase 2 trials is contingent upon acceptable activity and safety in the ongoing Phase 1 trial.
INBRX-109
INBRX-109 is a precisely engineered tetravalent sdAb-based therapeutic candidate that agonizes DR5 to induce tumor selective programmed cell death. The Investigational New Drug application, or IND, for INBRX-109 became effective in August 2018, and we initiated a single agent, two-part, Phase 1 clinical trial in the United States in November 2018. Part 1, the traditional 3+3 dose escalation portion of this trial, was completed in August 2019, with enrollment of 20 patients. INBRX-109 was well-tolerated, with no significant toxicities observed at doses up to and including the maximum administered dose of 30 mg/kg. No maximum tolerated dose was reached.

In September 2019, we commenced Part 2 of this trial with single agent dose expansion cohorts in patients with the following tumor types: colorectal and gastric adenocarcinomas, malignant pleural mesothelioma, and chondrosarcoma. To date, we have enrolled approximately 75 patients in the expansion cohorts, with continued enrollment ongoing.
We expect to announce additional data from the chondrosarcoma and malignant pleural mesothelioma treatment cohorts in the fourth quarter of 2020. Assuming positive results from our Phase 1 clinical trials, we plan to initiate registration-enabling Phase 2 trials in unresectable and metastatic chondrosarcoma (any line of therapy) and malignant pleural mesothelioma, epithelioid subtype (second- or third-line), patients in 2021. There is an unmet medical need for malignant pleural mesothelioma and chondrosarcoma, both of which are serious, life-threating medical conditions with very limited treatment options. In particular, there are no approved effective systemic therapy options for recurrent, unresectable and metastatic chondrosarcoma.
We plan to initiate an INBRX-109 single agent expansion cohort in an additional sarcoma subtype, as well as chemotherapy combination cohorts in malignant pleural mesothelioma, epithelioid subtype, and pancreatic adenocarcinoma in the third quarter of 2020. Patients with malignant pleural mesothelioma, epithelioid subtype, will receive INBRX-109 in combination with carboplatin or cisplatin, or a platinum and pemetrexed doublet chemotherapy. Patients with pancreatic adenocarcinoma will receive INBRX-109 in combination with fluorouracil and irinotecan chemotherapy. We expect to announce initial data from these combination cohorts during the first half of 2021.
We plan to investigate the therapeutic utility of INBRX-109 through a broad clinical development plan across difficult-to-treat cancers. Future clinical development of INBRX-109 may include combinations with additional chemotherapies and potentially synergistic agents in several solid tumors and hematologic malignancies. We are currently conducting preclinical studies with INBRX-109 and various rational combination agents, including targeted therapeutics and apoptotic pathway modulators, aimed at guiding our future clinical plans.
INBRX-106
INBRX-106 is a precisely engineered hexavalent sdAb-based therapeutic candidate targeting OX40 that has the potential to treat numerous tumor indications, both as a single agent and in combination. OX40, also known as TNFRSF4, is a member of the tumor necrosis factor receptor superfamily, or TNFRSF, and is predominately expressed on activated T-cells. Signaling through OX40 provides co-stimulation that promotes T-cell expansion, enhanced effector function and memory cell formation, and prevents activation induced cell death. Based on the capacity for OX40 signaling to enhance anti-tumor immunity in preclinical studies, there have been many efforts to therapeutically exploit this pathway for cancer immunotherapy.
To date, OX40 agonism has mainly been clinically explored with bivalent antibodies. We believe the lack of success with many of these prior attempts resulted from insufficient valency to achieve receptor clustering. We believe INBRX-106, a hexavalent therapeutic candidate with the ability to bind six OX40 molecules per molecule of drug, has the potential to achieve improved receptor clustering and downstream signaling. In preclinical studies, we have observed that INBRX-106 mediated T-cell co-stimulation and also reduced the suppressive activity of regulatory T-cells, with superior activity to bivalent comparators.
The IND for INBRX-106 became effective in June 2019, and we initiated Part 1 of this Phase 1 trial, escalation of single agent INBRX-106, in the United States in December 2019.
We expect to announce completion of the single agent dose escalation cohorts during the fourth quarter of 2020. The current study design also includes evaluation of INBRX-106 combination activity with the PD-1 checkpoint inhibitor, pembrolizumab, or Keytruda. Completion of the combination dose escalation cohorts is expected in the second half of 2021.
INBRX-105
INBRX-105 is a precisely engineered tetravalent sdAb based therapeutic candidate, acting both as an antagonist of programmed death ligand 1, or PD-L1, and a conditional agonist of 4-1BB. The approval of checkpoint inhibitors that block the interaction between PD-L1 and programmed cell death protein 1, or PD-1, has shifted the treatment paradigm of numerous cancers, due to improved response rates and overall survival benefit. These therapeutics, however, achieve a lasting benefit only for a minority of patients and numerous combination approaches have been tested clinically with the goal of further activating tumor reactive T-cells. One such approach is agonist antibodies targeting 4-1BB, a member of the TNFRSF that has been shown to provide co-stimulatory function to T-cells. While 4-1BB agonism has shown some clinical promise, the efficacy seen with this approach has been limited due to dose limiting toxicities that result from systemic activation of 4-1BB.
With the goal of overcoming these limitations, we designed INBRX-105 to conditionally agonize 4-1BB only in the presence of PD-L1, which is typically only found in the tumor microenvironment and associated lymphoid tissues. In addition, engagement of PD-L1 by INBRX-105 blocks PD-1 binding and provides checkpoint inhibition. We believe this unique combination of mechanisms of action has the potential to enhance anti-tumor responses and limit systemic toxicity of 4-1BB agonism. We are clinically evaluating INBRX-105’s ability to treat patients with PD-L1 expressing tumors, including those refractory to, or relapsed from, approved checkpoint inhibitor therapies.
The IND for INBRX-105 became effective in October 2018, and we initiated a Phase 1 clinical trial in February 2019. We expect to announce initial dose escalation data from this ongoing trial during the first half of 2021 and initial expansion cohort data in late 2021.
INBRX-101
INBRX-101 is a precisely engineered recombinant human AAT-Fc fusion protein therapeutic candidate, in development for the treatment of AATD. The current standard of care for patients with AATD has been unchanged for decades and relies on weekly infusions of plasma derived AAT, or pdAAT, therapeutics. In spite of the frequent dosing, this therapy is incapable of maintaining serum AAT levels in the normal range for individuals unaffected by the disease.
Combining proprietary protein engineering with robust process development in INBRX-101, we are seeking to overcome the previous challenge in this field of maintaining the function of recombinant AAT, while manufacturing at commercial scale. We believe INBRX-101 has the potential to be dosed every three weeks, while maintaining patients in the normal range of AAT exposure, which would be a significant improvement for patients currently receiving weekly infusions and sub-optimal augmentation.
The IND for INBRX-101 became effective in November 2018, and we initiated a Phase 1 dose escalation clinical trial in July 2019. As a result of the COVID-19 pandemic, we temporarily suspended enrollment for this trial and expect to resume recruitment during the fourth quarter of 2020. This temporary suspension was not a result of an observation of adverse events and was solely related to circumstances relating to the COVID-19 pandemic. Assuming enrollment resumes as we currently anticipate, we expect to announce initial Phase 1 data, including both single and multi-dose cohorts, during the second half of 2021.
In May 2019, we entered into an option agreement, as amended in August 2019, or the Chiesi Option Agreement, with Chiesi, pursuant to which we granted Chiesi an exclusive option to obtain an exclusive license to develop and commercialize INBRX-101 outside of the United States and Canada following completion of the Phase 1 trial.
Our Leadership Team and Investors
We have assembled a team with deep scientific and clinical experience in discovering and developing protein therapeutics. Our in-house capabilities span the disciplines of discovery, protein engineering, cell biology, translational research, chemistry, manufacturing and controls, or CMC, and clinical development. Members of our team bring experience from multiple organizations including Genentech, Inc., Gilead Sciences, Inc., Merck & Co. and Novartis AG. Our board of directors is comprised of individuals with proven business and scientific accomplishments and significant operating knowledge of our company.
We have raised capital through equity and debt financings and licensing and collaboration agreements. We have also secured funding through non-dilutive grants from Combating Antibiotic Resistant Bacteria Accelerator, or CARB-X, the National Institute of Allergy and Infectious Diseases, National Institutes of Health and the Department of Defense. Our investors include Viking Global Investors LP, ArrowMark Partners, RA Capital Healthcare Fund, L.P., Lilly Asia Ventures, WuXi Biologics (Hong Kong) Limited and Alexandria Venture Investments, among others.

Our Strategy
Our mission is to discover and develop effective biologic treatments for people with life-threatening conditions and to evolve Inhibrx into a commercial-stage biotechnology company with a differentiated and sustainable product portfolio by focusing on the following:

■	Apply our sdAb platform and other protein technologies to create differentiated therapeutics in focused disease areas with particular emphasis on oncology.

■	Maintain our culture of innovation, execution and efficiency.

■
Maximize the potential of our therapeutic pipeline by retaining rights as well as selectively entering into additional strategic partnerships depending on the therapeutic candidate, indication and geography.

■	Selectively enter into additional strategic partnerships to maximize the potential of our protein engineering technologies in non-core areas or indications ancillary to oncology.

Convertible Note Financings
In May 2019, we sold and issued a convertible promissory note in the aggregate principal amount of $40.0 million, or the 2019 Note, to DRAGSA 50 LLC, an entity affiliated with Viking Global Investors LP, or Viking, in a private placement transaction. The 2019 Note began to accrue interest on February 15, 2020. In April 2020, we sold and issued additional convertible promissory notes in the aggregate principal amount of $15.0 million, or the 2020 Notes, to Viking and certain other accredited investors, in a private placement transaction. The 2019 Note was amended in connection with the sale and issuance of the 2020 Notes to align both maturity dates to March 31, 2022. Assuming a conversion date of              , 2020 and an initial public offering price of $     per share (which is the midpoint of the price range set forth on the cover page of this prospectus), the aggregate outstanding principal amount plus accrued interest under the 2019 Note will automatically convert and settle into              shares of our common stock immediately prior to the completion of this offering at a conversion price of $      per share, and the aggregate outstanding principal amount plus accrued interest under the 2020 Notes will automatically convert and settle into              shares of our common stock immediately prior to the completion of this offering at a conversion price of $      per share. Based on the conversions described above and the number of shares outstanding immediately after this offering described in the section of this prospectus titled “Prospectus Summary-The Offering,” the holder of the 2019 Note will own approximately             % of the total number of shares of our common stock outstanding after the completion of this offering and the holders of the 2020 Notes will own approximately             % of the total number of shares of our common stock outstanding after the completion of this offering.
Risks Associated with Our Business
Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the section of this prospectus titled “Risk Factors.” These risks include, among others, the following:

■
We have incurred significant losses since our inception and anticipate that we will continue to incur significant losses for the foreseeable future. Our history of recurring losses and anticipated expenditures for clinical development raises substantial doubt about our ability to continue as a going concern.

■
Biotechnology product development is a highly speculative undertaking and involves a substantial degree of uncertainty. We have never generated any revenue from product sales and may never be profitable.

■
Our therapeutic candidates are in early stages of development and may fail or suffer delays that materially and adversely affect their commercial viability, and the results of any preclinical studies or clinical trials may not be predictive of the results of later clinical trials. If we, or our collaboration partners, are unable to advance our therapeutic candidates through clinical development, obtain regulatory approval and ultimately commercialize our therapeutic candidates, or experience significant delays in doing so, our business will be materially harmed.

■
The regulatory approval processes of the United States Food and Drug Administration and comparable foreign authorities are lengthy, time consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for our therapeutic candidates, our business will be substantially harmed.

■	We will need substantial additional funding in order to complete the development and commercialization of our therapeutic candidates.

■
We rely on third parties to conduct all of our clinical trials, certain of our preclinical studies and for the manufacture of our therapeutic candidates and intend to continue to do so. If these third parties do not perform as contractually required, fail to satisfy regulatory or legal requirements or miss expected deadlines, our development programs could be delayed with material and adverse effects on our business, financial condition, results of operations and prospects.

■	If we are not able to obtain and enforce patent protection for our technologies or therapeutic candidates, development and commercialization of our therapeutic candidates may be adversely affected.

■
We face significant competition and if our competitors develop and market products that are more effective, safer or less expensive than the therapeutic candidates we develop, our commercial opportunities will be negatively impacted.

■
Our clinical trials, regulatory approval prospects, access to capital, performance of third parties and our business may be adversely affected by circumstances and uncertainties related to the COVID-19 pandemic.

Corporate and Other Information
We were incorporated under the laws of the State of Delaware on November 17, 2017 under the name Tenium Therapeutics, Inc. In April 2018, we changed our name to Inhibrx, Inc. Our principal executive offices are located at 11025 N. Torrey Pines Road, Suite 200, La Jolla, CA 92037, and our telephone number is (858) 795-4220. Our website address is www.inhibrx.com. The information contained on, or that can be accessed through, our website is not part of this prospectus. Investors should not rely on any such information in deciding whether to purchase our common stock.
The mark “Inhibrx” is our registered trademark. All other service marks, trademarks and trade names appearing in this prospectus are the property of their respective owners. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies.
Implications of Being an Emerging Growth Company and a Smaller Reporting Company
We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year following the fifth anniversary of the completion of this offering; (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion; (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such fiscal year; or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.
An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. Those provisions include, but are not limited to:

■
being permitted to present in this prospectus only two years of audited financial statements, in addition to any required unaudited condensed financial statements for any interim period, with correspondingly reduced Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure;

■
not being required to comply with the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;

■	reduced disclosure obligations regarding our executive compensation arrangements; and

■	exemptions from the requirements of holding stockholder non-binding advisory votes on executive compensation or golden parachute arrangements.

We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and the registration statement of which this prospectus is a part, and we may elect to take advantage of other reduced reporting requirements in the future. As a result, the information that we provide to our stockholders may be different than, and not comparable to, information presented by other public reporting companies.
In addition, we have irrevocably elected not to take advantage of the extended transition period afforded by the JOBS Act for the implementation of new or revised accounting standards until the earlier of the date that we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies.
We are also a “smaller reporting company” as defined in the Exchange Act, and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. We may be a smaller reporting company even after we are no longer an emerging growth company.

The Offering

Common stock offered by us	shares.

Underwriter’s option to purchase additional shares of common stock	The underwriters have an option, exercisable within 30 days of the date of this prospectus, to purchase up to additional shares of our common stock.

Common stock to be outstanding immediately after this offering	shares (or shares if the underwriters exercise their option to purchase additional shares in full).

Use of proceeds
We estimate the net proceeds from this offering will be approximately $      million (or $     million if the underwriters exercise their option to purchase additional shares in full), assuming an initial public offering price of $              per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds from this offering, together with our existing cash, to fund our ongoing Phase 1 clinical trials for each of our four therapeutic candidates (INBRX-109, INBRX-106, INBRX-105 and INBRX-101) to initial data, and for related manufacturing scale-up activities for each, as well as for our other research and development activities, working capital and other general corporate purposes. See the section of this prospectus titled “Use of Proceeds” for additional information.

Risk factors
You should read the section of this prospectus titled “Risk Factors” and other information included in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Proposed Nasdaq Global Market symbol	“INBX”
The number of shares of our common stock to be outstanding after this offering is based on 31,555,556 shares of our common stock outstanding as of June 30, 2020, and gives further effect to (i) the automatic conversion of all of our outstanding shares of convertible preferred stock as of June 30, 2020 into 12,534,331 shares of our common stock immediately prior to the completion of this offering and (ii) the automatic conversion and settlement of the aggregate outstanding principal amount plus accrued interest under the 2019 Note at an assumed conversion price of $     per share into          shares of our common stock and the conversion and settlement of the aggregate outstanding principal amount plus accrued interest under the 2020 Notes at an assumed conversion price of $     per share into              shares of our common stock (as described in greater detail in the section of this prospectus titled “Prospectus Summary-Convertible Note Financings”), and excludes:

■	4,020,289 shares of common stock issuable upon the exercise of stock options outstanding as of June 30, 2020, at a weighted-average exercise price of $6.31 per share;

■
335,266 shares of common stock reserved for issuance pursuant to future awards under our 2017 Employee, Director and Consultant Equity Incentive Plan, as amended, or the 2017 Plan, as of June 30, 2020;

■	shares of common stock issuable upon the exercise of warrants issued on July 15, 2020 at an exercise price of $ per share; and

■
any automatic increases in the number of shares of our common stock reserved for future issuance under the Amended and Restated 2017 Employee, Director and Consultant Equity Incentive Plan to be in effect following this offering.

Except as otherwise indicated, all information contained in this prospectus assumes or gives effect to:

■
the automatic conversion of all of our outstanding shares of convertible preferred stock as of June 30, 2020 into 12,534,331 shares of common stock immediately prior to the completion of this offering;

■
the automatic conversion and settlement of the aggregate outstanding principal amount plus accrued interest under the 2019 Note at a conversion price of $     per share into            shares of our common stock and the automatic conversion and settlement of the aggregate outstanding principal amount plus accrued interest under the 2020 Notes at a conversion price of $      per share into              shares of our common stock (assuming a conversion date of           , 2020 and an initial public offering price of $           per share, the midpoint of the price range set forth on the cover page of this prospectus);

■	no exercise of the outstanding options or warrants described above;

■	no exercise by the underwriters of their option to purchase up to an additional shares of our common stock;

■	the filing and effectiveness of our amended and restated certificate of incorporation and amended and restated bylaws prior to the completion of this offering; and

■	a one-for- reverse stock split of our common stock effected on , 2020.

Summary Consolidated Financial Data
The following tables set forth a summary of our historical financial data as of, and for the periods ended on, the dates indicated. We have derived the summary consolidated statements of operations data for the years ended December 31, 2018 and 2019 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the summary condensed consolidated statement of operations data for the six months ended June 30, 2019 and 2020 and the summary condensed consolidated balance sheet data as of June 30, 2020 from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. Our unaudited interim condensed consolidated financial statements were prepared on a basis consistent with our audited consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments that are necessary for the fair presentation of the financial information in those statements. The summary consolidated financial data included in this section are not intended to replace the consolidated financial statements and the related notes included elsewhere in this prospectus. You should read the following summary consolidated financial data together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the sections of this prospectus titled “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results are not necessarily indicative of results that should be expected in the future and our results for the six months ended June 30, 2020 are not necessarily indicative of results that should be expected for the year ending December 31, 2020.

	YEAR ENDED DECEMBER 31,		SIX MONTHS ENDED JUNE 30,
	2018	2019	2019	2020
(in thousands, except per share data)			(unaudited)
Consolidated Statements of Operations Data:
Revenue:
License fee revenue	$7,500	$9,093	$8,032	$4,206
Grant revenue	1,095	4,118	3,697	5
Total revenue	8,595	13,211	11,729	4,211
Operating expenses:
Research and development	33,454	47,907	22,839	35,990
General and administrative	4,654	6,257	3,103	2,999
Abandoned offering costs	—	2,761	—	—
Total operating expenses	38,108	56,925	25,942	38,989
Total other expense	(1,412)	(6,788)	(721)	(3,200)
Provision for income taxes	96	898	(2)	—
Net loss	(31,021)	(51,400)	(14,932)	(37,978)
Accretion to redemption value of redeemable non-controlling interest	(737)	—	—	—
Less: net loss attributable to non-controlling interest	595	—	—	—
Net loss attributable to Inhibrx, Inc.	$(31,163)	$(51,400)	$(14,932)	$(37,978)
Net loss per share attributable to Inhibrx, Inc., basic and diluted(1)	$(0.99)	$(1.63)	$(0.47)	$(1.20)
Weighted-average shares of common stock outstanding, basic and diluted(1)	31,556	31,556	31,556	31,556
Pro forma net loss per share, basic and diluted (unaudited)(1)		$		$
Pro forma weighted-average shares of common stock outstanding, basic and diluted (unaudited)(1)

(1)
See Note 1 to our consolidated financial statements included elsewhere in this prospectus for a description of how we compute basic and diluted net loss per share, basic and diluted unaudited pro forma net loss per share, and the weighted-average number of shares used in the computation of these per share amounts.

	AS OF JUNE 30, 2020
	ACTUAL	PRO FORMA(1)	PRO FORMA AS ADJUSTED(2)
(in thousands)	(unaudited)
Consolidated Balance Sheet Data:
Cash	$5,632	$	$
Total assets	21,301
Debt	—
Paycheck Protection Program loan	1,875
Convertible notes	44,658
Total liabilities	88,338
Convertible preferred stock	59,507
Total stockholders’ (deficit) equity	(126,544)

(1)
The pro forma consolidated balance sheet data gives effect to (i) the conversion of all outstanding shares of our convertible preferred stock into shares of common stock prior to the completion of this offering; (ii) the conversion and settlement of the aggregate outstanding principal amount plus accrued interest under the 2019 Note and the 2020 Notes into              shares of our common stock, assuming a conversion date of         , 2020 and an initial public offering price of $             per share, the midpoint of the price range set forth on the cover page of this prospectus (for more details, see the section of this prospectus titled “Prospectus Summary–Convertible Note Financings”); (iii) the receipt of $10.0 million of borrowings under a new loan and security agreement, or the 2020 Loan Agreement, with Oxford Finance LLC, or Oxford, entered into in July 2020; and (iv) the filing and effectiveness of our amended and restated certificate of incorporation immediately prior to the completion of this offering. The pro forma information discussed above is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.

(2)
The pro forma consolidated as adjusted balance sheet data gives effect to (i) the pro forma adjustments set forth in footnote (1) above and (ii) the issuance and sale of              shares of our common stock in this offering at the assumed initial public offering price of $             per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each $1.00 increase or decrease in the assumed initial public offering price of $             per share would increase or decrease, as applicable, the pro forma as adjusted amount of each of cash, total assets and total stockholders’ (deficit) equity by approximately             , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each increase or decrease of 1.0 million shares in the number of shares we are offering at the assumed initial public offering price of $             per share would increase or decrease, as applicable, the pro forma as adjusted amounts of each of cash, total assets and total stockholders’ (deficit) equity by approximately             , after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including our consolidated financial statements and related notes, before investing in our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that affect us. If any of the following risks occur, our business, operating results and prospects could be materially harmed. In that event, the price of our common stock could decline, and you could lose part or all of your investment.
Risks Related to Our Financial Position and Need for Additional Capital
We have incurred significant losses since our inception and anticipate that we will continue to incur significant losses for the foreseeable future. Our history of recurring losses and anticipated expenditures for clinical development raises substantial doubt about our ability to continue as a going concern.
We are a clinical-stage biotechnology company. To date, we have financed our operations through equity and debt financings, license and milestone revenue and grants. We have incurred significant recurring operating losses since our inception. For the years ended December 31, 2018 and 2019, our net loss was $31.0 million and $51.4 million, respectively. Our net loss for the six months ended June 30, 2020 was $38.0 million. As of December 31, 2019 and June 30, 2020, we had an accumulated deficit of $69.3 million and $107.2 million, respectively. We expect to incur additional losses in future years as we execute our plan to continue our discovery, research and development activities, including the manufacturing of and ongoing and planned preclinical and clinical development of our therapeutic candidates, and as we incur the additional costs of operating as a public company. We are unable to predict the extent of any future losses or when we will become profitable, if ever. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would decrease the value of our company and could impair our ability to raise capital, maintain our research and development efforts, expand our business or continue our operations. A decline in the value of our company could also cause you to lose all or part of your investment.
As a result of the above, management concluded that there is substantial doubt about our ability to continue as a going concern. Management’s plans to address this uncertainty are discussed in Note 1 to our consolidated financial statements. The report of our independent registered public accountant on our financial statements as of and for the years ended December 31, 2018 and 2019 also includes explanatory language describing the existence of substantial doubt about our ability to continue as a going concern. There have been no adjustments to the accompanying financial statements to reflect this uncertainty.
Biotechnology product development is a highly speculative undertaking and involves a substantial degree of uncertainty. We have never generated any revenue from product sales and may never be profitable.
We have devoted substantially all of our financial resources and efforts to developing our therapeutic candidates, identifying potential therapeutic candidates and conducting preclinical studies and clinical trials. We are still in the early stages of developing our therapeutic candidates, and we have not yet demonstrated an ability to successfully conduct or complete any clinical trials, including large-scale, pivotal clinical trials, obtain marketing approval, manufacture a commercial scale product or arrange for a third party to do so on our behalf or conduct sales and marketing activities necessary for successful product commercialization. Consequently, we have no meaningful operations upon which to evaluate our business and predictions about our future success or viability may not be as accurate as they could be if we had more experience developing therapeutic candidates. We previously entered into an option agreement, dated August 19, 2019, by and between Chiesi Farmaceutici S.p.A., or Chiesi, and us, or the Chiesi Option Agreement, and a license agreement, or the Celgene Agreement, with Celgene Corporation, a Bristol-Myers Squibb Company, or Celgene. Our ability to generate revenue and achieve profitability, including any revenue we may receive pursuant to the Chiesi Option Agreement or the Celgene Agreement, depends in large part on our ability, alone or with license partners, to achieve milestones and to successfully complete the development of, obtain the necessary regulatory approvals for, and commercialize, our therapeutic candidates. For example,while we believe it is possible Celgene may incorporate our proprietary CD47 binding domain, or the Celgene Licensed Intellectual Property, into a multispecific format with another antibody for future development pursuant to the Celgene Agreement, this may not occur. We believe it is unlikely we will receive additional milestone payments pursuant to the Celgene Agreement unless Celgene develops a therapeutic candidate under the Celgene Agreement and advances that therapeutic candidate beyond Phase 1 clinical trials. Even if we achieve development or commercial milestones, generate product royalties or generate product sales, including any milestones and royalties we may be eligible to receive pursuant to the Celgene Agreement or the Chiesi Option Agreement, we may never achieve or sustain profitability on a quarterly or annual basis. We do not anticipate generating revenue from sales of products for the foreseeable future. Our ability to generate future revenue from product sales depends heavily on our and our collaborators’ success in:

■	completing clinical trials through all phases of clinical development of our current therapeutic candidates, including INBRX-109, INBRX-106, INBRX-105, and INBRX-101;

■	advancing into clinical development our preclinical therapeutic candidates;

■	seeking and obtaining marketing approvals for our therapeutic candidates that successfully complete clinical trials;

■
obtaining satisfactory acceptance, formulary placement coverage and adequate reimbursement for our approved products from third-party payors, including private health insurers, managed care providers and governmental payor programs, including Medicare and Medicaid;

■
launching and commercializing products for which we obtain marketing approval, with a collaborator or, if launched independently, successfully establishing a sales force, marketing and distribution infrastructure;

■	establishing and maintaining supply and manufacturing relationships with third parties;

■	obtaining market acceptance of any approved products by physicians, patients, third-party payors and the medical community;

■	maintaining, protecting, expanding and enforcing our intellectual property portfolio;

■	implementing additional internal systems and infrastructure, as needed; and

■	attracting, hiring and retaining qualified personnel.
Because of the numerous risks and uncertainties associated with biological product development, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to achieve profitability. If we are required by the United States Food and Drug Administration, or FDA, the European Medicines Agency, or EMA, or other comparable foreign authorities to perform preclinical studies or clinical trials in addition to those we currently anticipate, or if there are any delays in completing our clinical trials or the development of any of our therapeutic candidates, our expenses could increase and revenue could be further delayed.
We expect we will need to raise substantial additional funds to advance development of our therapeutic candidates, and we cannot guarantee this additional funding will be available on acceptable terms or at all. Failure to obtain this funding when needed may force us to delay, limit or terminate our development efforts and, if any of our therapeutic candidates are approved, our commercialization efforts.
As of June 30, 2020, we had $5.6 million in cash. Additionally, we received $10.0 million in proceeds from borrowings under the 2020 Loan Agreement with Oxford entered into in July 2020. We expect our expenses to increase in future years as we execute our plan to continue our discovery, research and development activities, including the ongoing and planned preclinical and clinical development of our therapeutic candidates, and as we incur the additional costs of operating as a public company. Identifying potential therapeutic candidates and conducting preclinical testing and clinical trials are time consuming, expensive and uncertain processes that take years to complete, and we, or our collaborators, may never generate the necessary data or results required to obtain regulatory approval and achieve product sales. In addition, our therapeutic candidates, if approved, may not achieve commercial success.
We believe that the net proceeds from this offering, together with our existing cash, will be sufficient to fund our planned operations through             . However, changing circumstances or inaccurate estimates by us may cause us to use capital significantly faster than we currently anticipate, and we may need to spend more money than currently expected because of circumstances beyond our control. For example, our current and our planned preclinical studies and clinical trials for our current therapeutic candidates or other therapeutic candidates we may seek to develop may encounter technical, enrollment or other issues that could cause our development costs to increase more than we expect. Because successful development of our therapeutic candidates is uncertain, we are unable to estimate the actual funds we will require to complete research and development and commercialize our therapeutic candidates. Our ability to raise additional funds will depend on financial, economic and market conditions and other factors, over which we may have no or limited control. In addition, our ability to obtain future funding when needed through equity financings, debt financings or strategic collaborations may be particularly challenging in light of the uncertainties and circumstances regarding the COVID-19 pandemic (as defined below).
If adequate funds are not available on commercially acceptable terms when needed, we may be forced to delay, reduce or terminate the development or commercialization of all or part of our research programs or clinical therapeutic candidates, or we may be unable to take advantage of future business opportunities. In addition, any additional capital raising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our current and future therapeutic candidates.
Raising additional capital by issuing equity or debt securities may cause dilution to existing stockholders, and raising funds through lending and licensing or collaboration agreements may restrict our operations or require us to relinquish proprietary rights.
Until such time as we can generate substantial revenue from product sales, if ever, we expect to finance our cash needs through a combination of equity and debt financings, strategic collaborations and license and development agreements. We do not have any committed external source of funds. To the extent that we raise additional capital by issuing equity securities, our existing stockholders’ ownership may experience substantial dilution, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a stockholder. Equity and debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as redeeming our shares, making investments, incurring additional debt, making capital expenditures or declaring dividends.
The incurrence of indebtedness could result in increased fixed payment obligations and we may be required to agree to certain restrictive covenants therein, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely affect our ability to conduct our business. For example, we are currently subject to a variety of affirmative and negative covenants under the existing 2019 Note and the 2020 Notes, including covenants that restrict our ability to declare dividends or incur additional indebtedness. These covenants remain in effect until the conversion of these notes upon completion of this offering. Additionally, in July 2020, we borrowed $10.0 million under the 2020 Loan Agreement with Oxford, which, as further described below, also has covenants restricting our ability to declare dividends or incur additional indebtedness that will remain in effect upon completion of this offering
If we raise additional capital through collaborations, strategic alliances or third-party licensing agreements, we may have to relinquish valuable rights to our intellectual property, future revenue streams, research programs or therapeutics candidates, or grant licenses on terms that may not be favorable to us. If we are unable to raise additional capital through equity or debt financings when needed (including if we are unable to do so as a result of the COVID-19 pandemic), we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts, or grant rights to develop and market therapeutic candidates that we would otherwise develop and market ourselves.
Our management concluded that there is substantial doubt about our ability to continue as a going concern.
Our audited consolidated financial statements as of and for the years ended December 31, 2018 and December 31, 2019 and unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2019 and 2020 were prepared assuming that we will continue as a going concern. However, we made a determination that there was substantial doubt about our ability to continue as a going concern for the 12-month period following July 27, 2020. Our history of recurring losses and anticipated expenditures for clinical development raises substantial doubt about our ability to continue as a going concern. Similarly, the report of our independent registered public accounting firm on our consolidated financial statements as of and for the years ended December 31, 2018 and December 31, 2019 includes explanatory language describing the existence of substantial doubt about our ability to continue as a going concern.
Such language could materially limit our ability to raise additional funds through the issuance of new equity or debt securities or otherwise. As previously discussed, there is no assurance that sufficient financing will be available when needed to allow us to continue as a going concern. The perception that we may not be able to continue as a going concern may also make it more difficult to operate our business due to concerns about our ability to meet our contractual obligations. Our ability to continue as a going concern is contingent upon, among other factors, the sale of the shares of our common stock in this offering or obtaining alternate financing. We cannot provide any assurance that we will be able to raise additional capital.
If we are unable to secure additional capital or are unable to secure additional capital when needed, we may be required to curtail our research and development initiatives and take additional measures to reduce costs in order to conserve our cash in amounts sufficient to sustain operations and meet our obligations. These measures could cause significant delays in our clinical and regulatory efforts, which are critical to the realization of our business plan.
The accompanying consolidated financial statements do not include any adjustments that may be necessary should we be unable to continue as a going concern. If we cannot continue as a viable entity, you may lose some or all of your investment.
Risks Related to the Development, Clinical Testing and Commercialization of Our Therapeutic Candidates
Our therapeutic candidates are in early stages of development and may fail or suffer delays that materially and adversely affect their commercial viability. If we, or our collaborators, are unable to advance our therapeutic candidates through clinical development, obtain regulatory approval and ultimately commercialize our therapeutic candidates, or experience significant delays in doing so, our business will be materially harmed.
We are early in our development efforts, with only four therapeutic candidates currently in clinical trials (INBRX-109, INBRX-106, INBRX-105 and INBRX-101). We have no products on the market and our ability to achieve and sustain profitability depends on obtaining regulatory approvals for and successfully commercializing our therapeutic candidates, either alone or with our collaborators. Before obtaining regulatory approval for the commercial distribution of our therapeutic candidates, we, or our collaborators, must conduct extensive preclinical tests and clinical trials to demonstrate sufficient safety and efficacy of our therapeutic candidates in patients. Failure can occur at any time during the clinical trial process and our future clinical trial results may not be successful. As a result, we may not have the financial resources to continue development of, or to modify existing or to enter into new license or collaboration for, a therapeutic candidate if we experience any issues that delay or prevent regulatory approval of, or our ability to commercialize, our therapeutic candidates, including:

■
negative or inconclusive results from our clinical trials, the clinical trials of our collaborators or the clinical trials of others for therapeutic candidates similar to ours, leading to a decision or requirement to conduct additional preclinical testing or clinical trials or abandon a program;

■
therapeutic-related side effects experienced by participants in our clinical trials, the clinical trials of our collaborators or by individuals using drugs or therapeutic biologics similar to our therapeutic candidates;

■
delays in submitting Investigational New Drug applications, or INDs, or comparable foreign applications or delays or failure in obtaining the necessary approvals from regulators to commence a clinical trial, or a suspension or termination of a clinical trial once commenced;

■	conditions imposed by the FDA or comparable foreign authorities regarding the scope or design of our clinical trials;

■	delays in enrolling research subjects or high drop-out rates of research subjects enrolled in clinical trials;

■
delays or difficulties in our clinical trials due to quarantines or other restrictions resulting from the COVID-19 pandemic, including further delays or suspensions in enrollment in our Phase 1 clinical trial for INBRX-101;

■	unfavorable FDA or other regulatory agency inspection and review of a clinical trial site or the manufacturing location(s) for a therapeutic candidate;

■	inadequate supply or quality of therapeutic candidate clinical material or other raw materials or supplies necessary for the conduct of our clinical trials or the clinical trials of our collaborators;

■	delay in the development or approval of companion diagnostic tests for our therapeutic candidates;

■	failure of our third-party contractors or investigators to comply with regulatory requirements or otherwise meet their contractual obligations in a timely manner, or at all;

■
delays and changes in regulatory requirements, policy and guidelines, including the imposition of additional regulatory oversight for human clinical testing generally or with respect to our technology in particular; or

■	varying interpretations of data by the FDA and similar foreign regulatory agencies.
The therapeutic candidates we or our collaborators pursue may not demonstrate the necessary safety or efficacy requirements for regulatory approval. Further, a clinical trial may be suspended or terminated by us, our collaborators, the Institutional Review Boards of the institutions in which such trials are being conducted, the Data Safety Monitoring Board for such trial or by the FDA or other regulatory authorities due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug or therapeutic biologic, changes in governmental regulations, administrative actions or lack of adequate funding to continue the clinical trial. Clinical holds may be placed prior to a clinical trial even beginning, in order to address potential safety and risk concerns of regulatory authorities, and partial or complete clinical holds can be imposed at any time during a trial. Furthermore, we expect to rely on contract research organizations, or CROs, and clinical trial sites to ensure proper and timely conduct of our clinical trials and while we expect to enter into and have entered into agreements governing those CROs’ committed activities, we have limited influence over their actual performance.
If we or our collaborators experience delays in the completion of, or termination of, any clinical trial of our therapeutic candidates, the commercial prospects of our therapeutic candidates will be harmed, and our ability to generate product revenue or receive royalties from any of these therapeutic candidates will be delayed. In addition, any delays in completing our clinical trials will increase our costs, slow down our product development and approval process and jeopardize our ability to commence product sales and generate revenue. If we were to cancel the development of any of our therapeutic candidates, we may still be required to pay certain non-cancellable commitments to our CROs under the terms of our various CRO contracts. Our approach to protein engineering is novel and unproven, and as such, the cost, time needed to develop and likelihood of success of our therapeutic candidates may be more uncertain than if we employed more established drug development approaches. Any of these occurrences may materially and adversely affect our business, financial condition, results of operations and prospects. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our therapeutic candidates.
The results of preclinical studies and early stage clinical trials of our therapeutic candidates may not be predictive of the results of later stage clinical trials. Initial results or observations in our ongoing clinical trials may not be indicative of results obtained when these trials are completed or in later stage trials.
Success in preclinical studies and early clinical trials does not ensure that later and pivotal clinical trials will generate the same results, or otherwise provide adequate data to demonstrate the safety and efficacy of a therapeutic candidate. Frequently, therapeutic candidates that have shown promising results in preclinical studies or early clinical trials have subsequently suffered significant setbacks in later or pivotal clinical trials. The initiation of registration-enabling trials for INBRX-109 (in 2021 or otherwise), or for any of our other therapeutic candidates, is and would be predicated on positive Phase 1 trial results. Our therapeutic candidates in clinical trials, including INBRX-109, INBRX-106, INBRX-105 and INBRX-101, may ultimately fail to show the desired safety and efficacy in clinical trials despite having progressed through preclinical studies and despite any initial observations of single agent activity, stable disease or partial responses. There can be no assurance that any of our clinical trials will ultimately be successful or support further clinical development, including development in registration-enabling trials, of any of our therapeutic candidates. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in clinical development even after achieving promising results in earlier studies, and any of these setbacks in our clinical development could have a material adverse effect on our business and operating results.
Our therapeutic candidates may cause undesirable side effects that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any.
Undesirable side effects caused by our therapeutic candidates could cause us, our collaborators or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other regulatory authorities. Results of our clinical trials or the clinical trials of our collaborators could reveal a high and unacceptable severity of adverse side effects and it is possible that patients enrolled in these clinical trials could respond in unexpected ways. For instance, INBRX-109, INBRX-106, and INBRX-105 are all therapeutic candidates targeting oncology indications that are clinically evaluated in very sick populations, and INBRX-101 is a therapeutic candidate focused on Alpha-1 Antitrypsin Deficiency, or AATD, a rare disease with a relatively small patient population. It may be difficult to establish safety and efficacy in these types of patient populations. Further, we intend to develop certain of our therapeutic candidates in combination with one or more cancer therapies. This combination may have additional side effects that were not present in preclinical studies or clinical trials of our therapeutic candidates conducted as a monotherapy or in combination with other cancer therapies. The uncertainty resulting from the use of our therapeutic candidates in combination with other cancer therapies may make it difficult to accurately predict side effects in future clinical trials.
If our clinical trials or the clinical trials of our collaborators reveal adverse side effects, our trials or the clinical trials of our collaborators could be suspended or terminated and the FDA or comparable foreign regulatory authorities could impose a clinical hold, order us to cease further development of or deny approval of our therapeutic candidates for any or all targeted indications. Such side effects could also affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. Further, clinical trials by their nature utilize a sample of the potential patient population. Rare and severe side effects of our therapeutic candidates may only be uncovered with a significantly larger number of patients exposed to our therapeutic candidates.
In the event that any of our therapeutic candidates receives regulatory approval and we, our collaborators or others identify undesirable side effects caused by a product or any other similar therapeutics, any of the following adverse events could occur:

■	regulatory authorities may withdraw their approval of the product;

■	additional restrictions may be imposed on the marketing of the particular product or the manufacturing processes for the product or any component of the product;

■	we may be subject to fines, injunctions or the imposition of civil or criminal penalties;

■	regulatory authorities may require the addition of safety-related labeling statements, such as a “black box” warning or a contraindication;

■
we may be required to create a Medication Guide outlining the risks of such side effects for distribution to patients or to implement other aspects of a risk evaluation and mitigation strategy, or REMS, such as a restricted distribution program or educational programs for prescribers;

■	we could be sued and held liable for harm caused to patients;

■	the product may become less competitive; and

■	our reputation may suffer.
In addition, adverse side effects caused by any therapeutics that may be similar in nature to our therapeutic candidates could delay or prevent regulatory approval of our therapeutic candidates, limit the commercial profile of an approved label for our therapeutic candidates, or result in significant negative consequences for our therapeutic candidates following marketing approval.
We believe that any of the above described events could prevent us from achieving or maintaining market acceptance of our therapeutic candidates, if approved, and could delay, impede and/or substantially increase the costs of commercializing our therapeutic candidates thus significantly impacting our ability to successfully commercialize our therapeutic candidates and generate revenue. Any of the above described occurrences may materially and adversely affect our business, financial condition, results of operations and prospects.
We expect to develop certain of our therapeutic candidates in combination with other therapies, and safety or supply issues with combination use products may delay or prevent development and approval of our therapeutic candidates.
We intend to develop certain of our therapeutic candidates in combination with one or more approved or investigational cancer therapies. Even if any therapeutic candidate we develop were to receive marketing approval or be commercialized for use in combination with other existing therapies, we would continue to be subject to the risks that the FDA or similar regulatory authorities outside of the United States could revoke approval of the therapy used in combination with our product or that safety, efficacy, manufacturing or supply issues could arise with any of those existing therapies. If the therapies we use in combination with our therapeutic candidates are replaced as the standard of care for the indications we choose for any of our therapeutic candidates, the FDA or similar regulatory authorities outside of the United States may require us to conduct additional clinical trials. The occurrence of any of these risks could result in our own products, if approved, being removed from the market or being less successful commercially.
We also may evaluate our therapeutic candidates in combination with one or more cancer therapies that have not yet been approved for marketing by the FDA or similar regulatory authorities outside of the United States. We will not be able to market and sell any therapeutic candidate we develop in combination with an unapproved cancer therapy if that unapproved cancer therapy does not ultimately obtain marketing approval. In addition, unapproved cancer therapies face the same risks described with respect to our therapeutic candidates currently in development and clinical trials, including the potential for serious adverse effects, delay in their clinical trials and lack of FDA approval.
If the FDA or similar regulatory authorities outside of the United States do not approve these other drugs or revoke their approval of, or if safety, efficacy, manufacturing, or supply issues arise with, the drugs we choose to evaluate in combination our therapeutic candidates, we may be unable to obtain approval of or market any such therapeutic candidate.
If we experience delays or difficulties in the enrollment of patients in clinical trials, our receipt of necessary regulatory approvals could be delayed or prevented.
We may not be able to initiate or continue clinical trials for our therapeutic candidates if we are unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA or similar regulatory authorities outside the United States. We may have particular difficulty enrolling patients for our clinical trials for INBRX-101. In particular, patients with AATD are particularly susceptible to COVID-19 and the physicians acting as clinical investigators for our clinical sites are otherwise engaged with treating COVID-19 patients. As a result of the COVID-19 pandemic, we temporarily suspended enrollment for our trial for INBRX-101. Should any competitors have ongoing clinical trials for therapeutic candidates treating the same indications as our therapeutic candidates, patients who would otherwise be eligible for our clinical trials may instead enroll in clinical trials of our competitors’ therapeutic candidates.
Patient enrollment is affected by other factors including:

■	the severity of the disease under investigation;

■	the patient eligibility criteria for the study in question;

■	the perceived risks and benefits of the therapeutic candidate under study;

■	our payments for conducting clinical trials;

■	the patient referral practices of physicians; and

■	the proximity and availability of clinical trial sites for prospective patients.
Our inability to enroll a sufficient number of patients for any of our clinical trials could result in significant delays and could require us to abandon one or more clinical trials altogether. Enrollment delays in our clinical trials may result in increased development costs for our therapeutic candidates and in delays to commercially launching our therapeutic candidates, if approved, which would materially harm our business.

If we do not achieve our projected development and commercialization goals in the timeframes we announce and expect, the commercialization of any of our therapeutic candidates may be delayed, and our business will be harmed.
Elsewhere in this prospectus we have provided a number of timing estimates regarding the initiation of clinical trials and clinical development milestones, and the expected availability of data resulting from these trials for certain of our therapeutic candidates. We expect to continue to estimate the timing of these types of development milestones and our expected timing for the accomplishment of various other scientific, clinical, regulatory and other product development objectives. From time to time following the completion of this offering, we may publicly announce the expected timing of some of these events. However, the achievement of many of these milestones and events may be outside of our control. All of these timing estimations are based on a variety of assumptions we make which may cause the actual timing of these events to differ from the timing we expect, including

■	our available capital resources and our ability to obtain additional funding as needed;

■	the rate of progress, costs and results of our clinical trials and research and development activities;

■	our ability to identify and enroll patients who meet clinical trial eligibility criteria;

■	our receipt of approvals by the FDA, EMA and other regulatory authorities and the timing of these approvals;

■	our ability to access sufficient, reliable and affordable supplies of materials used in the manufacture of our therapeutic candidates;

■	the efforts of our collaborators and licensees, including Celgene, with respect to the commercialization of our therapeutics;

■
the securing of, costs related to, and timing issues associated with, manufacturing our therapeutic candidates and, if any of our therapeutic candidates are approved, associated with sales and marketing activities and the commercial manufacture of our therapeutic candidates; and

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circumstances arising from or relating to the COVID-19 pandemic, including potential effects on the global supply chain, our manufacturers and the availability of raw materials needed for the research and development of our therapeutic candidates.

If we fail to achieve announced milestones in the timeframes we expect, the commercialization of any of our therapeutic candidates may be delayed, and our business and results of operations may be harmed and our stock price may decline.
Initial, interim, topline and preliminary data from our clinical trials that we may announce, observe or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.
As noted in this prospectus, we expect from time to time, to publish initial, interim, topline or preliminary data from our clinical trials. In particular, we noted observed signs of partial responses and stable disease in initial data from our Phase 1 clinical trial for INRBRX-109 and noted observed signs of partial responses, disease control and tumor regression in initial data from our Phase 1 clinical trial for INBRX-106. Our clinical trials are also conducted as “open-label” trials. An open-label trial is one where both the patient and investigator know whether the patient is receiving the therapeutic candidate and where we have access to trial data on an ongoing basis during the trial. This initial data from INBRX-109 and INBRX-106 and other initial, interim, topline and preliminary data from our clinical trials that we may publish from time to time or that we may observe on an ongoing basis in our open-label trials may change as more patient data become available and are not necessarily predictive of final results. Preliminary and interim data are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues, more patient data become available and we issue our final clinical trial report. Initial, interim, topline and preliminary data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, initial, interim, topline and preliminary data should be viewed with caution until the final data are available. Material adverse changes in the final data compared to the interim data could significantly harm our business prospects.

The market opportunities for any current or future therapeutic candidate we develop, if and when approved, may be limited to those patients who are ineligible for established therapies or for whom prior therapies have failed, and may be small.
Cancer therapies are sometimes characterized as first-, second-, or third-line, and the FDA often approves new therapies initially only for third-line use. When cancer is detected early enough, first-line therapy, usually chemotherapy, hormone therapy, surgery, radiation therapy or a combination of these, is sometimes adequate to cure the cancer or prolong life without a cure. Second- and third-line therapies are administered to patients when prior therapy is not effective. We expect to initially seek approval of certain of our therapeutic candidates as a therapy for patients who have received one or more prior treatments. Subsequently, for those products that prove to be sufficiently beneficial, if any, we would expect to seek approval potentially as a first-line therapy, but there is no guarantee that therapeutic candidates we develop, even if approved, would be approved for first-line therapy, and, prior to any such approvals, we may have to conduct additional clinical trials.
The number of patients who have the cancers we are targeting may turn out to be lower than expected. Additionally, the potentially addressable patient population for our current programs or future therapeutic candidates may be limited, if and when approved. Even if we obtain significant market share for any therapeutic candidate, if and when approved, if the potential target populations are small, we may never achieve profitability without obtaining marketing approval for additional indications, including to be used as first- or second-line therapy.
We rely on third parties to conduct all of our clinical trials and certain of our preclinical studies and intend to continue to do so. If these third parties do not perform as contractually required, fail to satisfy regulatory or legal requirements or miss expected deadlines, our development programs could be delayed with material and adverse effects on our business, financial condition, results of operations and prospects.
While we expect to continue our current clinical trials and expect to initiate clinical trials in the near term for many of our therapeutic candidates, we do not have the ability to independently conduct clinical trials. As such, we currently rely and intend to continue to rely on third-party clinical investigators, CROs, clinical data management organizations and consultants to help us design, conduct, supervise and monitor clinical trials of our therapeutic candidates. As a result, we will have less control over the timing, quality and other aspects of our clinical trials than we would have had we conducted them on our own. There is a limited number of third party service providers that specialize or have the expertise required to achieve our business objectives. If any of our relationships with these third-party CROs or clinical investigators terminate, we may not be able to enter into arrangements with alternative CROs or investigators or to do so on commercially reasonable terms. Further, these investigators, CROs and consultants are not our employees and we have limited control over the amount of time and resources that they dedicate to our programs. These third parties may have contractual relationships with other entities, some of which may be our competitors, which may draw time and resources from our programs. The third parties with which we contract might not be diligent, careful or timely in conducting our preclinical studies or clinical trials. These third parties may also be susceptible to disruption as a result of health crises such as the COVID-19 pandemic or periods of societal unrest. We currently retain CROs located in Hong Kong. These CROs may be negatively affected by, or subject to disruption arising from, the societal unrest and regulatory regime change related to China’s recent passage of a national security law exerting additional control by mainland China over activities in Hong Kong. If we cannot contract with acceptable third parties on commercially reasonable terms, or at all, or if these third parties do not carry out their contractual duties, satisfy the legal and regulatory requirements for the conduct of preclinical studies or clinical trials or meet expected deadlines for any reason, our clinical development programs could be delayed and otherwise adversely affected.
In all events, we will be responsible for ensuring that each of our preclinical studies and clinical trials are conducted in accordance with the general investigational plan and protocols for the trial. The FDA requires preclinical studies to be conducted in accordance with good laboratory practices and clinical trials to be conducted in accordance with good clinical practices, or GCPs, including for designing, conducting, recording and reporting the results of preclinical studies and clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of clinical trial participants are protected. Our reliance on third parties we do not control will not relieve us of these responsibilities and requirements. Any adverse development or delay in our clinical trials could have a material and adverse effect on our business, financial condition, results of operations and prospects.

We are dependent on Celgene for the successful development, manufacture and commercialization of the Celgene Licensed Intellectual Property. If Celgene does not devote sufficient resources to the development, manufacture and commercialization of the Celgene Licensed Intellectual Property, is unsuccessful in its efforts, or chooses to terminate the Celgene Agreement with us, we may not receive any further proceeds from the Celgene Agreement and our business could be materially harmed.
Pursuant to the terms of the Celgene Agreement, we have exclusively licensed (even as to us) to Celgene the right to develop, manufacture and commercialize the Celgene Licensed Intellectual Property. Celgene is obligated to use commercially reasonable efforts to clinically develop and commercialize the Celgene Licensed Intellectual Property. However, Celgene may ultimately determine it is not commercially reasonable to continue development of the Celgene Licensed Intellectual Property. This outcome could occur for many reasons, including internal business reasons or because of unfavorable regulatory feedback. Further, on review of any safety and efficacy data then available for potential candidates relating to the Celgene Licensed Intellectual Property, the FDA may impose requirements on a clinical trial program that would render the program commercially nonviable. In the event of any such decision, we would be unable to advance such program ourselves.
Per the terms of the Celgene Agreement, Celgene has full control and authority over the development and commercialization of the Celgene Licensed Intellectual Property. We may disagree with Celgene about the development strategy it employs, but we will have limited rights to impose our preferred development strategy on Celgene. Celgene may elect to discontinue the development of the Celgene Licensed Intellectual Property.
The Celgene Licensed Intellectual Property may not be scientifically or commercially successful for us due to a number of important factors, including the following:

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Celgene has wide discretion in determining the efforts and resources that it will apply to its development, manufacture and commercialization of the Celgene Licensed Intellectual Property. The timing and amount of any development milestones, regulatory milestones and royalties that we may receive under the Celgene Agreement will depend on, among other things, Celgene’s efforts, allocation of resources and successful development and commercialization of the Celgene Licensed Intellectual Property and the other antibodies that are the subject of the Celgene Agreement;

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Celgene may terminate the Celgene Agreement without cause and for circumstances outside of our control, which could make it difficult for us to attract new strategic partners or adversely affect how we are perceived in scientific and financial communities;

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Celgene may develop or commercialize the Celgene Licensed Intellectual Property in such a way as to elicit litigation that could jeopardize or invalidate our intellectual property rights or expose us to potential liability; and

■	Celgene may not comply with all applicable regulatory requirements, or may fail to report safety data in accordance with all applicable regulatory requirements.
If Celgene were to breach the Celgene Agreement, we may need to enforce our right to terminate the Celgene Agreement in legal proceedings, which could be costly and cause delay in our ability to receive our rights back to develop and commercialize the Celgene Licensed Intellectual Property. If we were to terminate the Celgene Agreement due to Celgene’s breach or if Celgene terminated the Celgene Agreement without cause upon 30 days’ written notice, the development and commercialization of the Celgene Licensed Intellectual Property could be delayed, curtailed or terminated. Additionally, even if the Celgene Agreement is terminated, we may not be able to dispose of the Celgene Licensed Intellectual Property in a strategic transaction without Celgene’s consent.
Celgene became a Bristol-Myers Squibb Company in November 2019. Bristol-Myers Squibb Company may again enter into one or more transactions with third parties, including other mergers, consolidations, reorganizations, sale of substantial assets, sales of substantial stock or other changes in control involving Celgene. These types of transactions could divert the attention of Celgene’s management and adversely affect Celgene’s ability to retain and motivate key personnel who are important to the continued development of the Celgene Licensed Intellectual Property. In addition, the third party to any such transaction could determine to reprioritize Celgene’s development programs such that Celgene ceases to diligently pursue the development of the Celgene Licensed Intellectual Property, and/or cause the Celgene Agreement to terminate. If Celgene does not devote sufficient resources to the development, manufacture and commercialization of the Celgene Licensed

Intellectual Property, is unsuccessful in its efforts, or chooses to terminate the Celgene Agreement with us, we may not receive any further proceeds from the Celgene Agreement and our business could be materially harmed.
We are currently party to license agreements with Elpiscience and Transcenta for the development and, if approved, commercialization of INBRX-105 and INBRX-106, and INBRX-109, respectively. We may in the future enter into additional collaborations with third parties to develop our therapeutic candidates, including collaborations with Chiesi if Chiesi exercises its option pursuant to the Chiesi Option Agreement. If these collaborations are not successful, our business could be harmed.
We are currently party to two different license agreements, or the Elpiscience Agreements, with Elpiscience Biopharmaceuticals, Inc., or Elpiscience, pursuant to which we granted Elpiscience exclusive licenses for the development and, if approved, commercialization of INBRX-105 and INBRX-106 in China, Hong Kong, Macau and Taiwan. We are also party to a license agreement, or the Transcenta License Agreement, with Transcenta Holding, Ltd. (formerly Hangzhou Just Biotherapeutics Co., Ltd.), or Transcenta, pursuant to which we granted Transcenta an exclusive license for the development and, if approved, commercialization of INBRX-109 in China, Hong Kong, Macau and Taiwan. Ultimately, Chiesi may not exercise its option pursuant to the Chiesi Agreement. If Chiesi does not exercise its option under the Chiesi Agreement, we could incur additional expenses for the development, and if approved, the commercialization of INBRX-101. We may enter into additional collaborations with third parties in the future, including collaborations with Chiesi if Chiesi exercises its option pursuant to the Chiesi Option Agreement. Any collaborations that we are party to may pose several risks, including the following:

■	collaborators have significant discretion in determining the efforts and resources that they will apply to these collaborations;

■	collaborators may not perform their obligations as expected;

■	the clinical trials conducted as part of these collaborations may not be successful;

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collaborators may not pursue development and commercialization of any therapeutic candidates that achieve regulatory approval or may elect not to continue or renew development or commercialization programs based on clinical trial results;

■	changes in the collaborators’ strategic focus or available funding or external factors, such as an acquisition, that divert resources or create competing priorities;

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collaborators may delay clinical trials, provide insufficient funding for clinical trials, stop a clinical trial or abandon a therapeutic candidate, repeat or conduct new clinical trials or require a new formulation of a therapeutic candidate for clinical testing;

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we may not have access to, or may be restricted from disclosing, certain information regarding therapeutic candidates being developed or commercialized under a collaboration and, consequently, may have limited ability to inform our stockholders about the status of such therapeutic candidates;

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collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our therapeutic candidates if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than ours;

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therapeutic candidates developed in collaboration with us may be viewed by our collaborators as competitive with their own therapeutic candidates or products, which may cause collaborators to cease to devote, or limit, resources to the commercialization of our therapeutic candidates;

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a collaborator with marketing and distribution rights to one or more of our therapeutic candidates that achieve regulatory approval may not commit sufficient resources to the marketing and distribution of any such therapeutic candidate;

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collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential litigation;

■	disputes may arise with respect to the ownership of intellectual property developed pursuant to our collaborations;

■	collaborators may infringe the intellectual property rights of third parties, which may expose us to litigation and potential liability; and

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collaborations may be terminated for the convenience of the collaborator and, if terminated, we could be required to raise additional capital to pursue further development or commercialization of the applicable therapeutic candidates.

In addition, we may have disagreements with these collaborators, including disagreements over proprietary rights, collaborator performance, contract interpretation or the preferred course of development of any therapeutic candidates. For example, in May 2020, we notified Transcenta of potential disputes or disagreements regarding its performance under the Transcenta License Agreement. We are currently in discussions with Transcenta regarding these matters. This, or any other disagreement we may have with our collaborators, may cause delays or termination of the research, development or commercialization of our therapeutic candidates pursuant to the applicable agreement, may lead to additional responsibilities for us with respect to our therapeutic candidates or may result in litigation or arbitration, any of which would be time-consuming and expensive and which would likely divert the attention of our management from our core research and development activities. These types of disputes could materially harm our financial condition and our business.
The manufacture of biotechnology products is complex, and manufacturers often encounter difficulties in production. If we or any of our third party manufacturers encounter such difficulties, or otherwise fail to comply with their contractual obligations, the development or commercialization of our therapeutic candidates could be delayed or stopped.
While we have found that our sdAb-based therapeutic candidates can be readily manufactured at high yields with established processes used to produce therapeutic proteins, the manufacture of biotechnology products is generally complex and requires significant expertise and capital investment. We and our contract manufacturers must comply with current Good Manufacturing Practices, or cGMP, regulations and guidelines for clinical trial product manufacture and for commercial product manufacture. Manufacturers of biotechnology products often encounter difficulties in production, particularly in scaling up, addressing product quality, product comparability, validating production processes and mitigating potential sources of contamination. These problems include difficulties with raw material procurement, production costs and yields, quality control, product quality, including stability of the product, quality assurance testing, operator error, shortages of qualified personnel, as well as compliance with strictly enforced federal, state and foreign regulations. Furthermore, if microbial, viral or other contaminations are discovered in our therapeutics or in the manufacturing facilities in which our therapeutics are made, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination.
We cannot assure you that manufacturing problems, including supply chain disruptions of any of our therapeutic candidates or products will not occur in the future. Any delay or interruption in the supply of preclinical or clinical trial supplies, including any delays arising from circumstances related to the COVID-19 pandemic, could delay the completion of these trials, increase the costs associated with maintaining these trial programs and, depending upon the period of delay, require us to commence new trials at additional expense or terminate trials completely.
If we were to experience an unexpected loss of supply of or if any supplier were unable to meet our demand for any of our therapeutic candidates or future approved products, if any, we seek to commercialize, we could experience delays in our research or planned clinical studies or commercialization or be forced to stop our development or commercialization efforts. We could be unable to find alternative suppliers of acceptable quality, in the appropriate volumes and at an acceptable cost. Moreover, our suppliers are often subject to strict manufacturing requirements and rigorous testing requirements, which could limit or delay production. The long transition periods necessary to switch manufacturers and suppliers, if necessary, would significantly delay our clinical studies and the commercialization of our therapeutics, if approved, which would materially adversely affect our business, prospects, financial condition and results of operation.
We rely on third parties to supply and manufacture our therapeutic candidates, and we expect to continue to rely on third parties to manufacture and supply our therapeutics, if approved. The development of therapeutic candidates and the commercialization of any therapeutic candidates, if approved, could be stopped, delayed or made less profitable if any of these third parties fail to provide us with sufficient quantities of therapeutic candidates or therapeutics, fail to do so at acceptable quality levels or prices, or fail to maintain or achieve satisfactory regulatory compliance.
We do not currently have, nor do we plan to acquire, the infrastructure or capability internally to manufacture our therapeutic candidates for use in the conduct of our trials or for commercial supply, if our therapeutics are approved. Instead, we rely on, and expect to continue to rely on third-party providers for the manufacturing of the supplies for our preclinical studies and clinical trials. We currently rely on a limited number of third-party contract manufacturers for all of our required raw materials, antibodies, and other biologics for our preclinical research, clinical trials, and presently have relationships with three suppliers for the manufacture of supplies for our therapeutic candidates. To the extent any of our other manufacturing partners is unable to fulfill these obligations in a timely manner, including as a result of circumstances relating to the COVID-19 pandemic or circumstances related to China’s implementation of its recently adopted security law to exert additional control over activities in Hong Kong, our trials may be delayed and our business may be adversely affected. In general, reliance on third party providers may expose us to more risk than if we were to manufacture our therapeutic candidates ourselves. We do not control the operational processes of the contract manufacturing organizations with whom we contract, and are dependent on these third parties for the production of our therapeutic candidates in accordance with relevant regulations (such as cGMP), which includes, among other things, quality control, quality assurance and the maintenance of records and documentation.
Our third-party manufacturers may be unable to successfully scale up manufacturing of our therapeutic candidates in sufficient quality and quantity, which would delay or prevent us from developing our therapeutic candidates and commercializing any approved therapeutic candidates.
Our manufacturing partners may be unable to successfully increase the manufacturing capacity for our therapeutic candidates in a timely or cost-effective manner, or at all, as needed for our development efforts or, if our therapeutic candidates are approved, our commercialization efforts. Quality issues may also arise during scale-up activities. If we, or any manufacturing partners, are unable to successfully scale up the manufacture of our therapeutic candidates in sufficient quality and quantity, the development, testing, and clinical trials of our therapeutic candidates may be delayed or infeasible, and regulatory approval or commercial launch of any resulting therapeutic may be delayed or not obtained, which could significantly harm our business.
Failure to successfully identify, develop and commercialize additional therapeutics or therapeutic candidates could impair our ability to grow.
Although a substantial amount of our efforts will focus on the continued preclinical and clinical testing and potential approval of our therapeutic candidates in our current pipeline, we expect to continue to innovate and potentially expand our portfolio. Because we have limited financial and managerial resources, research programs to identify therapeutic candidates may require substantial additional technical, financial and human resources, whether or not any new potential therapeutic candidates are ultimately identified. Our success may depend in part upon our ability to identify, select and develop promising therapeutic candidates and therapeutics. We may expend resources and ultimately fail to discover and generate additional therapeutic candidates suitable for further development. All therapeutic candidates are prone to risks of failure typical of biotechnology product development, including the possibility that a therapeutic candidate may not be suitable for clinical development as a result of its harmful side effects, limited efficacy or other characteristics indicating that it is unlikely to receive approval by the FDA, the EMA and other comparable foreign regulatory authorities and achieve market acceptance. If we do not successfully develop and commercialize new therapeutic candidates we have identified and explored, our business, prospects, financial condition and results of operations could be adversely affected.
Our business entails a significant risk of product liability and our ability to obtain sufficient insurance coverage could have a material and adverse effect on our business, financial condition, results of operations and prospects.
We are exposed to significant product liability risks inherent in the development, testing, manufacturing and marketing of biotechnology treatments of any therapeutic candidates for which we or our collaborators may conduct clinical trials. Product liability claims could delay or prevent completion of our development programs. If we succeed in marketing any approved products, these claims could result in an FDA investigation of the safety and effectiveness of our products, our manufacturing processes and facilities (or the manufacturing processes and facilities of our third-party manufacturer) or our marketing programs, a recall of our products or more serious enforcement action, limitations on the approved indications for which they may be used or suspension or withdrawal of approvals. Regardless of the merits or eventual outcome, liability claims may also result in decreased demand for our products, injury to our reputation, costs to defend the related litigation, a diversion of management’s time and our resources, substantial monetary awards to trial participants or patients and a decline in our stock price. Any insurance we have or may obtain may not provide sufficient coverage against potential liabilities. Furthermore, clinical trial and product liability insurance is becoming increasingly expensive. As a result, we may be unable to obtain sufficient insurance at a reasonable cost to protect us against losses caused by product liability claims that could have a material and adverse effect on our business, financial condition, results of operations and prospects.

If our therapeutic candidates are approved for marketing and commercialization and we are unable to develop sales, marketing and distribution capabilities on our own or enter into agreements with third parties to perform these functions on acceptable terms, we will be unable to commercialize successfully any such therapeutic candidates.
We currently have no sales, marketing or distribution capabilities. While, per the Celgene Agreement, Celgene presently has the responsibility to market and commercialize the Celgene Licensed Intellectual Property to the extent a related therapeutic candidate is approved and Chiesi would have the responsibility for the development and, if approved, the marketing and commercialization of INBRX-101 outside of the United States and Canada if Chiesi were to exercise its option under the Chiesi Option Agreement, we will still need to develop our internal sales, marketing and distribution capabilities to commercialize our other approved therapeutic candidates, if any, or will need to enter into collaborations with third parties to perform these services. Any internal effort would be expensive and time-consuming, and we would need to commit significant financial and managerial resources to develop an internal marketing and sales force with technical expertise and the related supporting distribution, administration and compliance capabilities. If we were to rely on additional third parties with these capabilities to market our therapeutics or were to decide to co-promote products with any of our current or future collaborators, we would need to establish and maintain or revise existing marketing and distribution arrangements with these partners, and there can be no assurance that we will be able to enter into such arrangements on acceptable terms or at all. Any revenue we receive in connection with third-party license, marketing or distribution arrangements, including the Celgene Agreement, the Chiesi Option Agreement and license agreements with our licensing partners in China, will depend upon the efforts of these third parties, and there can be no assurance these third parties will establish adequate sales and distribution capabilities or be successful in gaining market acceptance of any approved product. If we are not successful in commercializing any product approved in the future, either on our own or through third parties, our business, financial condition, results of operations and prospects could be materially and adversely affected.
The future commercial success of our therapeutic candidates will depend on the degree of market acceptance of our therapeutic candidates among physicians, patients, healthcare payors and the medical community.
Our therapeutic candidates are in early stages of development, and many of our therapeutic candidates are still in preclinical development; we may never have an approved product that is commercially successful. Due to the inherent risk in the development of biotechnology products, it is probable that not all or none of the therapeutic candidates in our pipeline, including any that are or may be licensed to third parties, will successfully complete development and be commercialized. Furthermore, even when available on the market, our products may not achieve an adequate level of acceptance by physicians, patients and the medical community, and we may not become profitable. In addition, efforts to educate the medical community and third-party payors on the benefits of our products may require significant resources and may never be successful, which would prevent us from generating significant revenue or becoming profitable. Market acceptance of any approved products by physicians, patients and healthcare payors will depend on a number of factors, many of which are beyond our control, including, but not limited to:

■	changes in the standard of care for the targeted indications for any approved product;

■	wording in the product label;

■	sales, marketing and distribution support;

■	potential product liability claims;

■	acceptance by physicians, patients and healthcare payors of each product as safe, effective and cost-effective;

■	relative convenience, ease of use, ease of administration and other perceived advantages over alternative products;

■	prevalence and severity of adverse events or publicity;

■	limitations, precautions or warnings listed in the summary of product characteristics, patient information leaflet, package labeling or instructions for use;

■	the cost of treatment with our therapeutics in relation to alternative treatments;

■	the extent to which products are approved for inclusion and adequately reimbursed on formularies of hospitals and third-party payors, including managed care organizations; and

■	whether our products are designated in the label, under physician treatment guidelines or under reimbursement guidelines as a first, second, third or last line therapy.

Risks Related to Our Organization and Operations
We face significant competition and if our competitors develop and market products that are more effective, safer or less expensive than the therapeutic candidates we develop, our commercial opportunities will be negatively impacted.
The life sciences industry is highly competitive. We are currently developing therapeutic candidates that will compete, if approved, with other products and therapies that currently exist or are being developed. Our primary competitors fall into the following groups:

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Companies developing novel therapeutics based on sdAb or alternative scaffold product candidates, including Alligator Bioscience AB, Camel-IDS N.V., Crescendo Biologics Ltd., GlaxoSmithKline plc, IGM Biosciences, Inc., Molecular Partners AG, Pieris Pharmaceuticals, Inc., Sanofi S.A. and VHsquared Ltd.;

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Antibody drug discovery companies that may compete with us in the search for novel therapeutic antibody targets, including Adimab LLC, Genmab A/S, Macrogenics, Inc., Merus N.V., MorphoSys AG, Numab Therapeutics AG, TeneoBio, Inc., Xencor Inc., Zymeworks Inc.; and

■	Companies developing therapeutics designed to treat AATD, including CSL Limited, Grifols, S.A., Kamada Ltd., Takeda Pharmaceutical Company Limited and Vertex Pharmaceuticals, Inc.
Our competitors also include large pharmaceutical and biotechnology companies who may be developing therapeutic candidates with mechanisms similar to or targeting the same indications as our therapeutic candidates.
Products we may develop in the future are also likely to face competition from other products and therapies, some of which we may not currently be aware. We have competitors both in the United States and internationally, including major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical companies, universities and other research institutions. Many of our competitors have significantly greater financial, manufacturing, marketing, product development, technical and human resources than we do. Large pharmaceutical companies, in particular, have extensive experience in clinical testing, obtaining marketing approvals, recruiting patients and manufacturing pharmaceutical products. These companies also have significantly greater research and marketing capabilities than we do and may also have products that have been approved or are in late stages of development, and collaborative arrangements in our target markets with leading companies and research institutions. Established pharmaceutical companies may also invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make the therapeutic candidates that we develop obsolete. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. As a result of all of these factors, our competitors may succeed in obtaining patent protection and/or marketing approval or discovering, developing and commercializing products in our field before we do.
Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe effects, are more convenient, have a broader label, are marketed more effectively, are reimbursed or are less expensive than any products that we may develop. Our competitors also may obtain FDA, EMA or other marketing approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. Even if the therapeutic candidates we develop achieve marketing approval, they may be priced at a significant premium over competitive products if any have been approved by then, resulting in reduced competitiveness.
Smaller and other early stage companies may also prove to be significant competitors. These third parties compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. In addition, the biopharmaceutical industry is characterized by rapid technological change. If we fail to stay at the forefront of technological change, we may be unable to compete effectively. Technological advances or products developed by our competitors may render our therapeutic candidates obsolete, less competitive or not economical.

Our business, the conduct of our clinical trials, results of operations and financial condition may be adversely affected by the widespread outbreak of an illness or any other communicable disease, or any other public health crisis, including the coronavirus disease (COVID-19) pandemic.
Our business could be adversely affected by widespread outbreak of illness or other communicable diseases, health epidemics, or any other public health crisis. On January 30, 2020, the World Health Organization, or the WHO, announced a global health emergency because of a novel strain of coronavirus named SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), or novel coronavirus, which causes coronavirus disease 2019, or COVID-19, originating in Wuhan, China. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally.
During 2020, COVID-19 has spread to most regions of the world, including California, where our primary office and laboratory space is located.
As a result of the COVID-19 pandemic, we may experience disruptions that could severely impact our business, preclinical studies and clinical trials, including:

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We are, with our partners, conducting clinical trials and other research in geographies that are affected by the COVID-19 pandemic. Potential impacts of the COVID-19 pandemic on our various clinical trials may include delays related to patient enrollment, dosing and study monitoring due to changes in policies at various clinical sites, federal, state, local or foreign laws, rules and regulations, including quarantines or other travel restrictions. They may also be impacted by the prioritization of healthcare resources toward pandemic efforts, including diminished attention of physicians serving as our clinical trial investigators and reduced availability of site staff supporting the conduct of our clinical trials, interruption or delays in the operations of the FDA, or other reasons related to the pandemic. For example, we temporarily suspended enrollment for our INBRX-101 Phase 1 clinical trial as a direct result of the COVID-19 pandemic. While our oncology-related clinical trials have not been materially impacted to date, it is possible that these programs may be negatively impacted in the future. If the COVID-19 pandemic continues, other aspects of our clinical trials may be adversely affected, delayed or interrupted, including, for example, site initiation, patient recruitment, further or additional delays in enrollment, availability of clinical trial materials, and data analysis. Some patients and clinical investigators may not be able to comply with clinical trial protocols and patients may choose to withdraw from our trials. It is unknown how long these suspension, pauses or disruptions could continue. FDA has issued a guidance for industry, “FDA Guidance on Conduct of Clinical Trials of Medical Products during COVID-19 Pandemic Guidance for Industry, Investigators, and Institutional Review Boards,” which is being periodically updated to continue clarifying for affected stakeholders to ensure the safety of clinical trial participants, maintain compliance with good clinical practices (GCPs), and minimize risks to trial and clinical data integrity. We intend to follow FDA’s recommendations in order to address unavoidable protocol deviations due to COVID-19 illness or COVID-19 control measures, as appropriate.

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We currently rely on third parties to, among other things, manufacture raw materials, manufacture our therapeutic candidates, ship investigational drugs and clinical samples, perform quality testing and supply other goods and services to run our business. If any third party in our supply chain for materials are adversely impacted by restrictions resulting from the COVID-19 pandemic, including as a result of staffing shortages, production slowdowns and disruptions in delivery systems, our supply chain may be disrupted, limiting our ability to conduct our research and development operations.

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We have requested that most of our employees, including all of our administrative employees, work remotely and have restricted on-site staff to only those personnel who must perform essential on-site activities such as activities in our research and development laboratories. Our increased reliance on employees working from home may negatively impact productivity, or disrupt, delay, or otherwise adversely impact our business. In addition, this could increase our cybersecurity risk, create data accessibility concerns, and make us more susceptible to communication disruptions, any of which could adversely impact our business operations or delay necessary interactions with local and federal regulators, ethics committees, manufacturing sites, research or clinical trial sites and other important agencies and contractors.

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Our employees conducting research and development activities may be more limited in their ability to access our laboratories for an extended period of time as a result of the rigorous workplace policies and guidelines implemented as a result of the COVID-19 pandemic. Additionally, it is possible that governmental authorities will further modify current restrictions. As a result, this could delay timely completion of our research and development efforts and further delay of INBRX-101 trial efforts.

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Health regulatory agencies globally may experience disruptions in their operations as a result of the COVID-19 pandemic. The FDA and comparable foreign regulatory agencies may have slower response times or be under-resourced to continue to monitor our clinical trials and, as a result, review, inspection, and other timelines may be materially delayed. It is unknown how long these disruptions could continue, were they to occur. Any elongation or de-prioritization of our clinical trials or delay in regulatory review resulting from such disruptions could materially affect the development and study of our therapeutic candidates. For example, regulatory authorities may require that we not distribute a therapeutic candidate lot until the relevant agency authorizes its release. Such release authorization may be delayed as a result of the COVID-19 pandemic and could result in delays to our clinical trials.

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The trading prices for biopharmaceutical companies have been highly volatile as a result of the COVID-19 pandemic. As a result, we may face difficulties raising capital through sales of our common shares in this offering or future offerings or such sales may be on unfavorable terms. In addition, a recession, depression or other sustained adverse market event resulting from the spread of COVID-19 could materially and adversely affect our business and the value of our common shares.

The COVID-19 pandemic continues to rapidly evolve. The ultimate impact of the pandemic on our business operations is highly uncertain and subject to change and will depend on future developments, which cannot be accurately predicted, including the duration of the pandemic, the ultimate geographic spread of the disease, additional or modified government actions, new information that will emerge concerning the severity and impact of COVID-19 and the actions taken to contain COVID-19 or address its impact in the short and long term, among others. We do not yet know the full extent of potential delays or impacts on our business, our clinical trials, our research programs, health care systems or the global economy.
Any inability to attract and retain qualified key management and technical personnel would impair our ability to implement our business plan.
Our success largely depends on the continued service of key management, advisors and other specialized personnel, including Mark P. Lappe, our Chief Executive Officer, Brendan P. Eckelman, Ph.D., our Chief Scientific Officer, Klaus W. Wagner, M.D., Ph.D., our Chief Medical Officer, and Kelly D. Deck, our Chief Financial Officer, who are all employed at will and for whom we do not have “key man” insurance coverage. The loss of one or more members of our management team or other key employees or advisors could delay our research and development programs and have a material and adverse effect on our business, financial condition, results of operations and prospects. We are dependent on the continued service of our technical personnel because of the highly technical nature of our therapeutic candidates and technologies and the specialized nature of the regulatory approval process. Our future success will depend in large part on our continued ability to attract and retain other highly qualified scientific, technical and management personnel, as well as personnel with expertise in clinical testing, manufacturing, governmental regulation and commercialization. We face competition for personnel from other companies, universities, public and private research institutions, government entities and other organizations (many of whom have substantially greater financial resources than us), and we might not be able to attract or retain these key employees on conditions that are economically acceptable. Our inability to attract and retain these key employees could prevent us from achieving our objectives and implementing our business strategy, which could have a material adverse effect on our business and prospects.
We have a significant amount of debt which may affect our ability to operate our business and secure additional financing in the future.
In May 2019, we sold and issued the 2019 Note with an aggregate principal amount of $40.0 million. In April 2020, we sold and issued the 2020 Notes with an aggregate principal amount of $15.0 million. Assuming a conversion date of          , 2020 and an initial public offering price of $     per share (which is the midpoint of the price range set forth on the cover page of this prospectus), the aggregate outstanding principal amount plus accrued interest under the 2019 Note would be settled and converted at an assumed conversion price of $      per share into              shares of our common stock and the aggregate outstanding principal amount plus accrued interest under the 2020 Notes would be settled and converted at an assumed conversion price of $      per share into          shares of our common stock in connection with the completion of this offering (as described in greater detail in the section of this prospectus titled “Prospectus Summary- Convertible Note Financings”).
In July 2020, we borrowed an additional $10.0 million under the 2020 Loan Agreement with Oxford. Our obligations under the 2020 Loan Agreement are secured by substantially all of our assets, other than our intellectual property. The 2020 Loan Agreement requires us, and any debt arrangements or instruments we may enter into in the future may require us, to comply with various covenants that limit our ability to, among other things:

■	dispose of assets;

■	complete mergers or acquisitions;

■	incur or guarantee indebtedness;

■	sell or encumber certain assets;

■	pay dividends or make other distributions to holders of our capital stock, including by way of certain stock buybacks;

■	make specified investments;

■	engage in different lines of business;

■	change certain key management personnel; and

■	engage in certain transactions with our affiliates.
These covenants may make it difficult to operate our business. A failure by us to comply with the covenants could result in an event of default, which could adversely affect our ability to respond to changes in our business and manage our operations. Upon the occurrence of an event of default, including the occurrence of a material adverse change, the lender could elect to declare all amounts outstanding to be due and payable and exercise other remedies. If the indebtedness were to be accelerated, our future financial condition could be materially adversely affected.
We may incur additional indebtedness in the future. The instruments governing such indebtedness could contain provisions that are as, or more, restrictive than our existing debt instruments. If we are unable to repay, refinance or restructure our indebtedness when payment is due, the lenders could proceed against any collateral granted to them to secure such indebtedness or force us into bankruptcy or liquidation. Further, if our business is subject to liquidation, the right to repayment of Oxford and any other holders of indebtedness would be senior to the rights of the holders of our common stock to receive any proceeds from the liquidation.
Our employees and independent contractors may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements.
We are exposed to the risk of fraud or other misconduct by our employees or independent contractors. Misconduct by these parties could include intentional failures to comply with FDA regulations, provide accurate information to the FDA, comply with manufacturing standards we may establish for our therapeutic candidates, comply with federal and state data privacy, security, fraud and abuse, and other healthcare laws and regulations, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Activities subject to these laws could also involve the improper use or misrepresentation of information obtained in the course of clinical trials, which could result in regulatory sanctions and cause serious harm to our reputation. It is not always possible to identify and deter misconduct by employees and third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. Additionally, we are subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a material and adverse effect on our business, financial condition, results of operations and prospects, including the imposition of significant civil, criminal and administrative penalties, monetary damages, fines, disgorgement, imprisonment, loss of eligibility to obtain marketing approvals from the FDA, exclusion from participation in government contracting, healthcare reimbursement or other government programs, including Medicare and Medicaid, reputational harm, diminished profits and future earnings, additional reporting requirements if subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with any of these laws, and the curtailment or restructuring of our operations.
We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of their former employers or other third parties.
Certain of our employees, consultants or advisors are currently, or were previously, employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although we try to ensure that our employees, consultants and advisors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that these individuals or we have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.
We expect to expand our development and regulatory capabilities, and as a result, we may encounter difficulties in managing our growth, which could disrupt our operations.
We expect to experience significant growth in the number of our employees and the scope of our operations, particularly in the areas of drug development and regulatory affairs, as well as sales and marketing to the extent any of our therapeutic candidates approach receipt of marketing authorization. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Due to our limited financial resources, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The expansion of our operations may lead to significant costs and may divert our management and business development resources. Any inability to manage growth could delay the execution of our business plans or disrupt our operations.
We may not be able to integrate efficiently or achieve the expected benefits of any acquisitions of complementary businesses, therapeutic candidates or technologies.
Should we in the future acquire any complementary business, therapeutic candidates or technologies, our ability to integrate and manage acquired businesses, therapeutic candidates or technologies effectively will depend upon a number of factors including the size of the acquired business, the complexity of any therapeutic candidate or technology and the resulting difficulty of integrating the acquired business’s operations, if any. Our relationship with current employees or employees of any acquired business may become impaired. We may also be subject to unexpected claims and liabilities arising from such acquisitions. These claims and liabilities could be costly to defend, could be material to our financial position and might exceed either the limitations of any applicable indemnification provisions or the financial resources of the indemnifying parties. There can also be no assurance that we will be able to assess ongoing profitability and identify all actual or potential liabilities of a business, therapeutic candidate or technology prior to its acquisition. If we acquire businesses, therapeutic candidates or technologies that result in assuming unforeseen liabilities in respect of which it has not obtained contractual protections or for which protection is not available, this could materially adversely affect our business, prospects, financial condition and results of operations.
Our business may be adversely affected as a result of computer system failures.
Any of the internal computer systems belonging to us or our third-party service providers are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failure. Any system failure, accident or security breach that causes interruptions in our own or in third-party service vendors’ operations could result in a material disruption of our development programs. For example, the loss of clinical trial data from completed or future clinical trials could result in delays in our or our partners’ or collaborators’ regulatory approval efforts and significantly increase our costs in order to recover or reproduce the lost data. To the extent that any disruption or security breach results in a loss or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we may incur liability, our development programs and competitive position may be adversely affected and the further development of our therapeutic candidates may be delayed. Furthermore, we may incur additional costs to remedy the damage caused by these disruptions or security breaches.

Cybersecurity breaches could expose us to liability, damage our reputation, compromise our confidential information or otherwise adversely affect our business.
We maintain sensitive company data on our computer networks, including our intellectual property and proprietary business information. We face a number of threats to our networks from unauthorized access, security breaches and other system disruptions. As noted above, certain of our employees are presently and may in the future be working remotely as a result of the COVID-19 pandemic. We may face additional cybersecurity risks as a result of these circumstances and despite our security measures, our infrastructure may be vulnerable to attacks by hackers or vulnerable to other disruptive problems.
The United States federal and various state and foreign governments have adopted or proposed requirements regarding the collection, distribution, use, security, and storage of personally identifiable information and other data relating to individuals, and federal and state consumer protection laws are being applied to enforce regulations related to the collection, use, and dissemination of data. Some of these federal, state and foreign government requirements include obligations of companies to notify individuals and others of security breaches involving particular personally identifiable information, which could result from breaches experienced by us or by our vendors, contractors, or organizations with which we have formed strategic relationships. Even though we may have contractual protections with such vendors, contractors, or other organizations, notifications and follow-up actions related to a security breach could impact our reputation, cause us to incur significant costs, including legal expenses, harm customer confidence, hurt our expansion into new markets, cause us to incur remediation costs, or cause us to lose existing customers.
Any such security breach may compromise information stored on our networks and may result in significant data losses or theft of our intellectual property or proprietary business information, it may also subject us to significant fines, penalties or liabilities for any noncompliance with certain privacy and security laws. A cybersecurity breach could adversely affect our reputation and could result in other negative consequences, including disruption of our internal operations, increased cyber security protection costs, lost revenue or litigation.
Our current operations are concentrated in one location, and we or the third parties upon whom we depend may be adversely affected by earthquakes, medical epidemics or pandemics, or other natural disasters.
Our current operations are located in our facilities in La Jolla, California. Any unplanned event, such as flood, fire, explosion, earthquake, extreme weather condition, medical epidemics or pandemics, power shortage, telecommunication failure or other natural or manmade accidents or incidents, including the COVID-19 pandemic, that results in us being unable to fully utilize our facilities, or the manufacturing facilities of our third-party contract manufacturers, may have a material and adverse effect on our ability to operate our business, particularly on a daily basis, and have significant negative consequences on our financial and operating conditions. Loss of access to these facilities may result in increased costs, delays in the development of our therapeutic candidates or interruption of our business operations. Earthquakes, medical epidemics or pandemics, including the COVID-19 pandemic, or other natural disasters could further disrupt our operations, and have a material and adverse effect on our business, financial condition, results of operations and prospects. If a natural disaster, pandemic, including the COVID-19 pandemic, power outage or other event occurred that prevented us from using all or a significant portion of our headquarters, that damaged critical infrastructure, such as our research facilities or if similar events occurred elsewhere effecting the manufacturing facilities of our third-party contract manufacturers, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible, for us to continue our business for a substantial period of time. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans, which, could have a material and adverse effect on our business. As part of our risk management policy, we maintain insurance coverage at levels that we believe are appropriate for our business. However, in the event of an accident or incident at these facilities, we cannot assure you that the amounts of insurance will be sufficient to satisfy any damages and losses. If our facilities, or the manufacturing facilities of our third-party contract manufacturers, are unable to operate because of an accident or incident or for any other reason, even for a short period of time, any or all of our research and development programs may be harmed. Any business interruption may have a material and adverse effect on our business, financial condition, results of operations and prospects.

Risks Related to Intellectual Property
If we are not able to obtain and enforce patent protection for our technologies or therapeutic candidates, development and commercialization of our therapeutic candidates may be adversely affected.
Our success depends in part on our ability to obtain and maintain patents and other forms of intellectual property rights, including in-licenses of intellectual property rights of others, patents and patent applications protecting, or seeking to protect, our therapeutic candidates and methods for treating patients using our therapeutic candidates, as well as our ability to preserve our trade secrets, to prevent third parties from infringing upon our proprietary rights and to operate without infringing upon the proprietary rights of others. As of July 15, 2020, our patent estate included 12 issued United States patents, 20 United States pending non-provisional patent applications, 16 United States pending provisional applications, 14 pending Patent Cooperation Treaty, or PCT, applications, 107 issued foreign patents and 260 foreign patent applications currently pending in various foreign jurisdictions. Our patent estate consists of 40 patent families generally directed to polypeptide therapeutics, including fusion proteins, monoclonal antibodies, single chain antibodies and multivalent antibodies. We currently have two patent families directed to anti-CD47 monoclonal antibodies, licensed to Celgene, and two United States and 58 foreign patents have been granted in these families. See the section titled “Business—Intellectual Property”.
While we will endeavor to protect our therapeutic candidates with intellectual property rights such as patents, as appropriate, the process of obtaining, maintaining, and enforcing patents is time-consuming, expensive and sometimes unpredictable, and we may not be able to file and prosecute all necessary or desirable patent applications, or maintain, enforce and license any patents that may issue from such patent applications, at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. We may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the rights to any patents we may license to or from third parties. Therefore, such patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business.
Our existing issued and granted patents and any future patents we obtain may not be sufficiently broad to prevent others from using our technology or from developing competing products and technology. There is no guarantee that any of our pending patent applications will result in issued or granted patents, that any of our issued or granted patents will not later be found to be invalid or unenforceable or that any issued or granted patents will include claims that are sufficiently broad to provide meaningful protection from any competitors. Our competitors may be able to circumvent our patents by developing similar or alternative therapeutic candidates in a non-infringing manner. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our current and future proprietary technology and therapeutic candidates are covered by valid and enforceable patents or are effectively maintained as trade secrets. If third parties disclose or misappropriate our proprietary rights, it may materially and adversely affect our business.
The United States Patent and Trademark Office, or USPTO, and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which non-compliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case. The standards applied by the USPTO and foreign patent offices in granting patents are not always applied uniformly or predictably. For example, there is no uniform worldwide policy regarding patentable subject matter or the scope of claims allowable in biotechnology patents. As such, we do not know the degree of future protection that we will have on our proprietary therapeutics and technology.
The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal, technological and factual questions and has in recent years been the subject of much litigation. Once granted, patents may remain open to opposition, interference, re-examination, post-grant review, inter partes review, nullification or derivation action in court or before patent offices or similar proceedings for a given period after allowance or grant, during which time third parties can raise objections against such initial grant. In the course of such proceedings, which may continue for a protracted period of time, the patent owner may be compelled to limit the scope of the allowed or granted claims thus attacked, or may lose the allowed or granted claims altogether, e.g., due to a determination that the claims are invalid or unenforceable. In addition, there can be no assurance that:

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others will not or will not be able to legally make, use or sell products or therapeutic candidates that are the same as or similar to our therapeutic candidates despite the claims of the patents that we own or license;

■	we or our licensors, or our collaborators are the first to make the inventions covered by each of our issued patents and pending patent applications that we own or license;

■	we or our licensors, or our collaborators are the first to file patent applications covering certain aspects of our inventions;

■	others will not independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

■	any issued patents that we own or have licensed will provide us with any competitive advantage; or

■	the patents of others will not have a material or adverse effect on our business, financial condition, results of operations and prospects.
As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain.
We may not be able to protect our intellectual property rights throughout the world.
Obtaining a valid and enforceable issued or granted patents covering our therapeutic candidates in the United States and worldwide can be extremely costly. In jurisdictions where we have not obtained patent protection, competitors or third parties may use our technology to develop their own products and further, may export otherwise infringing products to territories where we have patent protection, but where it is more difficult to enforce a patent as compared to the United States. Third-party or competitor products may compete with our future products in jurisdictions where we do not have issued or granted patents or where our issued or granted patent claims or other intellectual property rights are not sufficient to prevent competitor activities in these jurisdictions. The legal systems of certain countries, particularly certain developing countries, make it difficult to enforce patents and such countries may not recognize other types of intellectual property protection, particularly that relating to biotechnology. This could make it difficult for us to prevent the infringement of our patents or marketing of competing products in violation of our proprietary rights generally in certain jurisdictions. Proceedings to enforce our patent rights in foreign jurisdictions could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing, could provoke third parties to assert claims against us, and, whether or not successful, could result in substantial cost and divert our efforts and attention from other aspects of our business.
We generally file a provisional patent application first (a priority filing) at the USPTO. An international application under the PCT is usually filed within 12 months after the priority filing. Based on the PCT filing, national and regional patent applications may be filed in the United States, Europe, Japan, Australia and Canada and, depending on the individual case, also in one, several or all of Brazil, China, India, Israel, Mexico, New Zealand, Russia or Eurasian Patent Organization, Singapore, South Africa, South Korea and other jurisdictions. We have so far not filed for patent protection in all national and regional jurisdictions where such protection may be available. In addition, we may decide to abandon national and regional patent applications before grant. Finally, the grant proceeding of each national or regional patent is an independent proceeding which may lead to situations in which applications might in some jurisdictions be refused by the relevant registration authorities, while granted by others. It is also quite common that, depending on the country, various scopes of patent protection may be granted on the same therapeutic candidate or technology.
When a patent is granted by a regional patent office (e.g., Europe or Eurasia), the patent must be validated in individual countries in order to be in effect in those countries. We may decide not to validate regional patents in every available country or at all in any country in the region. In addition, we may decide to abandon national and regional patent applications before or after grant.
The laws of some jurisdictions do not protect intellectual property rights to the same extent as the laws in the United States, and many companies have encountered significant difficulties in protecting and defending such rights in such jurisdictions. If we or any licensors encounter difficulties in protecting, or are otherwise precluded from effectively protecting, the intellectual property rights important for our business in such jurisdictions, the value of these rights may be diminished and we may face additional competition from others in those jurisdictions. Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or any licensors are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position in the relevant jurisdiction may be impaired and our business and results of operations may be adversely affected.
Changes in patent laws could diminish the value of patents in general, thereby impairing our ability to protect our products.
Changes in either the patent laws or interpretation of the patent laws in the United States and other jurisdictions in which we file patent applications could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. For example, under the Leahy-Smith America Invents Act, or the America Invents Act, enacted in September 2011, the United States transitioned to a first inventor to file system in which, assuming that other requirements for patentability are met, the first inventor to file a patent application is entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. In contrast, prior to March 2013, in the United States, the first to invent the claimed invention was entitled to the patent, assuming that other requirements for patentability were met. Furthermore, United States patent law under the America Invents Act allows for post issuance challenges to United States patents, including ex parte reexaminations, inter parte reviews and post grant oppositions. If our United States patents are challenged using such procedures, we may not prevail, possibly resulting in altered or diminished claim scope or loss of patent rights altogether. Similarly, some countries, notably members of the European Union, also have post grant opposition proceedings that can result in changes in scope and/or cancellation of patent claims.
The United States Supreme Court has also ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the United States Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.
Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non compliance with these requirements.
The USPTO, the European Patent Office and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. For example, periodic maintenance and annuity fees on any issued patent are due to be paid to the USPTO, the European Patent Office and foreign patent agencies in several stages over the lifetime of the patent. Some jurisdictions also require payment of annuity fees during pendency of a patent application. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non compliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, non payment of fees and failure to properly legalize and submit formal documents. If we or our licensors or collaboration partners fail to maintain the patents and patent applications covering our therapeutic candidates, our competitors might better be able to enter the market, which would have an adverse effect on our business.
We may be required to reduce the scope of our intellectual property due to intellectual property claims included in the patents or patent applications of others.
Third parties may have filed, and may in the future file, patent applications covering technology similar to ours. It is also possible that we have failed to identify relevant third-party patents or applications. For example, United States applications filed before November 29, 2000 and certain United States applications filed after that date that will not be filed outside the United States remain confidential until patents issue. Patent applications in the United States and elsewhere are published approximately 18 months after the earliest filing for which priority is claimed, with this earliest filing date being commonly referred to as the priority date. Therefore, patent applications covering our therapeutic candidates could have been filed by others without our knowledge. Additionally, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover any future approved products or our therapeutic candidates. Any such patent application may have priority over our patent applications, which could further require us to obtain rights to issued patents covering such technologies, if possible, or block us from practicing certain aspects of our technology if we are unable to successfully pursue litigation to nullify or invalidate the third-party intellectual property right concerned.
If another party has filed a United States patent application on inventions similar to ours that claims priority to an application filed prior to March 16, 2013, we may have to participate in an interference proceeding declared by the USPTO to determine priority of invention in the United States. Similarly, if another party has filed a United States patent application on inventions similar to ours that claims priority to an application filed after March 16, 2013, we may have to participate in a derivation proceeding to determine whether that party derived the claimed invention from an inventor listed on our application and then filed the third-party application without authorization. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful if, unbeknownst to us, the other party had independently arrived at the same or similar invention prior to our own invention, resulting in a loss of our United States patent position with respect to such inventions. In addition, an unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms or at all, or if a non-exclusive license is offered and our competitors gain access to the same technology. Further, changes enacted on March 15, 2013 to the United States patent laws under the America Invents Act resulted in the United States changing from a “first to invent” country to a “first to file” country. As a result, we may lose the ability to obtain a patent if a third party files with the USPTO first and could become involved in proceedings before the USPTO to resolve disputes related to inventorship. We may also become involved in similar proceedings in other jurisdictions.
We or our licensors, licensees or any future strategic partners may become subject to third-party claims or litigation alleging infringement of patents or other proprietary rights or seeking to invalidate patents or other proprietary rights, and we may need to resort to litigation to protect or enforce our patents or other proprietary rights, all of which could be costly, time consuming, delay or prevent the development and commercialization of our therapeutic candidates, or put our patents and other proprietary rights at risk.
Our commercial success depends in part on our avoiding infringement of the patents and proprietary rights of third parties. We or our licensors, licensees or any future strategic partners may be subject to third-party claims for infringement or misappropriation of patent or other proprietary rights. There is a substantial amount of litigation, both within and outside the United States, involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries including patent infringement lawsuits, interferences, derivations, oppositions and inter partes review proceedings before the USPTO, and corresponding foreign patent offices. Numerous United States and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are pursuing development candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that we may be subject to claims of infringement of the patent rights of third parties. Because patent applications can take many years to issue, there may be currently pending patent applications which may later result in issued patents that our current or future therapeutic candidates may infringe. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. If we, our licensees or our licensors, or any future strategic partners are found to infringe a third-party patent or other intellectual property rights, we could be required to pay damages, potentially including treble damages, if we are found to have willfully infringed. In addition, we, our licensees or our licensors, or any future strategic partners may choose to seek, or be required to seek, a license from a third party, which may not be available on acceptable terms, if at all. Even if a license can be obtained on acceptable terms, the rights may be non-exclusive, which could give any competitors access to the same technology or intellectual property rights licensed to us. If we fail to obtain a required license, the holders of any such patents may be able to block us, our licensees or our collaborators from marketing therapeutic candidates based on our technology until such patents expire, which could limit our ability to generate revenue or achieve profitability and possibly prevent us from generating revenue sufficient to sustain our operations.

In addition, we may find it necessary to pursue claims or initiate lawsuits to protect or enforce our patent or other intellectual property rights. The cost to us in defending or initiating any litigation or other proceeding relating to patent or other proprietary rights, even if resolved in our favor, could be substantial, and litigation would divert our management’s attention. Competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could delay our research and development efforts and limit our ability to continue our operations.
If we were to initiate legal proceedings against a third party to enforce a patent covering one of our products or our technology, the defendant could counterclaim that our patent is invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, for example, lack of novelty, obviousness or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution. The outcome following legal assertions of invalidity and unenforceability during patent litigation is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we and the patent examiner were unaware during prosecution. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing or, in some cases, not at all. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of the patent protection on one or more of our products or certain aspects of our technology. This loss of patent protection could have a material and adverse effect on our business, financial condition, results of operations and prospects. Patents and other intellectual property rights also will not protect our technology if competitors design around our protected technology without legally infringing our patents or other intellectual property rights.
If we fail to comply with our obligations under the agreements pursuant to which we license intellectual property rights from third parties, or otherwise experience disruptions to our business relationships with our licensors, we could lose the rights to intellectual property licensed to us.
We are a party to license agreements under which we are granted rights to third-party intellectual property, and we expect that we may need to enter into additional license agreements in the future. License agreements may impose various development obligations, payment of royalties and fees based on achieving certain milestones, as well as other obligations. If we fail to comply with our obligations under these agreements, the licensor may have the right to terminate the license. The termination of any license agreements or failure to adequately protect such license agreements could prevent us from commercializing therapeutic candidates covered by the licensed intellectual property or otherwise adversely affect our business. Our license agreements may involve sublicenses from third parties which are not the original licensor of the intellectual property at issue. Under these agreements, we would rely on our licensor to comply with its obligations under the primary license agreements, where we may have no relationship with the original licensor of such rights. If the licensors fail to comply with their obligations under these upstream license agreements, the original third-party licensor may have the right to terminate the original license, which may terminate the sublicense. If this were to occur, we would no longer have rights to the applicable intellectual property and, in the case of a sublicense, if we were not able to secure our own direct license with the owner of the relevant rights, which we may not be able to do at a reasonable cost or on reasonable terms, it may adversely affect our ability to continue to develop and commercialize any of our therapeutic candidates incorporating the relevant intellectual property.
Disputes may arise regarding intellectual property subject to a licensing agreement, including:

■	the scope of rights granted under the license agreement and other interpretation related issues;

■	the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

■	the sublicensing of patent and other rights under any collaboration relationships we might enter into in the future;

■	our diligence obligations under the license agreement and what activities satisfy those diligence obligations;

■	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our collaborator; and

■	the priority of invention of patented technology.
If disputes over intellectual property that we have licensed prevent or impair our ability to maintain any licensing arrangements on acceptable terms, we may be unable to successfully develop and commercialize the affected therapeutic candidates.
Our intellectual property agreements with our licensors, licensees, collaborators and third parties may be subject to disagreements over contract interpretation, which could narrow the scope of, or result in termination of, our rights to the relevant intellectual property or technology or increase our financial or other obligations to such third parties, or reduce the financial or other obligations our licensees have to us.
Certain provisions in our intellectual property agreements may be susceptible to multiple interpretations. For example, we may disagree with our licensors, licensees or collaborators regarding whether, when and to what extent various obligations under these agreements apply to certain of our/their therapeutic candidates and products, including various payment, development, commercialization, funding, diligence, sublicensing, insurance, patent prosecution and enforcement and/or other obligations. The resolution of any contract interpretation disagreement that may arise could affect the scope of our rights to the relevant intellectual property or technology, or affect financial or other obligations under the relevant agreement. In either case, such disagreement could have a material adverse effect on our business, financial condition, results of operations and prospects.
In addition, while it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who in fact conceives or develops intellectual property that we regard as our own. Our assignment agreements may not be self executing or may be breached, and we may be forced to bring claims against third parties, or defend claims they may bring against us, to determine the ownership of what we regard as our intellectual property.
Intellectual property litigation could cause us to spend substantial resources and distract our personnel from their normal responsibilities.
Litigation or other legal proceedings relating to intellectual property claims, with or without merit, are unpredictable, generally expensive, time consuming and is likely to divert significant resources from our core business, including distracting our technical and management personnel from their normal responsibilities. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities.
We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon or misappropriating or from successfully challenging our intellectual property rights. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material and adverse effect on our ability to compete in the marketplace.
If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.
In addition to seeking patent protection for certain aspects of our therapeutic candidates, we also consider trade secrets, including confidential and unpatented know-how important to our business. We may rely on trade secrets or confidential know-how to protect our technology, especially where patent protection is believed to be of limited value. Trade secrets and confidential know-how are difficult to maintain as confidential. We seek to protect trade secrets and confidential and unpatented know-how, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to such knowledge, such as our employees, partners, outside scientific collaborators, CROs, contract manufacturers, consultants, advisors and other third parties. In addition, while it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who in fact conceives or develops intellectual property that we regard as our own. Our assignment agreements may not be self executing or may be breached, and we may be forced to bring claims against third parties, or defend claims they may bring against us, to determine the ownership of what we regard as our intellectual property.
Moreover, even if relevant agreements are entered into, despite these efforts, any of these parties may breach the agreements and unintentionally or willfully disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Confidentiality agreements may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts in the United States and certain foreign jurisdictions are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them from using that technology or information to compete with us. Moreover, a competitor who independently develops substantially equivalent proprietary information may even apply for patent protection in respect of the same. If successful in obtaining such patent protection, our competitors could limit our use of our trade secrets or confidential know-how. Under certain circumstances, we may also decide to publish some know-how to attempt to prevent others from obtaining patent rights covering such know-how. If any of our trade secrets were to be disclosed to or independently developed by a competitor, our competitive position would be harmed. Additionally, if the steps taken to maintain our trade secrets are deemed inadequate, we may have insufficient recourse against third parties for misappropriating the trade secret.
We may be subject to claims that we or our employees or consultants have wrongfully used or disclosed alleged trade secrets of our employees’ or consultants’ former employers or their clients. These claims may be costly to defend and if we do not successfully do so, we may be required to pay monetary damages and may lose valuable intellectual property rights or personnel.
Many of our employees were previously employed at universities or biotechnology companies, including potential competitors. Although no claims against us are currently pending, we may be subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. A loss of key research personnel or their work product could hamper our ability to commercialize, or prevent us from commercializing, our therapeutic candidates, which could severely harm our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.
If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.
Our trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. Our trademarks may not be approved by one or more governmental trademark offices or may not be approved for use on our products by regulatory agencies, such as the FDA. We may not be able to protect our rights to these trademarks and trade names or may be forced to stop using these names, which we need for name recognition by potential partners or customers in our markets of interest. If we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively and our business may be adversely affected.
If our patent terms expire before or soon after our therapeutic candidates are approved, or if manufacturers of generic or biosimilar drugs successfully challenge our patents, our business may be materially harmed.
Patents have a limited duration. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest United States non provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our therapeutic candidates, their manufacture, or use are obtained, once the patent life has expired, we may be open to competition from competitive medications, including biosimilar medications.

Depending upon the timing, duration and conditions of FDA marketing approval of our therapeutic candidates, one or more of our United States patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Act and similar legislation in the European Union. The Hatch-Waxman Act permits a patent term extension of up to five years for a patent covering an approved product as compensation for effective patent term lost during product development and the FDA regulatory review process. The patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, and only one patent applicable to an approved drug may be extended. However, we may not receive an extension if we fail to apply within applicable deadlines, fail to apply prior to expiration of relevant patents or otherwise fail to satisfy applicable requirements. Moreover, the length of the extension could be less than we request. If we are unable to obtain patent term extension or the term of any such extension is less than we request, the period during which we can enforce our patent rights for that product will be shortened and our competitors may obtain approval to market competing products sooner than we expect. Also, the scope of our right to exclude during any patent term extension period may be limited or may not cover a competitor’s product or product use. As a result, our revenue from applicable therapeutic candidates, if approved, could be reduced, possibly materially.
Given the amount of time required for the development, testing and regulatory review of new drug candidates, patents protecting such drug candidates might expire before or shortly after such drug candidates are commercialized. As a result, our patents and patent applications may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours. If we are unable to obtain an exclusive license to any such third-party co-owners’ interest in such patents or patent applications, such co-owners may be able to license their rights to other third parties, including our competitors, and our competitors could market competing products and technology. In addition, we may need the cooperation of any such co-owners of our patents in order to enforce such patents against third parties, and such cooperation may not be provided to us. Any of the foregoing could have a material adverse effect on our competitive position, business, financial conditions, results of operations and prospects.
Manufacturers of generic or biosimilar drugs may challenge the scope, validity, or enforceability of our patents in court or before a patent office, and we may not be successful in enforcing or defending those intellectual property rights and, as a result, may not be able to develop or market the relevant product exclusively, which would have a material adverse effect on any potential sales of that product. Upon the expiration of our issued patents or patents that may issue from our pending patent applications, we will not be able to assert such patent rights against potential competitors and our business and results of operations may be adversely affected.
Intellectual property rights do not necessarily address all potential threats to our competitive advantage.
The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business nor permit us to maintain our competitive advantage. The following examples are illustrative:

■
Others may be able to make therapeutic candidates that are the same as or similar to our therapeutic candidates but that are not covered by the claims of the patents that we own or may have exclusively licensed.

■	Others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights.

■
Third parties might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets.

■	We may not develop additional technologies that are patentable.
Risks Related to Government Regulation
We or our collaborators may be unable to obtain regulatory approval for any product that we or a collaborator may develop and the regulatory approval processes of the FDA and other comparable regulatory authorities outside the United States are lengthy, time-consuming and inherently unpredictable.
Any product that we or our collaborators may attempt to develop, manufacture or market in the United States will be subject to extensive regulation by the FDA, including regulations relating to development, preclinical testing, performance of clinical trials, manufacturing and post-approval commercialization. Preclinical testing, clinical trials and manufacturing, among other activities, will be subjected to an extensive review process before a new therapeutic product may be sold in the United States. Satisfaction of these and other regulatory requirements is costly, time consuming, uncertain and subject to unanticipated delays, including delays arising from the COVID-19 pandemic. The time required to obtain FDA approval, and any other required approvals for biologic products is unpredictable but typically requires several years and may never be obtained.
Any product that we or our collaborators may wish to develop, manufacture or market in countries other than the United States will also be subject to numerous foreign regulatory requirements governing the conduct of clinical trials, manufacturing and marketing, pricing and third-party reimbursement among other things in such countries. The foreign regulatory approval process includes all of the risks and uncertainties associated with FDA approval described above as well as risks attributable to the satisfaction of local regulations in such foreign jurisdictions.
In particular, obtaining marketing approval requires the submission of extensive preclinical and clinical data and supporting information to regulatory authorities for each therapeutic indication to establish the product candidate’s safety and efficacy. Securing marketing approval also requires the submission of information about the product manufacturing process, and in many cases the inspection of manufacturing, processing, and packaging facilities by the regulatory authorities. Our product candidates may not be effective, may be only moderately effective or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude our obtaining marketing approval or prevent or limit commercial use, or there may be deficiencies in cGMP compliance by us or by our CMOs that could result in the candidate not being approved. Moreover, we have not obtained regulatory approval for any drug candidate in any jurisdiction and it is possible that none of our existing drug candidates or any drug candidates we may seek to develop in the future will ever obtain regulatory approval.
Our therapeutic candidates could fail to receive, or could be delayed in receiving, regulatory approval for many reasons, including any one or more of the following:

■	the FDA, EMA or comparable foreign regulatory authorities may disagree with the design or implementation of our clinical trials;

■	we may be unable to demonstrate to the satisfaction of the FDA, EMA or comparable foreign regulatory authorities that a product candidate is safe and effective for its proposed indication;

■	the results of clinical trials may not meet the level of statistical significance required by the FDA, EMA or comparable foreign regulatory authorities for approval;

■	we may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

■	the FDA, EMA or comparable foreign regulatory authorities may disagree with our interpretation of data from preclinical studies or clinical trials;

■
the data collected from clinical trials of our product candidates may not be sufficient to support the submission of a BLA or other submission or to obtain regulatory approval in the United States or elsewhere;

■	upon review of our clinical trial sites and data, the FDA or comparable foreign regulatory authorities may find our record keeping or the record keeping of our clinical trial sites to be inadequate;

■
the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies may fail to meet the requirements of the FDA, EMA or comparable foreign regulatory authorities; and

■
the change of the medical standard of care or the approval policies or regulations of the FDA, EMA or comparable foreign regulatory authorities may significantly change in a manner that renders our clinical data insufficient for approval.

It is possible that none of the therapeutic candidates we or our collaborators may develop will obtain the approvals necessary for us or our collaborators to sell them either in the United States or any other country. Furthermore, approval by the FDA of a therapeutic product does not assure approval by regulatory authorities outside the United States or vice versa. Even if approval for a therapeutic product is obtained, such approval may be subject to limitations on the indicated uses or appropriate patient population that could result in a significantly reduced potential market size for the product.

If we or our collaborators fail to obtain the appropriate regulatory approvals necessary for us or our collaborators to sell our therapeutic candidates, or if the approvals are more limited than those that we intend to seek, our business, financial condition and results of operations would be materially harmed.
We will be subject to stringent domestic and foreign therapeutic and drug regulation with respect to any potential products. Even if we receive regulatory approval for any of our therapeutic candidates, we will still be subject to ongoing regulatory obligations and continued review, which may result in significant additional expense. If we fail to comply with United States and foreign regulatory requirements, regulatory authorities could limit or withdraw any marketing or commercialization approvals we may receive and subject us to other penalties. Any unfavorable regulatory action may materially and adversely affect our future financial condition and business operations.
Even if we receive marketing and commercialization approval of a therapeutic candidate, we will be subject to continuing post-marketing regulatory requirements. Our potential products, further development activities and manufacturing and distribution, once developed and determined, will be subject to extensive and rigorous regulation by numerous government agencies, including the FDA and comparable foreign agencies. To varying degrees, each of these agencies monitors and enforces our compliance with laws and regulations governing the development, testing, manufacturing, labeling, marketing, distribution, and the safety and effectiveness of our therapeutic candidates and, if approved, our future products. The process of obtaining marketing approval or clearance from the FDA and comparable foreign bodies for new products, or for enhancements, expansion of the indications or modifications to existing products, could:

■	take a significant, indeterminate amount of time;

■	require the expenditure of substantial resources;

■	involve rigorous preclinical and clinical testing, and possibly post-market surveillance;

■	require design changes of our potential products; or

■	result in our never being granted the regulatory approval we seek.
Any of these occurrences may cause our operations or potential for success to suffer, harm our competitive standing and result in further losses that adversely affect our financial condition.
The FDA, as well as its foreign regulatory counterparts, also have significant post-market authority, including the authority to require labeling changes based on new safety information and to require post-market studies or clinical trials to evaluate safety risks related to the use of a product or to require withdrawal of the product from the market. Additionally, the FDA regulates the promotional claims that may be made about prescription products, such as our products, if approved. In particular, a product may not be promoted for uses that are not approved by the FDA or other regulatory agencies as reflected in the product’s approved labeling. However, we may share truthful and not misleading information that is otherwise consistent with the product’s FDA approved labeling.
We will have ongoing responsibilities under these and other FDA and international regulations, both before and after a product is approved and commercially released. Compliance with applicable regulatory requirements is subject to continual review and is monitored rigorously through periodic inspections by the FDA and foreign regulatory agencies. If we or our collaborators, manufacturers or service providers fail to comply with applicable continuing regulatory requirements in the United States or foreign jurisdictions in which we seek to market our products, we or they may be subject to, among other things, fines, warning letters, adverse regulatory inspection finding, holds on clinical trials, delay of approval or refusal by the FDA or applicable authorities to approve pending applications or supplements to approved applications, suspension or withdrawal of regulatory approval, product recalls and seizures, administrative detention of products, refusal to permit the import or export of products, operating restrictions, exclusion of eligibility from government contracts, injunction, civil penalties and criminal prosecution. Any adverse regulatory action, depending on its magnitude, may restrict us from effectively commercializing our potential products and harm our business. In addition, negative publicity and product liability claims resulting from any adverse regulatory action could have a material adverse effect on our financial condition and results of operations.

The FDA, EMA and other comparable foreign regulatory authorities may not accept data from trials conducted outside of their respective jurisdictions. While we currently have partnerships in China designed to provide access to patient populations outside of the United States and in the future may conduct clinical trials in other foreign jurisdictions, there can be no assurance these data will be accepted by the FDA or EMA or other comparable foreign regulatory authorities as a basis for regulatory approval.
To augment our U.S.-centric clinical strategy, we have formed partnerships in China designed to provide access patient populations for clinical trials not readily available in the United States and to facilitate rapid patient enrollment with the goal of generating more robust early clinical data from patients in China. We may in the future pursue partnerships to conduct other clinical trials outside of the United States. The acceptance of study data from clinical trials conducted outside the United States or another jurisdiction by the FDA, EMA or applicable foreign regulatory authority may be subject to certain conditions. In cases where data from foreign clinical trials are intended to serve as the basis for marketing approval in the United States, the FDA will generally not approve the application on the basis of foreign data alone unless (i) the data are applicable to the U.S. population and U.S. medical practice and (ii) the trials were performed by clinical investigators of recognized competence and pursuant to GCP regulations. Additionally, the FDA’s clinical trial requirements, including sufficient size of patient populations and statistical powering, must be met. Many foreign regulatory bodies have similar approval requirements. In addition, any foreign trials would be subject to the applicable local laws of the foreign jurisdictions where the trials are conducted. There can be no assurance that the FDA, EMA or any applicable foreign regulatory authority will accept data from trials conducted outside of the United States or the applicable jurisdiction, including any trials conducted in China.
Our partnerships in China subject us to risks and uncertainties relating to the laws and regulations of China and the changes in relations between the United States and China.
Under its current leadership, the government of China has been pursuing economic reform policies, including by encouraging foreign trade and investment. However, there is no assurance that the Chinese government will continue to pursue such policies, that such policies will be successfully implemented, that such policies will not be significantly altered, or that such policies will be beneficial to our partnerships in China. China’s system of laws can be unpredictable, especially with respect to foreign investment and foreign trade. The United States government has called for substantial changes to foreign trade policy with China and has raised, and has proposed to further raise in the future, tariffs on several Chinese goods. China has retaliated with increased tariffs on United States goods. Moreover, China’s legislature has recently adopted a national security law to substantially change the way Hong Kong has been governed since the territory was handed over by the United Kingdom to China in 1997. This law increases the power of the central government in Beijing over Hong Kong, limit the civil liberties of residents of Hong Kong and could restrict the ability of businesses in Hong Kong to continue to conduct business or to continue to with business as previously conducted. The U.S. State Department has indicated that the United States no longer considers Hong Kong to have significant autonomy from China and President Trump signed an executive order and the Hong Kong Autonomy Act to remove Hong Kong’s preferential trade status. The United States may impose the same tariffs and other trade restrictions on exports from Hong Kong that it places on goods from mainland China. Any further changes in United States trade policy could trigger retaliatory actions by affected countries, including China, resulting in trade wars. Additionally, the biopharmaceutical industry in particular in China is strictly regulated by the Chinese government. Changes to Chinese regulations affecting biopharmaceutical companies are also unpredictable. Any regulatory changes and changes in United States and China relations may have a material adverse effect on our partnerships in China which could materially harm our business and financial condition.
Unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives could harm our business in the future.
There is increasing pressure on biotechnology companies to reduce healthcare costs. In the United States, these pressures come from a variety of sources, such as managed care groups and institutional and government purchasers. Increased purchasing power of entities that negotiate on behalf of federal healthcare programs and private sector beneficiaries could increase pricing pressures in the future. Such pressures may also increase the risk of litigation or investigation by the government regarding pricing calculations. The biotechnology industry will likely face greater regulation and political and legal actions in the future.
Adverse pricing limitations may hinder our ability to recoup our investment in one or more future therapeutic candidates, even if our future therapeutic candidates obtain regulatory approval. Adverse pricing limitations prior to approval will also adversely affect us by reducing our commercial potential. Our ability to commercialize any potential products successfully also will depend in part on the extent to which coverage and reimbursement for these products and related treatments becomes available from third-party payors, including government health administration authorities, private health insurers and other organizations. Third-party payors decide which medications they will pay for and establish reimbursement levels. In addition, companion diagnostic tests require coverage and reimbursement separate and apart from the coverage and reimbursement for their companion pharmaceutical or biological products. Similar challenges to obtaining coverage and reimbursement, applicable to pharmaceutical or biological products, will apply to companion diagnostics.
A significant trend in the U.S. healthcare industry and elsewhere is cost containment. Third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. Increasingly, third-party payors are requiring that companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. We cannot be sure that coverage and reimbursement will be available for any product that we commercialize in the future and, if reimbursement is available, what the level of reimbursement will be. Reimbursement may impact the demand for, or the price of, any product for which we obtain marketing approval in the future. If reimbursement is not available or is available only to limited levels, we may not be able to successfully commercialize any therapeutic candidate that we successfully develop.
There may be significant delays in obtaining reimbursement for approved products, and coverage may be more limited than the purposes for which the product is approved by the FDA or regulatory authorities in other countries. Moreover, eligibility for reimbursement does not imply that any product will be paid for in all cases or at a rate that covers our costs, including research, development, manufacture, sale and distribution. Interim payments for new products, if applicable, may also not be sufficient to cover our costs and may not be made permanent. Payment rates may vary according to the use of the product and the clinical setting in which it is used, may be based on payments allowed for lower cost products that are already reimbursed and may be incorporated into existing payments for other services. Net prices for products may be reduced by mandatory discounts or rebates required by third-party payors and by any future relaxation of laws that presently restrict imports of products from countries where they may be sold at lower prices than in the United States. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement policies, but also have their own methods and approval process apart from Medicare coverage and reimbursement determinations. Accordingly, one third-party payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage for the product. Our inability to promptly obtain coverage and adequate reimbursement from third-party payors for approved products could have a material adverse effect on our operating results, our ability to raise capital needed to commercialize potential products and our overall financial condition.
Healthcare legislative reform measures may have a material and adverse effect on our business and results of operations.
Third-party payors, whether domestic or foreign, or governmental or commercial, are developing increasingly sophisticated methods of controlling healthcare costs. In both the United States and certain foreign jurisdictions, there have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal, and state levels directed at containing or lowering the cost of healthcare. We cannot predict the initiatives that may be adopted in the future. The continuing efforts of the government, insurance companies, managed care organizations, and other payors of healthcare services to contain or reduce costs of healthcare and/or impose price controls may adversely affect:

■	the demand for our therapeutic candidates, if we obtain regulatory approval;

■	our ability to receive or set a price that we believe is fair for our products;

■	our ability to generate revenue and achieve or maintain profitability;

■	the level of taxes that we are required to pay; and

■	the availability of capital.
In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care Education and Reconciliation Act, or collectively the ACA, was enacted, which includes measures that have significantly changed the way healthcare is financed by both governmental and private insurers in the United States. It also included the Biologics Price Competition and Innovation Act of 2009, or the BPCIA, which created an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an FDA-licensed reference biological product. The ACA continues to significantly impact the United States’ pharmaceutical industry. Since its enactment, there have been judicial and Congressional challenges to certain aspects of the ACA, and as a result certain sections of the ACA have not been fully implemented or effectively repealed. In particular, in December of 2018, a Texas U.S. District Court Judge ruled that the ACA is unconstitutional in its entirety because the “individual mandate” was repealed by Congress as part of the Tax Cuts and Jobs Act, effective January 1, 2019. On December 18, 2019, the U.S. Court of Appeals for the Fifth Circuit upheld the District Court ruling that the individual mandate was unconstitutional but remanded the case back to the District Court to determine whether other reforms enacted as part of the ACA but not specifically related to the individual mandate or health insurance, including the provisions comprising the BPCIA, could be severed from the rest of the ACA so as not to be declared invalid as well. On March 2, 2020, the United States Supreme Court granted the petitions for writs of certiorari to review this case and has allocated one hour for oral arguments, which are expected to occur in the fall, with a decision likely to follow in 2021. It is unclear how such litigation and other efforts to repeal and replace the ACA will impact the ACA and our business. Complying with any new legislation or reversing changes implemented under the ACA could be time-intensive and expensive, resulting in a material adverse effect on our business.
In addition, other legislative changes have been proposed and adopted since the ACA was enacted. These changes include aggregate reductions to Medicare payments to providers of up to 2% per fiscal year pursuant to the Budget Control Act of 2011, which began in 2013 and will remain in effect through 2030 unless additional Congressional action is taken. The Coronavirus Aid, Relief, and Economic Security Act, or the CARES Act, which was signed into law on March 27, 2020 and was designed to provide financial support and resources to individuals and businesses affected by the COVID-19 pandemic, suspended the 2% Medicare sequester from May 1, 2020 through December 31, 2020, and extended the sequester by one year, through 2030, in order to offset the added expense of the 2020 cancellation.
Moreover, there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. On March 10, 2020, the Trump administration sent “principles” for drug pricing to Congress, calling for legislation that would, among other things, cap Medicare Part D beneficiary out-of-pocket pharmacy expenses, provide an option to cap Medicare Part D beneficiary monthly out-of-pocket expenses, and place limits on pharmaceutical price increases. In addition, the Trump administration previously released a “Blueprint” to lower drug prices and reduce out of pocket costs of drugs that contained proposals to increase manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their products and reduce the out-of-pocket costs of drug products paid by consumers. The Department of Health and Human Services, or HHS, has solicited feedback on some of these measures and has implemented others under its existing authority. For example, at the end of December 2019, the FDA issued a notice of proposed rulemaking to establish a system whereby state governmental entities could lawfully import and distribute prescription drugs sourced from Canada, although the impact of such future programs is uncertain. While some of these and other measures may require additional authorization to become effective, Congress and the Trump administration have each indicated that they will continue to seek new legislative and/or administrative measures to control drug costs. Notably, on July 24, 2020, President Trump announced four executive orders related to prescription drug pricing that attempt to implement several of the Administration’s proposals, including a policy that would tie Medicare Part B drug prices to international drug prices; one that directs HHS to finalize the Canadian drug importation proposed rule previously issued by HHS and makes other changes allowing for personal importation of drugs from Canada; one that directs HHS to finalize the rulemaking process on modifying the anti-kickback law safe harbors for plans, pharmacies, and pharmaceutical benefit managers after HHS confirms that the action is not projected to increase federal spending, Medicare beneficiary premiums, or patients’ total out-of-pocket costs; and one that reduces costs of insulin and epipens to patients of federally qualified health centers. The probability of success of these newly announced policies and their impact on the U.S. prescription drug marketplace is unknown. There are likely to be political and legal challenges associated with implementing these reforms as they are currently envisioned.

At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.
We expect that the ACA, as well as other healthcare reform measures that may be adopted in the future, may result in additional reductions in Medicare and other healthcare funding, more rigorous coverage criteria, lower reimbursement, and new payment methodologies. This could lower the price that we receive for any approved product. Any denial in coverage or reduction in reimbursement from Medicare or other government-funded programs may result in a similar denial or reduction in payments from private payors, which may prevent us from being able to generate sufficient revenue, attain profitability, or commercialize our therapeutic candidates, if approved.
In the European Union similar political, economic and regulatory developments may affect our ability to profitably commercialize our current or any future products. In addition to continuing pressure on prices and cost containment measures, legislative developments at the European Union or member state level may result in significant additional requirements or obstacles that may increase our operating costs. In international markets, reimbursement and healthcare payment systems vary significantly by country, and many countries have instituted price ceilings on specific products and therapies. Our future products, if any, might not be considered medically reasonable and necessary for a specific indication or cost-effective by third-party payors, an adequate level of reimbursement might not be available for such products and third-party payors’ reimbursement policies might adversely affect our ability to sell any future products profitably.
Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for biologic therapeutics. For example, on December 20, 2019, President Trump signed the Further Consolidated Appropriations Act for 2020 into law (P.L. 116-94) that includes a piece of bipartisan legislation called the Creating and Restoring Equal Access to Equivalent Samples Act of 2019, or the CREATES Act. The CREATES Act aims to address the concern articulated by both the FDA and others in the industry that some brand manufacturers have improperly restricted the distribution of their products to deny generic and biosimilar product developers access to samples of brand products. Whether and how generic and biosimilar product developers will use this new pathway, as well as the likely outcome of any legal challenges to provisions of the CREATES Act, remain highly uncertain and its potential effects on the U.S. biopharmaceutical industry are unknown. We cannot be sure whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of our therapeutic candidates, if any, may be. In addition, increased scrutiny by the U.S. Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject us to more stringent product labeling and post-approval testing and other requirements.
We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, our therapeutic candidates may lose any marketing approval that may have been obtained and we may not achieve or sustain profitability, which would adversely affect our business.

If we or our partners, manufacturers or service providers fail to comply with healthcare laws and regulations, we or they could be subject to enforcement actions, which could affect our ability to develop, market and sell our products and may harm our reputation.
Healthcare providers, physicians and third-party payors play a primary role in the recommendation and prescription of any therapeutic candidates for which we obtain marketing approval. Our current and future arrangements with healthcare providers, third-party payors and customers expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute our therapeutic candidates for which we obtain marketing approval. In addition, we may be subject to patient data privacy and security regulation by both the U.S. federal government and the states in which we conduct our business. Restrictions under applicable federal and state healthcare laws and regulations, include the following:

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the U.S. federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind to induce or reward either the referral of an individual for, or the purchase, or order or recommendation of, any good or service, for which payment may be made under federal and state healthcare programs such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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the federal civil and criminal false claims laws, including the U.S. federal False Claims Act, which can be enforced through civil whistleblower or qui tam actions, and the civil monetary penalties laws, which prohibit individuals or entities from knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent, knowingly making, using or causing to be made or used, a false record or statement material to a false or fraudulent claim, or from knowingly making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. In addition, the government may assert that a claim including items and services resulting from a violation of the U.S. federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the U.S. federal False Claims Act;

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the U.S. federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which imposes criminal and civil liability for, among other things, knowingly and willfully executing, or attempting to execute a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services; similar to the U.S. federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act and their implementing regulations, which imposes obligations on certain healthcare providers, health plans, and healthcare clearinghouse, known as covered entities, as well as their business associates that perform certain services involving the use or disclosure of individually identifiable health information, including mandatory contractual terms, with respect to safeguarding the privacy, security, and transmission of individually identifiable health information, and require notification to affected individuals and regulatory authorities of certain breaches of individually identifiable health information;

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the U.S. federal legislation commonly referred to as the Physician Payments Sunshine Act, enacted as part of the ACA, and its implementing regulations, which requires certain manufacturers of drugs, devices, biologics and medical supplies that are reimbursable under Medicare, Medicaid, or the Children’s Health Insurance Program to report annually to HHS information related to certain payments and other transfers of value to physicians (defined to include doctors, dentists, optometrists, podiatrists, chiropractors and, beginning in 2022 for payments and other transfers of value provided in the previous year, certain advanced non-physician health care practitioners) and teaching hospitals, as well as ownership and investment interests held by the physicians described above and their immediate family members; and

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analogous state laws and regulations, such as state anti-kickback and false claims laws that may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring drug and therapeutic biologics manufacturers to report information related to payments to physicians and other healthcare providers or marketing expenditures and pricing information; state and local laws that require the registration of pharmaceutical sales representatives; and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.
Ensuring that our future business arrangements with third parties comply with applicable healthcare laws and regulations could involve substantial costs. It is possible that governmental authorities will conclude that our business practices do not comply with current or future statutes, regulations, agency guidance or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any such requirements, we may be subject to significant civil, criminal and administrative penalties, including monetary damages, fines, disgorgements, imprisonment, loss of eligibility to obtain approvals from the FDA, exclusion from participation in government contracting, healthcare reimbursement or other government programs, including Medicare and Medicaid, reputational harm, diminished profits and future earnings, additional reporting requirements if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with any of these laws, and the curtailment or restructuring of our operations, any of which could adversely our financial results. Although effective compliance programs can mitigate the risk of investigation and prosecution for violations of these laws, these risks cannot be entirely eliminated. Any action against us for an alleged or suspected violation could cause us to incur significant legal expenses and could divert our management’s attention from the operation of our business, even if our defense is successful. In addition, achieving and sustaining compliance with applicable laws and regulations may be costly to us in terms of money, time and resources.
We may seek orphan drug status for one or more of our therapeutic candidates, but even if it is granted, we may be unable to maintain any benefits associated with orphan drug status, including market exclusivity.
Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biologic intended to treat a rare disease or condition or for which there is no reasonable expectation that the cost of developing and making available in the United States a drug or biologic for a disease or condition will be recovered from sales in the United States for that drug or biologic. If a product that has orphan drug designation subsequently receives the first FDA approval for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications, including a full Biologics License Application, or a BLA, to market the same drug or biologic for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity.
We may seek orphan drug status for one or more of our therapeutic candidates, but the FDA may not approve any such request. Even if the FDA grants orphan drug status to one or more of our therapeutic candidates, exclusive marketing rights in the United States may be limited if we seek FDA marketing approval for an indication broader than the orphan designated indication. Additionally, any therapeutic candidate that initially receives orphan drug status designation, may lose such designation if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition. In addition, others may obtain orphan drug status for products addressing the same diseases or conditions as products we are developing, thus limiting our ability to compete in the markets addressing such diseases or conditions for a significant period of time.
We may seek fast-track designation for our therapeutic candidates. Even if received, fast-track designation may not actually lead to a faster review process.
We aim to benefit from the FDA’s fast track and accelerated approval processes. However, our therapeutic candidates may not receive an FDA fast-track designation or priority review. Without fast-track designation, submitting a BLA and getting through the regulatory process to gain marketing approval is a lengthier process. Under fast-track designation, the FDA may initiate a rolling review of sections of a fast-track drug’s BLA before the application is complete. However, the FDA’s time period goal for reviewing an application does not begin until the last section of the BLA is submitted. Additionally, the fast-track designation may be withdrawn by the FDA if the FDA believes that the designation is no longer supported by data emerging in the clinical trial process. Under the FDA policies, a drug candidate is eligible for priority review, or review within a six-month time frame from the time a complete BLA is accepted for filing, if the drug candidate provides a significant improvement compared to marketed drugs in the treatment, diagnosis or prevention of a disease. A fast-track designated drug candidate would ordinarily meet the FDA’s criteria for priority review.

The fast-track designation for our therapeutic candidates, if obtained, may not actually lead to a faster review process and a delay in the review process or in the approval of our potential products will delay revenue from their potential sales and will increase the capital necessary to fund these product development programs.
Our therapeutic candidates for which we intend to seek approval may face competition sooner than anticipated.
Even if we are successful in achieving regulatory approval to commercialize a therapeutic candidate ahead of our competitors, our therapeutic candidates may face competition from biosimilar products. In the United States, our therapeutic candidates are regulated by the FDA as biological products and we intend to seek approval for these therapeutic candidates pursuant to the BLA pathway. The BPCIA created an abbreviated pathway for the FDA approval of biosimilar biological products based on a previously licensed innovator, or reference, biological product. Under the BPCIA, an application for a biosimilar biological product cannot be approved by the FDA until 12 years after the original reference biological product was approved under a BLA. The law is complex and is still being interpreted and implemented by the FDA. As a result, its ultimate impact, implementation, and meaning are subject to uncertainty. While it is uncertain when such processes intended to implement BPCIA may be fully adopted by the FDA, any such processes could have a material adverse effect on the future commercial prospects for our therapeutic candidates.
We believe that any of our therapeutic candidates approved as a biological product under a BLA should qualify for the 12-year period of exclusivity available to reference biological products. However, there is a risk that this exclusivity could be shortened due to Congressional action or otherwise, or that the FDA will not consider our therapeutic candidates to be reference biological products pursuant to its interpretation of the exclusivity provisions of the BPCIA, potentially creating the opportunity for follow-on biosimilar competition sooner than anticipated. Moreover, the extent to which a biosimilar product, once approved, will be substituted for any one of our reference products in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing including whether a future competitor seeks an interchangeability designation for a biosimilar of one of our products. Under the BPCIA as well as state pharmacy laws, only so-called “interchangeable” biosimilar products are considered substitutable for the reference biological product without the intervention of the health care provider who prescribed the original biological product. However, as with all prescribing decisions made in the context of a patient-provider relationship and a patient’s specific medical needs, healthcare providers are not restricted from prescribing biosimilar products in an off-label manner. In addition, a competitor could decide to forego the abbreviated approval pathway available for biosimilar products and to submit a full BLA for product licensure after completing its own preclinical studies and clinical trials. In such a situation, any exclusivity to which we may be eligible under the BPCIA would not prevent the competitor from marketing its biological product as soon as it is approved.
In Europe, the European Commission has granted marketing authorizations for several biosimilar products pursuant to a set of general and product class-specific guidelines for biosimilar approvals issued over the past few years. In addition, companies may be developing biosimilar products in other countries that could compete with our products, if approved.
If competitors are able to obtain marketing approval for biosimilars referencing our therapeutic candidates, if approved, our future products may become subject to competition from such biosimilars, whether or not they are designated as interchangeable, with the attendant competitive pressure and potential adverse consequences. Such competitive products may be able to immediately compete with us in each indication for which our therapeutic candidates may have received approval.
We face regulation and potential liability related to the privacy, data protection and information security which may require significant resources and may adversely affect our business, operations and financial performance.
The regulatory environment surrounding information security, data collection and privacy is increasingly demanding. We are subject to numerous U.S. federal and state laws and non-U.S. regulations governing the protection of personal and confidential information of our clinical subjects, clinical investigators, employees and vendors/business contacts, including in relation to medical records, credit card data and financial information. For example, on May 25, 2018, the European General Data Protection Regulation, or the GDPR, went into effect, implementing more stringent requirements in relation to our use of personal data relating to individuals located in the European Union. The GDPR repeals the Data Protection Directive (95/46/EC) and became directly applicable in all European Union member states starting on May 25, 2018. The GDPR significantly increases fining levels of up to 4% total worldwide annual turnover or up to €20 million (whichever is higher) for non-compliance with its requirements. We will be subject to the GDPR where we have a European Union presence or “establishment” (e.g. European Union based subsidiary or operations), when conducting clinical trials with European Union based data subjects (whether the trials are conducted directly by us or through a clinical vendor or partner) or offering approved products or services (if relevant) to European Union based data subjects (regardless of whether involving our European Union based subsidiary or operations).
The GDPR sets out a number of requirements that must be complied with when handling the personal data of such European Union based data subjects including: providing expanded disclosures about how their personal data will be used; higher standards for organizations to demonstrate that they have obtained valid consent or have another legal basis in place to justify their data processing activities; the obligation to appoint data protection officers in certain circumstances; new rights for individuals to be “forgotten” and rights to data portability, as well as enhanced current rights (e.g. access requests); the principal of accountability and demonstrating compliance through policies, procedures, training and audit; the new mandatory data breach regime. In particular, medical or health data, genetic data and biometric data where the latter is used to uniquely identify an individual are all classified as “special category” data under the GDPR and afford greater protection and require additional compliance obligations. Further, European Union member states have a broad right to impose additional conditions—including restrictions—on these data categories. This is because the GDPR allows European Union member states to derogate from the requirements of the GDPR mainly in regard to specific processing situations (including special category data and processing for scientific or statistical purposes). As the European Union states continue to reframe their national legislation to harmonize with the GDPR, we will need to monitor compliance with all relevant European Union member states’ laws and regulations, including where permitted derogations from the GDPR are introduced.
We will also be subject to evolving European Union laws on data export, where we transfer data outside the European Union to group companies or third parties. The GDPR only permits exports of data outside the European Union where there is a suitable data transfer solution in place to safeguard personal data (e.g. the European Union Commission approved Standard Contractual Clauses). On July 16, 2020, the Court of Justice of the European Union or the CJEU, issued a landmark opinion in the case Maximilian Schrems vs. Facebook (Case C-311/18), called Schrems II. This decision calls into question certain data transfer mechanisms as between the European Union member states and the U.S. The CJEU is the highest court in Europe and the Schrems II decision heightens the burden on data importers to assess U.S. national security laws on their business and future actions of European Union data protection authorities are difficult to predict at the early date. Consequently, there is some risk of any of our data transfers from the European Union being halted.
Where we rely on third parties to carry out a number of services for us, including processing personal data on our behalf, we are required under GDPR to enter into contractual arrangements to help ensure that these third parties only process such data according to our instructions and have sufficient security measures in place. Any security breach or non-compliance with our contractual terms or breach of applicable law by such third parties could result in enforcement actions, litigation, fines and penalties or adverse publicity and could cause our customers to lose trust in us, which could have an adverse impact on our reputation and business. Any contractual arrangements requiring the transfer of personal data from the European Union to us in the United States will require greater scrutiny and assessments as required under Schrems II and may have an adverse impact on cross-border transfers of personal data, or increase costs of compliance.
Further, the United Kingdom’s decision to leave the European Union, often referred to as Brexit, has created uncertainty with regard to data protection regulation in the United Kingdom. In particular, while the Data Protection Act of 2018, that “implements” and complements the GDPR achieved Royal Assent on May 23, 2018 and is now effective in the United Kingdom, it is still unclear whether transfer of data from the European Economic Area to the United Kingdom will remain lawful under GDPR. During the period of “transition” (i.e., until December 31, 2020), European Union law will continue to apply in the United Kingdom, including the GDPR, after which the GDPR will be converted into United Kingdom law. Beginning in 2021, the United Kingdom will be a “third country” under the GDPR.
In the United States, numerous federal and state laws and regulations, including federal health information privacy laws, state data breach notification laws, state health information privacy laws, and federal and state consumer protection laws (e.g., Section 5 of the Federal Trade Commission Act and California Consumer Privacy

Act of 2018, or CCPA), that govern the collection, use, disclosure and protection of health-related and other personal information could apply to our operations or the operations of our collaborators, and the privacy regulatory area is in constant flux. The state of California, for example, recently adopted the CCPA, which went into effect beginning in January 2020. The CCPA has been characterized as the first “GDPR-like” privacy statute to be enacted in the United States because it mirrors a number of the key provisions of the GDPR. The CCPA establishes a new privacy framework for covered businesses by creating an expanded definition of personal information, establishing new data privacy rights for residents of the State of California, imposing special rules on the collection of personal information from minors, and creating a new and potentially severe statutory damages framework for violations of the CCPA and for businesses that fail to implement reasonable security procedures and practices to prevent data breaches. An initiative called the California Privacy Rights Act, or CCPA 2.0, will be voted on in California in November and could impact our operations or that of our collaborators. Other states have been considering legislation similar to the CCPA, and several federal privacy proposals are under consideration in the current session of Congress.
In recent years, U.S. and European lawmakers and regulators have expressed concern over electronic marketing. In the European Union, marketing is defined broadly to include any promotional material and the rules specifically on e-marketing are currently set out in the ePrivacy Directive which will be replaced by a new ePrivacy Regulation. While the ePrivacy Regulation was originally intended to be adopted on May 25, 2018 (alongside the GDPR), it is still going through the European legislative process and commentators now expect it to be adopted in 2021. The current draft of the ePrivacy Regulation imposes strict opt-in e-marketing rules with limited exceptions to business to business communications and significantly increases fining powers to the same levels as GDPR (see above).
We may find it necessary or desirable to join self-regulatory bodies or other privacy-related organizations, particularly relating to biopharmacy and/or scientific research that may require compliance with their rules pertaining to privacy and data security.
The introduction of the GDPR, and any resultant changes in European Union member states’ national laws and regulations and the ePrivacy Regulation, will increase our compliance obligations and will necessitate the review and implementation of policies and processes relating to our collection and use of data. This increase in compliance obligations could also lead to an increase in compliance costs which may have an adverse impact on our business, financial condition or results of operations.
If any person, including any of our employees, clinical vendors or partners or those with whom we share such information, negligently disregards or intentionally breaches our established controls with respect to our clinical subject, clinical investigator or employee data, or otherwise mismanages or misappropriates that data, we could be subject to significant monetary damages, regulatory enforcement actions, fines and/or criminal prosecution in one or more jurisdictions. As above, under the GDPR there are significant new punishments for non-compliance which could result in a penalty of up to 4% of a firm’s global annual revenue. In addition, a data breach could result in negative publicity which could damage our reputation and have an adverse effect on our business, financial condition or results of operations.
Applicable laws may conflict with each other, and by complying with the laws or regulations of one jurisdiction, we may find that we are violating the laws or regulations of another jurisdiction. Despite our efforts, we may not have fully complied in the past and may not in the future. If we become liable under laws or regulations applicable to us, we could be required to pay significant fines and penalties, our reputation may be harmed and we may be forced to change the way we operate. That could require us to incur significant expenses or to discontinue certain services, which could negatively affect our business.
We are subject to U.S. and certain foreign export and import controls, sanctions, embargoes, anti-corruption laws, and anti-money laundering laws and regulations. Compliance with these legal standards could impair our ability to compete in domestic and international markets. We can face criminal liability and other serious consequences for violations, which can harm our business.
We are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA

PATRIOT Act, and other state and national anti-bribery and anti-money laundering laws in the countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors, and other collaborators from authorizing, promising, offering, or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. We may engage third parties to sell our products sell our products outside the United States, to conduct clinical trials, and/or to obtain necessary permits, licenses, patent registrations, and other regulatory approvals. We have direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities, and other organizations. We can be held liable for the corrupt or other illegal activities of our employees, agents, contractors, and other collaborators, even if we do not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences.
Our application for the PPP Loan could in the future be determined to have been impermissible which could result in damage to our reputation or adversely impact our business. All or a portion of the PPP Loan may not be forgiveable.
In May 2020, we received proceeds of approximately $1.9 million from a loan under the Paycheck Protection Program, or the PPP Loan, of the CARES Act. The PPP Loan has a term of two years, is unsecured, and is guaranteed by the U.S. Small Business Administration, or the SBA. The PPP Loan carries a fixed interest rate of 1% per annum, with the first six months of interest deferred. Under the CARES Act, we may be eligible to apply for forgiveness of all loan proceeds used to pay payroll costs, rent, utilities and other qualifying expenses, provided that we retain a certain number of employees and maintain compensation within certain regulatory parameters of the Paycheck Protection Program. If the conditions outlined in the Paycheck Protection Program are adhered to by us, all or part of the PPP Loan could be forgiven. However, we cannot provide any assurance that we will be eligible for loan forgiveness or that any amount of the PPP Loan will ultimately be forgiven.
In applying for the PPP Loan, we were required to certify, among other things, that the then current economic uncertainty made the PPP Loan necessary to support our ongoing operations and that we did not, together with our affiliates, then employ more than 500 employees. We made these certifications in good faith after analyzing, among other things, our current business activity and our ability to access other sources of liquidity sufficient to support our ongoing operations in a manner that would not be significantly detrimental to our business. We believe that we satisfied all eligibility criteria for the PPP Loan, and that our receipt of the PPP Loan was consistent with the broad objectives of the PPP of the CARES Act. The certification regarding necessity described above did not at the time contain any objective criteria and continues to be subject to interpretation. We are continuing to evaluate the criteria and new guidance issued by the SBA. If, despite our good-faith belief that we satisfied all eligibility requirements for the PPP Loan, we are later determined to have violated any of the laws or governmental regulations that apply to us in connection with the PPP Loan, such as the False Claims Act, or it is otherwise determined that we were ineligible to receive the PPP Loan, we may be subject to civil, criminal and administrative penalties. Any violations or alleged violations may result in adverse publicity and damage to our reputation, a review or audit by the SBA or other government entity, or claims under the False Claims Act. These events could consume significant financial and management resources and could have a material adverse effect on our business, results of operations and financial condition.
Use of net operating loss carryforwards may be limited and U.S. federal income tax reform could adversely affect us.
Our ability to utilize our net operating loss, or NOL, carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including potential changes in connection with this offering. Corresponding rules may apply under state tax laws. We have not yet determined the amount of the cumulative change in our ownership resulting from this offering or other transactions, or any resulting limitations, if any, on our ability to utilize our NOL carryforwards and other tax attributes. Even if there is no limitation on utilization of our NOL carryforwards as the result of an ownership change, the utilization of NOL carryforwards originating from a loss incurred in a year after 2017 is limited and may reduce taxable income in any post-2020 year by no more than 80% of the pre-NOL taxable income in such year. If we earn taxable income in a future year, such limitations on utilization of NOL carryforwards could result in increased future tax liability to us and our future cash flows could be adversely affected.

New legislation or regulation which could affect our tax burden could be enacted by any governmental authority. We cannot predict the timing or extent of such tax-related developments which could have a negative impact on our financial results. United States federal legislation affecting the tax laws was enacted in December 2017 (the Tax Cuts and Jobs Act, or TCJA), March 2020 (the Families First Coronavirus Response Act, or the FFCR Act), and again in March 2020 (the CARES Act). We cannot estimate how the changes in tax law from this legislation will affect our tax liability in future years, but we have recorded a full valuation allowance related to our NOLs and other deferred tax asses due to the uncertainty of the ultimate realization of the future benefits from those assets.
Additionally, we use our best judgment in attempting to quantify and reserve for these tax obligations. However, a challenge by a taxing authority, our ability to utilize tax benefits such as carryforwards or tax credits, or a deviation from other tax-related assumptions may cause actual financial results to deviate from previous estimates.
If we do not comply with laws regulating the protection of the environment and health and human safety, our business could be adversely affected.
We maintain quantities of various flammable and toxic chemicals in our facilities in La Jolla, California required for our research and development activities. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials. We believe our procedures for storing, handling and disposing these hazardous materials in our La Jolla facilities comply with the relevant guidelines of La Jolla, the state of California and the Occupational Safety and Health Administration of the U.S. Department of Labor. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards mandated by applicable regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. If an accident occurs, we could be held liable for resulting damages, which could be substantial. We are also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of animals and biohazardous materials. Any insurance coverage we have may not be sufficient to cover these liabilities. Additional federal, state and local laws and regulations affecting our operations may be adopted in the future. We may incur substantial costs to comply with, and substantial fines or penalties if we violate, any of these laws or regulations which would adversely affect our business.
Our future growth may depend, in part, on our ability to operate in foreign markets, where we would be subject to additional regulatory burdens and other risks and uncertainties.
Our future growth may depend, in part, on our ability to develop and commercialize our therapeutic candidates, if approved, in foreign markets for which we may rely on collaboration with third parties. We are not permitted to market or promote any of our therapeutic candidates before we receive regulatory approval from the applicable regulatory authority in that foreign market, and we may never receive such regulatory approval for any of our therapeutic candidates. To obtain separate regulatory approval in many other countries we must comply with numerous and varying regulatory requirements of such countries regarding safety and efficacy and governing, among other things, clinical trials and commercial sales, pricing and distribution of our therapeutic candidates, and we cannot predict success in these jurisdictions. If we obtain approval of our therapeutic candidates and ultimately commercialize our therapeutic candidates in foreign markets, we would be subject to the risks and uncertainties, including the burden of complying with complex and changing foreign regulatory, tax, accounting and legal requirements and the reduced protection of intellectual property rights in some foreign countries. We may need to rely on third parties to market, distribute and sell our products in foreign markets.
Risks Related to Our Common Stock and This Offering
We expect that our stock price may fluctuate significantly and investors may not be able to resell their shares at or above the initial public offering price. An active trading market for our common stock may never develop.
Prior to this offering, you could not buy or sell our common stock publicly. Although we have applied to have our common stock listed on the Nasdaq Global Market, an active trading market for our shares may never develop or be sustained following this offering. If an active market for our common stock does not develop or is not maintained, it may be difficult for you to sell shares you purchase in this offering without depressing the market price for the shares or at all. An inactive trading market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our common stock as consideration.
The initial public offering price for our common stock will be determined through negotiations with the underwriters. This determined price may not reflect the price at which investors in the market will be willing to buy and sell our shares following this offering. You may be unable to sell your shares of common stock at or above the initial offering price. The market price of shares of our common stock following this offering could be subject to wide fluctuations in response to many risk factors listed in this section, and others beyond our control, including:

■	results of clinical trials and preclinical studies or those of our competitors;

■	the success of competitive products or technologies;

■	regulatory or legal developments in the United States and other countries;

■	the level of expenses related to our therapeutic candidates or development programs;

■	changes in the structure of healthcare payment systems; actual or anticipated fluctuations in our financial condition and operating results;

■
announcements by us, our partners or our competitors of new therapeutics or therapeutic candidates, significant contracts, strategic partnerships, joint ventures, collaborations, commercial relationships or capital commitments;

■	failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public;

■	issuance of new or updated research or reports by securities analysts or recommendations for our stock;

■	disputes or other developments related to proprietary rights, including patents, litigation matters, and our ability to obtain patent protection for our technologies;

■	commencement of, or our involvement in, litigation;

■	fluctuations in the valuation of companies perceived by investors to be comparable to us;

■	manufacturing disputes or delays;

■	any future sales of our common stock or other securities;

■	any change to the composition of the board of directors or key personnel;

■	expiration of contractual lock-up agreements with our executive officers, directors and security holders;

■	general economic conditions and slow or negative growth of our markets;

■	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

■	announcement or expectation of additional debt or equity financing efforts;

■	circumstances and market conditions relating to the COVID-19 pandemic; and

■	other factors described in this section of the prospectus.
These and other market and industry factors may cause the market price and demand for our common stock to fluctuate substantially, regardless of our actual operating performance. In addition, the stock market in general, and life science companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. In the past, when the market price of a stock has been volatile, holders of that stock have on occasion instituted securities class action litigation against the company that issued the stock. If any of our stockholders were to bring a lawsuit against us, the defense and disposition of the lawsuit could be costly and divert the time and attention of our management and harm our operating results.
Our management team has broad discretion to use the net proceeds from this offering and its investment of these proceeds may not yield a favorable return. We may invest the proceeds of this offering in ways with which investors disagree.
We have broad discretion as to how to spend and invest the proceeds from this offering, and we may spend or invest these proceeds in a way with which our stockholders disagree. Accordingly, investors will need to rely on our judgment with respect to the use of these proceeds. We currently intend to use the proceeds from this offering (i) to fund the remainder of dose expansion in our ongoing Phase 1 clinical trial to initial data, initiate combination studies as well as to fund commercial manufacturing scale-up activities for our INBRX-109 program, (ii) to fund the remainder of dose escalation in our ongoing Phase 1 clinical trial to initial data, for both single agent and in combination with Keytruda for our INBRX-106 program, (iii) to fund the remainder of dose escalation in our ongoing Phase 1 clinical trial to initial data and to fund commercial manufacturing scale-up activities for our INBRX-105 program, (iv) to fund the remainder of our ongoing Phase 1 clinical trial to initial data and to fund commercial manufacturing scale-up activities for our INBRX-101 program, and (v) for our research and development activities, as well as working capital and other general corporate purposes. These uses may not yield a favorable return to our stockholders.
We cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. In addition, the amount, allocation and timing of our actual expenditures will depend upon numerous factors, many of which are beyond our control. Accordingly, we will have broad discretion in using these proceeds. In addition, until the net proceeds are used, they may be placed in investments that do not produce significant income or that may lose value.
Investors in this offering will pay a higher price than the book value of our common stock.
The initial public offering price of our common stock is substantially higher than the pro forma as adjusted net tangible book value per share of our common stock after giving effect to this offering. If you purchase common stock in this offering, you will pay more for your shares than the amounts paid by existing stockholders for their shares. You will incur immediate and substantial dilution of $             per share, representing the difference between our pro forma as adjusted net tangible book value per share after giving effect to this offering and the assumed initial public offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus. In the past, we issued options and warrants to acquire capital stock at prices significantly below the initial public offering price. To the extent the underwriters exercise their option to purchase additional shares or any outstanding options or warrants are ultimately exercised, you will sustain further dilution. For a further description of the dilution that you will experience immediately after the offering, see the section titled “Dilution”.
Our executive officers, directors and holders of more than 5% of our capital stock own a significant percentage of our stock and will be able to exercise significant control over matters subject to stockholder approval.
Our executive officers, directors and holders of more than 5% of our capital stock listed in the table in the section titled “Principal Stockholders” beneficially owned approximately             % of our shares of common stock outstanding as of July 15, 2020, which reflects the assumed conversion of all outstanding shares of our convertible preferred stock prior to the completion of this offering, the conversion of the aggregate outstanding principal amount plus accrued interest under the 2019 Note and the 2020 Notes in connection with this offering, assuming a conversion date of          , 2020, and we expect that upon the completion of this offering, that same group will beneficially own at least             % of our common stock, which excludes shares of common stock, if any, purchased by our executive officers, directors and holders of more than 5% of our capital stock in this offering. Accordingly, after this offering, our executive officers, directors and holders of more than 5% of our capital stock will continue to have significant control over our operations. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material adverse effect on our stock price and may prevent attempts by our stockholders to replace or remove the board of directors or management.
Future sales of our common stock in the public market could cause our stock price to fall.
Our stock price could decline as a result of sales of a large number of shares of our common stock after this offering or the perception that these sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.
Upon the completion of this offering and conversion of the 2019 Note and the 2020 Notes,              shares of our common stock will be outstanding (or              shares assuming full exercise of the underwriters’ option to purchase additional shares) based on our shares outstanding as of June 30, 2020, a conversion date of          , 2020, an assumed conversion price under the 2019 Note of $     per share and an assumed conversion price under the 2020 Notes of $     per share. All shares of common stock expected to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act, unless held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, or Rule 144. The resale of the remaining              shares of common stock, or              % of our outstanding shares of common stock after this offering assuming that we sell the number of shares set forth on the cover of this prospectus, are currently prohibited or otherwise restricted as a result of securities law provisions, market standoff agreements entered into by our stockholders with us or lock-up agreements entered into by our stockholders with the underwriters, but will be able to be resold after this offering as described in the “Shares eligible for future sale” section of this prospectus. The lock-up agreements pertaining to this offering will expire 180 days from the date of this prospectus, subject to earlier release of all or a portion of the shares subject to such agreements by Jefferies LLC, Evercore Group L.L.C. and Credit Suisse Securities (USA) LLC in their sole discretion. After the lock-up agreements expire, based upon the number of shares of common stock, on an as-converted basis (including the full conversion and settlement of the aggregate outstanding principal amount plus accrued interest under the 2019 Note and the 2020 Notes assuming a conversion date of          , 2020) outstanding as of June 30, 2020,              of the shares of common stock outstanding prior to this offering will be eligible for sale in the public market. Approximately             % of these shares are held by our executive officers, directors and their affiliates and will be subject to certain limitations of Rule 144.
In addition, the 4,020,289 shares of common stock subject to outstanding options, of which options to purchase 1,266,932 shares of common stock were exercisable as of June 30, 2020, and the shares reserved for future issuance under our stock option and equity incentive plans will become available for sale immediately upon the exercise of such options and the expiration of any applicable market stand-off or lock-up agreements. We intend to register the offer and sale of all shares of common stock that we may issue under our equity compensation plans.
Holders of approximately              shares of our common stock outstanding upon completion of this offering (assuming we sell the number of shares set forth on the cover of this prospectus and assuming a conversion date of          , 2020 and the conversion of the aggregate outstanding principal amount plus accrued interest under the 2019 Note and the 2020 Notes) or             % of our common stock outstanding after the completion of this offering, plus           shares of our common stock issuable upon the exercise of options outstanding as of June 30, 2020 as well as subsequent options granted after June 30, 2020) will have rights, subject to certain conditions, to require us to file registration statements covering the sale of their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. If and when we register the offer and sale of shares for the holders of registration rights and option holders, they can be freely sold in the public market upon issuance, subject to the lock-up agreements described in the section of this prospectus titled “Underwriting.”
In addition, in the future, we may issue additional shares of common stock or other equity or debt securities convertible into common stock in connection with a financing, acquisition, litigation settlement, employee arrangements or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and could cause our stock price to decline.
If securities or industry analysts do not publish research reports about our business, or if they issue an adverse opinion about our business, our stock price and trading volume could decline.
The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We may never obtain research coverage by industry or financial analysts. If no or few analysts commence coverage of us, the trading price of our stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts who cover us issues an adverse opinion about our company, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to regularly publish reports on us, we could lose visibility in the public markets, which could cause our stock price or trading volume to decline.
We do not intend to pay dividends on our common stock so any returns will be limited to the value of our stock.
We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. The 2020 Loan Agreement, 2019 Note, 2020 Notes and future debt financing agreements may require us to have the lender’s permission before declaring dividends on our common stock. Any return to stockholders will therefore be limited to the appreciation of their stock.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, stockholders could lose confidence in our financial statements and other public reporting, which would harm our business and the trading price of our common stock.
Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, our management will be required to report upon the effectiveness of our internal control over financial reporting beginning in the year following the first required annual report.
The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. To comply with the requirements of being a reporting company under the Securities Exchange Act of 1934, as amended, or the Exchange Act, we will need to implement additional financial and management controls, reporting systems and procedures.
We cannot assure you that there will not be material weaknesses or significant deficiencies identified in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition, results of operations or cash flows. In the future, if we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our common stock could decline, and we could be subject to sanctions or investigations by The Nasdaq Stock Market, the Securities and Exchange Commission, or the SEC, or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.
When we lose our status as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act, and once we become an “accelerated filer” as defined in the Exchange Act our independent registered public accounting firm will be required to attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404. We could be an “emerging growth company” for up to five years from the closing of our initial public offering. An independent assessment of the effectiveness of our internal controls could detect problems that our management’s assessment might not. Undetected material weaknesses in our internal controls could lead to financial statement restatements and require us to incur the expense of remediation.
We will incur significantly increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.
As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We will be subject to the reporting requirements of the Exchange Act, which will require, among other things, that we file with the SEC annual, quarterly and current reports with respect to our business and financial condition. In addition, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, as well as rules subsequently adopted by the SEC and Nasdaq to implement provisions of the Sarbanes-Oxley impose significant requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Further, in July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, was enacted. There are significant corporate governance and executive compensation-related provisions in the Dodd-Frank Act that require the SEC to adopt additional rules and regulations in these areas such as “say on pay” and proxy access. Legislation permits emerging growth companies to implement many of these requirements over a longer period and up to five years from the pricing of this offering. We intend to take advantage of this legislation, but cannot guarantee that we will not be required to implement these requirements sooner than budgeted or planned and thereby incur unexpected expenses. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which we operate our business in ways we cannot currently anticipate.

We expect the rules and regulations applicable to public companies to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. If these requirements divert the attention of our management and personnel from other business concerns, they could have a material adverse effect on our business, financial condition and results of operations. The increased costs will decrease our net income or increase our net loss, and may require us to reduce costs in other areas of our business or increase the prices of our products or services. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.
We are an “emerging growth company” and a “smaller reporting company”, and will be able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies, which could make our common stock less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act, and a “smaller reporting company” under SEC regulations. For so long as we remain an emerging growth company or smaller reporting company, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” or “smaller reporting companies.” These exemptions include reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As long as we remain an emerging growth company (and thereafter for so long as we remain a non-accelerated filer), these exemptions also include an exemption from the auditor attestation requirements of Section 404. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to take advantage of the extended transition period afforded by the JOBS Act for the implementation of new or revised accounting standards and, as a result, will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result of our emerging growth company election and smaller reporting company status, investors may view our financial statements as not comparable to some other public companies. We cannot predict if investors will find our common stock less attractive because we may rely on certain of these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an emerging growth company or a smaller reporting company. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. In addition, we will continue to be a smaller reporting company as long as we (a) have less than $250 million in public float (based on our common equity) measured as of the last business day of our most recently completed second fiscal quarter, or (b) have annual revenues of less than $100 million during the most recently completed fiscal year for which audited financial statements are available and have no public float or public float of less than $700 million (based on our common equity).

Anti-takeover provisions contained in our restated certificate of incorporation and restated bylaws to be effective upon the closing of the offering, as well as provisions of Delaware law, could impair a takeover attempt.
Our restated certificate of incorporation, restated bylaws and Delaware law contain provisions which could have the effect of rendering more difficult, delaying or preventing an acquisition deemed undesirable by our board of directors. Our corporate governance documents include or will, upon completion of this offering, include provisions:

■
authorizing our board of directors to issue up to              shares of preferred stock without stockholder approval upon the terms and conditions and with the rights, privileges and preferences as our board of directors may determine;

■
specifying that special meetings of our stockholders can be called only by our board of directors, the chairman of our board of directors or our Chief Executive Officer and that our stockholders may not act by written consent;

■
establishing an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors;

■
providing that our board of directors may create new directorships and that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum;

■	establishing that our board of directors is divided into three classes—Class I, Class II, and Class III—with each class serving staggered three-year terms;

■	providing that our board of directors may amend our restated bylaws without stockholder approval; and

■	requiring a super-majority of votes to amend certain of the above-mentioned provisions.
These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management.
As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation law, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock.
Any provision of our amended and restated certificate of incorporation, amended and restated bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.
Our amended and restated certificate of incorporation, to be in effect upon the completion of this offering, will designate the Court of Chancery of the State of Delaware, or the Chancery Court, or the federal district court for the District of Delaware, or the District Court of Delaware, or the other federal district courts of the United States as the exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.
Our amended and restated certificate of incorporation, to be in effect upon the completion of this offering, will require, unless we otherwise consent, that the Chancery Court will, to the fullest extent permitted by law, be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law (subject to the Chancery Court having personal jurisdiction over the indispensable parties named as defendants): (i) any derivative action or proceeding brought on our behalf, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers and employees to us or our stockholders, (iii) any action or proceeding asserting a claim against us or any of our current or former directors, officers or employees of the Company , arising out of or pursuant to any provision of the Delaware General Corporation Law, our amended and restated certificate of incorporation to be in effect upon the completion of this offering or our amended and restated bylaws to be in effect upon the completion of this offering, (iv) any action or proceeding to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or our amended and restated bylaws to be in effect upon the completion of this offering, (v) any action or proceeding as to which the Delaware General Corporation Law confers jurisdiction to the Chancery Court, or (vi) any action or proceeding asserting a claim against us, or our directors, officers or employees, governed by the internal affairs doctrine. If the Chancery Court does not have jurisdiction for these actions or proceedings, then the actions or proceedings must be brought in a state court located in the State of Delaware. If these state courts also do not have jurisdiction, these actions or proceedings must be brought in the District Court of Delaware. These limitations in our amended and restated certificate of incorporation to be in effect upon the completion of this offering will not apply to actions brought to enforce a duty or liability created by the Securities Act, the Exchange Act or to any claim for which the federal courts have exclusive jurisdiction. However, our amended and restated certificate of incorporation also provides that, unless we otherwise consent in writing, the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. In addition, any person holding, owning or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to this provision of our amended and restated certificate of incorporation. These Delaware and federal court choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and employees even though an action, if successful, might benefit our stockholders. Stockholders who do bring a claim in the Chancery Court or the District Court of Delaware could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near the jurisdiction. The Chancery Court or the District Court of Delaware may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments or results may be more favorable to us than to our stockholders. Alternatively, if a court were to find these provisions of our amended and restated certificate of incorporation to be in effect upon the completion of this offering inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs, which could have a material adverse effect on our business, financial condition or results of operations.
On March 18, 2020, the Delaware Supreme Court ruled that provisions of a Delaware corporation’s certificate of incorporation that designate a federal forum for securities claims brought pursuant to the Securities Act, or federal forum provisions, are valid and enforceable under Delaware law, or the March 2020 Ruling. Various U.S. Supreme Court cases offer support for the argument that federal forum provisions do not violate federal policy. However, the March 2020 Ruling applies only to claims brought in Delaware state courts, and it is not binding on any other state court or the federal courts. Therefore, we are unable to predict whether a state court in any other state or a federal court would enforce a federal forum provision such as the one set forth in our amended and restated certificate of incorporation.
Participation in this offering by our existing stockholders and/or their affiliated entities may reduce the public float for our common stock.
To the extent certain of our existing stockholders and their affiliated entities participate in this offering, such purchases would reduce the non-affiliate public float of our shares, meaning the number of shares of our common stock that are not held by officers, directors and controlling stockholders. A reduction in the public float could reduce the number of shares that are available to be traded at any given time, thereby adversely impacting the liquidity of our common stock and depressing the price at which you may be able to sell shares of common stock purchased in this offering.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts contained in this prospectus are forward-looking statements. In some cases, you can identify forward-looking statements by words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “design,” “seek,” “should,” “target,” “will,” “would,” or the negative of these words or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:

■	the initiation, timing, progress and results of our preclinical studies and clinical trials, and our research and development programs;

■	our ability to advance therapeutic candidates into, and successfully complete, clinical trials;

■	our interpretation of initial, interim or preliminary data from our clinical trials, including interpretations regarding disease control and disease response;

■	the timing or likelihood of regulatory filings and approvals;

■	the commercialization of our therapeutic candidates, if approved;

■	the pricing, coverage and reimbursement of our therapeutic candidates, if approved;

■	our ability to utilize our technology platform to generate and advance additional therapeutic candidates;

■	the implementation of our business model, strategic plans for our business and therapeutic candidates;

■	our ability to successfully manufacture our therapeutic candidates for clinical trials and commercial use, if approved;

■	our ability to contract with third-party suppliers and manufacturers and their ability to perform adequately;

■	the scope of protection we are able to establish and maintain for intellectual property rights covering our therapeutic candidates;

■	our ability to enter into strategic partnerships and the potential benefits of such partnerships;

■	our estimates regarding expenses, capital requirements and needs for additional financing;

■	our financial performance;

■	our expectations regarding the impact of the COVID-19 pandemic on our business;

■
our and our third party partners and service providers’ ability to continue operations and advance our therapeutic candidates through clinical trials and the ability of our third party manufacturers to provide the required raw materials, antibodies and other biologics for our preclinical research and clinical trials in light of the COVID-19 pandemic and the recent developments in Hong Kong;

■	our ability to retain the continued service of our key professionals and to identify, hire and retain additional qualified professionals;

■	developments relating to our competitors and our industry; and

■	our expected use of the net proceeds from this offering.
These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the section titled “Risk Factors” elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.
You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to new information, actual results or to changes in our expectations, except as required by law.
You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC, as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance, and events and circumstances may be materially different from what we expect.

MARKET AND OTHER INDUSTRY DATA
Unless otherwise indicated, market data and certain industry forecasts used throughout this prospectus were obtained from various sources, including internal surveys, market research, consultant surveys, publicly available information and industry publications and surveys. In some cases, we do not expressly refer to the sources from which this information is derived. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, internal surveys, industry forecasts and market research, which we believe to be reliable based upon our management’s knowledge of the industry, have not been independently verified. The future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in above, in the section of this prospectus titled “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in these publications and reports.

USE OF PROCEEDS
We estimate that the net proceeds from this offering will be approximately $            million (or $            million if the underwriters exercise their option to purchase additional shares in full) assuming an initial public offering price of $             per share, the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
Each $1.00 increase or decrease in the assumed initial public offering price of $             per share would increase or decrease, as applicable, the net proceeds to us from this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $            million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. We may also increase or decrease the number of shares we are offering. Each increase or decrease of 1.0 million shares in the number of shares we are offering at the assumed initial public offering price of $             per share would increase or decrease, as applicable, the net proceeds to us from this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $            million.
The principal purposes of this offering are to increase our financial flexibility, create a public market for our common stock and to facilitate our access to the public equity markets. We currently intend to use the net proceeds from this offering, together with our existing cash, as follows:

■
approximately $         million to fund the remainder of dose expansion in our ongoing Phase 1 clinical trial for our INBRX-109 program to initial data, initiate combination studies as well as to fund commercial manufacturing scale-up activities;

■
approximately $         million to fund the remainder of dose escalation in our ongoing Phase 1 clinical trial for our INBRX-106 program to initial data, for both single agent and in combination with Keytruda;

■
approximately $         million to fund the remainder of dose escalation in our ongoing Phase 1 clinical trial for our INBRX-105 program to initial data and to fund commercial manufacturing scale-up activities;

■	approximately $ million to fund the remainder of our ongoing Phase 1 clinical trial for our INBRX-101 program to initial data and to fund commercial manufacturing scale-up activities; and

■	the remainder for our other research and development activities, as well as for working capital and other general corporate purposes.
Based on our current business plan, we believe that our existing cash, together with the net proceeds from this offering as described above, will be sufficient to enable us to fund our operating expenses and capital expenditure requirements for at least the next              months. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. We do not expect the net proceeds from this offering and our existing cash to be sufficient to fund the development of our therapeutic candidates through regulatory approval and commercialization, and we will need to raise additional capital to complete the development and commercialization of all of our therapeutic candidates.
Although we currently anticipate that we will use the net proceeds from this offering as described above, there may be circumstances where a reallocation of funds is necessary. Due to the uncertainties inherent in the product development process, it is difficult to estimate with certainty the exact amounts of the net proceeds from this offering that may be used for the above purposes. The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our development, the status of and results from preclinical studies or clinical trials we have ongoing or may commence in the future, any collaborations that we may enter into with third parties for our product candidates or strategic opportunities that become available to us, our sales and marketing and commercialization efforts, our operating costs, as well as unforeseen cash needs. Accordingly, our management will retain broad discretion over the allocation of the net proceeds from this offering.

Pending their use as described above, we plan to invest the net proceeds in short-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or guaranteed obligations of the U.S. government.

DIVIDEND POLICY
We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, for use in the operation of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future determination to declare and pay dividends will be made at the discretion of our board of directors and will depend on various factors, including applicable laws, our results of operations, our financial condition, our capital requirements, general business conditions, our future prospects and other factors that our board of directors may deem relevant. In addition, the terms of the 2020 Loan Agreement restrict our ability to pay dividends without the prior written consent of Oxford. Investors should not purchase our common stock with the expectation of receiving cash dividends.

MERGER AND FINANCINGS
Merger
On April 30, 2018, we entered into an agreement and plan of merger with the Target Parties (as defined below), or the Merger Agreement, whereby we completed a series of transactions pursuant to which multiple entities previously operating our business merged with and into Inhibrx with Inhibrx continuing as the surviving corporation. These entities consisted of Inhibrx, LP, Inhibrx 101, LP, Inhibrx 104, LP, INBRX 105, LP, INBRX 106, LP, INBRX 107, LP, INBRX 108, LP, INBRX 109, LP, INBRX 110, LP, INBRX 111, LP, INBRX 112, LP, each a limited partnership organized under the laws of the State of Delaware, and Inhibrx BioPharma, LLC, a limited liability company organized under the laws of the State of Delaware. We refer to each of these entities as a “Target Party”, and collectively as the “Target Parties” throughout this prospectus. In connection with the Merger (as defined below), by operation of law, we acquired all of the assets of the Target Parties and assumed all of the liabilities and obligations of the Target Parties. The issued and outstanding partnership or membership interest units held by all partners and members of the Target Parties other than LAV Summit Limited, or LAV SL, and entities affiliated with RA Capital Healthcare Fund, L.P., or RA Capital Fund, of each Target Party, outstanding immediately prior to the Merger were converted into and exchanged for shares of our common stock. The partnership or membership interests held by LAV SL of each Target Party were converted into and exchanged for shares of our Series Mezzanine 1 Preferred Stock, par value $0.0001 per share, or the Series Mezzanine 1 Preferred Stock. The partnership interests of Inhibrx 101, LP held by RA Capital Fund and one other investor were converted into and exchanged for shares of our Series Mezzanine 2 Preferred Stock, par value $0.0001 per share, or the Series Mezzanine 2 Preferred Stock. Further, in connection with the Merger, we entered into an Exchange Agreement, dated April 30, 2018, with INBRX 103, LLC whereby the issued and outstanding membership units held by all members of INBRX 103, LLC, other than LAV SL, were converted into and exchanged for shares of our common stock. The issued and outstanding membership units of INBRX 103, LLC held by LAV SL were converted into and exchanged for shares of our Series Mezzanine 1 Preferred Stock. These transactions are collectively referred to in this prospectus as the “Merger.” The purpose of the Merger was to reorganize our corporate structure so that Inhibrx would continue as a consolidated corporation and so that the existing investors in the Target Parties and INBRX 103, LLC would own our capital stock rather than equity interests in the Target Parties and INBRX 103, LLC. Our corporate structure presently consists of Inhibrx and our wholly owned subsidiary, INBRX 103, LLC. Except as context otherwise requires, all information included in this prospectus is presented after giving effect to the Merger.
In connection with the Merger, we entered into an investors’ rights agreement, dated April 30, 2018, with certain recipients of our common stock, LAV SL and RA Capital Fund, as subsequently amended and restated, or the Investors’ Rights Agreement. See the section titled “Description of Capital Stock—Registration Rights” for additional information about the Investors’ Rights Agreement.
Mezzanine Financings
In May 2018, after the consummation of the Merger, we entered into a Series Mezzanine 2 Preferred Stock Purchase Agreement with certain accredited investors, or the Prior Investors, pursuant to which we issued an aggregate of 804,439 shares of our Series Mezzanine 2 Preferred Stock to the Prior Investors for an aggregate purchase price of approximately $9.1 million (or $11.25 per share).
In September 2018, we amended the Series Mezzanine 2 Preferred Stock Purchase Agreement to reduce the price per share of the Series Mezzanine 2 Preferred Stock from $11.25 to $6.98 and issued additional shares of Series Mezzanine 2 Preferred Stock at this lower price. Pursuant to an Amended and Restated Series Mezzanine 2 Preferred Stock Purchase Agreement, as amended, dated September 28, 2018, that we entered into with certain accredited investors, or the Restated Purchase Agreement, from September 2018 through October 2018, we issued an aggregate of 2,933,049 shares of our Series Mezzanine 2 Preferred Stock (which includes the original 804,439 shares of Series Mezzanine 2 Preferred Stock issued to the Prior Investors in May 2018 and an additional 492,118 shares issued as a result of the reduction in the purchase price) at $6.98 per share for an aggregate purchase price of approximately $20.5 million. As contemplated by the Restated Purchase Agreement and in connection with the Series Mezzanine 2 Preferred Stock price reduction, we issued additional shares of Series Mezzanine 2 Preferred Stock to each Prior Investor such that each Prior Investor received the aggregate number of shares of Series Mezzanine 2 Preferred Stock the Prior Investor would have received pursuant to the original Series Mezzanine 2 Preferred Stock Purchase Agreement had the Prior Investor purchased the Series Mezzanine 2 Preferred Stock at the reduced price per share.
Further, in September 2018, in connection with the Series Mezzanine 2 Preferred Stock price reduction, and pursuant to the Merger Agreement, we issued additional shares of our Series Mezzanine 1 Preferred Stock to LAV SL and additional shares of Series Mezzanine 2 Preferred Stock to RA Capital Fund and one other investor. Pursuant to the Merger Agreement, in the event that we sold shares of Series Mezzanine 1 Preferred Stock or Series Mezzanine 2 Preferred Stock at a price per share less than $11.25 after the effective date of the Merger, we agreed to issue additional shares of Series Mezzanine 1 Preferred Stock to LAV SL and shares of Series Mezzanine 2 Preferred Stock to each of RA Capital Fund and one other investor. As a result, we issued an additional 1,632,652 shares of Series Mezzanine 1 Preferred Stock to LAV SL and 1,108,843 and 251,701 shares of Series Mezzanine 2 Preferred Stock to RA Capital Fund and one other investor, respectively. As of June 30, 2020, and upon closing of the Merger, LAV SL and RA Capital Fund each owned more than 5% of our issued and outstanding capital stock.
In December 2018, we amended the Restated Purchase Agreement to extend the deadline for additional closings from November 15, 2018 to the earlier of (i) February 28, 2019 or (ii) immediately prior to the closing of an underwritten initial public offering including this offering. In January 2019, we issued 1.7 million shares of our Series Mezzanine 2 Preferred Stock at $6.98 per share for a purchase price of $12.0 million. The foregoing transactions are collectively referred to in this prospectus as the Mezzanine Financing. The securities issued in the Mezzanine Financing were issued in reliance upon exemptions from registration requirements pursuant to Section 4(a)(2) under the Securities Act and Regulation D as promulgated thereunder.
Each share of our Series Mezzanine 1 Preferred Stock and each share of our Series Mezzanine 2 Preferred Stock will convert automatically into one share of our common stock immediately prior to the completion of this offering.
2019 Note and 2020 Notes Transactions
In May 2019, we sold and issued the 2019 Note in the aggregate principal amount of $40.0 million to Viking in a private placement transaction. The 2019 Note began to accrue interest on February 15, 2020. In April 2020, we sold and issued the 2020 Notes in the aggregate principal amount of $15.0 million to Viking and certain other accredited investors, in a private placement transaction. The 2020 Notes began to accrue interest upon execution. The 2019 Note and the 2020 Notes will automatically convert into shares of our common stock upon completion of this offering. Assuming a conversion date of          , 2020 and an initial public offering price of $     per share (the midpoint of the price range set forth on the cover page of this prospectus), the aggregate outstanding principal amount plus accrued interest under the 2019 Note would automatically convert and settle into          shares of our common stock at a conversion price of $     per share, and the aggregate outstanding principal amount plus accrued interest under the 2019 Note would automatically convert and settle into          shares of our common stock at a conversion price of $     per share. Assuming a conversion date of          , 2020 and an initial public offering price of $     per share (the midpoint of the price range set forth on the cover page of this prospectus), the holder of the 2019 Note will own approximately          % of the total number of shares of our common stock outstanding after the completion of this offering and the holders of the 2020 Notes will own approximately          % of the total number of shares of our common stock outstanding after the completion of this offering. The 2019 Note and the 2020 Notes were issued in reliance upon exemptions from registration requirements pursuant to Section 4(a)(2) under the Securities Act and Regulation D as promulgated thereunder.

CAPITALIZATION
The following table sets forth our cash and capitalization as of June 30, 2020:

■	on an actual basis;

■
on a pro forma basis to reflect (i) the conversion of all outstanding shares of our convertible preferred stock into shares of common stock prior to the completion of this offering, (ii) the conversion and settlement of the aggregate outstanding principal amount plus accrued interest under the 2019 Note at a conversion price of $      per share into            shares of our common stock and the conversion and settlement of the aggregate outstanding principal amount plus accrued interest under the 2020 Notes at a conversion price of $      per share into              shares of our common stock (assuming a conversion date of         , 2020 and an initial public offering price of $      per share, the midpoint of the price range set forth on the cover page of this prospectus), (iii) the receipt of $10.0 million from borrowings under a new loan and security agreement, or the 2020 Loan Agreement, with Oxford Finance LLC, or Oxford, entered into in July 2020, and (iv) the filing and effectiveness of our amended and restated certificate of incorporation immediately prior to the completion of this offering; and

■
on a pro forma and pro forma as adjusted basis to give further effect to the issuance and sale of              shares of our common stock in this offering at the assumed initial public offering price of $             per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma and pro forma as adjusted information discussed below is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this information together with our consolidated financial statements and the related notes included elsewhere in this prospectus and in the sections of this prospectus titled “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	AS OF JUNE 30, 2020
	ACTUAL	PRO FORMA	PRO FORMA AS ADJUSTED(1)
(in thousands, except share amounts and par values)	(unaudited)
Cash	$5,632	$	$
Convertible note, net of discount	$44,658	$	$
Long-term debt	—
Paycheck Protection Program loan	1,875
Convertible preferred stock, $0.0001 par value; 25,765,000 shares authorized, 12,534,331 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted (unaudited)	59,507
Stockholders’ (deficit) equity:
Preferred stock, $0.0001 par value; no shares authorized, issued or outstanding, actual; no shares authorized, no shares issued or outstanding, pro forma (unaudited); shares authorized, no shares issued and outstanding, pro forma as adjusted (unaudited)	—
Common stock, $0.0001 par value, 65,000,000 shares authorized, 31,555,556 shares issued and outstanding, actual; shares authorized, shares issued and outstanding, pro forma (unaudited); shares authorized, shares issued and outstanding, pro forma as adjusted (unaudited)	3
Additional paid in capital	(19,314)
Accumulated deficit	(107,233)
Total stockholders’ (deficit) equity	(126,544)
Total capitalization	$(20,504)	$	$

(1)
Each $1.00 increase or decrease in the assumed initial public offering price of $             per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the pro forma as adjusted amounts of each of cash, total stockholders’ (deficit) equity and total capitalization by approximately $            million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us. Each increase or decrease of 1.0 million shares in the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, would increase or decrease, as applicable, the pro forma as adjusted amount of each of cash, total stockholders’ (deficit) equity and total capitalization by approximately $             million assuming that the assumed initial public offering price of $             per share remains the same after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The number of shares of common stock issued and outstanding, pro forma and pro forma as adjusted in the table above is based on 31,555,556 shares of common stock outstanding as of June 30, 2020, and excludes:

■	4,020,289 shares of common stock issuable upon the exercise of stock options outstanding as of June 30, 2020, at a weighted-average exercise price of $6.31 per share;

■	335,266 shares of common stock reserved for issuance pursuant to future awards under our 2017 Employee, Director and Consultant Equity Incentive Plan, as amended, or the 2017 Plan as of June 30, 2020;

■	shares of common stock issuable upon the exercise of warrants issued on July 15, 2020 at an exercise price of $ per share; and

■
any automatic increases in the number of shares of our common stock reserved for future issuance under the Amended and Restated 2017 Employee, Director and Consultant Equity Incentive Plan to be in effect following this offering.

DILUTION
If you invest in our common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the initial public offering price per share of our common stock in this offering and the pro forma as adjusted net tangible book value (deficit) per share of our common stock immediately after this offering.
As of June 30, 2020, our historical net tangible book deficit was $(126.5) million, or $(4.01) per share of common stock, based on 31,555,556 shares of our common stock outstanding. Our historical net tangible book deficit per share is equal to our total tangible assets, less total liabilities and convertible preferred stock, divided by the number of outstanding shares of our common stock as of June 30, 2020.
On a pro forma basis, to reflect (i) the conversion of all outstanding shares of our convertible preferred stock into shares of common stock prior to the completion of this offering; (ii) the conversion and settlement of the aggregate outstanding principal amount plus accrued interest under the 2019 Note at a conversion price of $   per share into              shares of our common stock and the conversion and settlement of the aggregate outstanding principal amount plus accrued interest under the 2020 Notes at a conversion price of $   per share into              shares of our common stock (assuming a conversion date of          , 2020 and an initial public offering price of $      per share, the midpoint of the price range set forth on the cover page of this prospectus); (iii) the receipt of $10.0 million from borrowings under the 2020 Loan Agreement with Oxford entered into in July 2020; and (iv) the filing and effectiveness of our amended and restated certificate of incorporation immediately prior to the completion of this offering, our pro forma net tangible book value (deficit) as of March 31, 2020 would have been approximately $         , or $         per share of our common stock.
After giving further effect to the sale of              shares of common stock in this offering at the assumed initial public offering price of $             per share, the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2020, would have been approximately $            million, or approximately $             per share. This amount represents an immediate increase in pro forma net tangible book value of $            per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of approximately $             per share to new investors purchasing shares of common stock in this offering.
Dilution per share to new investors is determined by subtracting pro forma as adjusted net tangible book value per share after this offering from the initial public offering price per share paid by new investors. The following table illustrates this dilution (without giving effect to any exercise by the underwriters of their option to purchase additional shares):

Assumed initial public offering price per share		$
Historical net tangible book deficit per share as of June 30, 2020	$(4.01)
Pro forma increase in historical net tangible value per share as of June 30, 2020 attributable to the pro forma adjustments
Pro forma net tangible book value per share as of June 30, 2020
Increase in pro forma net tangible book value per share attributable to new investors participating in this offering
Pro forma as adjusted net tangible book value per share after this offering
Dilution per share to new investors participating in this offering		$

The dilution information discussed above is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. Each $1.00 increase or decrease in the assumed initial public offering price of $             per share would increase or decrease, as applicable, our pro forma as adjusted net tangible book value by $             per share and the dilution to new investors by $              per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase of 1.0 million shares in the number of shares offered by us would increase the pro forma as adjusted net tangible book value by $             per share and decrease the dilution to new investors by $             per share, assuming the assumed initial public offering price of $             per share remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us. Similarly, each decrease of 1.0 million shares offered by us would decrease the pro forma as adjusted net tangible book value by $             per share and increase the dilution to new investors by $             per share, assuming the assumed initial public offering price of $             per share remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.
If, in this offering, the underwriters exercise their option to purchase              additional shares of our common stock in full, the pro forma as adjusted net tangible book value after the offering would be $             per share, the increase in pro forma net tangible book value per share to existing stockholders would be $             per share and the dilution per share to new investors would be $             per share, in each case assuming an initial public offering price of $             per share.
The following table summarizes as of June 30, 2020, on the pro forma as adjusted basis as described above, the differences between the number of shares of common stock purchased from us, the total consideration and the weighted-average price per share paid by existing stockholders (giving effect to the conversion of all outstanding shares of our convertible preferred stock into shares of common stock prior to the completion of this offering, as well as the conversion and settlement of the aggregate outstanding principal amount plus accrued interest under the 2019 Note and the 2020 Notes as described above, after deducting the estimated underwriting discounts and commissions and estimated offering expenses, at the assumed initial public offering price of $            per share).

	SHARES PURCHASED		TOTAL CONSIDERATION		WEIGHTED-AVERAGE PRICE PER SHARE
	NUMBER	PERCENT (%)	AMOUNT ($)	PERCENT (%)
Existing stockholders		%	$	%	$
New public investors					$
Total		100.0%		$100.0%

The table above assumes no exercise of the underwriters’ option to purchase              additional shares in this offering. If the underwriters exercise their option to purchase additional shares in full, the number of shares of our common stock held by existing stockholders would be reduced to             % of the total number of shares of our common stock outstanding after this offering, and the number of shares of common stock held by new investors participating in the offering would be increased to             % of the total number of shares of our common stock outstanding after this offering.
The foregoing tables and calculations (other than historical net tangible book value calculation) are based on 31,555,556 shares of common stock outstanding as of June 30, 2020, and exclude:

■	4,020,289 shares of common stock issuable upon the exercise of stock options outstanding as of June 30, 2020, at a weighted-average exercise price of $6.31 per share;

■	335,266 shares of common stock reserved for issuance pursuant to future awards under our 2017 Plan as of June 30, 2020;

■	shares of common stock issuable upon the exercise of warrants issued on July 15, 2020 at an exercise price of $ per share; and

■
any automatic increases in the number of shares of our common stock reserved for future issuance under the Amended and Restated 2017 Employee, Director and Consultant Equity Incentive Plan to be in effect following this offering.

To the extent that any options are exercised or other securities are issued under our equity incentive plans, or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of such securities could result in further dilution to our stockholders.

SELECTED CONSOLIDATED FINANCIAL DATA
The following tables set forth our selected historical financial data as of, and for the periods ended on, the dates indicated. We have derived the selected consolidated statements of operations data for the years ended December 31, 2018 and 2019 and the selected consolidated balance sheet data as of December 31, 2018 and 2019 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the selected condensed consolidated statements of operations data for the six months ended June 30, 2019 and 2020 and the selected condensed consolidated balance sheet data as of June 30, 2020 from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. Our unaudited interim condensed consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments that are necessary for the fair presentation of our unaudited interim condensed consolidated financial statements. The selected consolidated financial data included in this section are not intended to replace the consolidated financial statements and the related notes included elsewhere in this prospectus. You should read the following selected consolidated financial data together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the section of this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results are not necessarily indicative of results that should be expected in the future and our results for the six months ended June 30, 2020 are not necessarily indicative of results that should be expected for the year ending December 31, 2020.

	YEAR ENDED DECEMBER 31,		SIX MONTHS ENDED JUNE 30,
	2018	2019	2019	2020
(in thousands, except per share data)			(unaudited)
Consolidated Statements of Operations Data:
Revenue:
License fee revenue	$7,500	$9,093	$8,032	$4,206
Grant revenue	1,095	4,118	3,697	5
Total revenue	8,595	13,211	11,729	4,211
Operating expenses:
Research and development	33,454	47,907	22,839	35,990
General and administrative	4,654	6,257	3,103	2,999
Abandoned offering costs	—	2,761	—	—
Total operating expenses	38,108	56,925	25,942	38,989
Total other expense	(1,412)	(6,788)	(721)	(3,200)
Provision for income taxes	96	898	(2)	—
Net loss	(31,021)	(51,400)	(14,932)	(37,978)
Accretion to redemption value of redeemable non-controlling interest	(737)	—	—	—
Less: net loss attributable to non-controlling interest	595	—	—	—
Net loss attributable to Inhibrx, Inc.	$(31,163)	$(51,400)	$(14,932)	$(37,978)
Net loss per share attributable to Inhibrx, Inc., basic and diluted(1)	$(0.99)	$(1.63)	$(0.47)	$(1.20)
Weighted-average shares of common stock outstanding, basic and diluted(1)	31,556	31,556	31,556	31,556
Pro forma net loss per share, basic and diluted (unaudited)(1)		$		$
Pro forma weighted-average shares of common stock outstanding, basic and diluted (unaudited)(1)

(1)
See Note 1 to our consolidated financial statements included elsewhere in this prospectus for a description of how we compute basic and diluted net loss per share, basic and diluted unaudited pro forma net loss per share, and the weighted-average number of shares used in the computation of these per share amounts.

	AS OF DECEMBER 31,		AS OF JUNE 30, 2020
	2018	2019
(in thousands)			(unaudited)
Consolidated Balance Sheet Data:
Cash	$2,103	$11,540	$5,632
Total assets	9,984	26,489	21,301
Debt	9,494	3,563	—
Paycheck Protection Program loan	—	—	1,875
Convertible notes	—	30,367	44,658
Total liabilities	20,108	60,551	88,338
Convertible preferred stock	47,519	59,507	59,507
Total stockholders’ deficit	(57,643)	(93,569)	(126,544)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations together with the section of this prospectus titled “Selected Consolidated Financial Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion and other parts of this prospectus contain forward-looking statements that involve risk and uncertainties, such as statements of our plans, objectives, expectations and intentions. As a result of many factors, including those factors set forth in the section of this prospectus titled “Risk Factors,” our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.
Overview
We are a clinical-stage biotechnology company with a pipeline of novel biologic therapeutic candidates, developed using our protein engineering expertise and proprietary single domain antibody, or sdAb, platform. Our sdAb platform allows us to pursue validated targets with clinical promise, but where other antibody and biologic based approaches have failed. Highly modular, our sdAbs can be combined with precise valencies and multiple specificities, creating therapeutic candidates designed to be capable of enhanced cell signaling, conditional activation or combined synergistic functions. We currently have four programs in ongoing Phase 1 clinical trials, three for the treatment of various cancers, and one for Alpha-1 Antitrypsin Deficiency, or AATD. Our most advanced therapeutic candidate, INBRX-109, is a tetravalent death receptor 5, or DR5, agonist being evaluated in patients diagnosed with chondrosarcoma and mesothelioma, two difficult-to-treat cancers. INBRX-106 is a hexavalent OX40 agonist currently being investigated in patients with locally advanced or metastatic solid tumors. Both INBRX-109 and INBRX-106 programs are designed to achieve target agonism through precise control of therapeutic valency. INBRX‑105 targets two proteins, each of which can lead to an enhanced anti-tumor immune response; it is engineered with the goal of improving safety through conditional target agonism. Based on preclinical mechanistic data, INBRX-106 and INBRX-105 may have the potential to be used in combination with, or in place of, currently approved checkpoint inhibitors. Our fourth program, INBRX-101, is an optimized, recombinant alpha 1 antitrypsin, or AAT, augmentation therapy for AATD. We anticipate additional data releases from all four of our clinical programs by the end of 2021.

We have developed a diverse pipeline of therapeutic candidates that are specifically designed to leverage the power of our core sdAb platform and protein engineering expertise, as shown below:

INBRX-109	INBRX-106	INBRX-105	INBRX-101
Tetravalent DR5 agonist	Hexavalent OX40 agonist	PD-L1x4-1BB tetravalent conditional agonist	AAT-Fc fusion protein

Program	Therapeutic Area	Target(s)/Format	STAGE OF DEVELOPMENT				Anticipated Next Milestones
			Preclinical	Phase 1	Phase 2	Phase 3
INBRX-109*	Oncology	DR5 Tetravalent Agonist					• Single agent cohort data – 4Q 2020 • Initial data from combination cohorts – 1H 2021 • Initiation of registration-enabling trials in mesothelioma and chondrosarcoma – 2021^

INBRX-106**	Oncology	OX40 Hexavalent Agonist					• Single agent dose escalation cohort data – Q4 2020 • Escalation with Keytruda data – 2H 2021

INBRX-105**	Oncology	PD-L1 x4-1BB Tetravalent Conditional Agonist					• Dose escalation data – 1H 2021 • Initial data from expansion cohorts – Q4 2021

INBRX-101***	Orphan/Respiratory	Neutrophil Elastase AAT-Fusion Protein					• Dose escalation data – 2H 2021

__________________

*
Third party partnership with Chinese biotechnology company, Transcenta Holding, Ltd. (formerly Hangzhou Just Biotherapeutics Co., Ltd.), or Transcenta, currently in place for development and commercialization in China, Hong Kong, Macau and/or Taiwan.

**
Third party partnership with Chinese biotechnology company, Elpiscience Biopharmaceuticals, Inc., or Elpiscience, currently in place for development and commercialization in China, Hong Kong, Macau and/or Taiwan.

***	Commercialization and development rights outside of the United States and Canada, subject to an option agreement with Chiesi Farmaceutici S.p.A., or Chiesi.

^	Advancing INBRX-109 into registration-enabling randomized Phase 2 trials is contingent upon acceptable activity and safety in the ongoing Phase 1 trial.
Since our inception, we have had significant operating losses. Our net losses were $31.0 million and $51.4 million for the years ended December 31, 2018 and 2019, respectively, and $14.9 million and $38.0 million for the six months ended June 30, 2019 and 2020, respectively. As of June 30, 2020, we had an accumulated deficit of $107.2 million. Through June 30, 2020, we have principally been financed through the sale of equity securities, borrowings under our current and former loan and security agreements with Oxford Finance, LLC, or Oxford, proceeds from the sale of Convertible Promissory Notes to an entity affiliated with Viking Global Investors LP, or Viking, and certain other investors, or the 2019 Note and the 2020 Notes, payments received from commercial partners for licensing rights to our therapeutic candidates under development, and grants and other government funding. We have devoted substantially all of our efforts to drug discovery and development and conducting preclinical and clinical studies. Our primary use of cash has been to fund operating expenses, which consist primarily of research and development expenditures, and to a lesser extent, general and administrative, or G&A, expenditures. Cash used to fund operating expenses is impacted by the timing of when we pay these expenses, as reflected in the change in our outstanding accounts payable and accrued expenses. We expect to continue to incur net losses for the foreseeable future, and we expect our research and development expenses, G&A expenses and capital expenditures will continue to increase. In particular, we expect our expenses and losses to increase as we continue our development of, and seek regulatory approvals for, our therapeutic candidates (especially as we move more candidates from preclinical to clinical development as well as study candidates in later stages of clinical development), and begin to commercialize any approved products, if ever. We also expect our expenses and losses to increase as we hire additional personnel and incur increased accounting, audit, legal, regulatory, compliance, and director and officer insurance costs and as we incur increased costs from investor and public relations expenses associated with operating as a public company. Our net losses may fluctuate significantly from quarter-to-quarter and year-to-year, depending on the timing of our clinical trials and our expenditures on other research and development activities.
Based upon our current business plan, we believe that the net proceeds from this offering, together with our existing cash, will enable us to fund our operating expenses and capital expenditure requirements through the        month period following the date of completion of this offering. To date, we have not had any therapeutics approved for sale and have not generated any revenue from the commercial sale of approved therapeutic products. We do not expect to generate any revenue from therapeutic product sales unless and until we, or our collaboration partners, successfully complete development and obtain regulatory approval for one or more of our therapeutic candidates, which we expect will take a number of years. If we obtain regulatory approval for any of our therapeutic candidates, we expect to incur significant commercialization expenses related to product sales, marketing, manufacturing and distribution. As a result, until such time, if ever, as we can generate substantial product revenue, we expect to finance our cash needs through equity offerings, debt financings or other capital sources, including strategic licensing and collaboration or other similar agreements. However, there can be no assurance as to the availability or terms upon which such finances or capital might be available in the future. If we are unable to secure adequate additional funding, we will need to reevaluate our operating plan and may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, delay, scale back or eliminate some or all of our development programs, or relinquish rights to our technology on less favorable terms than we would otherwise choose. These actions could materially impact our business, results of operations and future prospects.
We do not own or operate manufacturing facilities for the production of any of our therapeutic candidates, nor do we have plans to develop our own manufacturing operations in the foreseeable future. We currently rely on a limited number of third-party contract manufacturers for all of our required raw materials, antibodies, and other biologics for our preclinical research, clinical trials, and if and when applicable, commercial product. We currently employ internal resources to manage our manufacturing relationships with these third parties.
Merger
We were incorporated under the laws of the State of Delaware on November 17, 2017 under the name “Tenium Therapeutics, Inc.” In April 2018, we changed our name to “Inhibrx, Inc.” As further described in the section of this prospectus titled “Merger and Financings—Merger,” we completed a series of transactions on April 30, 2018 pursuant to which multiple Delaware limited partnerships and limited liability companies merged with and into Inhibrx, Inc. with Inhibrx, Inc. continuing as the surviving corporation, or the Merger. We refer to each of these entities as a Target Party, and collectively as the Target Parties. As appropriate for entities under common control, the historical consolidated financial statements of the Target Parties prior to the Merger became those of Inhibrx, Inc. Our corporate structure presently consists of Inhibrx, Inc. and our wholly owned subsidiary, INBRX 103, LLC, which relates to the development of the intellectual property licensed to Celgene Corporation, a Bristol-Myers Squibb Company, or Celgene.
License and Collaboration Agreements
Celgene Agreement
On July 1, 2013, we entered into a license agreement with Celgene, as amended on November 23, 2018, or the Celgene Agreement, pursuant to which we granted Celgene an exclusive, global license for the development, manufacture and commercialization of our proprietary CD47 binding domain, or the Celgene Licensed Intellectual Property. Per the terms of the Celgene Agreement, Celgene is operationally and financially responsible for the development, manufacturing and commercialization activities of Celgene Licensed Intellectual Property and any additional related antibodies covered by the Celgene Agreement.
As payment for the license granted in the Celgene Agreement, we may be eligible to receive development and regulatory milestones of an aggregate of $934.1 million, assuming the achievement of all potential milestones in the Celgene Agreement, as well as percentage tiered royalties based on future worldwide sales, with rates ranging between the high single-digits and low teens, subject to potential reduction when and if comparable third party products attain certain levels of competitive market share (on a country-by-country basis) and, subject to certain limitations, payments to third parties for third-party intellectual property rights. We are obligated to pay 2% of future amounts received under the Celgene Agreement to advisors who assisted us with the negotiations and other matters in connection with the Celgene Agreement.
WuXi Agreement
On August 28, 2018, we entered into the Amended and Restated Master Services Agreement, as amended by Amendment No. 1 to Amended and Restated Master Services Agreement dated December 11, 2019, or the WuXi Agreement, with WuXi Biologics (Hong Kong) Limited, or WuXi, pursuant to which we agreed, for three years and subject to certain conditions, to exclusively use WuXi to manufacture our therapeutic candidates for which we plan to first initiate clinical studies outside of China. Under the WuXi Agreement, WuXi and certain of its affiliates will provide biologics development and manufacturing services on a project-by-project basis.
Per the terms of the WuXi Agreement, we will own all intellectual property created, developed or reduced to practice by WuXi in the course of providing services to us; provided that, certain intellectual property created or developed by WuXi may be owned exclusively by WuXi if this intellectual property (i) relates to generally applicable experimental methods, (ii) relates to generally applicable manufacturing processes, developed solely at WuXi’s expense, or (iii) is derivative of WuXi’s pre-existing intellectual property.
Per the terms of the WuXi Agreement, fees will be mutually agreed upon on a project-by-project basis. We also may be eligible to receive discounts in the low- to mid-single digits for certain projects and services per the terms of the WuXi Agreement.
bluebird bio Agreements
On December 20, 2018, we entered into an exclusive license agreement with bluebird bio, Inc., or bluebird, to research, develop and commercialize chimeric antigen receptor, or CAR, T-cell therapies using our proprietary sdAb platform. Under the terms of this license agreement we will provide bluebird the exclusive worldwide rights to develop, manufacture and commercialize certain cell therapy products containing sdAbs directed to various cancer targets. In January 2019, we received a $7.0 million payment and pursuant to the license agreement, we are entitled to receive developmental milestone payments of up to an aggregate of $51.5 million per therapeutic, as well as percentage tiered royalties on future product sales with rates in the mid-single digits.
On June 9, 2020, we entered into an option and license agreement, or the 2020 bluebird Agreement, with bluebird, pursuant to which we granted to bluebird exclusive worldwide rights to develop binders and cell therapy products containing sdAbs directed to specified targets, consisting of two initial programs and up to an additional 8 programs. Inhibrx retains all rights to the specific sdAbs outside of the cell therapy field. We received a non-refundable upfront option fee of $0.2 million in connection with each of the two initial programs, or $0.4 million in aggregate, and we are entitled to an upfront option fee for each additional program. We also granted to bluebird an option to acquire an exclusive license with respect to all binders and cell therapy products developed under the 2020 bluebird Agreement, which entitles us to additional fees upon exercise of the option. We are also entitled to receive certain developmental milestone payments of up to an aggregate of $51.5 million per therapeutic, as well as percentage tiered royalties on future product sales with rates in the mid-single-digits.
Other Collaboration Agreements
In addition to these contracts, we have entered into strategic collaborations with other third parties, including Chiesi, Transcenta Holding Ltd. (formerly Hangzhou Just Biotherapeutics Co., Ltd.), or Transcenta, and Elpiscience Biopharmaceuticals, Inc., or Elpiscience. For more information regarding these agreements, see the discussion of these agreements in the section of this prospectus titled “Business-License and Collaboration Agreements” appearing elsewhere in this prospectus.
Components of Results of Operations
Revenue
To date, all of our revenue has been derived from grant awards and licenses with collaboration partners. To date, we have been awarded five grants from governmental agencies including three grants from the National Institutes of Health, or NIH, a government agency, and one from the Congressionally Directed Medical Research Programs, or CDMRP, funded through the Department of Defense, or DoD, by the U.S. Army Medical Research Acquisition Activity, as well as one grant from Combat Antibiotic Resistant Bacteria Accelerator, or CARB-X, a non-profit public-private partnership.
Additionally, we have not generated any revenue from the commercial sale of approved therapeutic products, and we expect our revenue for the next several years will be derived primarily from payments under our current and any future grant awards and agreements with our collaboration partners.
Operating Expenses
Research and Development
To date, our research and development expenses have related primarily to research activities, including our discovery efforts, and preclinical and clinical development and the manufacturing of our therapeutic candidates. Research and development expenses are recognized as incurred and payments made prior to the receipt of goods or services to be used in research and development are capitalized until the goods or services are received. We do not track our internal research and development expenses on a program-by-program basis as they primarily relate to personnel, early research and consumable costs, which are deployed across multiple projects under development.
Research and development expenses consist primarily of:

■	External expenses, consisting of:

■	expenses incurred in connection with the preclinical development of our programs;

■	clinical trials of our therapeutic candidates, including under agreements with third parties, such as consultants and contract research organizations, or CROs;

■
expenses associated with manufacturing our contract development and manufacturing therapeutic candidates including under agreements with contract development and manufacturing organizations, or CDMOs; and

■	other external expenses, such as laboratory services related to our discovery programs and other shared services, and

■	Internal expenses, consisting of:

■	salaries, benefits and other related costs, including stock-based compensation, for personnel engaged in research and development functions;

■	facilities, depreciation and other expenses, which include direct and allocated expenses for depreciation and amortization, rent and maintenance of facilities; and

■	other internal expenses, such as laboratory supplies and other shared research and development costs.
We expect that research and development expense will continue to increase over the next several years as we continue development of our therapeutic candidates currently in clinical stage development, support our preclinical programs, and continue to discover new therapeutic candidates, as well as increase our headcount. In particular, clinical development of our therapeutic candidates, as opposed to preclinical development, generally has higher development costs, primarily due to the increased size and duration of later-stage clinical trials. Moreover, the costs associated with our CDMOs to manufacture our therapeutic candidates and future commercial products is also much more costly as compared to early stage preclinical development. We cannot determine with certainty the timing of initiation, the duration or the completion costs of current or future preclinical studies and clinical trials of our therapeutic candidates due to the inherently unpredictable nature of preclinical and clinical development. Preclinical and clinical development timelines, the probability of success and development costs can differ materially from expectations. We anticipate that we will make determinations as to which therapeutic candidates to pursue and how much funding to direct to each therapeutic candidate on an ongoing basis in response to the results of ongoing and future preclinical studies and clinical trials, regulatory developments and our ongoing assessments as to each therapeutic candidate’s commercial potential. We will need to raise substantial additional capital in the future. In addition, we cannot forecast which therapeutic candidates may be subject to future collaborations, when such arrangements will be secured, if at all, and to what degree such arrangements would affect our development plans and capital requirements.
Our clinical development costs may vary significantly based on factors such as:

■	per patient trial costs;

■	the number of trials required for approval;

■	the number of sites included in the trials;

■	the countries in which the trials are conducted

■	the length of time required to enroll eligible patients;

■	the number of patients that participate in the trials;

■	the number of doses that patients receive;

■	the drop-out or discontinuation rates of patients;

■	potential additional safety monitoring requested by regulatory agencies;

■	the duration of patient participation in the trials and follow-up;

■	the cost and timing of manufacturing of our therapeutic candidates;

■	the phase and development of our therapeutic candidates;

■	the efficacy and safety profile of our therapeutic candidates; and

■	uncertainties related to the COVID-19 pandemic.
General and Administrative
G&A expenses consist primarily of:

■	salaries, benefits and other related costs, including stock-based compensation, for personnel engaged in G&A functions;

■
expenses incurred in connection with accounting and audit services, legal services, business development and investor relations as well as consulting expense under agreements with third parties, such as consultants and contractors; and

■	facilities, depreciation and other expenses, which include direct and allocated expenses for depreciation and amortization, rent and maintenance of facilities, insurance and supplies.
We expect our G&A expenses will continue to increase over the next several years as we incur increased accounting, audit, legal, regulatory, compliance, director and officer insurance costs as well as investor and public relations expenses associated with operating as a public company and as we increase our headcount.
Other Income (Expense)
Other income (expense) consists primarily of interest expense on our debt from Oxford and interest expense related to the amortization of the debt discount related to the 2019 Note and the 2020 Notes, as well as gains or losses on the change in fair value of derivative liabilities.
Net Loss Attributable to Non-Controlling Interest
A minority shareholder in certain of our subsidiaries had the right to require us to acquire their ownership interest in those entities at a stated rate in the future. The non-controlling interest subject to these arrangements was accreted to its future redemption amount each reporting period with a corresponding adjustment to predecessor’s equity. Upon completion of the Merger in April 2018, the redeemable non-controlling interest no longer exists and therefore there will be no net loss attributable to non-controlling interest in future periods.

Results of Operations
Comparison of the Six Months Ended June 30, 2019 and 2020
The following table summarizes our consolidated results of operations for each of the periods indicated (in thousands, except percentages):

	SIX MONTHS ENDED JUNE 30,		CHANGE
	2019	2020	($)	(%)
	(unaudited)
Revenue:
License fee revenue	$8,032	$4,206	$(3,826)	(48)%
Grant revenue	3,697	5	(3,692)	(100)%
Total revenue	11,729	4,211	(7,518)	(64)%
Operating expense:
Research and development	22,839	35,990	13,151	58%
General and administrative	3,103	2,999	(104)	(3)%
Total operating expense	25,942	38,989	13,047	50%
Loss from operations	(14,213)	(34,778)	(20,565)	145%
Other income (expense):
Interest expense, net	(737)	(5,856)	(5,119)	695%
Other income, net	16	5	(11)	(69)%
Change in fair value of derivative liabilities	—	2,651	2,651	100%
Total other expense	(721)	(3,200)	(2,479)	344%
Provision for income taxes	(2)	—	2	(100)%
Net loss	$(14,932)	$(37,978)	$(23,046)	154%

License Fee Revenue
License fee revenue decreased by $3.8 million from $8.0 million during the six months ended June 30, 2019 to $4.2 million during the six months ended June 30, 2020. The $8.0 million of license fee revenue during the six months ended June 30, 2019 was earned primarily under our 2018 bluebird Agreement, which consisted of a $7.0 million payment received and recognized as revenue during the first half of 2019, as well as a milestone achieved under our agreement with Transcenta for $1.0 million during June 2019. Approximately $3.8 million of the $4.2 million of license fee revenue recognized during the six months ended June 30, 2020 was related to our option agreement with Chiesi, with the remaining $0.4 million earned in relation to the upfront payments in our 2020 bluebird Agreement.
Grant Revenue
Grant revenue decreased from $3.7 million during the six months ended June 30, 2019 to $5,000 during the six months ended June 30, 2020. Grant revenue during the six months ended June 30, 2019 consisted of $0.9 million from the NIH, $2.7 million from CARB-X, and $0.1 million from the DoD. During June 2020, we resumed work on the DoD grant, with revenue of $5,000 earned during the six months ended June 30, 2020. Our grants with the NIH and CARB-X were completed or terminated prior to 2020.
Research and Development Expense
Research and development expense increased by $13.2 million from $22.8 million during the six months ended June 30, 2019 to $36.0 million during the six months ended June 30, 2020. The overall increase in research and development expense was primarily related to increased expenses associated with contract manufacturing, clinical trials, general research and development activities, increased headcount, and facilities-related expenses. In particular, the $16.2 million contract manufacturing expense during the six months ended June 30, 2020 primarily represents work performed by our CDMO partners for the formulation and manufacturing of our INBRX-101 and INBRX-109 programs. The increase in clinical trial expense during the six months ended June 30, 2020 as compared to the same period in the prior year was due to increased CRO costs from the progression of our Phase 1 trials. Expenses related to preclinical studies decreased during the six months ended June 30, 2020 as a result of the completion of preclinical development of our four clinical programs. Facilities expense increased during the six months ended June 30, 2020 as compared to the same period in the prior year as a result of additional rent payments under an amended lease, which commenced in January 2020. The following table sets forth the primary external and internal research and development expenses (in thousands, except percentages):

	SIX MONTHS ENDED JUNE 30,		CHANGE
	2019	2020	($)	(%)
	(unaudited)
External expenses:
Contract manufacturing	$—	$16,211	$16,211	100%
Clinical trials	3,048	4,460	1,412	46%
Preclinical studies	7,116	1,245	(5,871)	(83)%
Other external research and development	1,547	1,415	(132)	(9)%
Internal expenses:
Personnel	6,704	8,246	1,542	23%
Equipment, depreciation, and facility	1,893	2,309	416	22%
Other internal research and development	2,531	2,104	(427)	(17)%
Total research and development expenses	$22,839	$35,990	$13,151	58%

G&A Expense
G&A expense decreased by $0.1 million from $3.1 million during the six months ended June 30, 2019 to $3.0 million during the six months ended June 30, 2020. During the six months ended June 30, 2020, personnel expenses decreased by $0.2 million as compared to the same period in the prior year, primarily related to a decrease in discretionary bonuses. This decrease was offset by an increase of $0.1 million in facility expense during the six months ended June 30, 2020 as a result of additional rent payments under an amended lease, which commenced in January 2020.
Other Income (Expense)
Interest expense, net, increased by $5.2 million from $0.7 million during the six months ended June 30, 2019 to $5.9 million during the six months ended June 30, 2020. During the six months ended June 30, 2019, we issued the 2019 Note and began to incur interest expense during May 2019 for a total of $0.4 million related to the amortization of the debt discount. During the six months ended June 30, 2020, we incurred interest expense of $5.0 million related to the 2019 Note, as well as $0.8 million of interest expense related to the 2020 Notes which we issued during April 2020. The total increase of $5.4 million related to the 2019 Note and the 2020 Notes was offset in part by a decrease in interest expense related to borrowings under a loan and security agreement, as amended, or the 2015 Loan Agreement, with Oxford Finance LLC, or Oxford, which was repaid in full during March 2020.
Other income, net, was comparable for the six months ended June 30, 2020 as compared to the same period in the prior year.

During the six months ended June 30, 2020, we recorded a gain of $2.7 million to change in fair value of derivative liabilities as a result of the revaluation of the derivative liabilities on the 2019 Note and the 2020 Notes. This was due to our impending initial public offering, or IPO, and its impact on our probability assessment of expected conversion scenarios. No income or expense was recorded related to change in fair value of derivative liabilities during the six months ended June 30, 2019 since the derivative liability was established during the second quarter of 2019.
Net Loss
Net loss increased by $23.1 million from $14.9 million during the six months ended June 30, 2019 to $38.0 million during the six months ended June 30, 2020. The increase in net loss is attributable to the decrease in revenue of $7.5 million as well as the increase in operating expense of $13.0 million, which was primarily driven by an increase of $11.6 million in external manufacturing, clinical, and other lab services, as well as a $1.5 million increase in internal expenses related to personnel and an increase in facilities expense for our new building lease. Additionally, interest expense increased by $5.2 million related to the 2019 Note and the 2020 Notes. These increases to expenses were partially offset by the gain recorded to change in fair value of derivative liabilities of $2.7 million also related to the 2019 Note and the 2020 Notes.
Comparison of Years Ended December 31, 2018 and 2019
The following table summarizes our consolidated results of operations for each of the periods indicated (in thousands, except percentages):

	YEAR ENDED DECEMBER 31,		CHANGE
	2018	2019	($)	(%)
Revenue:
License fee revenue	$7,500	9,093	1,593	21%
Grant revenue	1,095	4,118	3,023	276%
Total revenue	8,595	13,211	4,616	54%
Operating expenses:
Research and development	33,454	47,907	14,453	43%
General and administrative	4,654	6,257	1,603	34%
Abandoned offering costs	—	2,761	2,761	100%
Total operating expenses	38,108	56,925	18,817	49%
Loss from operations	(29,513)	(43,714)	(14,201)	48%
Other income (expense):
Interest expense, net	(1,480)	(5,719)	(4,239)	286%
Other income (expense), net	68	(53)	(121)	(178)%
Change in fair value of derivative liability	—	(1,016)	(1,016)	100%
Total other expense	(1,412)	(6,788)	(5,376)	381%
Provision for income taxes	96	898	802	835%
Net loss	(31,021)	(51,400)	(20,379)	66%
Accretion to redemption value of redeemable non-controlling interest	(737)	—	737	(100)%
Less: net loss attributable to non-controlling interest	595	—	(595)	(100)%
Net loss attributable to Inhibrx, Inc.	$(31,163)	$(51,400)	$(20,237)	65%

License Fee Revenue
License fee revenue increased by $1.6 million from $7.5 million during the year ended December 31, 2018 to $9.1 million during the year ended December 31, 2019. The $7.5 million of license fee revenue recorded during the year ended December 31, 2018 was primarily related to our agreements with Elpiscience, which consisted of a $2.5 million payment related to the execution of the INBRX-105 license, $2.5 million in payments received related to the execution of the INBRX-106 license, and $2.0 million from the achievement of a milestone payment upon receipt of IND acceptance for INBRX-105. The $9.1 million of license fee revenue recorded during the year ended December 31, 2019 consisted primarily of $7.0 million recorded as revenue from bluebird following the transfer of an exclusive license, $1.1 million recognized as revenue related to our option agreement with Chiesi, and $1.0 million upon completion of a milestone event from Transcenta.
Grant Revenue
Grant revenue increased by $3.0 million from $1.1 million during the year ended December 31, 2018 to $4.1 million during the year ended December 31, 2019. Grant revenue during the year ended December 31, 2018 consisted of $0.9 million from CARB-X and $0.2 million from the NIH. Grant revenue during the year ended December 31, 2019 consisted of $3.1 million from CARB-X, $0.9 million from the NIH, and $0.2 million from the DoD. The increase in grant revenue recognized during the year ended December 31, 2019 was due to the timing of revenue recognition since revenue is recognized when we incur the covered expenses related to a grants’ continued progression.
Research and Development Expense
Research and development expense increased by $14.4 million from $33.5 million during the year ended December 31, 2018 to $47.9 million during the year ended December 31, 2019. The overall increase in research and development expense was primarily related to increased expense associated with contract manufacturing, clinical trials, other research and development activities, increased headcount, and facilities-related expenses. In particular, clinical trial expense increased by $5.3 million in 2019 as compared to 2018 as our four programs in Phase 1 clinical trials continued to progress in the clinic. In 2019, we contracted with a CDMO to begin the manufacturing process of our INBRX-101 program. In 2019, we also hired additional internal staff to support the progression of our clinical programs and the related manufacturing development. The following table sets forth the primary external and internal research and development expenses (in thousands, except percentages):

	YEAR ENDED DECEMBER 31,		CHANGE
	2018	2019	($)	(%)
External expenses:
Preclinical studies	$10,805	$10,649	$(156)	(1)%
Clinical trials	1,737	7,022	5,285	304%
Contract manufacturing	—	2,645	2,645	100%
Other external research and development	4,474	3,394	(1,080)	(24)%
Internal expenses:
Personnel	8,939	15,009	6,070	68%
Equipment, depreciation, and facility	2,835	4,011	1,176	41%
Other internal research and development	4,664	5,177	513	11%
Total research and development expenses	$33,454	$47,907	$14,453	43%

G&A Expense
G&A expense increased by $1.6 million from $4.7 million during the year ended December 31, 2018 to $6.3 million during the year ended December 31, 2019. Personnel-related expenses increased by $0.9 million during the year ended December 31, 2019 as compared to the same period in the prior year, primarily related to additional hires in the finance and accounting team. Stock-based compensation expense increased by $0.5 million related to initial stock grants during the fourth quarter of 2018 as well as additional grants in 2019. Additionally, facility-related expense increased by $0.4 million. These increases were offset in part by a $0.2 million decrease in professional services expense, including accounting and tax services, legal fees, and other IT services.
Abandoned Offering Costs
During the year ended December 31, 2019, we abandoned our contemplated initial public offering, or IPO, and wrote off all related IPO costs for a total of $2.8 million. We were pursuing an IPO during 2018, thus all IPO costs were capitalized as deferred IPO costs during the year ended December 31, 2018. No abandoned IPO costs were incurred during the year ended December 31, 2018.
Other Income (Expense)
Interest expense, net, increased by $4.2 million from $1.5 million for the year ended December 31, 2018 to $5.7 million for the year ended December 31, 2019. During the year ended December 31, 2019, $5.2 million of the total interest expense was related to the 2019 Note. This increase was offset in part by a decrease in interest on our Loan Agreement due to lower average debt balances during the year ended December 31, 2019 as a result of the repayment of principal.
Other income, net, was comparable for the year ended December 31, 2019 as compared to the prior year.
The change in fair value of derivative liability of $1.0 million during the year ended December 31, 2019 related to the derivative liability established in May 2019 in connection with the 2019 Note.
Income Taxes
Upon the Merger in April 2018, we became subject to U.S. federal and state income taxes at the entity level. Prior to the Merger, we were organized as multiple partnerships for U.S. federal and state income tax purposes. Accordingly, all income and deductions of the partnerships were reported on the partners’ separate income tax returns. Since we are in a net loss position and have been historically, we are only subject to certain immaterial state income taxes as well as foreign income taxes withheld on payments received in connection with license agreements. Income tax expense increased by $0.8 million from $0.1 million for the year ended December 31, 2018 to $0.9 million for the year ended December 31, 2019. This increase was due to a reduction in foreign income tax expense during 2019 related to payments received from Chiesi and Transcenta. For the years ended December 31, 2018 and 2019, we have applied a 100% valuation allowance against our federal deferred tax assets since it is more likely than not that the deferred tax assets will not be realized.
Net Loss
Net loss increased by $20.4 million from $31.0 million during the year ended December 31, 2018 to $51.4 million during the year ended December 31, 2019. The increase in net loss is attributable to the overall increase in operating expenses of $18.8 million primarily due to increases of $7.3 million in lab supplies and services due to therapeutic programs moved through research and development efforts, $5.9 million in personnel-related expense related to increased headcount, $2.8 million in abandoned offering costs, $1.5 million in stock-based compensation expense, and $1.4 million in facilities expense. Additionally, there was an increase in interest expense of $4.2 million and $1.0 million related to the change in fair value of the derivative liability, both of which relate to the 2019 Note. Income tax expense increased by $0.8 million related to foreign income tax expense. These increases were offset in part by an increase in revenue during 2019, composed of an increase in grant revenue of $3.0 million and an increase in license revenue of $1.6 million.
Net Loss Attributable to Non-Controlling Interest
Net loss attributable to non-controlling interest is related to activity prior to our Merger in April 2018 and is net of the accretion to the redemption value of the redeemable non-controlling interest, which totaled $0.6 million during the year ended December 31, 2018. After the Merger, the redeemable non-controlling interest no longer exists and therefore there was no net loss attributable to non-controlling interest beyond April 30, 2018.

Liquidity, Capital Resources and Financial Condition
From our inception through June 30, 2020, we have devoted substantially all of our efforts to therapeutic drug discovery and development, conducting preclinical studies and clinical trials, enabling manufacturing activities in support of our therapeutic candidates, organizing and staffing our company, establishing our intellectual property portfolio and raising capital to support and expand these activities. Our primary use of cash has been to fund operating expenses, which consist primarily of research and development expenditures, and to a lesser extent, G&A expenditures. We have principally been financed through the sale of equity securities, payments received from commercial partners for licensing rights to our therapeutic candidates under development and grants, borrowings under our former loan and security agreement with Oxford, and proceeds from the sale and issuance of the 2019 Note and the 2020 Notes. We have a limited operating history and do not expect to receive any revenue from commercial sales for several years, if ever, making the sales and income potential of our business and market unproven. As of June 30, 2020, we had an accumulated deficit of $107.2 million and cash of $5.6 million. Additionally, we received $10.0 million of gross proceeds borrowed under a new loan and security agreement, the 2020 Loan Agreement, with Oxford entered into in July 2020. Our history of recurring losses and anticipated expenditures for clinical development raised substantial doubt about our ability to continue as a going concern. See Note 1 to our consolidated financial statements included elsewhere in this prospectus for additional information on our assessment. Similarly, the report of our independent registered public accounting firm on our consolidated financial statements as of and for the year ended December 31, 2019 includes an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern. The accompanying consolidated financial statements have been prepared assuming we will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business, and does not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to our ability to continue as a going concern. See the section of this prospectus titled “Risk Factors—Our management concluded that there is substantial doubt about our ability to continue as a going concern.”
Our future liquidity and capital funding requirements will depend on numerous factors, including:

■	our ability to raise additional funds, either through this offering or through other means;

■	the outcome, costs and timing of preclinical studies and clinical trials for our current or future therapeutic candidates;

■	whether and when we are able to obtain regulatory approval to market any of our therapeutic candidates;

■	our ability to successfully commercialize any therapeutic candidates that receive regulatory approval;

■	the emergence and effect of competing or complementary therapeutics or therapeutic candidates;

■
our ability to maintain, expand and defend the scope of our intellectual property portfolio, including the amount and timing of any payments we may be required to make, or that we may receive, in connection with the licensing, filing, prosecution, defense and enforcement of any patents or other intellectual property rights;

■	our ability to retain our current employees and the need and ability to hire additional management and scientific and medical personnel;

■	the terms and timing of any strategic licensing, collaboration or other similar agreement that we have or may establish;

■
our ability to remain a going concern in light of our history of recurring losses and anticipated expenditures for clinical development needed to obtain regulatory approval and commercialize our therapeutic candidates;

■	our ability to repay, refinance or restructure our indebtedness when payment is due, including in the event such indebtedness is accelerated;

■	the valuation of our capital stock; and

■	the continuing or future effects of the COVID-19 pandemic and related uncertainties on capital and financial markets.
We will require additional funding in order to complete the development of our therapeutic candidates and commercialize our therapies, if approved. Until such time, if ever, in which we can generate substantial product revenue, we expect to continue to fund our operations and capital funding needs through equity offerings, debt financings or other capital sources, including strategic licensing, collaboration, or other similar arrangement. If we do raise additional capital through public or private equity or convertible debt offerings, the ownership interests of our existing stockholders will be diluted, and the terms of those securities may include liquidation or other preferences that adversely affect our stockholders’ rights. If we do raise additional capital through additional debt financings, we may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt or making certain capital expenditures. To the extent that we do raise additional capital through strategic licensing, collaboration, or other similar arrangement, we may have to relinquish valuable rights to our therapeutic candidates, future revenue streams or research programs at an earlier stage of development or on less favorable terms than we would otherwise choose, or to grant licenses on terms that may not be favorable to us. There can be no assurance as to the availability or terms upon which such financing and capital might be available in the future. Additionally, we have agreed in the 2020 Loan Agreement, with limited exceptions, to not incur or assume any indebtedness without first obtaining the prior written consent of Oxford. If we are unable to secure adequate additional funding, we will need to reevaluate our operating plan and may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, delay, scale back or eliminate some or all of our development programs, or relinquish rights to our technology on less favorable terms than we would otherwise choose. These actions could materially impact our business, results of operations and future prospects.
Cash Flow Summary
The following table sets forth a summary of the net cash flow activity for each of the periods indicated (in thousands):

	YEAR ENDED DECEMBER 31,		SIX MONTHS ENDED JUNE 30,
	2018	2019	2019	2020
			(unaudited)
Net cash used in operating activities	$(23,092)	$(32,079)	$(19,364)	$(18,697)
Net cash used in investing activities	(1,429)	(1,810)	(764)	(453)
Net cash provided by financing activities	13,154	43,326	45,650	13,242
Net increase (decrease) in cash	$(11,367)	$9,437	$25,522	$(5,908)

Operating Activities
Net cash used in operating activities was $18.7 million during the six months ended June 30, 2020 and consisted primarily of a net loss of $38.0 million, adjusted for non-cash items including accretion on our debt discount and the non-cash portion of interest expense related to our debt of $5.8 million, stock-based compensation expense of $2.3 million, depreciation and amortization of $0.5 million, non-cash lease expense of $0.7 million, and a change in fair value of derivative liabilities of $2.7 million. Changes in operating assets and liabilities also contributed to the cash used in operating activities, primarily related to increases in accounts payable of $5.7 million and to accrued expenses and other current liabilities of $10.5 million due to an overall higher volume of clinical activity, offset in part by a decrease in deferred revenue of $3.8 million.
Net cash used in operating activities was $19.4 million during the six months ended June 30, 2019 and consisted primarily of a net loss of $14.9 million, adjusted for non-cash items such as stock-based compensation expense of $1.8 million, non-cash lease expense of $0.8 million, depreciation and amortization expense of $0.4 million, and accretion on our debt discount and the non-cash portion of interest expense related to our debt of $0.5 million. Changes in operating assets and liabilities also contributed to the cash used in operating activities, primarily related to decreases in accounts payable of $4.5 million and other liabilities of $0.4 million. Additionally, increases in accrued expenses and current liabilities of $0.5 million due to an overall higher volume of preclinical and clinical activity were offset by an increase in accounts receivable of $3.6 million due to the timing of cash collections on revenue earned during the six months ended June 30, 2019.

Net cash used in operating activities was $32.1 million during the year ended December 31, 2019 and consisted primarily of a net loss of $51.4 million, adjusted for non-cash items such as accretion on our debt discount and non-cash interest of $5.5 million, stock-based compensation expense of $4.0 million, write off of expenses related to offerings contemplated in early 2019 of $2.8 million, non-cash lease expense of $1.4 million, depreciation and amortization of $1.2 million, and change in fair value of derivative liabilities of $1.0 million. Changes in operating assets and liabilities also contributed to the cash used in operating activities, primarily related to an increase in deferred revenue of $8.9 million related to a new agreement and an increase in accrued expenses and other current liabilities of $1.1 million due to an overall higher volume of preclinical and clinical activity, offset in part by a decrease in accounts payable of $3.5 million, a decrease in operating lease liability of $1.0 million, and an increase in prepaid expenses of $0.7 million related to payments made during 2019.
Net cash used in operating activities was $23.1 million during the year ended December 31, 2018 and consisted primarily of a net loss of $31.0 million, adjusted for non-cash items such as stock-based compensation expense of $2.5 million, depreciation and amortization of $0.7 million, and accretion on our debt discount and non-cash interest of $0.5 million. Changes in operating assets and liabilities also contributed to the cash used in operating activities, primarily related to increases in accounts payable of $4.9 million and accrued expenses and other current liabilities of $0.8 million due to an overall higher volume of preclinical and clinical activity, offset in part by an increase in prepaid expenses of $1.6 million.
Investing Activities
Net cash used in investing activities was $0.5 million and $0.8 million during the six months ended June 30, 2020 and 2019, respectively, and was related to capital purchases, including laboratory equipment and the expansion of our facility in La Jolla, California.
Net cash used in investing activities was $1.8 million and $1.4 million during the years ended December 31, 2019 and 2018, respectively, and was related to capital purchases, including laboratory equipment and leasehold improvements for our facility in La Jolla, California.
Financing Activities
Net cash provided by financing activities was $13.2 million during the six months ended June 30, 2020 and consisted primarily of the gross proceeds of $15.0 million from the sale and issuance of the 2020 Notes and $1.9 million in borrowings from the Paycheck Protection Program, or PPP Loan, offset in part by the final payments of $3.6 million on our 2015 Loan Agreement with Oxford.
Net cash provided by financing activities of $45.7 million during the six months ended June 30, 2019 consisted primarily of the gross proceeds of $12.0 million from the issuance of convertible preferred stock and the gross proceeds of $40.0 million from the issuance of the 2019 Note, partially offset by $2.4 million in issuance costs related to the 2019 Note, the repayment of debt principal of $3.0 million, and the payment of deferred IPO costs of $0.9 million.
Net cash provided by financing activities was $43.3 million for the year ended December 31, 2019 and consisted primarily of the gross proceeds of $40.0 million from the sale and issuance of the 2019 Note and gross proceeds of $12.0 million from the issuance of convertible preferred shares, offset in part by the payment of costs associated with the sale and issuance of the 2019 Note of $2.5 million. Additionally, net cash used in financing also included the repayment of debt principal of $6.2 million.
Net cash provided by financing activities was $13.2 million for the year ended December 31, 2018 and consisted primarily of the gross proceeds of $20.5 million from the issuance of convertible preferred stock, offset in part by the costs associated with the sale and issuance of the convertible preferred shares $0.1 million. Additionally, net cash used in financing also included the repayment of debt principal of $5.7 million and payment of predecessor distributions of $0.8 million.
Off-Balance Sheet Arrangements
We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Quantitative and Qualitative Disclosures About Market Risk
Foreign Currency
We currently make payments to a number of our CROs, CMOs, and CDMOs in foreign currencies, including euros, Swiss francs, and British pounds. Our transactions payable in foreign currencies are subject to changes in currency exchange rates from the time the transactions are originated until settlement in cash. As such, our primary exposure to market risk arises when transacting with these developers and other service providers who require us to satisfy our obligations to them in currencies other than in U.S. dollars. We do not currently have a formal program in place to hedge foreign currency risks. However, we have concluded that we do not have a material foreign currency risk. A 10% increase or decrease in current exchange rates would not have a material effect on our consolidated financial results.
As foreign currency risk increases in the future, we will evaluate alternative strategies, including hedging, to mitigate our foreign currency exposure.
Interest Rate Risk
All of our cash is in cash accounts and highly liquid. Our primary exposure to market risk is interest income sensitivity, which is affected by changes in the general level of interest rates. Due to the highly-liquid nature of our cash holdings, we have concluded that we do not have a material financial market risk exposure. A 10% increase or decrease in interest rates would not have had a material effect on our consolidated financial results.
Effects of Inflation
Inflation generally affects us by increasing our cost of labor, research and development contract costs and clinical trial costs. We do not believe that inflation has had a material effect on our results of operations during the periods presented.
JOBS Act: Emerging Growth Company Status; Smaller Reporting Company Status
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We have irrevocably elected not to take advantage of this extended transition period and, as a result, will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies.
For so long as we are an emerging growth company we expect we will:

■
avail ourselves of the exemption from the requirement to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

■
avail ourselves of the exemption from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002; and

■	provide less extensive disclosure about our executive compensation arrangements.
We will remain an emerging growth company for up to five years, although we will cease to be an “emerging growth company” upon the earliest of: (i) the last day of the fiscal year following the fifth anniversary of this offering; (ii) the last day of the first fiscal year in which our annual revenue is $1.07 billion or more; (iii) the date on which we have, during the previous rolling three-year period, issued more than $1 billion in non-convertible debt securities; and (iv) the date on which we are deemed to be a “large accelerated filer” as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act.
We are also a “smaller reporting company” as defined in the Exchange Act, and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies, including that we will present no more than two years of audited financial statements and no more than two years of related management’s discussion and analysis of financial condition and results of operations. We may be a smaller reporting company even after we are no longer an emerging growth company.

Recent Accounting Pronouncements
See Note 1 to our consolidated financial statements included elsewhere in this prospectus for a discussion of recent accounting pronouncements and their effect, if any, on us.
Contractual Obligations and Commitments
As of December 31, 2019, future minimum payments due under our contractual obligations and commitments were as follows (in thousands):

	PAYMENTS DUE BY PERIOD
	TOTAL	LESS THAN 1 YEAR	1-3 YEARS	3-5 YEARS	MORE THAN 5 YEARS
Operating lease obligations(1)	$9,708	$1,690	$3,479	$3,617	$922
Debt, including interest(2)	3,583	3,583	—	—	—
Convertible note, including interest(3)	56,277	—	56,277	—	—
Total	$69,568	$5,273	$59,756	$3,617	$922

(1)	The expected timing of payments above are based on contractual obligations.

(2)
On March 15, 2015, we entered into the 2015 Loan Agreement, pursuant to which Oxford agreed, subject to certain conditions, to make term loans to us in four $5.0 million installments for an aggregate of $20.0 million. The term loans were made on the following dates: Term A: March 31, 2015; Term B: September 9, 2016; Term C: December 22, 2016, and Term D: December 22, 2016. Each term loan bore interest at the following annual rate: Term A: 8.0%, Term B: 8.6%, Term C: 8.7%, and Term D: 8.7%. The repayment schedule provided for interest-only payments in arrears until May 2016, followed by consecutive equal monthly payments of principal and interest in arrears through the maturity date, which was March 31, 2020 for all four term loans under the 2015 Loan Agreement.

(3)
In May 2019, we entered into the 2019 Note with Viking, for which we received $40.0 million in gross proceeds. The 2019 Note began to accrue interest on February 15, 2020 at a rate of 1.5% per month and is payable at maturity or upon conversion. Unless converted, the 2019 Note, as amended in April 2020, matures on the earlier of (i) March 31, 2022; (ii) the consummation of a Deemed Liquidation Event or Reverse Merger (each, as defined in the 2019 Note); or (iii) the time at which the balance of the 2019 Note is due and payable upon an Event of Default (as defined in the 2019 Note). If not converted prior to the Maturity Date, we will be obligated to repay $40.0 million principal and all accrued interest. The aggregate outstanding principal amount plus accrued interest under the 2019 Note will automatically convert and settle into shares of our common stock immediately prior to the completion of this offering. For more details, see the section of this prospectus titled “Prospectus Summary–Convertible Note Financings.”

The 2020 Notes
We received $15.0 million in gross proceeds from the sale and issuance of the 2020 Notes in April 2020, which is not included in the above table. The 2020 Notes begin to accrue interest immediately at a rate of 1.0% per month and is also payable at maturity unless converted under the same terms as the 2019 Note; provided, however, that the interest rate under the 2020 Notes will increase to 1.5% per month beginning on January 1, 2021 if one of several possible milestone events does not occur on or prior to December 31, 2020. The aggregate outstanding principal amount plus accrued interest under the 2020 Notes will automatically convert and settle into shares of our common stock immediately prior to the completion of this offering. For more details, see the section of this prospectus titled “Prospectus Summary–Convertible Note Financings.”
CARES Act
On March 27, 2020, the U.S. federal government enacted the Coronavirus Aid, Relief, and Economic Security Act, or CARES Act. The CARES Act includes a provision for the Paycheck Protection Program, or PPP, loans administered by the U.S. Small Business Administration. In May 2020, we entered into a promissory note as part of PPP, under which we borrowed approximately $1.9 million, the future principal and interest payments of which are not included in the above table. The loan bears interest at a 1.0% annual rate. Unless otherwise forgiven in whole or part in accordance with the CARES Act, the repayment schedule provides for payments to begin the date on which the amount of forgiveness determined is remitted to the lender.
Oxford 2020 Loan Agreement
In July 2020, we entered into the 2020 Loan Agreement with Oxford, under which we borrowed $10.0 million, the future principal and interest payments of which are not included in the above table. The loan bears interest at a floating per annum rate of (1) 8.95% plus (2) the greater of (i) the 30 day U.S. Dollar LIBOR rate reported in The Wall Street Journal on the last business day of the month that immediately precedes the month in which the interest will accrue and (ii) 1%. The repayment schedule provides for interest-only payments until March 1, 2022, which can be extended until September 1, 2022 upon certain defined events. Following the interest only period, the loan becomes fully amortized until the maturity date on August 1, 2024.
Other Commitments
We enter into contracts in the normal course of business related to our ongoing preclinical studies and clinical trials. The most significant preclinical study and clinical trial expenditures are to CROs. The contracts with CROs are generally cancellable, with notice, at our option. We have recorded accrued expenses of approximately $14.1 million in our consolidated balance sheet for expenditures incurred by CROs as of June 30, 2020.
Additionally, we have commitments for clinical supply and commercial supply of drug substance manufacturing services, including minimum purchase commitments, binding annual forecasts, and capital equipment investments totaling approximately $18.3 million in non-cancellable amounts as of June 30, 2020. Further amounts within these contracts are generally cancellable, with notice, at our option. Termination penalties apply depending on the timing and reasoning of the exit. Penalties range from only work performed to date up to twelve months of future committed manufacturing costs.
Additionally, Mark P. Lappe, our Chief Executive Officer, Brendan P. Eckelman, our Chief Scientific Officer, and Klaus W. Wagner, our Chief Medical Officer, have agreements that provide for severance compensation in the event of termination or a change in control. Mr. Lappe’s agreement provides for a severance payment of 12 months of base salary in effect at the time of termination and continued health benefits for 12 months, except in connection with a change of control, in which case Mr. Lappe’s agreement provides for a severance payment of 18 months of base salary and 1.5 times the target bonus for the applicable year. Each of Dr. Eckelman’s and Dr. Wagner’s agreements provide for a severance payment of 9 months of base salary in effect at the time of termination and continued health benefits for 9 months, except in connection with a change of control, in which case each of Dr. Eckelman’s and Dr. Wagner’s agreements provide for a severance payment of 12 months of base salary and the target bonus for the applicable year.

Critical Accounting Estimates and Policies
The preparation of financial statements in accordance with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. Management bases its estimates on historical experience, market and other conditions, and various other assumptions it believes to be reasonable. Although these estimates are based on management’s best knowledge of current events and actions that may impact us in the future, the estimation process is, by its nature, uncertain given that estimates depend on events over which we may not have control. If market and other conditions change from those that we anticipate, our consolidated financial statements may be materially affected. In addition, if our assumptions change, we may need to revise our estimates, or take other corrective actions, either of which may also have a material effect in our consolidated financial statements. We review our estimates, judgments, and assumptions used in our accounting practices periodically and reflect the effects of revisions in the period in which they are deemed to be necessary. We believe that these estimates are reasonable; however, our actual results may differ from these estimates.
While our significant accounting policies are described in Note 1 to our consolidated financial statements included elsewhere in this prospectus, we believe that the following critical accounting policies and estimates have a higher degree of inherent uncertainty and require our most significant judgments:
Revenue Recognition
To date, we have generated revenue from our collaboration and licensing agreements with partners, as well as from grants from the NIH, the CDMRP funded through the DoD, and from private not-for-profit organizations including CARB-X. Billings to customers or payments received from customers are included in deferred revenue on the balance sheet until all revenue recognition criteria are met.
We recognize revenue when, or as, the promised goods or services are transferred to customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those services. To determine revenue recognition for arrangements we conclude are within the scope of Accounting Standards Codification, or ASC, Topic 606, Revenue from Contracts with Customers, or ASC Topic 606, we perform the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligation(s) in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligation(s) in the contract; and (v) recognize revenue when (or as) the performance obligation(s) are satisfied. At contract inception, we assess the goods or services promised within each contract, assess whether each promised good or service is distinct and identifies those that are performance obligations. We recognize as revenue the amount of the transaction price that is allocated to the respective performance obligation when, or as, the performance obligation is satisfied.
Collaboration and License Agreements
We enter into collaborative agreements with partners that typically include one or more of the following: (i) license fees; (ii) nonrefundable up-front fees; (iii) payments for reimbursement of research costs; (iv) payments associated with achieving specific development, regulatory, or commercial milestones; and (v) royalties based on specified percentages of net product sales, if any. At the initiation of an agreement, we analyze each unit of account within the contract to determine if the counterparty is a customer in the context of the unit of account, in which case we apply the recognition, measurement, presentation, and disclosure requirements of ASC Topic 606. If a unit of account does not represent a transaction with a customer, it represents an arrangement with a collaborator subject to guidance under ASC Topic 808, Collaborative Arrangements, or ASC Topic 808. We early adopted Accounting Standards Update, or ASU, 2018-18, Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606 upon implementation of ASC Topic 606. The standard did not have a material effect on our consolidated financial statements.
In applying the principles of ASC Topic 606, we consider a variety of factors in determining the appropriate estimates and assumptions under these arrangements, such as whether the elements are distinct performance obligations, whether there are observable stand-alone prices, and whether any licenses are functional or symbolic. We evaluate each performance obligation to determine if it can be satisfied and recognized as revenue at a point in time or over time. Typically, license fees and non-refundable upfront fees are considered fixed, while milestone payments are identified as variable consideration which must be evaluated to determine if it is constrained and, therefore, excluded from the transaction price.
As of June 30, 2020, all collaboration and license revenue was within the scope of ASC Topic 808 and/or ASC Topic 606 and recognized accordingly.
See Note 8 to our consolidated financial statements included elsewhere in this prospectus for more information on our collaboration and license agreements.
Grant Revenue
We have been awarded three grants from the NIH, one grant from the CDMRP funded through the DoD, as well as one grant from CARB-X. With respect to revenue derived from reimbursement of direct, out-of-pocket expenses for research and development costs associated with these grants, where we act as a principal with discretion to choose suppliers, bears credit risk, and performs part of the services required in the transaction, we record revenue for the gross amount of the reimbursement. The costs associated with these reimbursements are reflected as a component of research and development expense in our consolidated statements of operations.
Since there is no transfer of control of goods or services to the granting entities, the granting entities do not meet the definition of a “customer” as defined by ASC Topic 606 and therefore, these government grants and private not-for-profit institution grants are not within the scope of ASC Topic 606. Therefore, the adoption of ASC Topic 606 had no impact on our accounting for grant revenue since we are a business entity and the grants are with governmental agencies or private institutions and are not considered customers.
Revenue from these grants are based upon internal costs incurred that are specifically covered by the grant, plus an additional rate that provides funding for overhead expenses. Revenue is recognized as we incur expenses related to the grant which is consistent with the concept of transfer of control of a service over time under ASC Topic 606.
Research and Development and Clinical Trial Accruals
Research and development costs are expensed as incurred and include the cost of compensation and related expenses, as well as expenses for third parties who conduct research and development on our behalf, pursuant to development and consulting agreements in place. Clinical trial costs, including costs associated with third-party contractors, are a significant component of research and development expense. We expense research and development costs based on work performed. In determining the amount to expense, management relies on estimates of total costs based on contract components completed, the enrollment of subjects, the completion of trials and other events. If applicable, costs incurred related to the purchase of in-process research and development for early-stage products or products that are not commercially viable and ready for use, or have no alternative future use, are charged to expense in the period incurred. Costs incurred related to the licensing of products that have not yet received regulatory approval to be marketed, or that are not commercially viable and ready for use, or have no alternative future use, are charged to expense in the period incurred.
Derivative Liabilities
The 2019 Note and the 2020 Notes contain embedded features that provide multiple settlement alternatives. Certain of these settlement features provide the noteholders the right to a fixed number of our shares upon conversion of the note. Other settlement features provide the noteholders the right or the obligation to receive cash or a variable number of shares upon our completion of a capital raising transaction, change of control, qualified IPO or default. We evaluated each settlement alternative within the 2019 Note and the 2020 Notes under ASC 815-15, Embedded Derivatives and ASC 815-40, Contracts in Entity’s Own Equity and determined to account for certain settlement features as redemption features meeting the requirements for separate accounting as a single, compound derivative instrument.
These embedded derivatives are accounted for as liabilities at their estimated fair value as of the date of issuance, and then subsequently remeasured to fair value as of each balance sheet date, with the related remeasurement adjustment being recognized as a component of change in fair value of derivative liabilities in the condensed consolidated statements of operations. The aggregate outstanding principal amount plus accrued interest to date under the 2019 Note and the 2020 Notes will automatically convert and settle into shares of our common stock immediately prior to the completion of this offering at the lesser of (i) a conversion price equal to 90% of the IPO price per share or (ii) a conversion price based on a specified valuation.
Fair Value of Stock-Based Awards and Stock-Based Compensation Expense
Historically, prior to the Merger on April 30, 2018 and prior to becoming a Delaware corporation, we issued profit interest units, or PIUs, to employees and certain other non-employees. Unit-based compensation for our PIUs was recorded based upon estimated fair value on the date of the grant and recognized as unit-based compensation expense over the expected service period, which was typically approximated by the vesting period. All of the PIUs were accelerated upon the Merger during the second quarter of 2018, which resulted in additional unit-based compensation expense of approximately $1.1 million for a total expense in 2018 of $2.1 million.
Following the Merger, as a Delaware corporation, we recognize compensation costs related to stock-based awards, including stock options, based on the estimated fair value of the awards on the date of grant. We estimate the grant date fair value, and the resulting stock-based compensation, using the Black-Scholes option pricing model. The grant date fair value of the stock-based awards is generally recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the respective awards. In November 2018, we issued our first stock options after the Merger. As of July 15, 2020, we have granted options to purchase up to an aggregate of approximately 4.0 million shares of our common stock under our 2017 Employee, Director and Consultant Equity Incentive Plan to certain of our employees and certain members of our board of directors.
The Black-Scholes option pricing model requires the use of subjective assumptions to determine the fair value of stock-based awards. These assumptions include:

■	Fair Value of Common Stock—See the subsection titled “Common Stock Valuations” below.

■
Expected Term—We estimate the expected term of our stock options granted to employees and non-employee directors using the simplified method, whereby, the expected term equals the average of the vesting term and the original contractual term of the option. We utilize this method as we do not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term.

■
Expected Volatility—Due to the lack of company specific historical and implied volatility data, we based our estimate of expected volatility on the estimate and expected volatilities of a guideline group of publicly traded companies. For these analyses, we select companies with comparable characteristics to ours including enterprise value, risk profiles, and with historical share price information sufficient to meet the expected life of the stock-based awards. We compute the historical volatility data using the daily closing prices for the selected companies’ shares during the equivalent period of the calculated expected term of our stock-based awards. We will continue to apply this process until a sufficient amount of historical information regarding the volatility of our own stock price becomes available.

■
Risk-Free Interest Rate—For the determination of the risk-free interest rates we utilize the U.S. Treasury yield curve for instruments in effect at the time of measurement with a term commensurate with the expected term assumption.

■	Expected Dividend—The expected dividend yield is assumed to be zero as we have never paid dividends and do not have current plans to pay any dividends on our common stock.
Changes in these assumptions can materially affect the fair value and ultimately how much stock-based compensation expense is recognized. These inputs are subjective and generally require significant analysis and judgment to develop. See Note 7 to our consolidated financial statements included elsewhere in this prospectus for information regarding certain of the specific assumptions we used in applying the Black-Scholes option pricing model to determine the estimated fair value of our stock options granted in the periods discussed.
For our valuations performed in connection with our option grants, we used a hybrid method of the Option Pricing Method, or OPM, and the Probability-Weighted Expected Return Method, or PWERM. PWERM considers various potential liquidity outcomes. Our approach included the use of different timing of initial public offering scenarios and a scenario assuming continued operation as a private entity. Under the hybrid OPM and PWERM method, the per share value calculated under the OPM and PWERM are weighted based on expected exit outcomes and the quality of the information specific to each allocation methodology to arrive at a final estimated fair value per share value of the common stock before a discount for lack of marketability is applied.
After the completion of this offering, our board of directors will determine the fair value of each share of underlying common stock based on the closing price of our common stock as reported by the applicable trading market on the date of the grant. Our board of directors intended all options granted to be exercisable at a price per share not less than the per share fair value of our common stock underlying those options on the grant date.
For the six months ended June 30, 2020, stock-based compensation related to stock options was $2.3 million. As of June 30, 2020, we had $12.8 million of total unrecognized stock-based compensation which we expect to recognize over a weighted-average period of 2.6 years. The aggregate intrinsic value of options outstanding as of June 30, 2020 was $         , based on the assumed public offering price of $         per share, the midpoint of the price range set forth on the cover page of this prospectus, of which $          related to vested options and $         related to unvested options.
Common Stock Valuations
Prior to this offering, we are required to estimate the fair value of the common stock underlying our stock-based awards when performing fair value calculations. The fair value of the shares of common stock underlying our stock-based awards was estimated on each grant date by our board of directors. In order to determine the fair value of our common stock underlying option grants, our board of directors considered, among other things, valuations of our common stock prepared by an unrelated third-party valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.
Given the absence of a public trading market for our common stock, our board of directors exercised their judgment and considered a number of objective and subjective factors to determine the best estimate of the fair value of our common stock, such as: contemporaneous valuations performed by independent third-party specialists, our stage of development, including the status of our research and development efforts of our therapeutic candidates and the material risks related to our business and industry, our results of operations and financial position, including our levels of capital resources, the prices at which we sold shares of our convertible preferred stock, the rights, preferences and privileges of our convertible preferred stock relative to those of our common stock, the conditions in the biotechnology industry and the economy in general, the stock price performance and volatility of comparable life sciences public companies, as well as recently completed mergers and acquisitions of peer companies, the likelihood of achieving a liquidity event for the holders of our common stock or convertible preferred stock, such as an IPO or a sale of our company given prevailing market conditions, trends and developments in our industry, external market conditions affecting the life sciences and biotechnology sectors, and the lack of liquidity of our common stock, among other factors.

Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred income taxes are recorded for temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities. Deferred tax assets and liabilities reflect the tax rates expected to be in effect for the years in which the differences are expected to reverse. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax assets will not be realized.
We follow the provisions of accounting for uncertainty in income taxes which prescribes a model for the recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides guidance on derecognition, classification, interest and penalties, disclosure and transition.
Leases
Effective January 1, 2019, we adopted ASU No. 2016-02, Leases, using the modified retrospective transition option applying the new standard at the adoption date. As such, we did not adjust prior period amounts. For the long-term operating lease of our corporate headquarters, we recognized a right-of-use asset and lease liability on our condensed consolidated balance sheet. The lease liability is determined as the present value of future lease payments using an estimated rate of interest that we would have to pay to borrow equivalent funds on a collateralized basis at the lease commencement date. The right-of-use asset is based on the liability adjusted for any prepaid or deferred rent. The lease term at the commencement date is determined by considering whether renewal options and termination options are reasonably assured of exercise.
We elected to exclude from our balance sheets recognition of leases having a term of 12 months or less (short-term leases) and elected to not separate lease components and non-lease components for our long-term operating lease.
Rent expense for the operating lease is recognized on a straight-line basis over the lease term and is included in operating expenses on the consolidated statements of operations.
Periods prior to January 1, 2019, we accounted for our long-term operating lease recording the excess of expense over the amounts paid as deferred rent. The adoption of the new lease standard did not have any impact to prior period information.

BUSINESS
Overview
We are a clinical-stage biotechnology company with a pipeline of novel biologic therapeutic candidates, developed using our protein engineering expertise and proprietary single domain antibody, or sdAb, platform. Our sdAb platform allows us to pursue validated targets with clinical promise, but where other antibody and biologic based approaches have failed. Highly modular, our sdAbs can be combined with precise valencies and multiple specificities, creating therapeutic candidates designed to be capable of enhanced cell signaling, conditional activation or combined synergistic functions. We currently have four programs in ongoing Phase 1 clinical trials, three for the treatment of various cancers, and one for Alpha-1 Antitrypsin Deficiency, or AATD. Our most advanced therapeutic candidate, INBRX-109, is a tetravalent death receptor 5, or DR5, agonist being evaluated in patients diagnosed with chondrosarcoma and mesothelioma, two difficult-to-treat cancers. INBRX-106 is a hexavalent OX40 agonist currently being investigated in patients with locally advanced or metastatic solid tumors. Both INBRX-109 and INBRX-106 programs are designed to achieve target agonism through precise control of therapeutic valency. INBRX‑105 targets two proteins, each of which can lead to an enhanced anti-tumor immune response; it is engineered with the goal of improving safety through conditional target agonism. Based on preclinical mechanistic data, INBRX-106 and INBRX-105 may have the potential to be used in combination with, or in place of, currently approved checkpoint inhibitors. Our fourth program, INBRX-101, is an optimized, recombinant alpha 1 antitrypsin, or AAT, augmentation therapy for AATD. We anticipate additional data releases from all four of our clinical programs by the end of 2021.

Our Pipeline
We have developed a diverse pipeline of therapeutic candidates that are specifically designed to leverage the power of our core sdAb platform and protein engineering expertise, as shown below:

INBRX-109	INBRX-106	INBRX-105	INBRX-101
Tetravalent DR5 agonist	Hexavalent OX40 agonist	PD-L1x4-1BB tetravalent conditional agonist	AAT-Fc fusion protein

Program	Therapeutic Area	Target(s)/Format	STAGE OF DEVELOPMENT				Anticipated Next Milestones
			Preclinical	Phase 1	Phase 2	Phase 3
INBRX-109*	Oncology	DR5 Tetravalent Agonist					• Single agent cohort data – 4Q 2020 • Initial data from combination cohorts – 1H 2021 • Initiation of registration-enabling trials in mesothelioma and chondrosarcoma – 2021^

INBRX-106**	Oncology	OX40 Hexavalent Agonist					• Single agent dose escalation cohort data – Q4 2020 • Escalation with Keytruda data – 2H 2021

INBRX-105**	Oncology	PD-L1 x4-1BB Tetravalent Conditional Agonist					• Dose escalation data – 1H 2021 • Initial data from expansion cohorts – Q4 2021

INBRX-101***	Orphan/Respiratory	Neutrophil Elastase AAT-Fusion Protein					• Dose escalation data – 2H 2021

__________________

*
Third party partnership with Chinese biotechnology company, Transcenta Holding, Ltd. (formerly Hangzhou Just Biotherapeutics Co., Ltd.), or Transcenta, currently in place for development and commercialization in China, Hong Kong, Macau and/or Taiwan.

**
Third party partnership with Chinese biotechnology company, Elpiscience Biopharmaceuticals, Inc., or Elpiscience, currently in place for development and commercialization in China, Hong Kong, Macau and/or Taiwan.

***	Commercialization and development rights outside of the United States and Canada, subject to an option agreement with Chiesi Farmaceutici S.p.A., or Chiesi.

^	Advancing INBRX-109 into registration-enabling randomized Phase 2 trials is contingent upon acceptable activity and safety in the ongoing Phase 1 trial.
INBRX-109
INBRX-109 is a precisely engineered tetravalent sdAb-based therapeutic candidate that agonizes DR5 to induce tumor selective programmed cell death. The Investigational New Drug application, or IND, for INBRX-109 became effective in August 2018, and we initiated a single agent, two-part, Phase 1 clinical trial in the United States in November 2018. Part 1, the traditional 3+3 dose escalation portion of this trial, was completed in August 2019, with enrollment of 20 patients. INBRX-109 was well-tolerated, with no significant toxicities observed at doses up to and including the maximum administered dose of 30 mg/kg. No maximum tolerated dose was reached.

In September 2019, we commenced Part 2 of this trial with single agent dose expansion cohorts in patients with the following tumor types: colorectal and gastric adenocarcinomas, malignant pleural mesothelioma, and chondrosarcoma. To date, we have enrolled approximately 75 patients in the expansion cohorts, with continued enrollment ongoing.
We expect to announce additional data from the chondrosarcoma and malignant pleural mesothelioma treatment cohorts in the fourth quarter of 2020. Assuming positive results from our Phase 1 clinical trials, we plan to initiate registration-enabling Phase 2 trials in unresectable and metastatic chondrosarcoma (any line of therapy) and malignant pleural mesothelioma, epithelioid subtype (second- or third-line), patients in 2021. There is an unmet medical need for malignant pleural mesothelioma and chondrosarcoma, both of which are serious, life-threating medical conditions with very limited treatment options. In particular, there are no approved effective systemic therapy options for recurrent, unresectable and metastatic chondrosarcoma.
We plan to initiate an INBRX-109 single agent expansion cohort in an additional sarcoma subtype, as well as chemotherapy combination cohorts in malignant pleural mesothelioma, epithelioid subtype, and pancreatic adenocarcinoma in the third quarter of 2020. Patients with malignant pleural mesothelioma, epithelioid subtype, will receive INBRX-109 in combination with carboplatin or cisplatin, or a platinum and pemetrexed doublet chemotherapy. Patients with pancreatic adenocarcinoma will receive INBRX-109 in combination with fluorouracil and irinotecan chemotherapy. We expect to announce initial data from these combination cohorts during the first half of 2021.
We plan to investigate the therapeutic utility of INBRX-109 through a broad clinical development plan across difficult-to-treat cancers. Future clinical development of INBRX-109 may include combinations with additional chemotherapies and potentially synergistic agents in several solid tumors and hematologic malignancies. We are currently conducting preclinical studies with INBRX-109 and various rational combination agents, including targeted therapeutics and apoptotic pathway modulators, aimed at guiding our future clinical plans.
INBRX-106
INBRX-106 is a precisely engineered hexavalent sdAb-based therapeutic candidate targeting OX40 that has the potential to treat numerous tumor indications, both as a single agent and in combination. OX40, also known as TNFRSF4, is a member of the tumor necrosis factor receptor superfamily, or TNFRSF, and is predominately expressed on activated T-cells. Signaling through OX40 provides co-stimulation that promotes T-cell expansion, enhanced effector function and memory cell formation, and prevents activation induced cell death. Based on the capacity for OX40 signaling to enhance anti-tumor immunity in preclinical studies, there have been many efforts to therapeutically exploit this pathway for cancer immunotherapy.
To date, OX40 agonism has mainly been clinically explored with bivalent antibodies. We believe the lack of success with many of these prior attempts resulted from insufficient valency to achieve receptor clustering. We believe INBRX-106, a hexavalent therapeutic candidate with the ability to bind six OX40 molecules per molecule of drug, has the potential to achieve improved receptor clustering and downstream signaling. In preclinical studies, we have observed that INBRX-106 mediated T-cell co-stimulation and also reduced the suppressive activity of regulatory T-cells, with superior activity to bivalent comparators.
The IND for INBRX-106 became effective in June 2019, and we initiated Part 1 of this Phase 1 trial, escalation of single agent INBRX-106, in the United States in December 2019.
We expect to announce completion of the single agent dose escalation cohorts during the fourth quarter of 2020. The current study design also includes evaluation of INBRX-106 combination activity with the PD-1 checkpoint inhibitor, pembrolizumab, or Keytruda. Completion of the combination dose escalation cohorts is expected in the second half of 2021.
INBRX-105
INBRX-105 is a precisely engineered tetravalent sdAb based therapeutic candidate, acting both as an antagonist of programmed death ligand 1, or PD-L1, and a conditional agonist of 4-1BB. The approval of checkpoint inhibitors that block the interaction between PD-L1 and programmed cell death protein 1, or PD-1, has shifted the treatment paradigm of numerous cancers, due to improved response rates and overall survival benefit. These therapeutics, however, achieve a lasting benefit only for a minority of patients and numerous combination approaches have been tested clinically with the goal of further activating tumor reactive T-cells. One such approach is agonist antibodies targeting 4-1BB, a member of the TNFRSF that has been shown to provide co-stimulatory function to T-cells. While 4-1BB agonism has shown some clinical promise, the efficacy seen with this approach has been limited due to dose limiting toxicities that result from systemic activation of 4-1BB.
With the goal of overcoming these limitations, we designed INBRX-105 to conditionally agonize 4-1BB only in the presence of PD-L1, which is typically only found in the tumor microenvironment and associated lymphoid tissues. In addition, engagement of PD-L1 by INBRX-105 blocks PD-1 binding and provides checkpoint inhibition. We believe this unique combination of mechanisms of action has the potential to enhance anti-tumor responses and limit systemic toxicity of 4-1BB agonism. We are clinically evaluating INBRX-105’s ability to treat patients with PD-L1 expressing tumors, including those refractory to, or relapsed from, approved checkpoint inhibitor therapies.
The IND for INBRX-105 became effective in October 2018, and we initiated a Phase 1 clinical trial in February 2019. We expect to announce initial dose escalation data from this ongoing trial during the first half of 2021 and initial expansion cohort data in late 2021.
INBRX-101
INBRX-101 is a precisely engineered recombinant human AAT-Fc fusion protein therapeutic candidate, in development for the treatment of AATD. The current standard of care for patients with AATD has been unchanged for decades and relies on weekly infusions of plasma derived AAT, or pdAAT, therapeutics. In spite of the frequent dosing, this therapy is incapable of maintaining serum AAT levels in the normal range for individuals unaffected by the disease.
Combining proprietary protein engineering with robust process development in INBRX-101, we are seeking to overcome the previous challenge in this field of maintaining the function of recombinant AAT, while manufacturing at commercial scale. We believe INBRX-101 has the potential to be dosed every three weeks, while maintaining patients in the normal range of AAT exposure. This would be a significant improvement for patients, currently receiving weekly infusions and sub-optimal augmentation.
The IND for INBRX-101 became effective in November 2018, and we initiated a Phase 1 dose escalation clinical trial in July 2019. As a result of the COVID-19 pandemic, we temporarily suspended enrollment for this trial and expect to resume recruitment during the fourth quarter of 2020. This temporary suspension was not a result of an observation of adverse events and was solely related to circumstances relating to the COVID-19 pandemic. Assuming enrollment resumes as we currently anticipate, we expect to announce initial Phase 1 data, including both single and multi-dose cohorts, during the second half of 2021.
In May 2019, we entered into an option agreement, as amended in August 2019, or the Chiesi Option Agreement, with Chiesi, pursuant to which we granted Chiesi an exclusive option to obtain an exclusive license to develop and commercialize INBRX-101 outside of the United States and Canada following completion of the Phase 1 trial.
Our Leadership Team and Investors
We have assembled a team with deep scientific and clinical experience in discovering and developing protein therapeutics. Our in-house capabilities span the disciplines of discovery, protein engineering, cell biology, translational research, chemistry, manufacturing and controls, or CMC, and clinical development. Members of our team bring experience from multiple organizations including Genentech, Inc., Gilead Sciences, Inc., Merck & Co. and Novartis AG. Our board of directors is comprised of individuals with proven business and scientific accomplishments and significant operating knowledge of our company.
We have raised capital through equity and debt financings and licensing and collaboration agreements. We have also secured funding through non-dilutive grants from Combating Antibiotic Resistant Bacteria Accelerator, or CARB-X, the National Institute of Allergy and Infectious Diseases, National Institutes of Health and the Department of Defense. Our investors include Viking Global Investors LP, ArrowMark Partners, RA Capital Healthcare Fund, L.P., Lilly Asia Ventures, WuXi Biologics (Hong Kong) Limited and Alexandria Venture Investments, among others.

Our Strategy
Our mission is to discover and develop effective biologic treatments for people with life-threatening conditions and to evolve Inhibrx into a commercial-stage biotechnology company with a differentiated and sustainable product portfolio by focusing on the following:
Rapidly advance and optimize the clinical development of our lead programs.
We are focused on rapidly advancing our four therapeutic candidates, each with key clinical data readouts expected in 2021. To augment our U.S.-centric clinical strategy for our oncology therapeutic candidates, we have formed collaborations in China designed to provide access to patient populations for clinical trials not readily available in the United States, including treatment-naïve patients, and to facilitate rapid patient enrollment with the goal of generating more robust early clinical data. We believe this harmonized clinical strategy may allow us to accelerate our development timelines. In addition, for each of our therapeutic candidates, should single agent efficacy be demonstrated, we plan to maximize the potential benefit to patients by broadly exploring combinations with standard of care agents and other rational combination agents.
Apply our sdAb platform and other protein technologies to create differentiated therapeutics in focused disease areas with particular emphasis on oncology.
We have developed an sdAb platform and other protein technologies that we believe can be applied to meet the specific challenges of complex target biology. Our current pipeline is focused on oncology and orphan diseases. We plan to focus our internal clinical development where we believe we can create solutions to address the challenges of both validated and novel targets and generate differentiated therapeutics that can be advanced efficiently through clinical development.
Maintain our culture of innovation, execution and efficiency.
Over the last ten years we have successfully built an innovative culture that encourages scientific risk-taking within the bounds of our data-driven philosophy. This enables our research and development team to discover numerous promising preclinical candidates cost effectively, from which we select what we believe are highly differentiated programs for clinical development.
Maximize the potential of our therapeutic pipeline by retaining rights as well as selectively entering into additional strategic partnerships depending on the therapeutic candidate, indication and geography.
We have a disciplined strategy to maximize the potential of our therapeutic pipeline by retaining development and commercialization rights to those therapeutic candidates, indications and geographies that we believe we can develop and eventually commercialize successfully and efficiently on our own if they are approved, while also seeking to enter into additional strategic partnerships where we believe partnering will accelerate our development timelines and/or maximize the worldwide commercial potential of any approved therapeutic candidates. For example, we have granted Chiesi an exclusive option to obtain an exclusive license to develop and commercialize INBRX-101 outside of the United States and Canada following completion of the Phase 1 trial. In addition, we are currently party to license agreements for the development and, if approved, commercialization of INBRX-105, INBRX-106 and INBRX-109 solely in China, Hong Kong Macau and Taiwan. We otherwise possess the worldwide rights to these candidates. Where appropriate, we plan to seek to enter into additional strategic partnerships with the goal of maximizing the potential of our therapeutic pipeline.
Selectively enter into additional strategic partnerships to maximize the potential of our protein engineering technologies in non-core areas or indications ancillary to oncology.
We believe that the broad potential of our protein engineering technologies, coupled with our strong intellectual property portfolio, can lead to the generation of multiple additional novel product candidates addressing a wide range of therapeutic areas. For example, we licensed our sdAb technologies for specific binders to bluebird bio, Inc. for use in cell therapy. Moreover, we have several preclinical programs focused on non-oncology indications that we are actively seeking to license. Where appropriate, we plan to continue to seek to opportunistically enter into additional strategic partnerships in areas that are considered non-core or indications ancillary to oncology to maximize the potential of our technology platform.

Our Approach
With the goal of addressing unmet medical needs, we leverage our deep understanding of target biology and innovative protein engineering technologies to create therapeutic candidates with attributes and mechanisms of action that are superior to current approaches and applicable to a range of challenging, validated targets with high potential.
Our proprietary sdAb platform allows us to address complex target biology where other biologic approaches have failed or are sub-optimal. Our precision engineering enables the generation of therapeutic candidates with defined valencies and specificities, which we believe can result in optimal mechanisms of action. Initially, we have focused on applying these technologies to targets with clinically validated mechanistic rationales but where prior approaches have lacked sufficient therapeutic activity or safety.
Our clinical pipeline is enabled by our protein and process engineering capabilities, and includes therapeutic candidates in the following categories:

■	INBRX-109 and INBRX-106 utilize our multivalent formats, for which the precise valency was optimized in a target-centric way to mediate what we believe to be the most appropriate agonist function;

■	The dual mechanism of action of INBRX-105 is enabled by a multi-specific format that we believe combines potent blockade and conditional agonism; and

■	With INBRX-101 we are seeking to maintain the natural function of AAT in a recombinant format, optimized for less frequent dosing and greater potential therapeutic activity as compared to pdAAT.
Conventional Antibodies and Their Limitations
Antibodies are multifunctional, Y-shaped proteins, made up of a pair of interacting heavy and light chains to form a symmetric, dimeric molecule with 4 total protein chains. Each arm of the antibody contains an antigen binding region (also referred to as the variable fragment, or Fv), which consists of both a heavy and light variable domain, or VH and VL, respectively, held together through interaction of constant domains. The Fc portion of the heavy-chain constant domain extends the half-life of the antibody in circulation and has the potential to modulate the function of immune cells through interaction with various Fc receptors found on the surface of cells of the immune system.
We believe that antibody Fv domains are not optimal building blocks for multispecific and multivalent therapeutics due to the extensive protein engineering required to ensure the correct pairing of the appropriate VH and VL domains to construct functional Fvs.
One common approach used to achieve correct pairing is the production of single chain variable fragments, or scFvs, which are generated by combining the VH and VL domain antigen binding domains using a flexible linker. Despite the addition of this linker, VH or VL sequences within an scFv have the propensity to errantly pair with a neighboring scFv, and can lead to disruption of proper Fv formation or aggregation. This issue can be exacerbated in constructs that contain multiple scFvs, with each entity requiring significant up-front optimization. These formatting challenges may restrict broad applicability of this technology.
To address these limitations, we have developed our sdAb platform to enable the streamlined production of protein formats with multiple antigen specificities. sdAbs are conceptually similar to the VH domain of a conventional antibody but do not contain nor require a paired VL domain, as shown in the image below. Denoted as heavy-chain only antibodies, sdAbs are half the molecular weight of an ScFv, but maintain specific target binding with an affinity range that is comparable to those achieved by conventional antibodies. sdAbs are derived from heavy-chain only antibodies that are naturally produced by animals in the camelid family, which includes camels, alpacas and llamas. Unlike the antibody systems of other mammals, a subset of the camelid antibody repertoire is composed of heavy-chain only antibodies that can be miniaturized into sdAbs. Modular in nature, they can be linked to a constant domain to capture half-life extending and immune cell modulating function. We believe that the small size of sdAbs, along with their stable nature and simple structure, make them ideal building blocks to construct novel biologics with multiple specificities and functions.

Comparison of Conventional Antibody and Single Domain Antibody Structure

Basic Binding Unit:
VH/VL Pair (Fv) ~25kDa
Conventional Antibody
Fv
VH
VL
Fc
Basic Binding Unit:
Single Domain Antibody
~12-15kDa
Heavy Chain Only
Antibody
sdAb
Fc

Overview of Our sdAb Platform Technology
sdAbs provide a small, simple, modular target binding domain that can be combined in a variety of ways to meet the unique needs of each biological target. We have deep domain expertise surrounding discovery, humanization and optimization of sdAbs and their incorporation into unique configurations enabling the generation of therapeutic candidates with favorable drug-like properties and differentiated mechanisms of action. We have created various multivalent and multispecific therapeutic formats that are each designed to achieve unique functions specifically tailored to the requirements of a given biological target, including the ability to:

■	effectively cluster receptors with precisely defined valency;

■	simultaneously engage multiple antigens or epitopes;

■	combine synergistic functions in a single molecule; and

■	restrict therapeutic activity to specific micro-environments in the body.
While the benefits of sdAb proteins are well documented, the presence of pre-existing anti-drug antibodies in human serum may limit the broad use of these agents as therapeutics. We have developed a series of patented modifications to our humanized sdAb scaffold that are designed to eliminate recognition by these pre-existing anti-drug antibodies, without compromising affinity, specificity or stability of the sdAb. We believe this improvement, combined with our extensive knowledge of the structural nuances of sdAbs, will enable the streamlined development of therapeutic candidates with favorable biophysical properties, and will greatly extend the utility and applicability of our sdAb platform. Through our experience, we have found that our sdAb-based therapeutic candidates can be readily manufactured at high yields with established processes used to produce therapeutic proteins.
Overview of Our Multivalent Agonists
Cell surface receptors often require clustering to induce activation and effect downstream signaling. Receptors that require clustering are inherently difficult targets for conventional bivalent therapeutic antibodies, which are limited to interaction with no more than two receptors per molecule. In preclinical studies, we and third parties have observed that increased valency enhances receptor clustering and achieves the desired agonism of specific targets. Our sdAb platform enables us to build therapeutic candidates with a defined number of binding domains, customized to the valency requirements of a given target. We believe this precise protein engineering will increase the potential to achieve optimal clinical benefit by appropriately engaging these clustering-dependent receptors. Using our sdAb platform, we have developed higher order, multivalent antibodies that target TNFRSF agonists, as described below, that contain four (tetravalent) or six (hexavalent) antigen binding domains. Our multivalent therapeutic candidates are generally smaller than conventional antibodies and other multivalent formats that utilize fusions of natural ligands or immunoglobulin M-based, or IgM-based, constant regions, which we believe may confer advantages in the clinic.
INBRX-109
INBRX-109 is a precisely engineered tetravalent sdAb-based therapeutic candidate targeting DR5. DR5 activation induces tumor specific programmed cell death. The valency of INBRX-109 was selected to maximize the therapeutic index. In patients treated with INBRX-109 to date in our Phase 1 clinical trial, we have observed signs of single agent activity. There is an unmet medical need for malignant pleural mesothelioma and chondrosarcoma, which are serious, life-threatening medical conditions with limited treatment options. In particular, there are no FDA-approved systemic therapies for recurrent unresectable and metastatic chondrosarcoma. In addition to the development of INBRX-109 as a chemotherapy-sparing single agent therapy, future clinical development plans will include combinations with chemotherapies and other potential synergistic agents in several solid tumor and hematologic malignancies. In parallel, we are also conducting additional preclinical studies with INBRX-109 in combination with various rational combination agents, including targeted therapeutics and apoptotic pathway modulators, aimed at guiding these future clinical plans.
Background on DR5
Apoptosis is a critical process for maintaining healthy tissue homeostasis, but this process is frequently altered in cancer patients leading to the accumulation of malignant cells. Apoptotic signaling pathways are tightly regulated by the balance of pro- and anti-apoptotic factors, and their therapeutic modulation has the potential to be exploited for the treatment of cancer. Targeting anti-apoptotic proteins has been a clinically successful strategy. For example, venetoclax, an inhibitor of B-cell lymphoma 2, or Bcl-2, was approved by the FDA for the treatment of chronic lymphocytic leukemia in 2016.
Alternatively, we believe therapeutically targeting pro-apoptotic proteins such as DR5, a TNFRSF member, also known as tumor necrosis factor-related apoptosis-inducing ligand, or TRAIL, receptor 2, is a promising oncology treatment strategy. DR5 signaling is induced by clustering of multiple receptors, which initiates an apoptotic signaling pathway resulting in cell death. The strength of apoptotic signaling is proportional to the degree of DR5 clustering. Importantly, although DR5 is expressed throughout the body, cancer cells have been shown to be more sensitive to DR5 signaling compared to healthy cells of normal tissues.
The promise of inducing cancer-specific cell death has led to extensive efforts by pharmaceutical and biotechnology companies to therapeutically exploit the DR5 pathway for the treatment of cancer. These initial efforts centered around developing recombinant versions of the DR5 ligand, TRAIL, and agonistic bivalent DR5 antibodies. Despite demonstrated clinical safety as single agents and in combination with chemotherapies, these first generation DR5 agonists failed to meet clinical efficacy endpoints. We believe these failures were caused by insufficient clustering of DR5, which is necessary for activation of this pathway.
The prospect of improved efficacy through enhanced DR5 clustering led to the development by a third party of TAS266, a tetravalent DR5 agonist comprised of four DR5 binding sdAbs. This therapeutic candidate showed significantly more potency as compared to the previous generations of DR5 agonists. TAS266 was evaluated preclinically in over 600 human cancer cell lines and demonstrated the greatest activity for mesothelioma, gastric cancer, colorectal cancer, pancreatic cancer and non-small cell lung cancer. Despite these preclinical data, an initial clinical trial indicated that TAS266 caused dose-limiting liver toxicity, or hepatotoxicity. Subsequent analysis suggested pre-existing anti-sdAb antibodies, or PE-ADAs, to TAS266 led to the hyper-clustering of TAS266, adversely increasing the effective valency of the drug candidate and causing apoptosis of liver cells. These findings highlight the importance of tightly controlling valency when developing a drug candidate against this high potential oncology target.
Our Solution - INBRX-109
INBRX-109 is a tetravalent agonist of DR5 that we designed with our sdAb platform to drive cancer-selective programmed cell death and to maximize potency while minimizing on-target liver toxicity arising from hepatocyte apoptosis. We believe INBRX-109 has the potential to overcome the limitations of previous DR5 agonists. As shown in the diagram below, INBRX-109 is comprised of four DR5 targeted sdAbs fused to an Fc region that has been modified to prevent Fc receptor interactions. In preclinical studies, we have observed that INBRX-109 has the ability to potently agonize DR5 through efficient receptor clustering, causing cancer cell death. Based upon the observation that TAS266 induced hepatotoxicity in a Phase 1 clinical trial, hepatocytes appear to be a non-cancerous cell type particularly sensitive to DR5 agonism. We have engineered INBRX-109 with our proprietary sdAb modifications to reduce recognition by pre-existing anti-drug antibodies in humans, which can lessen the potential for hyper-clustering.
INBRX-109: Tetravalent DR5 Agonistic Antibody
We measured the ability of INBRX-109 to kill cancer cells at various antibody concentrations, and compared INBRX-109 to other DR5 binding test articles including a bivalent DR5 antibody, a trivalent TRAIL protein, and a tetravalent analog of TAS266 that we generated based on publicly available information as shown in the diagram below. The figure below shows the viability of the human colon cancer cell line, Colo-205, on the vertical Y-axis, and a range of test article concentration on the horizontal X-axis in nanomolar, or nM, units. This assay was used to measure whether these test articles kill cancer cells by reducing the viability from approximately 100% down toward 0%, and also to measure the minimal concentration of test article needed to kill these cancer cells. We observed that only test articles that bound three or more DR5 molecules killed this cancer cell line, while the bivalent conventional antibody did not have any effect. Additionally, we found that the tetravalent DR5 test articles INBRX‑109 and TAS266 analog had comparable activity to each other and killed Colo-205 cells at concentrations over 100 times lower than trivalent TRAIL. Our preclinical data indicates INBRX‑109 may be substantially more potent than recombinant TRAIL or conventional DR5 antibodies previously studied in clinical trials.

Impact of Valency on DR5 Induced Tumor Cell Death
The anti-tumor activity of INBRX-109 was further assessed in multiple in vivo xenograft models using primary patient-derived, or PDX, tumors or cancer cell lines. In these models, immunodeficient mice were engrafted with either human primary tumor cells or the tumor cell lines. For example, mice bearing tumors of Colo-205 were treated with different doses of INBRX-109 when their tumors reached an average size of about 300 mm3. As shown in the image below, we observed that tumor volume was reduced in mice treated with a single dose of INBRX-109 as low as 0.1mg/kg, administered intravenously, as compared to vehicle-treated mice.

Colo-205 Dose Response
We also observed preclinical activity of INBRX-109 in other models of human cancers including mesothelioma, gastric cancer, colorectal cancer, pancreatic cancer, and non-small cell lung cancer. These indications represent some of the most aggressive and prevalent diseases, and many of these cancer subtypes do not respond well to currently approved immunotherapies and represent a significant unmet need.
The observed clinical hepatotoxicity of hyper-clustered TAS266 highlights the importance of valency toward the therapeutic index of DR5 agonism. We developed an in vitro human hepatocyte assay, that enables us to compare constructs of different valencies and the impact of PE-ADA recognition on hepatocyte viability. Shown below as percentage viability, in this assay, a hexavalent construct, Hex-1F5, composed of six DR5 binding domains, was found to mediate significant hepatocyte death. Additionally, an analog of TAS266 caused the death of human hepatocytes in the presence of pooled immunoglobulins known to contain PE‑ADAs, that recognize single domain antibodies, while meaningful hepatocyte death with INBRX-109 was not observed. We believe that the hepatocyte death mediated by TAS266 observed in this assay was due to hyper-clustering of TAS266 by the PE-ADAs and resulted in an increase in the functional valency. Furthermore, the finding of hepatocyte cell death with the hexavalent DR5 agonist represents a collapsing of the therapeutic index as compared to a tetravalent agonist. We believe our assay provides meaningful evidence of an upper bound of the optimal valency and that a tetravalent agonist with reduced recognition by PE-ADAs is the preferred therapeutic strategy for exploiting the DR5 pathway.

Human Hepatocyte Toxicity Assay

TAS266
TAS266
INBRX-109
INBRX-109
Hex-1F5
+
PE-ADAs
+
PE-ADAs
4
8
4
4
6
Functional valency
125
100
75
50
25
0
% Viability

Additionally, we observed that INBRX-109 did not induce toxicities in cynomolgus monkeys after up to five weekly INBRX-109 administrations of doses up to 100 mg/kg.
Unmet Medical Need
Chondrosarcoma and malignant pleural mesothelioma are both high unmet medical needs and orphan oncology indications.
Chondrosarcoma is a rare malignant bone tumor composed of cartilage matrix-producing cells. It is reported to be the second most common primary bone sarcoma with an incidence of 1 in 200,000 per year globally. The incidence in the United States is reported to be about 1,400 cases per year. There is currently no approved systemic treatment for patients with unresectable or metastatic disease. The placebo arm of a placebo-controlled trial, which tested the hedgehog pathway inhibitor IPI-926 in this indication had a progression free survival of approximately three months. In this trial, IPI-926 did not result in any partial responses and only a small subset of patients had minor reductions in their tumor size.
Mesothelioma is a malignant tumor most often caused by inhaled asbestos fibers which accumulate in the lining of the lungs, abdomen or heart. The epithelioid subtype is the most common histology of malignant pleural mesothelioma, reportedly comprising about 70% of all cases. It is estimated that as many as 43,000 people worldwide die from mesothelioma each year. There are currently no second line approved therapeutic treatments, but vinorelbine and gemcitabine chemotherapies are commonly used with minor and generally short-lived benefit. The placebo arm of a recent large double-blind, placebo-controlled trial testing tremelimumab, an anti-CTLA-4 antibody (DETERMINE trial), in malignant pleural or peritoneal mesothelioma with second and third-line patients had a progression free survival rate of 2.7 months and an overall survival rate of 7.3 months. In this trial tremelimumab did not significantly prolong progression free survival or overall survival compared with placebo in patients with previously treated malignant mesothelioma.
Clinical Data
The IND for INBRX-109 became effective in August 2018, and we initiated a Phase 1 clinical trial in the United States in November 2018. This Phase 1 clinical trial is designed as an open-label, two-part trial in patients with locally advanced or metastatic solid tumors. Primary objectives of the Phase 1 trial are safety, tolerability, and determination of the maximum tolerated dose and recommended Phase 2 dose. Secondary objectives are serum exposure and immunogenicity, as measured by frequency of anti-drug antibodies. Exploratory objectives include clinical anti-tumor efficacy, based on response rate, disease control rate, duration of response, median progression-free survival and overall survival, as well as evaluation of potential predictive diagnostic and pharmacodynamic biomarkers.

INBRX-109 Phase 1 Trial Design and Status
First in human Phase 1 trial started November 2018
•
PART 1: Dose escalation from 0.3 to 30 mg/kg - completed August 2019
◦
MTD not reached
•
PART 2: Dose expansion cohorts initiated
◦
Initial expansion cohort indications were selected based on in vitro and in vivo sensitivities to the DR5 pathway and clinical data from prior DR5 agonists
▪
Colorectal (CRC) adenocarcinoma (n=20)
▪
Gastric adenocarcinoma (n=10)
▪
Malignant pleural mesothelioma (MPM) (n=20)
▪
Chondrosarcoma (n=10)
•
PLANNED PART 3: Additional Single Agent and Combination Cohorts
◦
Clinical protocol amendment in preparation
•
Development of a predictive biomarker of pathway sensitivity is ongoing
•
Non-clinical screening efforts focused on rational combinations (apoptotic pathway modulators, standard of care agents)

Part 1 of the trial utilized a traditional 3+3 dose escalation design escalating INBRX-109 as a single agent from 0.3 to 30 mg/kg. Twenty patients were enrolled in this portion of the trial, which was completed in August 2019. INBRX-109 was observed to be well-tolerated without significant toxicities observed at doses up to and including the maximum administered dose of 30 mg/kg. No maximum tolerated dose was reached.
In September 2019, we commenced Part 2 of this trial with single agent dose expansion cohorts in patients with the following tumor types: colorectal and gastric adenocarcinomas, malignant pleural mesothelioma, and chondrosarcoma. To date, we have enrolled approximately 75 patients in the expansion cohorts for Part 2 of this trial and are still in the process of enrolling patients.
As of July 24, 2020, and based on preliminary Phase 1 data, INBRX-109 has been generally well tolerated in humans. The chart below details the adverse events related to INBRX-109 per Investigator assessments and reported to date in at least 4% of 75 patients, showing a low incidence of Grade 1 & 2, and Grade 3 adverse events, or AEs. Few serious adverse events, or SAEs (including one Grade 5 liver failure and death), and one dose-limiting toxicity, or DLT, were observed.
While the majority of the liver-related AE (e.g. AST increased and/or ALT increased) have been Grade 1 & 2, or unrelated to INBRX-109, three patients developed ≥ Grade 3 AE. The first patient, who had an alanine transaminase, or ALT, increase of Grade 2 at baseline and liver metastases from gastric cancer, experienced Grade 3 aspartate transaminase, or AST, and ALT increases during the first cycle of INBRX-109, which were possibly related to INBRX-109 per Investigator assessment. The AST and ALT increases were observed to be partially reversible, with a trend towards baseline before the patient enrolled to hospice for progressive gastric cancer. The second patient, who had pleural mesothelioma, was admitted for acute respiratory failure and sepsis due to pneumonia and was found to have Grade 3 AST and ALT increases, which were very likely related to INBRX-109 per Investigator assessment. The AST and ALT increases were observed to be partially reversible, with a trend towards baseline before the patient passed away from acute respiratory failure due to pneumonia.
The single event of Grade 5 acute liver failure was possibly attributed to INBRX-109 per Investigator assessment since a causal relationship with the study drug INBRX-109 could not be ruled out or established definitively. Other causes for the Grade 5 acute liver failure for this patient that were considered possible were hypoxic liver injury, accidental or intentional overdose of acetaminophen-containing pain medications, and treatment with several other potential hepatotoxic medications and their cumulative toxicity. Notably, this patient screened negative for pre-existing anti-drug antibodies against INBRX-109.

AE Term	AE related to INBRX-109 (very likely, probable, possible)
Grade per CTCAEv5.0	Gr1&2 (N)	Gr1&2 (%)	Gr=/>3 (N)	Gr=/>3 (%)	All Grade (N)	All Grade (%)
Fatigue	12	16	0	0	12	16
AST increased	7	9	3	4	10	13
ALT increased	7	9	3	4	10	13
Nausea	6	8	1	1	7	9
Diarrhea	4	5	0	0	4	5
Fever	3	4	0	0	3	4
Blood bilirubin increased	1	1	2	3	3	4
Data cut point July 24, 2020
Disclaimers:
-Total number of subjects: 75, study ongoing
- AE in ≥ 4% of subjects
- AE relationship to INBRX-109 per Investigator assessments
- Preliminary data (raw, unvalidated, not QC’d)
- Excluded data: uncoded AE; missing AE terms; missing causality; missing severity

In some of the initial data from Part 2 of this trial, we have observed signs of single agent activity, as summarized in the figures below. The swimmer plots below display the best response and duration for all malignant pleural mesothelioma, epithelioid subtype, and chondrosarcoma patients with available tumor assessment data as of July 22, 2020. Progression-free survival, which is defined as the time from starting treatment with INBRX-109 until radiologic or clinical progression, was equal to or greater than 24 weeks in six of the 20 patients with malignant pleural mesothelioma, epithelioid subtype. Three mesothelioma patients are continuing on treatment as of July 22, 2020. In the chondrosarcoma cohort of our Phase 1 trial, stable disease or partial responses were observed in nine of the ten patients, with seven of these patients still on study as of July 22, 2020. Multiple patients who have started treatment with INBRX-109 are pending their first tumor assessments in addition to those that will enroll in the ongoing trial. We expect to announce additional data from the chondrosarcoma and malignant pleural mesothelioma treatment cohorts in the fourth quarter of 2020.
INBRX-109
Malignant Pleural Mesothelioma, Epithelioid Subtype

The images below show the complete clinical disappearance of a chest wall mass caused by malignant pleural mesothelioma and the corresponding restaging CT scans. This patient achieved a partial response with complete response by target lesion assessment, but continued presence of non-target lesions

C1D1: 07-Jan-2020
01-Jan-2020
14-Jan-2020
18-Feb-2020

C1D1: 07-Jan-2020
10-Dec-2019
32 mm
29 mm
21 mm
13-Feb-2020
Target lesion
Non-target lesion

*Per investigator assessment

INBRX-109 Chondrosarcoma
The CT chest images below show a lung metastasis, which is a target lesion, at baseline and first tumor assessment of a chondrosarcoma patient. This patient achieved a partial response per RECIST (version 1.1), which is ongoing, and continued shrinkage of target lesions with the second RECIST tumor assessment.

Future Clinical Development Plans
In Part three of the trial, we plan to initiate an additional INBRX-109 single agent expansion cohort in another sarcoma subtype and chemotherapy combination cohorts in malignant pleural mesothelioma and pancreatic adenocarcinoma during the second half of 2020. Patients with malignant pleural mesothelioma will receive INBRX-109 in combination with carboplatin or cisplatin, or a platinum and pemetrexed doublet chemotherapy. Patients with pancreatic adenocarcinoma will receive INBRX-109 in combination with fluorouracil and irinotecan chemotherapy. We expect to announce initial data from these combination cohorts during the first half of 2021.
We expect to announce additional single agent data from the chondrosarcoma and malignant pleural mesothelioma treatment cohorts and with longer follow-up in the fourth quarter of 2020 and assuming positive data, we are planning to initiate potential registration-enabling Phase 2 trials in chondrosarcoma (any line of therapy) and second-line or third-line malignant pleural mesothelioma, epithelioid subtype, patients in 2021. The potentially registration-enabling trial designs for each malignancy are noted in the charts below.

Planned Phase 2 Trial Designs
Randomized, Double-blind, Placebo-controlled, Phase 2 Study of INBRX-109 as Second- or Third-line Therapy in Relapsed Unresectable or Metastatic Malignant Pleural Mesothelioma, Epithelioid Subtype					Randomized, Double-blind, Placebo-controlled, Phase 2 Study of INBRX-109 as Any-line Therapy in Relapsed Unresectable or Metastatic Chondrosarcoma
Key eligibility criteria: • Malignant pleural mesothelioma, epithelioid subtype • Unresectable or metastatic • Status post one or two previous lines of therapy					Key eligibility criteria: • Conventional (primary) chondrosarcoma • Grade 1, 2 and 3 • Unresectable or metastatic • Any line of therapy
		INBRX-109	⇨ ⇨	Until PD or toxicity			INBRX-109	⇨ ⇨	Until PD or toxicity
Randomization 2:1	<				Randomization 2:1	<
		Placebo					Placebo
• Primary: PFS • Secondary: OS, RR, QoL • Stratification by line of therapy, PS and geography					• Primary: PFS • Secondary: OS, RR, QoL • Stratification by histologic grade, line of therapy, PS
In addition to the development of INBRX-109 as a chemotherapy-sparing single agent therapy, we plan to explore future synergistic combination opportunities with INBRX-109 in several solid tumors, for example non-small-cell lung carcinoma and gastric cancer, as well as hematologic malignancies.
INBRX-106
INBRX-106 is a precisely engineered hexavalent sdAb-based therapeutic candidate targeting OX40, designed to be an optimized agonist of this co-stimulatory receptor.
Background on OX40
OX40, also known as TNFRSF4, is a member of the TNFRSF and OX40 is predominately expressed and is a key co-stimulatory receptor on activated T-cells. Signaling through OX40 provides co-stimulation that promotes T-cell expansion, enhanced effector function and memory cell formation, and prevents activation induced cell death. The natural mechanism of OX40 activation is via the interaction with its trimeric ligand, OX40L, which serves to effectively cluster multiple OX40 molecules and facilitate downstream signaling leading to nuclear factor kappa-light-chain-enhancer of activated B cells, or NFkB, activation. Based on the capacity for OX40 signaling to enhance anti-tumor immunity in preclinical studies, there have been many efforts to therapeutically exploit this pathway for cancer immunotherapy. Most previously developed agents were bivalent OX40 agonists; we believe the bivalent configuration is poorly suited for efficient receptor clustering, which is evidenced by the disappointing clinical responses observed for such molecules.

Our Solution - INBRX-106
As shown in the diagram below, INBRX-106 is composed of six OX40 targeting sdAbs and a functional Fc domain. INBRX-106 is designed to bind six OX40 molecules on the cell surface to mediate efficient receptor clustering and downstream signaling. Additionally, INBRX-106 is able to exploit IgG-mediated effector function via the Fc domain. In preclinical studies, we observed that INBRX-106 can mediate T-cell co-stimulation and reduce the suppressive activity of regulatory T-cells.
INBRX-106: Hexavalent OX40 Agonist
Through a series of preclinical studies, we compared the potential agonist activity of INBRX-106 to bivalent OX40 agonist antibodies. In these studies, INBRX-106 elicited superior OX40 agonism when compared to the bivalent antibodies, 1A7 (analog of MOXR-0916) or 1D10 using an OX40 expressing NFkB reporter cell line, wherein clustering of OX40 receptor mediated signaling culminated in luciferase expression as shown below in relative luminescence units, or RLU, on the Y-axis.

Valency Drives OX40 Agonism
OX40 Agonism: NFKB Reporter Cell Line

To assess the ability of INBRX-106 to provide co-stimulation and modulate T-cell receptor, or TCR, driven T-cell responses, we conducted various in vitro assays using primary human immune cells. Following anti-CD3 mediated TCR activation of T-cells, INBRX-106 mediated co-stimulation in these assays was superior to a bivalent OX40 antibody at enhancing T-cell proliferation and activation. Representative results are shown below wherein CD4 T-cell proliferation (top left) was monitored by flow cytometric measurement of cell division as shown on the Y-axis as % proliferated Interferon gamma, or IFNγ, production (top right) was assessed by ELISA as shown on the Y-axis in pg/ml. CD4 T-cell activation as determined by flow cytometric measurement of CD25 (bottom left) and CD71 (bottom right) as shown on the Y‑axis as mean fluorescence intensity, or MFI. INBRX-106 was found to mediate similar co-stimulation of CD4 and CD8 T-cells.

Syngeneic tumor models are a commonly used tool to investigate the anti-tumor activity of immunomodulatory agents. INBRX-106, however, does not interact with mouse OX40. Therefore, in order to investigate the potential of an INBRX-106-like mechanism to mediate anti-tumor immunity in a preclinical model, we developed mu106, a molecule that has a matched hexavalent, sdAb-based therapeutic format and binds mouse OX40 with a similar affinity to that of INBRX-106 on human OX40. We tested mu106 in numerous syngeneic tumor models and observed robust single agent anti-tumor activity, as well as enhanced anti-tumor activity in combination with a PD‑1 blocking antibody. As shown below, presented as the individual tumor growth curve of each mouse in a given treatment group (n=10 mice/group), mu106 (Hexavalent OX40 mAb) elicited superior anti-tumor activity compared to a bivalent OX40 antibody or a PD-1 blocking antibody, or a combination thereof. Furthermore, the anti-tumor activity of mu106 was enhanced in combination with a PD-1 blocking antibody. It is generally accepted that PD-1/PD-L1 blocking agents display minimal anti-tumor activity in the B16-F10 syngeneic tumor model.

B16F10
Vehicle
Bivalent OX40 mAb
Hexavalent OX40 mAb
Anti-PD1 mAb
Bivalent OX40 mAb + anti-PD1 mAb
Hexavalent OX40 mAb + anti-PD1 mAb
Tumor Volume (mm3)
4096
1024
256
64
16
4
1
0
7
14
21
28
35
42
Days post dose
CR=3/10
CR=1/10
CR=6/10
OX40: 5 mg/kg IV once, aPD1: 10 mg/kg IP QW x3

Unmet Medical Need
The approval of immune checkpoint inhibitors that block CTLA-4 or PD-1, or their ligands such as PD-L1 respectively, has caused a paradigm shift in oncology treatment due to their substantial response rates and overall survival benefit across numerous cancers. However, the checkpoint inhibitors achieve lasting benefit or cure only in a subset of patients and therefore, additional therapeutics are required to further stimulate an anti-cancer immune response. We plan to clinically evaluate INBRX-106 as a single agent to reach into tumors not responsive to current checkpoint inhibitor therapy ("cold" tumors) and to combine synergistically with PD-1 or other checkpoint inhibitors, vaccines, and other immune stimulatory approaches.
Clinical Data
The IND for INBRX-106 became effective in June 2019. This Phase 1 trial is designed as an open-label, four-part trial in patients with locally advanced or metastatic solid tumors. We initiated Part 1 of this clinical trial in December 2019. Part 1 of the trial uses accelerated titration with single patient cohorts first, followed by a traditional 3+3 algorithm for single agent dose escalation. Utilization of extensive biomarker data will guide the determination of the optimal dose for future development of INBRX-106. As of July 24, 2020, and based on preliminary Phase 1 data in nine patients, INBRX-106 was observed to be well tolerated in humans, without any ≥ Grade 3 AEs or DLTs. The most common AEs reported for INBRX-106 were Grade 1 and 2 rashes in four patients, Grade 1 hypothyroidism in one patient, and Grade 1 and 2 infusion-related reactions in four patients. Notably, cutaneous toxicities and hypothyroidism are also the most common immune-related AEs associated with immune checkpoint inhibitors. As of July 24, 2020, one SAE, a Grade 2 cytokine release syndrome, was reported for a patient dosed with 0.3 mg/kg of INBRX-106.
As of July 22, 2020, preliminary single agent data from the first eight patients treated in dose escalation, and with available tumor assessment data, demonstrated stable disease for five patients as shown below. These stable diseases occurred at low dose levels and all five patients with stable disease were continuing on trial as of July 24, 2020. As of July 24, 2020, the longest duration of stable disease was 31 weeks, or approximately seven months, and the greatest reduction in tumor volume was 21% with an observed deepening of the tumor regression over time. Three of these five patients had previously not responded to, or had relapsed after, treatment with a PD-1 checkpoint inhibitor.

INBRX-106 Phase 1 Trial Design and Status Initial Data from First Eight Patients with Restaging Scans as of July 22, 2020
First in human Phase 1 trial started December 2019 ■ PART 1: Single agent dose escalation ◦ Current dose level: 0.3 mg/kg in single agent escalation cohort

Dose Level mg/kg	Demographics	Tumor Type	Prior Therapy, Best Response and Duration*	INBRX-106 Best Response*	INBRX-106 Duration
0.0003, 0.001, 0.003	59 M W	GIST/small intestine	Imatinib PR, Sunitinib UK, Regorafenib UK, Nilotinib UK, Imatinib UK, Pazopanib UK, APG-115 (MDM2) SD 3mo, CX-2029 (CD71 ADC) PD 2mo	SD (+2%)	7 months, ongoing
0.001, 0.003, 0.01	85 F W	Melanoma	Pembrolizumab SD 3.5y	SD (-21%)	6.2 months, ongoing
0.003, 0.01	69 M W	Bladder TCC	Cisplatin/Gemcitabine PD 4mo, Nivolumab PD 5mo	PD	6 weeks
0.01, 0.03, 0.1	56 F Other	NSCLC AD	Carboplatin/Pemetrexed/Pembrolizumab PD 2mo	SD (Non-measurable)	4.1 months, ongoing
0.03, 0.1	54 M W	Esophageal AD	FOLFOX UK 4mo	PD	6 weeks
0.1	55 M W	Esophageal AD	Carboplatin/Paclitaxel NE, Pembrolizumab PD 3mo, FOLFOX PR 4mo, Paclitaxel/Ramucirumab PD 1mo	SD (+12%)	2.7 months, ongoing
0.1	78 MW	Prostate AD	Docetaxel UK 4mo, ADT, Enzalutamide UK, Abiraterone UK, Cabazitaxel UK 2mo, SMO08502 (CLK2/3 SMI) SD 9mo	SD (-12%), PSA (-51%)	2 months, ongoing
0.1	58 FW	RCC, sarcomatoid	Gemcitabine PD UK, Sunitinib PD UK, Nivolumab SD 12mo, Cabozantinib UK 3mo, BMS-986258 (TIM3) & Nivolumab SD 2mo	PD	5 weeks
*Stable disease (SD); Progressive disease (PD); Unknown (UK); Transitional cell carcinoma (TCC); Adenocarcinoma (AD); Renal cell carcinoma (RCC); Prostate-specific antigen (PSA)

■    PART 2: Single agent expansion cohorts
■    PART 3: Escalation in combination with Keytruda, estimated to start in the fourth quarter of 2020
■    PART 4: Planned expansion cohorts in combination with Keytruda
◦
Two cohorts with PD-L1+ NSCLC and PD-L1+ basket cohort

Future Clinical Development Plan
Upon completion of Part 1 of the Phase 1 trial, Part 2 treatment cohorts of this trial should initiate as single agent in the following tumor types: non-small cell lung cancer, melanoma, head and neck squamous cell carcinoma, gastric or gastro-esophageal junction adenocarcinoma, renal cell carcinoma, and urothelial (transitional) cell carcinoma.
In Parts 3 and 4 of this trial, INBRX-106 will be evaluated in combination with Keytruda, a PD-1 blocking checkpoint inhibitor. In Part 3 of the trial INBRX-106 will be escalated in combination with Keytruda, which will start as soon as single agent safety has been established in Part 1. Patients in the INBRX-106 combination expansion cohorts in Part 4 will have non-small cell lung cancer or melanoma, head and neck squamous cell carcinoma, gastric or gastro-esophageal junction adenocarcinoma, renal cell carcinoma, and urothelial (transitional) cell carcinoma, which are positive for PD-L1 expression, as determined by immunohistochemistry and possessing adequate hematologic and organ function, to qualify for enrollment. We expect the entire trial will be conducted in approximately 12 clinical sites in the United States and plan to enroll between approximately 120 and 170 patients.
Primary objectives of the trial are safety and tolerability, and the determination of the maximum tolerated dose and recommended Phase 2 dose of INBRX-106 as a single agent, and INBRX-106 in combination with Keytruda. Secondary objectives will be serum exposure and immunogenicity, as measured by frequency of anti-drug antibodies. Exploratory objectives will include clinical anti-tumor efficacy per RECIST (version 1.1) and immune RECIST based on response rate, disease control rate, duration of response, median progression-free survival and overall survival, as well as evaluation of potential predictive diagnostic and pharmacodynamic biomarkers.
We expect to announce initial data from single agent dose escalation from this trial during the fourth quarter of 2020 and initial data from dose escalation in combination with Keytruda during the second half of 2021.
Overview of Our Conditional Agonists
Our pipeline includes conditional agonist therapeutic candidates designed to restrict functional activity to the specific site where a given antigen is expressed, for example, restricting the co-stimulation of T-cells to the tumor microenvironment. By agonizing receptors that function to promote an anti-tumor immune response in a manner that is dependent on a tumor-biased target, conditional agonists have the potential to induce anti-tumor activity without generating systemic toxicities. Our sdAb platform allows for careful selection of the affinity and valency of targeting domains, which we believe may provide optimal biologic activity and systemic exposure, potentially achieving a superior therapeutic index.
INBRX-105
INBRX-105 is a precisely engineered multispecific PD-L1 antagonist and conditional 4-1BB agonist that we developed with our sdAb platform.
Background on Immunotherapy and Unmet Medical Need
A notable recent success in cancer treatment is the approval of checkpoint inhibitor immunotherapies as therapeutic agents. Immune checkpoints are key mechanisms that fine-tune and control the body’s immune response. In the cancer setting, tumors have developed strategies for hijacking these checkpoints, preventing an immune response to the cancer and allowing the tumor cells to proliferate unchecked. Checkpoint inhibitor immunotherapies were developed to overcome this phenomenon by relieving immune cell inhibition, resulting in a potentially long-lasting amplification of the anti-tumor immune response. Therapies against checkpoint proteins, such as PD-1 and PD-L1, produced impressive results in clinical development, resulting in regulatory approvals in a number of malignancies.
Despite unprecedented clinical response rates, the majority of patients fail to respond to therapies targeting PD-1 and PD-L1. We believe this is in part because T-cells require co-stimulation for full functionality. Thus, checkpoint inhibition alone is likely insufficient to fully enable the immune system to attack a tumor, and we believe further benefit could be derived by the addition of immune co-stimulatory agents.

We believe a promising co-stimulatory receptor is 4-1BB, also known as TNFRSF9 or cluster of differentiation 137, which has been identified on T-cells isolated from primary tumors. 4-1BB is a member of the TNFRSF and is expressed on recently activated T-cells but is largely absent from circulating T-cells under normal conditions. Agonistic 4-1BB antibodies have exhibited anti-tumor activity in mouse models of cancer, especially in combination with other immunomodulatory or tumor targeted therapeutics. These observations motivated the clinical advancement of antibodies designed to agonize 4-1BB and co-stimulate tumor reactive T-cells. Most recently, urelumab, a 4-1BB agonist, showed initial signs of single agent therapeutic efficacy, but clinical investigation was halted due to dose-limiting liver toxicities. The resulting data suggest there is potential for 4-1BB agonists to exert anti-cancer function, but also suggest a potentially significant safety advantage for therapeutics able to achieve 4-1BB activation only in the tumor microenvironment.
Our Solution - INBRX-105
INBRX-105 is a precisely engineered tetravalent sdAb-based therapeutic candidate that is designed to concurrently inhibit the interaction of PD-L1 with PD-1 and agonize 4-1BB only in the presence of PD-L1, which is typically only found in the tumor microenvironment and associated lymphoid tissues. INBRX-105 is composed of four sdAbs: two targeting PD-L1 and two targeting 4-1BB. We believe the unique format of INBRX-105 can provide PD-L1/PD-1 inhibition while simultaneously and selectively activating 4-1BB only within the tumor, based on its ability to function as an adaptor and effectively divert the immune-suppressive signal mediated by PD-1, toward an immune-stimulatory response elicited by 4-1BB signaling. Based on the enrichment of PD-L1 expression in the tumor microenvironment, we believe INBRX-105 has the potential to selectively activate 4-1BB + T-cells in the tumor while remaining inactive in the periphery, thus overcoming the toxicity issues that have limited prior 4-1BB agonists. The image below illustrates INBRX-105’s unique structure.
INBRX-105: A TUMOR-TARGETED 4-1BB AGONIST
We have tested INBRX-105’s ability to block the interaction of PD-L1 with PD-1 directly in various preclinical studies. The figure below depicts the results of one such study in which an artificial antigen presenting cell displaying PD-L1 and a TCR agonist on the surface was mixed with a TCR reporter cell that displays PD-1 and a TCR on the surface. If the PD-1/PD-L1 interaction is blocked then the reporter cell expresses luciferase, an enzyme that produces luminescence, which is measured by RLUs as shown on the vertical Y-axis. As shown below, when compared to the FDA approved PD-L1 antibody atezolizumab, or Tecentriq, INBRX-105 demonstrated a substantially equivalent PD-1/PD-L1 blocking capability to this therapeutic. Merus, N.V., in collaboration with Incyte Corporation, is currently developing MCLA-145, an alternative format bispecific PD-L1 x 4-1BB antibody therapeutic candidate wherein there is only one binding arm to each antigen. We constructed an analog of MCLA-145 from publicly disclosed sequences and performed an in vitro assay comparing INBRX-105 to MCLA-145. In this assay, the MCLA-145 analog displayed a reduced PD-L1 blocking capacity when compared to Tecentriq and INBRX-105.
PD-1/PD-L1 Blockade Reporter Assay
INBRX-105 Reverses Suppression by PD-L1
A second critical component of the function of INBRX-105 is its ability to mediate conditional 4-1BB agonism when bound to PD-L1. In this regard, INBRX-105 is not a constitutive 4-1BB agonist, meaning that in the absence of co-engagement with PD-L1, this therapeutic candidate would not be expected to mediate 4-1BB signaling.
We tested INBRX-105 in a variety of in vitro assays to evaluate its ability to mediate PD-L1-dependent 4-1BB agonism. In some assays, we compared the 4-1BB agonistic activity of INBRX-105 to analogs of comparator conventional 4-1BB antibodies urelumab and utomilumab. The figure below shows the results of a study in which reporter cells expressing 4-1BB on the surface were mixed with other cells that either expressed PD-L1 on their surface or other cells that do not. Clustering of 4-1BB receptors drives signaling in the reporter cell and drives luciferase expression that is read as RLUs as shown on the vertical Y-axis. We observed that INBRX-105 activated 4-1BB signaling only in the presence of PD-L1 expressing cells, while INBRX-105 had no effect on 4-1BB signaling in the presence of cells lacking PD-L1. Furthermore, these assays revealed that the analog of urelumab was a constitutive agonist of 4-1BB signaling, whereas utomilumab did not display agonistic activity, demonstrating distinct mechanisms of action among the three therapeutic candidates.
INBRX-105 PD-L1-Dependent 4-1BB Agonism

4-1BB reporter cells only
6 × 10^6
4 × 10^6
2 × 10^6
0
4-1BB Signaling (RLU)
10^-4
10^-3
10^-2
10^-1
1
10
Antibody [nM]
Urelumab (BMS) *
INBRX105

4-1BB reporter cells + PD-L1 positive cells

6 × 10⁶
4 × 10⁶
2 × 10⁶
0
4-1BB Signaling (RLU)
10⁻⁴
10⁻³
10⁻²
10⁻¹
1
10
Antibody [nM]
INBRX105
Urelumab (BMS) *

To assess the potential ability of INBRX-105 to modulate TCR-driven T-cell responses, we conducted various in vitro assays using primary human immune cells. Activated T-cells secrete IFNγ when they are activated through TCR clustering, and this effect is enhanced when co-stimulatory receptors such as 4-1BB are activated. One such assay, an allogeneic mixed lymphocyte reaction, is commonly used to evaluate the propensity of immunomodulatory agents to provide T-cell co-stimulation. We observed that INBRX-105 elicited superior T‑cell activation, as evidenced by an increase of IFNγ production shown on the vertical Y-axis in the figure below, when compared to Keytruda, Tecentriq and the combination of these therapeutics with an analog of the 4‑1BB antibody, utomilumab. We have observed in preclinical studies that INBRX-105 modulates antigen specific T-cells, consistent with the known expression of 4-1BB on T-cells following TCR signaling.
Mixed Lymphocyte Reaction: IFNγ Production
Syngeneic tumor models are a commonly used tool to investigate the anti-tumor activity of immunomodulatory agents. However, INBRX-105 does not interact with mouse PD-L1 or 4-1BB. Therefore, in order to investigate the potential to mediate anti-tumor immunity preclinically, we developed an analog of INBRX-105, mu105, with the same therapeutic format comprised of sdAbs that bind the mouse antigens with similar affinities to those of INBRX-105 relative to the human target proteins. We tested mu105 in numerous syngeneic tumor models and observed robust single agent anti-tumor activity as indicated by decreased tumor growth, as shown in the images labeled “B16-F10: Tumor Volume” and “MC38: Tumor Volume” below, or increased mouse survival, as shown in the images labeled “B16-F10: Survival” and “MC38: Survival” below. Many mu105 treated mice demonstrated tumor shrinkage and complete regression, leading to 50% survival in the B16-F10 model and 80% survival in the MC38 model at day 40. It is generally accepted that PD-1/PD-L1 blocking agents display minimal anti-tumor activity in B16-F10 models.

B16-F10: Tumor Volume	MC38: Tumor Volume

B16-F10: Survival	MC38: Survival
To determine whether INBRX-105 might induce cytokine-related toxicities in human subjects, blood from human donors was incubated with INBRX-105 and assessed for the production of multiple cytokines. In all samples treated with INBRX-105 at concentrations representative of our expected maximum clinical exposure, no significant production of cytokines was observed. Similarly, no immune-related adverse events were observed in cynomolgus monkey toxicology studies.
Clinical Data
The IND for INBRX-105 became effective in October 2018, and we initiated a Phase 1 clinical trial in the United States in February 2019. This Phase 1 trial is designed as an open-label, two-part trial in patients with locally advanced or metastatic solid tumors, refractory or relapsed to anti-PD-1 or anti-PD-L1 checkpoint inhibitors and is being conducted at 10 clinical sites in the United States. Dose escalation, or Part 1 of this Phase 1 trial, is ongoing and we expect to announce initial dose escalation data for this trial during the first half of 2021.
Future Clinical Development Plans
Part 2 of this trial will consist of expansion cohorts in each of non-small cell lung cancer and melanoma, as well as a PD-L1 basket cohort of head and neck squamous cell carcinoma, gastric or gastro-esophageal junction adenocarcinoma, renal cell carcinoma, and urothelial (transitional) cell carcinoma. Patients in the expansion cohorts for Part 2 of this trial will have to be positive for PD-L1 expression, as determined by immunohistochemistry, to qualify for enrollment. We expect to announce initial data from the expansion cohorts in Part 2 of this trial in late 2021.
Primary objectives of the Phase 1 trial are safety, tolerability, maximum tolerated dose and recommended Phase 2 dose. Secondary objectives are serum exposure and immunogenicity, as measured by frequency of anti-drug antibodies. Exploratory objectives include clinical anti-tumor efficacy per RECIST (version 1.1) and immune

RECIST based on response rate, disease control rate, duration of response, median progression-free survival and overall survival, as well as evaluation of potential predictive diagnostic and pharmacodynamic biomarkers.
We are also pursuing a global clinical development strategy to generate an early comprehensive clinical data set. This data set will include patients in the United States that are PD-L1 positive and refractory or relapsed to commercially available anti-PD-1/PD-L1 checkpoint inhibitor therapeutics, and patients in China that are naive to anti-PD-1/PD-L1 therapies. We will access this second patient population through Elpiscience, our strategic partner currently executing clinical studies in China.
Overview of Our Therapeutic Candidate Utilizing Unique Protein Engineering
INBRX-101
INBRX-101 is a precisely engineered recombinant human AAT-Fc fusion protein therapeutic candidate that we are developing for the treatment of patients with AATD. We believe INBRX-101 has the potential to be dosed every three weeks, while maintaining patients in the normal range of AAT exposure, which would be a significant improvement for patients currently receiving weekly infusions. Through our proprietary engineering capabilities, we were able to overcome the challenges of producing AAT recombinantly and manufacturing at commercial scale.
Overview of AATD and Unmet Medical Need
AATD is an inherited disease that causes an increased risk of developing pulmonary disease defined by progressive loss of lung tissue and function and is associated with decreased life expectancy. The pulmonary manifestations of AATD include the entire spectrum of emphysema and disorders associated with chronic obstructive pulmonary disease. Patients with AATD harbor mutations in the AAT-encoding gene Serpin family A member 1 which causes AAT protein misfolding, loss of activity and retention in the liver. AAT is a protease inhibitor that primarily targets human neutrophil elastase, or NE, an enzyme that is released by white blood cells in response to infections and has the capacity to degrade normal tissues, especially in the lung, if not tightly controlled by AAT.
According to the Alpha-1 Foundation, the disease affects roughly 100,000 people in the United States, with a similar number of patients in Europe. Since AATD must be diagnosed using laboratory testing and cannot be diagnosed by symptoms or by a medical examination alone, it is believed that many individuals with AATD are likely undiagnosed or misdiagnosed. In April 2017, the FDA allowed for the marketing of direct-to-consumer tests that provide genetic risk information for certain conditions, including AATD. We believe such tests will lead to earlier diagnosis and an increase in the number of patients identified with AATD.
The approved standard of care for AATD has been augmentation therapy using pdAAT and has not been substantially improved since 1987. Plasma-derived treatments are highly dependent on human donor blood supply, which is costly and can be limited. Due to the short half-life of pdAAT therapeutics, patients require weekly infusions to achieve and maintain serum concentration above the protective threshold, presumed to be 11 µM. However, even with frequent treatments, the AAT serum concentration following treatment remains considerably below the normal range of 20 to 50 µM. There is clinical evidence suggesting that maintenance of higher AAT serum trough levels may better protect against lung function decline. The graph below is an adaptation based on published data that depicts the pharmacokinetic profile of pdAAT. The published results from the RAPID trial revealed the correlation of serum AAT through levels and lung density decline in AATD patients. Additionally, there are other significant barriers to treatment for patients with AATD, including under-diagnosis, high cost of chronic augmentation therapy, and difficulties associated with administering intravenous infusions on a weekly basis. It has been reported that the global AATD augmentation therapy market size was valued at $1.1 billion in 2018 and is projected to reach $1.9 billion by the end of 2026.

Serum Levels of AAT in Patients Receiving Weekly pdAAT
Our Solution - INBRX-101

Elimination of
Oxidation Prone
Residues
AAT
Fc
Half Life
Extension
Mutations

INBRX-101 is a recombinant AAT protein that is comprised of two human AAT molecules covalently linked to the Fc region of human immunoglobulin G4. AAT has proven difficult to develop recombinantly, often displaying loss of activity and experiencing accelerated degradation. We believe our novel approach has the potential to overcome these challenges in our clinical trials. Fusion of AAT to the Fc region allows for production using a standard antibody expression system, which, when combined with our proprietary AAT-function preserving purification process, generates substantial and potentially scalable yields of active recombinant AAT protein. In preclinical studies, we have observed the Fc region to significantly improve pharmacokinetic properties for INBRX-101 as compared to pdAAT therapeutics. Our clinical trials will seek to demonstrate that this extended exposure supports the potential for dosing every three weeks while maintaining patients in the normal range of AAT exposure, which in turn would reduce the frequency of annual infusions and could significantly improve patient quality of life.
In our preclinical studies, we compared INBRX-101 to pdAAT therapeutics across several parameters. INBRX-101 is intended to maximize the functional activity of AAT, particularly in the lung.

It is known that AAT is inactivated by oxidation, which can occur from the oxidative burst of neutrophils or inhalation of pollutants. Therefore, we designed INBRX-101 with amino acid changes in the AAT sequence to mitigate oxidation-induced inactivation, with the goal of preventing loss of activity at the desired site of action.
The primary mechanism of action of INBRX-101 is to inhibit NE. In a preclinical assay, we measured the ability of INBRX-101 to inhibit NE by comparing INBRX-101 to the FDA-approved pdAAT, Prolastin-C, in the presence of NE and a substrate that becomes florescent when it is cleaved by NE. The vertical Y-axis shows the activity of NE as the rate of relative fluorescence units over time, orRFU/sec, while the X-axis shows the concentration of either INBRX-101 or Prolastin-C. The figure below shows that as the concentration of INBRX-101 or Prolastin-C increases, the RFU/sec decreases indicating that NE is being inhibited by both test articles with equivalent potency.
INBRX-101 vs. Prolastin-C:
Neutrophil Elastase Inhibition

AAPV-AMC activity (RFU/sec)
30
20
10
0
0
10
20
30
Concentration (nM)
INBRX-101
Prolastin-C

The primary pathology of AATD is lung density decline due to NE degradation of elastin in the lung. Therefore, it is critical that INBRX-101 penetrates the physiological site where NE is degrading elastin, which is inside the lung. We performed a lung drug distribution study to measure the concentration of INBRX-101 and Prolastin-C in mice expressing human FcRn treated with either test article. The figure below shows the concentration of both INBRX-101 and Prolastin-C in the broncheoalveolar lavage fluid, or BALF (fluid in the lungs), of hFcRN transgenic mice 48 hours after intravenous treatment, with each circle representing an individually dosed animal.
INBRX-101 vs. Prolastin-C:
Lung Exposure huFcRN Tg Mice

Concentration (ng/ml)
3000
2000
1000
0
INBRX-101
Prolastin-C

Clinical Data
Our IND for INBRX-101 became effective in November 2018, and we initiated a Phase 1 clinical trial in July 2019. The Phase 1 trial is an open-label, dose escalating trial and is designed as single ascending dose administrations followed by multiple ascending dose administrations of INBRX-101 with doses of 10 mg/kg, 40 mg/kg, 80 mg/kg or 120 mg/kg, administered to patients diagnosed with AATD who are either treatment naïve or previously treated with pdAAT therapeutics. As of July 24, 2020, and based on preliminary Phase 1 data in 5 patients, INBRX-101 has been well tolerated in humans, without any related, possibly- or probably-related AEs, SAEs, or DLTs.
The graph on the left below depicts the preliminary pharmacokinetic, or PK, profiles for the first five patients dosed with INBRX-101 at a dose of 10 mg/kg., demonstrating an estimated half-life of approximately 13 days. The PK profile of INBRX-101 in humans was observed to be consistent with preclinical findings in cynomolgus monkeys and rats. The graph on the right below depicts the results of a PK model based on preclinical data, to estimate the exposure of INBRX-101 over time when dosed at 120 mg/kg dosed every three weeks (green). This modeling data is overlaid on the published PK profile of pdAAT dosed weekly at the approved 60 mg/kg (blue). Based on this model and the observed consistency between the human PK data collected to date and preclinical studies, we expect that INBRX-101, dosed significantly less frequently than pdAAT, will be able to maintain AAT serum exposure in the normal range.

PK profile of first 5 patients:
10 mg/kg INBRX-101
Serum AAT level (µM)
10
1
0,1
0
7
14
21
28
Time (Days)

Predicted mean serum AAT levels:

120 mg/kg of INBRX-101 every 3 weeks

Mean serum AAT level (µM)
100
10
1
Normal AAT serum range (20–50 µM)
0
21
42
63
84
105
Time (Days)
Predicted INBRX-101 AAT concentrations
Published once weekly pdAAT mean AAT concentrations

We expect the trial to be conducted in approximately 12 clinical sites in the United States and the United Kingdom and will enroll approximately 36 patients. Based on preclinical pharmacokinetic data, we have designed the dose escalation trial to administer INBRX-101 by intravenous infusion every three weeks with the intent to select a dosage necessary to achieve sustained, normal, serum levels of AAT within this dosing interval.
Primary endpoints of the trial are safety, tolerability, maximum tolerated dose and recommended Phase 2 dose. Secondary endpoints are serum exposure and immunogenicity, as measured by frequency of anti-drug antibodies. Exploratory endpoints include NE activity and its biomarkers. In addition, we will measure pharmacokinetic and pharmacodynamic biomarkers in BALF.
In May 2019, we entered into the Chiesi Option Agreement with Chiesi, pursuant to which we granted Chiesi an option to obtain an exclusive license to develop and commercialize INBRX-101 outside of the United States and Canada following completion of the Phase 1 trial.
As a result of the COVID-19 pandemic, including patient travel restrictions, we temporarily suspended enrollment in this trial, and expect to resume enrollment during the fourth quarter of 2020. The temporary suspension of enrollment was not related to any observed adverse events from our Phase 1 trial or required by any third party or regulatory authority. Rather, this suspension was made at our discretion and was directly related to circumstances involving the COVID-19 pandemic. Assuming enrollment continues as we anticipate it will, we expect to announce initial Phase 1 data from both the single and multi-dose cohorts during the second half of 2021.

Other sdAb Development Programs
We believe that the breadth of our technological platform and our strong intellectual property portfolio will enable us to generate multiple future clinical candidates representing significant future revenue opportunities. We plan to continue to advance our sdAb platform and other protein technologies in areas that are considered non-core or indications ancillary to oncology via out-licensing agreements and other corporate partnerships.
License and Collaboration Agreements
We have entered into various license and collaboration agreements. The license agreements discussed below pertain to intellectual property that we own and license to the parties identified below. We retain ownership of the intellectual property subject to the license agreements.
Elpiscience Agreements
We have entered into two different license agreements with Elpiscience Biopharmaceuticals, Inc., or Elpiscience. Each agreement is a standalone license to Elpiscience of a distinct and differentiated protein therapeutic candidate with a separate biological target.
On February 28, 2018, we entered into a license agreement, or the PD-L1 and 4-1BB License Agreement, with Elpiscience, pursuant to which we granted Elpiscience an exclusive license to our bi-specific therapeutic candidate designed to target PD-L1 and 4-1BB, also referred to as INBRX-105. On April 30, 2018, we entered into a license agreement, or the OX40 License Agreement, with Elpiscience, pursuant to which we granted Elpiscience an exclusive license to our multivalent protein therapeutic directed to the biological target OX40, or INBRX-106. Each of the PD-L1 and 4-1BB License Agreement and OX40 License Agreement provides Elpiscience with the right to further advance the respective therapeutic candidates through clinical trials, as well as to manufacture and commercialize these therapeutic candidates in China, Hong Kong, Macau and Taiwan. The PD-L1 and 4-1BB License Agreement and OX40 License Agreement also require us to provide Elpiscience with know-how and materials specific to INBRX-105 and INBRX-106, respectively, including process development and manufacturing data and information necessary to develop INBRX-105 and INBRX-106. Additionally, pursuant to each of the license agreements, Elpiscience granted to us a royalty-free, worldwide, non-exclusive research license to intellectual property created by Elpiscience that incorporates intellectual property we licensed to Elpiscience. In the PD-L1 and 4-1BB License Agreement and OX40 License Agreement, we also agreed to negotiate an agreement to supply Elpiscience with INBRX-105 and INBRX-106, respectively, for their development in China, Hong Kong, Macau and Taiwan.
As payment for the license granted in the PD-L1 and 4-1BB License Agreement, we received a non-refundable upfront payment of $2.5 million and reimbursement of $3.0 million for certain costs we incurred. As payment for the license granted in the OX40 License Agreement, we received a non-refundable fee of $2.5 million, payable in two installments, and reimbursement of $3.4 million for certain toxicology study costs and chemistry, manufacturing and controls costs. In December 2018, we received the first milestone payment of $2.0 million under the PD-L1 and 4-1BB License Agreement. We are also eligible to receive specified developmental and commercial milestone payments of up to an aggregate of $100.0 million under each of the PD-L1 and 4-1BB License Agreement and the OX40 License Agreement. Additionally, we received reimbursement for specific supply-related costs in the amounts of $1.7 million and $1.5 million related to the PD-L1 and 4-1BB License Agreement and the OX40 License Agreement, respectively. Further, each license agreement provides us with the right to receive percentage tiered royalties on future product sales with rates in the high single-digits.
Each of the PD-L1 and 4-1BB License Agreement and the OX40 License Agreement contains representations and warranties, insurance, indemnification and confidentiality provisions customary for similar agreements and arrangements. The terms of the PD-L1 and 4-1BB License Agreement and the OX40 License Agreement commenced on February 28, 2018 and April 30, 2018, respectively, and expire on a country-by-country basis upon the full expiration of Elpiscience’s milestone- and royalty-based payment obligations under each license agreement. The royalty obligations expire upon the later of (i) the expiration of the last valid patent claim for the applicable product in the relevant jurisdiction, and (ii) 12 years following that date of the first commercial sale of the applicable product in the relevant jurisdiction. Each license agreement may be terminated by (i) either party for the uncured material breach of the other party, (ii) either party for bankruptcy or other insolvency proceedings of the other party, and (iii) Elpiscience at any time upon 90 days’ written notice to us. As of July 15, 2020 and based on current plans, the last to expire issued patent (assuming the issuance of a patent based on our pending patent application) licensed under the PD-L1 and 4-1BB License Agreement is projected to expire in January 2037 and the last to expire issued patent (assuming the issuance of a patent based on our pending patent application) licensed under the OX40 License Agreement is projected to expire in August 2039.
Chiesi Option Agreement
In May 2019, we entered into the Chiesi Option Agreement with Chiesi, pursuant to which we granted Chiesi an exclusive option to obtain an exclusive license to develop and commercialize INBRX-101 outside of the United States and Canada. Under the terms of the Chiesi Option Agreement, we received a one-time, non-refundable option initiation payment of $10.0 million in August 2019. If Chiesi exercises its option under the Chiesi Option Agreement, then Chiesi must pay us a one-time, non-refundable fee of $12.5 million upon the effective date of the definitive agreement granting Chiesi the exclusive license.
The option period under the Chiesi Option Agreement began on August 19, 2019. The option period under the Chiesi Option Agreement expires 60 days following the last-to-occur of (a) our delivery to Chiesi of trial phase data for the first Phase I Clinical Trial for INBRX-101 (including the complete clinical study report); (b) our delivery to Chiesi of the finalized minutes from the definitive FDA scientific advice meeting conducted following completion of such Phase I Clinical Trial with the use of the full clinical study report if required by the FDA; and (c) our delivery to Chiesi of the finalized minutes from the definitive parallel EMA-HTA scientific advice meeting conducted following completion of such Phase I Clinical Trial with full use of the clinical study report if required by the EMA. The Chiesi Option Agreement may be terminated by (i) Chiesi upon 30 days’ written notice to us, (ii) either party for the uncured material breach of the other party, and (iii) either party for bankruptcy or other insolvency proceedings of the other party. The Chiesi Option Agreement contains representations, warranties and indemnification provisions customary for similar agreements and arrangements.
Transcenta License Agreement and Technical Services Agreements
On June 21, 2017, we entered into a license agreement, or the Transcenta License Agreement, with Transcenta Holding, Ltd. (formerly Hangzhou Just Biotherapeutics Co., Ltd.), or Transcenta, pursuant to which we granted to Transcenta exclusive, non-transferable rights to develop, manufacture, and sell its products containing our mono-specific protein therapeutic candidate, designed to target DR5, or INBRX-109, or a derivative thereof, within China, Hong Kong, Macau and Taiwan. We also agreed to provide Transcenta with the know-how and materials, including assays and cell lines, necessary to develop the therapeutic candidate. Additionally, pursuant to the Transcenta License Agreement, Transcenta granted to us a royalty-free, worldwide, non-exclusive research license to intellectual property created by Transcenta that incorporates intellectual property we licensed to Transcenta. As payment for the license we granted in the Transcenta License Agreement, we received a non-refundable upfront payment of $2.5 million. In August 2018, the Company achieved the first milestone under the contract for $0.5 million. In June 2019, the Company achieved another milestone under the contract for $1.0 million. Additionally, we are eligible to receive certain developmental and commercial milestone payments of up to an aggregate of approximately $100.0 million, as well as percentage tiered royalties on future product sales with rates ranging between the high single-digits to the low teens.
The Transcenta License Agreement contains representations and warranties, insurance, indemnification and confidentiality provisions customary for similar agreements and arrangements. The term of the Transcenta License Agreement commenced on June 21, 2017, and expires on a country-by-country basis upon the full expiration of Transcenta’s milestone- and royalty-based payment obligations under the Transcenta License Agreement. The royalty payment obligations expire on a product-by-product and country-by-country basis at such time that there is (i) no valid patent claim for the applicable product in the relevant jurisdiction, and (ii) no Generic Product (as defined in this Transcenta License Agreement) of an applicable product available in the relevant jurisdiction. As of July 15, 2020 and based on current plans, the last to expire issued patent (assuming the issuance of a patent based on our pending patent application) licensed under the Transcenta License Agreement is projected to expire in July 2036. The Transcenta License Agreement may be terminated by (i) either party for the uncured material breach of the other party, (ii) either party for bankruptcy or other insolvency proceedings of the other party, and (iii) Transcenta at any time upon 90 days’ written notice to us. In May 2020, we notified Transcenta of potential disputes or disagreements regarding its performance under the Transcenta License Agreement. We are currently in discussions with Transcenta regarding these matters.

On March 19, 2018, we also entered into a technical services agreement, or the March TSA, with Transcenta pursuant to which we provided reasonable assistance with the drug substance transfer between our contract manufacturer and Transcenta. We were reimbursed $0.7 million in April 2018 for the March TSA. The March TSA had a six month term and expired in September 2018. On October 6, 2018, we entered into a second technical services agreement, or the October TSA, to provide reasonable assistance pertaining to the transfer of the drug substance between our contract manufacturer and Transcenta. We were reimbursed $0.4 million in October 2018 for the October TSA. The October TSA also had a six month term and expired in April 2019.
Celgene Agreement
As payment for the license granted in the Celgene Agreement, we may be eligible to receive development and regulatory milestones of up to an aggregate of $934.1 million, assuming the achievement of all potential milestones in the Celgene Agreement, as well as percentage tiered royalties based on future worldwide sales, with rates ranging from between the high single-digits to the low teens, subject to potential reduction when and if comparable third-party products attain certain levels of competitive market share (on a country-by-country basis) and, subject to certain limitations, payments to third parties for third-party intellectual property rights. Celgene’s royalty obligations expire (on a country-by-country basis) upon the later of (i) the expiration of the last valid patent claim for the applicable Celgene Licensed Intellectual Property or related product in a country, and (ii) 12 years following that date of the first commercial sale of the applicable Celgene Licensed Intellectual Property or related product in a country. We are obligated to pay 2% of future amounts received under the Celgene Agreement to advisors who assisted us with the negotiations and other matters in connection with the Celgene Agreement.
The Celgene Agreement contains representations and warranties, insurance, indemnification and confidentiality provisions customary for similar agreements and arrangements. In addition, Celgene has the sole right, but not the obligation, to enforce the intellectual property included in the Celgene Agreement.
The term of the Celgene Agreement commenced on July 1, 2013 and expires on a licensed product-by-licensed product and country-by-country basis on the date of expiration of Celgene’s applicable royalty obligations. As of July 15, 2020, the last to expire issued patent licensed under the Celgene Agreement is projected to expire in 2033, absent any extension of term. As of July 15, 2020 and based on current plans, the last to expire issued patent licensed under the Celgene Agreement is projected to expire in August 2033. The Celgene Agreement may be terminated by (i) either party for the uncured material breach of the other party, (ii) either party for bankruptcy or other insolvency proceedings of the other party, (iii) Celgene at any time upon 30 days’ written notice to us, and (iv) us, upon Celgene’s, or any of its affiliates’, legal challenge to the validity or enforceability of a licensed patent.
bluebird bio Agreements
The 2018 bluebird Agreement
On December 20, 2018, we entered into a license agreement, or the 2018 bluebird Agreement, with bluebird bio, Inc., or bluebird, pursuant to which we granted to bluebird an exclusive license to use our proprietary sdAb platform to research, develop and commercialize chimeric antigen receptor, or CAR, T-cell therapies. Under the terms of the 2018 bluebird Agreement, we provided bluebird the exclusive worldwide rights to develop, manufacture and commercialize certain cell therapy products containing sdAbs directed to various cancer targets. As payment for the license granted in the 2018 bluebird Agreement, we received a non-refundable upfront payment of $7.0 million. We are also entitled to receive certain developmental milestone payments of up to an aggregate of $51.5 million per therapeutic, as well as percentage tiered royalties on future product sales with rates in the mid-single-digits.
The 2018 bluebird Agreement contains representations and warranties, indemnification and confidentiality provisions customary for similar agreements and arrangements. The term of the 2018 bluebird Agreement commenced on December 20, 2018, and expires on a product-by-product and country-by-country basis upon the full expiration of bluebird’s milestone- and royalty-based payment obligations under the 2018 bluebird Agreement. The royalty obligations under the 2018 bluebird Agreement expire on a product-by-product and country-by-country basis on the later of (i) the expiration of the last valid patent claim for the applicable product in the relevant jurisdiction; (ii) the date on which any applicable regulatory, pediatric, orphan drug or data exclusivity, which provides bluebird with the exclusive right to market the applicable product in the relevant jurisdiction, expires; and (iii) 12 years following that date of the first commercial sale of the applicable product in a country. As of July 15, 2020 and based on current plans, the last to expire issued patent (assuming the issuance of one or more patents based on our pending patent applications) licensed under the 2018 bluebird Agreement is projected to expire in May 2040. The 2018 bluebird Agreement may be terminated by (i) either party for the uncured material breach of the other party, (ii) either party for bankruptcy or other insolvency proceedings of the other party, and (iii) bluebird at any time upon 30 days’ written notice to us.
The 2020 bluebird Agreement
On June 9, 2020, we entered into an option and license agreement, or the 2020 bluebird Agreement, with bluebird, pursuant to which we granted to bluebird exclusive worldwide rights to develop binders and cell therapy products containing sdAbs directed to specified targets, consisting of two initial programs and up to an additional 8 programs. Inhibrx retains all rights to the specific sdAbs outside of the cell therapy field. We received a non-refundable upfront option fee of $0.2 million in connection with each of the two initial programs, or $0.4 million in aggregate, and we are entitled to an upfront option fee for each additional program. We also granted to bluebird an option to acquire an exclusive license with respect to all binders and cell therapy products developed under the 2020 bluebird Agreement, which entitles us to additional fees upon exercise of the option.
bluebird may exercise its option on a program-by-program basis during the option term. Additionally, bluebird may extend the option term for up to six (6) months in the event that there are additional bona fide development activities that bluebird desires to undertake. We are also entitled to receive certain developmental milestone payments of up to an aggregate of $51.5 million per therapeutic, as well as percentage tiered royalties on future product sales with rates in the mid-single-digits.
The 2020 bluebird Agreement contains representations and warranties, indemnification and confidentiality provisions customary for similar agreements and arrangements. The term of the 2020 bluebird Agreement commenced on June 9, 2020, and expires on a product-by-product and country-by-country basis upon the full expiration of bluebird’s milestone- and royalty-based payment obligations under the 2020 bluebird Agreement. The royalty obligations under the 2020 bluebird Agreement expire on a product-by-product and country-by-country basis on the later of (i) the expiration of the last valid patent claim for the applicable product in the relevant country; (ii) the date on which any applicable regulatory, pediatric, orphan drug or data exclusivity, which provides bluebird with the exclusive right to market the applicable product in the relevant country, expires; and (iii) 12 years following that date of the first commercial sale of the applicable product in such country. As of July 15, 2020 and based on current plans, the last to expire issued patent (assuming the issuance of one or more patents based on our pending patent applications) licensed under the 2020 bluebird Agreement is projected to expire in May 2040. The 2020 bluebird Agreement may be terminated by (i) either party for the uncured material breach of the other party, (ii) either party for bankruptcy or other insolvency proceedings of the other party, and (iii) bluebird at any time upon prior written notice within a specified number of days before the termination.
WuXi Agreement
On August 28, 2018, we entered into an Amended and Restated Master Services Agreement, as amended by Amendment No. 1 to Amended and Restated Master Services Agreement dated December 11, 2019, or the WuXi Agreement, with WuXi Biologics (Hong Kong) Limited, or WuXi, pursuant to which we agreed, for three years and subject to certain conditions, to exclusively use WuXi to manufacture our therapeutic candidates for which we plan to first initiate clinical studies outside of China. Under the WuXi Agreement, WuXi and certain of its affiliates will provide biologics development and manufacturing services on a project-by-project basis.
Per the terms of the WuXi Agreement, we will own all intellectual property created, developed or reduced to practice by WuXi in the course of providing services to us; provided that, certain intellectual property created or developed by WuXi may be owned exclusively by WuXi if this intellectual property (i) relates to generally applicable experimental methods, (ii) relates to generally applicable manufacturing processes, or (iii) is derivative of WuXi’s pre-existing intellectual property.
Per the terms of the WuXi Agreement, fees will be mutually agreed upon on a project-by-project basis. We also may be eligible to receive discounts in the low- to mid-single digits for certain projects and services per the terms of the WuXi Agreement.

The WuXi Agreement contains representations and warranties, insurance, indemnification and confidentiality provisions customary for similar agreements and arrangements.
The term of the WuXi Agreement commenced on August 28, 2018 and ends on the date that either party elects to terminate it by providing 30-day written notice to the other party, provided that the WuXi Agreement may only be terminated in this manner if all services requested by pending work orders under the WuXi Agreement have been completed. Work orders commence on the date indicated in each such work order and will terminate upon completion of the services requested therein. Work orders may be terminated by (i) us at any time upon three months’ written notice to WuXi, and (ii) either party for the uncured material breach of the other party, provided that the material breach was not caused by the party terminating the work order.
Intellectual Property
We strive to protect the proprietary technology and information commercially or strategically important to our business. We seek to obtain and maintain, patent rights intended to cover the technologies incorporated into, or used to produce, our therapeutic candidates, the compositions of matter of our therapeutic candidates and their methods of use and manufacture, as well as other inventions that are important to our business. We also seek to obtain strategic or commercially valuable patent rights in the United States and other jurisdictions.
To cover our proprietary technologies and our current pipeline of proprietary products and related methods, such as methods of use, we have filed patent applications representing 40 patent families. As of July 15, 2020, our patent estate, which is solely owned, included 12 issued United States patents, 20 United States pending non-provisional patent applications, 16 United States pending provisional patent applications, 14 pending Patent Cooperation Treaty, or PCT, applications, 107 issued foreign patents and 260 foreign patent applications currently pending in various foreign jurisdictions.
Specifically, we own more than nine patent families with claims directed to various sdAb and/or multivalent therapeutic antibodies including, for example, our INBRX-105, INBRX-106, and INBRX-109 therapeutic candidates, and related methods of using the same to treat diseases, e.g., cancer, inflammatory disease, or infectious disease. Patent applications in these families are pending in multiple jurisdictions, including, for example, the United States, Australia, European Patent Organization, Canada, China, Japan, Korea, and Russia; as well as PCT applications and several U.S. provisional applications. Patents in these patent families, if granted, are expected to expire between 2036 and 2039, depending upon their respective filing dates and absent any patent term adjustments or extensions.
We also own two patent families directed to protease inhibitor fusion proteins including, for example, our INBRX-101 therapeutic candidate. Six United States and 49 foreign patents (Australia, Mexico, Europe (validated in 39 countries), Hong Kong, South Korea, New Zealand, and Russia) were granted in these families. These patents are expected to expire in 2032 or 2035, absent any patent term extension. Additional patents in this patent family, if granted, are expected to expire in 2032 or 2035, depending upon their respective filing dates and absent any patent term adjustments or extensions.
Additionally, we own two patent families relating to the Celgene Licensed Intellectual Property that are licensed to Celgene. Two United States and 58 foreign patents (Australia, Colombia, China, Eurasia, Europe (validated in 39 countries), Indonesia, Japan, South Korea, Mexico, Malaysia, Macao New Zealand, Peru, Philippines, Singapore, South Africa and Ukraine) have been granted in these families and include claims directed to anti-CD47 monoclonal antibodies and/or methods of using the same to treat cancer. These patents are expected to expire in 2033, absent any patent term extension. Patent applications in these families are pending in multiple jurisdictions, including, for example, the United States, Australia, European Patent Organization, Canada, China, Japan, South Korea, and the Eurasian Patent Organization. Additional patents in these patent families, if granted, are expected to expire in 2033, depending upon their respective filing dates and absent any patent term adjustments or extensions.

The following patents (including expected 20 year expiration dates) relate to our fusion protein technologies.

Jurisdiction	Patent Number	Expected Expiration Date	Type	Title
US	8,986,688	6/28/2032	Composition and method	WAP DOMAIN FUSION POLYPEPTIDES AND METHODS OF USE THEREOF
US	9,914,765	6/28/2032	Composition	WAP DOMAIN FUSION POLYPEPTIDES AND METHODS OF USE THEREOF
Mexico	356433	6/28/2032	Composition and use	WAP DOMAIN FUSION POLYPEPTIDES AND METHODS OF USE THEREOF
US	8,980,266	6/28/2032	Composition and method	SERPIN FUSION PROTEINS AND METHODS OF USE THEREOF
US	9,920,109	4/6/2034	Method	SERPIN FUSION PROTEINS AND METHODS OF USE THEREOF
Australia	2012275287	6/28/2032	Composition, method and use	SERPIN FUSION PROTEINS AND METHODS OF USE THEREOF
Australia	2017279724	6/28/2032	Method	SERPIN FUSION PROTEINS AND METHODS OF USE THEREOF
Europe (validated in AL, AT, BA, BE, BG, CH, CY, CZ, DE, DK, EE, ES, FI, FR, GB, GR, HR, HU, IE, IS, IT, LI, LT, LU, LV, MC, ME, MK, MT, NL, NO, PL, PT, RO, RS, SE, SK, SM, TR)	2726092	6/28/2032	Use	SERPIN FUSION PROTEINS AND METHODS OF USE THEREOF
Hong Kong	1197544	6/28/2032	Use	SERPIN FUSION PROTEINS AND METHODS OF USE THEREOF
Japan	6674604	6/28/2032	Method	SERPIN FUSION PROTEINS AND METHODS OF USE THEREOF
Korea	10-2084944	6/28/2032		SERPIN FUSION PROTEINS AND METHODS OF USE THEREOF
Mexico	356517	6/28/2032	Composition and use	SERPIN FUSION PROTEINS AND METHODS OF USE THEREOF
New Zealand	619023	6/28/2032	Composition and use	SERPIN FUSION PROTEINS AND METHODS OF USE THEREOF
Russia	2642310	6/28/2032	Composition and use	SERPIN FUSION PROTEINS AND METHODS OF USE THEREOF
Russia	2698655	6/28/2032	Method	SERPIN FUSION PROTEINS AND METHODS OF USE THEREOF
US	10,400,029	6/28/2032	Composition	SERPIN FUSION PROTEINS AND METHODS OF USE THEREOF
The following patent (including expected 20 year expiration date) relates to our single domain antibody technologies.

Jurisdiction	Patent Number	Expected Expiration Date	Type	Title
US	10,526,397	2/7/2036	Composition	NON-IMMUNOGENIC SINGLE DOMAIN ANTIBODIES
The following patents (including expected 20 year expiration dates) relate to our multivalent therapeutic antibody technologies.

Jurisdiction	Patent Number	Expected Expiration Date	Type	Title
US	10,308,720	7/18/2036	Composition	MULTIVALENT AND MULTISPECIFIC DR5-BINDING FUSION PROTEINS
US	10,093,742	7/22/2036	Composition and method	MULTIVALENT AND MULTISPECIFIC GITR-BINDING FUSION PROTEINS
US	10,501,551	1/11/2037	Composition and method	MULTIVALENT AND MULTISPECIFIC 41BB-BINDING FUSION PROTEINS
The following patents (including expected 20 year expiration dates) relate to our CD47 antibody technologies.

Jurisdiction	Patent Number	Expected Expiration Date	Type	Title
US	9,045,541	2/6/2033	Composition	CD47 ANTIBODIES AND METHODS OF USE THEREOF
US	9,663,575	2/6/2033	Method	CD47 ANTIBODIES AND METHODS OF USE THEREOF
Australia	2013217114	2/6/2033	Composition and method	CD47 ANTIBODIES AND METHODS OF USE THEREOF
China	ZL201380017900.0	2/6/2033	Composition and use	CD47 ANTIBODIES AND METHODS OF USE THEREOF
Colombia	14171778	2/6/2033		CD47 ANTIBODIES AND METHODS OF USE THEREOF
Eurasia	034778	2/6/2033		CD47 ANTIBODIES AND METHODS OF USE THEREOF
Europe (validated in AL, AT, BA, BE, BG, CH, CY, CZ, DE, DK, EE, ES, FI, FR, GB, GR, HR, HU, IE, IS, IT, LI, LU, LV, MC, ME, MK, MT, NL, NO, PL, PT, RO, RS, SE, SI, SK, SM, TR)	2812443	2/6/2033	Composition and use	CD47 ANTIBODIES AND METHODS OF USE THEREOF
Indonesia	IDP00005873	2/6/2033		CD47 ANTIBODIES AND METHODS OF USE THEREOF
Japan	6273212	2/6/2033	Composition and use	CD47 ANTIBODIES AND METHODS OF USE THEREOF
Korea	10-2100388	2/6/2033	Composition and use	CD47 ANTIBODIES AND METHODS OF USE THEREOF

Mexico	360772	2/6/2033	Composition and use	CD47 ANTIBODIES AND METHODS OF USE THEREOF
Malaysia	MY-169341-A	2/6/2033		CD47 ANTIBODIES AND METHODS OF USE THEREOF
New Zealand	628314	2/6/2033	Composition and use	CD47 ANTIBODIES AND METHODS OF USE THEREOF
Philippines	1/2014/501758	2/6/2033		CD47 ANTIBODIES AND METHODS OF USE THEREOF
Singapore	11201404638S	2/6/2033		CD47 ANTIBODIES AND METHODS OF USE THEREOF
Ukraine	116772	2/6/2033		CD47 ANTIBODIES AND METHODS OF USE THEREOF
South Africa	201405864	2/6/2033		CD47 ANTIBODIES AND METHODS OF USE THEREOF
Hong Kong	HK1205195	2/6/2033		CD47 ANTIBODIES AND METHODS OF USE THEREOF
Australia	2013377886	8/6/2033	Composition, method, and use	NON-PLATELET DEPLETING AND NON-RED BLOOD CELL DEPLETING CD47 ANTIBODIES AND METHODS OF USE THEREOF
China	ZL201380075409.3	8/6/2033		NON-PLATELET DEPLETING AND NON-RED BLOOD CELL DEPLETING CD47 ANTIBODIES AND METHODS OF USE THEREOF
Indonesia	IDP000058855	8/6/2033		NON-PLATELET DEPLETING AND NON-RED BLOOD CELL DEPLETING CD47 ANTIBODIES AND METHODS OF USE THEREOF
Japan	6726238	8/6/2033		NON-PLATELET DEPLETING AND NON-RED BLOOD CELL DEPLETING CD47 ANTIBODIES AND METHODS OF USE THEREOF
Macao	J/003573	8/6/2033		NON-PLATELET DEPLETING AND NON-RED BLOOD CELL DEPLETING CD47 ANTIBODIES AND METHODS OF USE THEREOF
Peru	9897	8/6/2033		NON-PLATELET DEPLETING AND NON-RED BLOOD CELL DEPLETING CD47 ANTIBODIES AND METHODS OF USE THEREOF
South Africa	2015/05745	8/6/2033		NON-PLATELET DEPLETING AND NON-RED BLOOD CELL DEPLETING CD47 ANTIBODIES AND METHODS OF USE THEREOF
We continually assess and refine our intellectual property strategy as we develop new technologies and therapeutic candidates. As our business evolves, we may, among other activities, file additional patent applications in pursuit of our intellectual property strategy, to adapt to competition or to seize potential opportunities.
The term of individual patents depends upon the laws of the countries in which they are obtained. In most countries in which we file, the patent term is 20 years from the earliest date of filing of a non-provisional patent application. However, the term of United States patents may be extended for delays incurred due to compliance with the FDA requirements or by delays encountered during prosecution that are caused by the United States Patent and Trademark Office, or USPTO. For example, the Drug Price Competition and Patent Term Restoration Act of 1984, or the Hatch-Waxman Act, permits a patent term extension for FDA-approved drugs of up to five years beyond the expiration of the patent. The length of the patent term extension is related to the length of time the drug is under regulatory review. Patent extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, and only one patent applicable to an approved drug may be extended. Similar provisions are available in Europe and other jurisdictions to extend the term of a patent that covers an approved drug. In the future, if and when our therapeutic candidates receive FDA approval, we expect to apply for patent term extensions on patents covering those therapeutic candidates. We intend to seek patent term extensions in any jurisdiction where these are available and where we also have a patent that may be eligible; however there is no guarantee that the applicable authorities, including the USPTO and FDA, will agree with our assessment of whether such extensions should be granted, and even if granted, the length of such extensions.
We also rely on trade secrets to protect aspects of our technology and business not amenable to, or that we do not consider appropriate for, patent protection. We seek to protect this intellectual property, in part, by requiring our employees, consultants, outside scientific collaborators, sponsored researchers and other service providers and advisors to execute confidentiality agreements upon the commencement of employment or other relationship with us. In general, these agreements provide that confidential information concerning our business or financial affairs developed or made known to the individual during the course of the individual’s relationship with us is to be kept confidential and not disclosed to third parties except in specific circumstances. In the case of employees, the agreements further provide that inventions and discoveries conceived or reduced to practice by the individual that are related to our business, or actual, or demonstrably anticipated, research or development, or made during normal working hours, on our premises or using our equipment, supplies, or proprietary information, are our exclusive property. In many cases our agreements with consultants, outside scientific collaborators, sponsored researchers and other service providers and advisors require them to assign, or grant us licenses to, inventions resulting from the work or services they render under such agreements or grant us an option to negotiate a license to use such inventions.
Further, we expect to rely on data exclusivity, market exclusivity, patent term adjustment and patent term extensions when available.
We seek trademark protection in the United States and in certain other jurisdictions where available and when we deem appropriate. We currently have a registration for “Inhibrx” in the United States. We intend to file applications for trademark registrations in connection with our therapeutic candidates in various jurisdictions, including the United States.
Competition
The biotechnology industry is characterized by rapid evolution of technologies, fierce competition and strong defense of intellectual property. While we believe that our platforms, technology, knowledge, experience, and scientific resources provide us with competitive advantages, we face competition from major pharmaceutical and biotechnology companies, academic institutions, governmental agencies and public and private research institutions, among others.
Any therapeutic candidates that we successfully develop and commercialize will compete with currently approved therapies and new therapies that may become available in the future. Key product features that would affect our ability to effectively compete with other therapeutics include the efficacy, safety and convenience of our therapeutics, the ease of use and effectiveness of any complementary diagnostics and/or companion diagnostics, and price and levels of reimbursement. Our primary competitors fall into the following groups:

■
Companies developing novel therapeutics based on sdAb or alternative scaffold product candidates, including Alligator Bioscience AB, Camel-IDS N.V., Crescendo Biologics Ltd., GlaxoSmithKline plc, IGM Biosciences, Inc., Molecular Partners AG, Pieris Pharmaceuticals, Inc., Sanofi S.A. and VHsquared Ltd.;

■
Antibody drug discovery companies that may compete with us in the search for novel therapeutic antibody targets, including Adimab LLC, Genmab A/S, Macrogenics, Inc., Merus N.V., MorphoSys AG, Numab Therapeutics AG, TeneoBio, Inc., Xencor Inc., Zymeworks Inc.; and

■	Companies developing therapeutics designed to treat AATD, including CSL Limited, Grifols, S.A., Kamada Ltd., Takeda Pharmaceutical Company Limited and Vertex Pharmaceuticals, Inc.
Our competitors also include large pharmaceutical and biotechnology companies who may be developing therapeutic candidates with mechanisms similar to or targeting the same indications as our therapeutic candidates.
The availability of reimbursement from government and other third-party payors will also significantly affect the pricing and competitiveness of our therapeutic candidates. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market.
Many of the companies against which we may compete have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These early stage and more established competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.
Government Regulation
Governmental authorities in the United States, at the federal, state and local level, and other countries extensively regulate, among other things, the research, development, testing, manufacture, labeling, packaging, promotion, storage, advertising, distribution, marketing and export and import of products such as those we are developing. Our therapeutic candidates must be approved by the FDA through the Biologics License Application, or BLA, process before they may be legally marketed in the United States and will be subject to similar requirements in other countries prior to marketing in those countries. The process of obtaining regulatory approvals in the U.S. and in foreign countries and jurisdictions, and the subsequent compliance with applicable federal, state, local and foreign statutes and regulations, require the expenditure of substantial time and financial resources.
United States Government Regulation
In the United States, the FDA regulates biopharmaceutical products under the Federal Food, Drug, and Cosmetic Act and the Public Health Services Act, or PHSA, and implementing regulations. Failure to comply with the applicable U.S. requirements at any time during the product development or approval process, or after approval, may subject an applicant to administrative or judicial sanctions brought by the FDA and the Department of Justice, or DOJ, or other governmental entities, any of which could have a material adverse effect on us. These sanctions could include:

■	refusal to approve pending applications;

■	withdrawal of an approval;

■	imposition of a clinical hold;

■	warning or untitled letters;

■	seizures or administrative detention of product;

■	total or partial suspension of production or distribution; or

■	injunctions, fines, disgorgement, or civil or criminal penalties.
BLA Approval Processes
The process required by the FDA before a therapeutic biologic may be marketed in the United States generally involves the following:

■	completion of nonclinical laboratory tests, animal studies and formulation studies conducted according to good laboratory practices and other applicable regulations;

■	submission to the FDA of an IND, which must become effective before human clinical trials may begin;

■	performance of adequate and well-controlled human clinical trials according to good clinical practices, or GCPs, to establish the safety and efficacy of the therapeutic candidate for its intended use;

■	submission to the FDA of a BLA;

■
satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the therapeutic candidate is produced to assess readiness for commercial manufacturing and conformance to the manufacturing-related elements of the application, to conduct a data integrity audit, and to assess compliance with current Good Manufacturing Practices, or cGMPs, to assure that the facilities, methods and controls are adequate to preserve the therapeutic candidate’s identity, strength, quality and purity; and

■	FDA review and approval of the BLA.

Preclinical Studies
Once a biopharmaceutical candidate is identified for development, it enters the preclinical or nonclinical testing stage. Nonclinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies. An IND sponsor must submit the results of the nonclinical tests, together with manufacturing information and analytical data, to the FDA as part of the IND. Some nonclinical testing may continue even after the IND is submitted. In addition to including the results of the nonclinical studies, the IND will also include a protocol detailing, among other things, the objectives of the clinical trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated if the first phase lends itself to an efficacy determination. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, places the IND on clinical hold. In this case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can begin. A clinical hold may occur at any time during the life of an IND and may affect one or more specific studies or all studies conducted under the IND.
Human Clinical Trials in Support of a BLA
All clinical trials must be conducted under the supervision of one or more qualified investigators in accordance with GCPs. They must be conducted under protocols detailing the objectives of the trial, dosing procedures, research subject selection and exclusion criteria and the safety and effectiveness criteria to be evaluated. Each protocol, and any subsequent material amendment to the protocol, must be submitted to the FDA as part of the IND, and progress reports detailing the status of the clinical trials must be submitted to the FDA annually. Sponsors also must report to the FDA serious and unexpected adverse reactions in a timely manner, any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigation brochure or any findings from other studies or animal or in vitro testing that suggest a significant risk in humans exposed to the product or therapeutic candidate. An institutional review board, or IRB, at each institution participating in the clinical trial must review and approve the protocol before a clinical trial commences at that institution and must also approve the information regarding the trial and the consent form that must be provided to each research subject or the subject’s legal representative, monitor the trial until completed and otherwise comply with IRB regulations. There are also requirements governing the reporting of ongoing clinical trials and completed clinical trial results to public registries.
Human clinical trials are typically conducted in three sequential phases that may overlap or be combined.
Phase 1-The product or therapeutic candidate is initially introduced into healthy human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution and elimination. In the case of some therapeutic candidates for severe or life-threatening diseases, such as cancer, especially when the product or therapeutic candidate may be inherently too toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients.
Phase 2-Clinical trials are performed on a limited patient population intended to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.
Phase 3-Clinical trials are undertaken to further evaluate dosage, clinical efficacy and safety in an expanded patient population at geographically dispersed clinical trial sites. These trials are intended to establish the overall risk-benefit ratio of the product and provide an adequate basis for product labeling.
A pivotal trial is a clinical trial that adequately meets regulatory agency requirements for the evaluation of a product or therapeutic candidate’s efficacy and safety such that it can be used to justify the approval of the product. Generally, pivotal trials are also Phase 3 trials but may be Phase 2 trials if the trial design provides a reliable assessment of clinical benefit, particularly in situations where there is an unmet medical need. Human clinical trials are inherently uncertain and Phase 1, Phase 2 and Phase 3 testing may not be successfully completed. The FDA or the sponsor may suspend a clinical trial at any time for a variety of reasons, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the product or therapeutic candidate has been associated with unexpected serious harm to patients.

During the development of a new product or therapeutic candidate, sponsors are given opportunities to meet with the FDA at certain points; specifically, prior to the submission of an IND, at the end of Phase 2 and before a BLA is submitted. Meetings at other times may be requested. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date and for the FDA to provide advice on the next phase of development. Sponsors typically use the meeting at the end of Phase 2 to discuss their Phase 2 clinical results and present their plans for the pivotal Phase 3 clinical trial that they believe will support the approval of the new therapeutic.
Post-approval trials, sometimes referred to as “Phase 4” clinical trials, may be conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication. In certain instances, FDA may mandate the performance of “Phase 4” clinical trials.
Concurrent with clinical trials, sponsors usually complete additional animal safety studies, develop additional information about the chemistry and physical characteristics of the product or therapeutic candidate and finalize a process for manufacturing commercial quantities of the product or therapeutic candidate in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product or therapeutic candidate and the manufacturer must develop methods for testing the quality, purity and potency of the product or therapeutic candidate. To help reduce the risk of the introduction of adventitious agents with use of biological products, the PHSA emphasizes the importance of manufacturing control for products whose attributes cannot be precisely defined. The manufacturing process must be capable of consistently producing quality batches of the product or therapeutic candidate and, among other criteria, the sponsor must develop methods for testing the identity, strength, quality, potency and purity of the final biological product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the biological product or therapeutic candidate does not undergo unacceptable deterioration over its shelf life.
Marketing Application Submission and FDA Review
Assuming successful completion of the required clinical testing, the results of the preclinical studies and clinical trials, along with detailed descriptions of the product’s chemistry, manufacturing, and controls, proposed labeling and other relevant information are submitted to the FDA as part of a BLA requesting approval to market the product.
Under the Prescription Drug User Fee Act, or PDUFA, as amended, each BLA must be accompanied by a significant user fee. The FDA adjusts the PDUFA user fees on an annual basis. PDUFA also imposes an annual program fee for prescription biological or drug products. Fee waivers or reductions are available in certain circumstances, such as where a waiver is necessary to protect the public health, where the fee would present a significant barrier to innovation, or where the applicant is a small business submitting its first human therapeutic application for review.
Under the goals and policies agreed to by the FDA under PDUFA, for original BLAs, the FDA has ten months from the filing date in which to complete its initial review of a standard application and respond to the applicant, and six months from the filing date for an application with priority review. The FDA does not always meet its PDUFA goal dates, and the review process is often significantly extended by FDA requests for additional information or clarification and a sponsor’s process to respond to such inquiries. This FDA review typically takes twelve months from the date the BLA is submitted to the FDA (for a standard review) and eight months from the date the BLA is submitted (for a “priority review”) because the FDA has approximately two months, or 60 days, after BLA submission to make a “filing” decision.
The FDA conducts a preliminary review of a submitted BLA within 60 days of receipt and informs the sponsor by the 74th day after the FDA’s receipt of the submission whether the application is substantially complete to permit a substantive review. The FDA may refuse to file any BLA that it deems incomplete or not properly reviewable at the time of submission, and may request additional information. In this event, the BLA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing.
Once the submission is accepted for filing, the FDA begins an in-depth substantive review of the BLA. The FDA reviews the BLA to determine, among other things, whether the proposed product is safe, potent, and/or effective for its intended use, whether it has an acceptable purity profile and whether the product is being manufactured in accordance with cGMP. The FDA may refer applications for novel products or products that present difficult questions of safety or efficacy to an advisory committee. Typically, an advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers these recommendations carefully when making decisions.
The FDA likely will re-analyze the clinical trial data, which could result in extensive discussions between the FDA and the applicant during the review process. The FDA also may require the submission of a risk evaluation and mitigation strategy, or REMS, plan if it determines that a REMS is necessary to ensure that the benefits of the drug outweigh its risks and to assure the safe use of the biological product. The REMS plan could include medication guides, physician communication plans, assessment plans and/or elements to assure safe use, such as restricted distribution methods, patient registries or other risk minimization tools. The FDA determines the requirement for a REMS, as well as the specific REMS provisions, on a case-by-case basis. If the FDA concludes a REMS plan is needed, the sponsor of the BLA must submit a proposed REMS plan. The FDA will not approve a BLA without a REMS plan, if required.
Before approving a BLA, the FDA will typically inspect the facilities at which the product is manufactured. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving a BLA, the FDA will typically inspect one or more clinical sites to assure that the clinical trials were conducted in compliance with IND trial requirements and GCP requirements and to assure the integrity of the clinical data submitted to the FDA. To ensure cGMP and GCP compliance by its employees and third-party contractors, an applicant must incur significant expenditure of time, money and effort in the areas of training, record keeping, production and quality control.
The approval process is lengthy and often difficult, and notwithstanding the submission of relevant data and information, the FDA may ultimately decide that the BLA does not satisfy its regulatory criteria for approval and deny approval or may require additional clinical or other data and information. Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than we interpret the same data. If the agency decides not to approve a BLA, the FDA will issue a complete response letter, or CRL, that describes all of the specific deficiencies in the BLA identified by the FDA. A CRL indicates that the review cycle of the application is complete and the application will not be approved in its present form. The deficiencies identified may be minor, for example, requiring labeling changes, or major, for example, requiring additional clinical trials. Additionally, the complete response letter may include recommended actions that the applicant might take to place the application in a condition for approval. If a complete response letter is issued, the applicant may either resubmit the BLA, addressing all of the deficiencies identified in the letter, or withdraw the application. If and when those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the BLA, the FDA will issue an approval letter to the applicant. The FDA has committed to reviewing such resubmissions in response to an issued CRL in either two or six months depending on the type of information included. Even with the submission of this additional information, however, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.
Even if a product receives regulatory approval, the approval may be significantly limited to specific indications and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling. The FDA may impose restrictions and conditions on product distribution, prescribing, or dispensing in the form of a REMS plan, or otherwise limit the scope of any approval. In addition, the FDA may require post marketing clinical trials, sometimes referred to as “Phase 4” clinical trials, designed to further assess a biological product’s safety and effectiveness, and/or testing and surveillance programs to monitor the safety of approved products that have been commercialized. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further testing requirements and FDA review and approval.

Companion Diagnostics
The FDA issued a final guidance document in July 2014 addressing agency policy in relation to in vitro companion diagnostic tests. The guidance explains that for some drugs and therapeutic biologics, the use of a companion diagnostic test is essential for the safe and effective use of the product, such as when the use of a product is limited to a specific patient subpopulation that can be identified by using the test. According to the guidance, the FDA generally will not approve such a product if the companion diagnostic is not also approved or cleared for the appropriate indication, and accordingly the therapeutic product and the companion diagnostic should be developed and approved or cleared contemporaneously. However, the FDA may decide that it is appropriate to approve such a product without an approved or cleared in vitro companion diagnostic device when the drug or therapeutic biologic is intended to treat a serious or life-threatening condition for which no satisfactory alternative treatment exists and the FDA determines that the benefits from the use of a product with an unapproved or uncleared in vitro companion diagnostic device are so pronounced as to outweigh the risks from the lack of an approved or cleared in vitro companion diagnostic device. The FDA encourages sponsors considering developing a therapeutic product that requires a companion diagnostic to request a meeting with both relevant device and therapeutic product review divisions to ensure that the product development plan will produce sufficient data to establish the safety and effectiveness of both the therapeutic product and the companion diagnostic. Because the FDA’s policy on companion diagnostics is set forth only in guidance, this policy is subject to change and is not legally binding.
Fast Track, Breakthrough Therapy, and Priority Review Designations
The FDA is authorized to designate certain products for expedited development or review if they are intended to address an unmet medical need in the treatment of a serious or life-threatening disease or condition. These programs include fast track designation, breakthrough therapy designation and priority review designation.
To be eligible for a fast track designation, the FDA must determine, based on the request of a sponsor, that a product is intended to treat a serious or life-threatening disease or condition and demonstrates the potential to address an unmet medical need by providing a therapy where none exists or a therapy that may be potentially superior to existing therapy based on efficacy or safety factors. Fast track designation provides opportunities for more frequent interactions with the FDA review team to expedite development and review of the product. The FDA may also review sections of the BLA for a fast track product on a rolling basis before the complete application is submitted, if the sponsor and the FDA agree on a schedule for the submission of the application sections, and the sponsor pays any required user fees upon submission of the first section of the BLA. In addition, fast track designation may be withdrawn by the sponsor or rescinded by the FDA if the designation is no longer supported by data emerging in the clinical trial process.
In addition, with the enactment of the FDA Safety and Innovation Act, or FDASIA, in 2012, Congress created a new regulatory program for product and therapeutic candidates designated by FDA as “breakthrough therapies” upon a request made by the IND sponsors. A breakthrough therapy is defined as a drug or biologic that is intended, alone or in combination with one or more other drugs or biologics, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug or biologic may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. Drugs or biologics designated as breakthrough therapies are also eligible for accelerated approval of their respective marketing applications. The FDA must take certain actions with respect to breakthrough therapies, such as holding timely meetings with and providing advice to the product sponsor, intended to expedite the development and review of an application for approval of a breakthrough therapy.
Finally, the FDA may designate a product for priority review if it is a drug or biologic that treats a serious condition and, if approved, would provide a significant improvement in safety or effectiveness. The FDA determines at the time that the marketing application is submitted, on a case-by-case basis, whether the proposed drug represents a significant improvement in treatment, prevention or diagnosis of disease when compared with other available therapies. Significant improvement may be illustrated by evidence of increased effectiveness in the treatment of a condition, elimination or substantial reduction of a treatment-limiting drug reaction, documented enhancement of patient compliance that may lead to improvement in serious outcomes, or evidence of safety and effectiveness in a new subpopulation. A priority review designation is intended to direct overall attention and resources to the evaluation of such applications, and to shorten the FDA’s goal for taking action on a marketing application from ten months to six months for an original BLA from the date of filing.
Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened. Furthermore, fast track designation, breakthrough therapy designation and priority review do not change the standards for approval and may not ultimately expedite the development or approval process.
Accelerated Approval Pathway
In addition, products studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may receive accelerated approval from the FDA and may be approved on the basis of adequate and well-controlled clinical trials establishing that the drug product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit. The FDA may also grant accelerated approval for such a drug or biologic when the product has an effect on an intermediate clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality, or IMM, and that is reasonably likely to predict an effect on IMM or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA may require that a sponsor of a drug receiving accelerated approval perform post-marketing clinical trials to verify and describe the predicted effect on IMM or other clinical endpoint, and the product may be subject to expedited withdrawal procedures. Drugs and biologics granted accelerated approval must meet the same statutory standards for safety and effectiveness as those granted traditional approval.
For the purposes of accelerated approval, a surrogate endpoint is a marker, such as a laboratory measurement, radiographic image, physical sign, or other measure that is thought to predict clinical benefit, but is not itself a measure of clinical benefit. Surrogate endpoints can often be measured more easily or more rapidly than clinical endpoints. An intermediate clinical endpoint is a measurement of a therapeutic effect that is considered reasonably likely to predict the clinical benefit of a drug, such as an effect on IMM. The FDA has limited experience with accelerated approvals based on intermediate clinical endpoints, but has indicated that such endpoints generally may support accelerated approval when the therapeutic effect measured by the endpoint is not itself a clinical benefit and basis for traditional approval, if there is a basis for concluding that the therapeutic effect is reasonably likely to predict the ultimate long-term clinical benefit of a drug.
The accelerated approval pathway is most often used in settings in which the course of a disease is long and an extended period of time is required to measure the intended clinical benefit of a drug, even if the effect on the surrogate or intermediate clinical endpoint occurs rapidly. For example, accelerated approval has been used extensively in the development and approval of drugs for treatment of a variety of cancers in which the goal of therapy is generally to improve survival or decrease morbidity and the duration of the typical disease course requires lengthy and sometimes large clinical trials to demonstrate a clinical or survival benefit.
The accelerated approval pathway is usually contingent on a sponsor’s agreement to conduct, in a diligent manner, additional post-approval confirmatory studies to verify and describe the drug’s clinical benefit. As a result, a product or therapeutic candidate approved on this basis is subject to rigorous post-marketing compliance requirements, including the completion of Phase 4 or post-approval clinical trials to confirm the effect on the clinical endpoint. Failure to conduct required post-approval studies, or to confirm the predicted clinical benefit of the product during post-marketing studies, would allow the FDA to withdraw approval of the drug. All promotional materials for product and therapeutic candidates being considered and approved under the accelerated approval program are subject to prior review by the FDA.
Patent Term Restoration and Reference Product Marketing Exclusivity for Biological Products
Depending upon the timing, duration and specifics of FDA approval of the use of our therapeutic candidates, some of our United States patents may be eligible for limited patent term extension under the Hatch-Waxman Act. The Hatch-Waxman Act permits a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product or therapeutic candidate’s approval date. The patent term restoration period is generally one half of the time between the effective date of an IND and the submission date of a BLA, plus the time between the submission date of a BLA and the approval of that application, except that the review period is reduced by any time during which the applicant failed to exercise due diligence. Only one patent applicable to an approved product or therapeutic candidate is eligible for the extension and the application for extension must be made prior to expiration of the patent. The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we intend to apply for restorations of patent term for some of our currently owned or licensed patents to add patent life beyond their current expiration date, depending on the expected length of clinical trials and other factors involved in the submission of the relevant BLA.
The Biologics Price Competition and Innovation Act, or the BPCIA, amended the PHSA to authorize the FDA to approve similar versions of innovative biologics such as ours, which are also known as “reference biological products.” The new pathway authorized under the BPCIA allows FDA to approve, under an abbreviated application, a biological product that has been shown to be highly similar to a reference product notwithstanding minor differences in clinically inactive components; there also can be no clinically meaningful differences between the follow-on product and the reference product in terms of safety, purity and potency. Follow-on biological products approved for marketing using this pathway are commonly known as “biosimilars,” and companies seeking approval of biosimilar products must submit in their abbreviated BLAs data from analytical studies, animal studies and a clinical trial or trials sufficient to meet the statutory standard in order to obtain FDA approval.
The BPCIA bars the FDA from approving biosimilar applications for 12 years after a reference biological product receives initial marketing approval. FDA also cannot accept an application for a biosimilar product that is based on the reference biological product until four years after the date of first licensure of the reference product in question. “First licensure” typically means the initial date the particular product at issue was licensed in the United States. Date of first licensure does not include the date of licensure of a supplement for the reference product for a subsequent application filed by the same sponsor or manufacturer of the reference product for a change (not including a modification to the structure of the biological product) that results in a new indication, route of administration, dosing schedule, dosage form, delivery system, delivery device or strength or for a modification to the structure of the biological product that does not result in a change in safety, purity or potency. Therefore, one must determine whether a new product includes a modification to the structure of a previously licensed product that results in a change in safety, purity or potency to assess whether the licensure of the new product is a first licensure that triggers its own period of exclusivity. Whether a subsequent application, if approved, warrants exclusivity as the “first licensure” of a biological product is determined on a case-by-case basis with data submitted by the sponsor.
The BPCIA is complex and only beginning to be interpreted and implemented by the FDA. In addition, recent government proposals have sought to reduce the 12-year reference product exclusivity period. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. As a result, the ultimate impact, implementation and meaning of the BPCIA is subject to significant uncertainty.
Orphan Drug Designation and Orphan Product Exclusivity
Under the Orphan Drug Act, the FDA may grant Orphan Drug Designation to a therapeutic candidate intended to treat a rare disease or condition, which is generally a disease or condition that affects either (i) fewer than 200,000 individuals in the United States, or (ii) more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making available in the United States a product or therapeutic candidate for this type of disease or condition will be recovered from sales in the United States for that product or therapeutic candidate. Orphan Drug Designation must be requested before submitting a BLA. After the FDA grants Orphan Drug Designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan Drug Designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.
If a product or therapeutic candidate that has Orphan Drug Designation subsequently receives the first FDA approval for the disease for which it has such designation, the approved product is entitled to orphan product exclusivity, which means that the FDA may not approve any other marketing applications for the same drug for the same indication, except under limited circumstances, for seven years. Orphan product exclusivity, however, could also block the approval of one of our therapeutic candidates for seven years if a competitor obtains approval of the same drug as defined by the FDA, or if our therapeutic candidate is determined to be contained within a competitor’s approved drug for the same indication or disease.

In addition, an orphan drug credit is available for qualifying costs incurred between the date the FDA designates a drug as an orphan drug and the date the FDA approves the drug.
Pediatric Exclusivity and Pediatric Use
Pediatric exclusivity is another type of non-patent marketing exclusivity available in the United States and, if granted, it provides for the attachment of an additional six months of marketing protection to the term of any existing regulatory exclusivity or listed patents. Under the Best Pharmaceuticals for Children Act, or BPCA, certain therapeutic candidates may obtain an additional six months of exclusivity if the sponsor submits information requested in writing by the FDA, referred to as a Written Request, relating to the use of the active moiety of the product or therapeutic candidate in children. The data do not need to show the product to be effective in the pediatric population studied; rather, the additional protection is granted if the pediatric clinical trial is deemed to have fairly responded to the FDA’s Written Request. Although the FDA may issue a Written Request for studies on either approved or unapproved indications, it may only do so where it determines that information relating to that use of a product or therapeutic candidate in a pediatric population, or part of the pediatric population, may produce health benefits in that population. The issuance of a Written Request does not require the sponsor to undertake the described trials. This is not a patent term extension, but it effectively extends the regulatory period during which the FDA cannot approve another application.
In addition, the Pediatric Research Equity Act, or PREA, requires a sponsor to conduct pediatric trials for most therapeutic drugs and biologics, for a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration. Under PREA, original new drug applications, BLAs and supplements thereto must contain a pediatric assessment unless the sponsor has received a deferral or waiver, and with enactment of FDASIA in 2012, sponsors must also submit Pediatric Study Plans, or PSPs, to the agency for review within sixty days of an end-of-Phase 2 meeting or, if there is no such meeting, as early as practicable before the initiation of the Phase 3 or Phase 2/3 clinical trial. The initial PSP must include an outline of the pediatric trial or trials that the sponsor plans to conduct, including trial objectives and design, age groups, relevant endpoints and statistical approach, or a justification for not including such detailed information, and any request for a deferral of pediatric assessments or a full or partial waiver of the requirement to provide data from pediatric trials along with supporting information. The FDA and the sponsor must reach an agreement on the PSP. A sponsor can submit amendments to an agreed upon initial PSP at any time if changes to the pediatric plan need to be considered based on data collected from preclinical studies, early phase clinical trials or other clinical development programs.
The required assessment must assess the safety and effectiveness of the product or therapeutic candidate for the claimed indications in all relevant pediatric subpopulations and support dosing and administration for each pediatric subpopulation for which the product and therapeutic candidate is safe and effective. The sponsor or FDA may request a deferral of pediatric trials for some or all of the pediatric subpopulations. A deferral may be granted for several reasons, including a finding that the product or therapeutic candidate is ready for approval for use in adults before pediatric trials are complete or that additional safety or effectiveness data needs to be collected before the pediatric trials begin. The law now requires the FDA to send a PREA Non-Compliance letter to sponsors who have failed to submit their pediatric assessments required under PREA, have failed to seek or obtain a deferral or deferral extension or have failed to request approval for a required pediatric formulation. It further requires the FDA to publicly post the PREA Non-Compliance letter and sponsor’s response. Unless otherwise required by regulation, the pediatric data requirements do not apply to products with orphan designation, although FDA has recently taken steps to limit what it considers abuse of this statutory exemption in PREA by announcing that it does not intend to grant any additional orphan drug designations for rare pediatric subpopulations of what is otherwise a common disease.
As part of the FDASIA, the United States Congress made several changes to the BPCA and PREA, and permanently reauthorized both laws.
Post-Approval Requirements
Following approval of a new product, the manufacturer and the approved biological product are subject to pervasive and continuing regulation by the FDA, including, among other things, monitoring and recordkeeping activities, reporting of adverse experiences with the product, product sampling and distribution restrictions, complying with promotion and advertising requirements, which include restrictions on promoting drugs for unapproved uses or patient populations (i.e., “off-label use”) and limitations on industry-sponsored scientific and educational activities. Although physicians may prescribe legally available products for off-label uses, manufacturers may not market or promote such uses. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability. If there are any modifications to the product, including changes in indications, labeling or manufacturing processes or facilities, the applicant may be required to submit and obtain FDA approval of a new BLA or a BLA supplement, which may require the applicant to develop additional data or conduct additional preclinical studies and clinical trials.
Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product or therapeutic reaches the market. Later discovery of previously unknown problems with a product or therapeutic candidate, including adverse events of unanticipated severity or frequency, may result in in mandatory revisions to the approved labeling to add new safety information; imposition of post-market or clinical trials to assess new safety risks; or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, among other things:

■	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

■	fines, warning letters or other enforcement-related letters or clinical holds on post-approval clinical trials;

■	refusal of the FDA to approve pending BLAs or supplements to approved BLAs, or suspension or revocation of product approvals;

■	product seizure or detention, or refusal to permit the import or export of products;

■	injunctions or the imposition of civil or criminal penalties; and

■
consent decrees, corporate integrity agreements, debarment, or exclusion from federal health care programs; or mandated modification of promotional materials and labeling and the issuance of corrective information.

Accordingly, a therapeutic candidate manufactured or distributed by us pursuant to FDA approvals are subject to continuing regulation by the FDA, including, among other things:

■	record-keeping requirements;

■	reporting of adverse experiences with the therapeutic candidate;

■	providing the FDA with updated safety and efficacy information;

■	therapeutic sampling and distribution requirements;

■	notifying the FDA and gaining its approval of specified manufacturing or labeling changes; and

■
complying with FDA promotion and advertising requirements, which include, among other things, standards for direct-to-consumer advertising, restrictions on promoting products for uses or in-patient populations that are not described in the product’s approved labeling, limitations on industry-sponsored scientific and educational activities and requirements for promotional activities involving the internet.

FDA regulations require that products be manufactured in specific approved facilities and in accordance with cGMPs. The cGMP regulations include requirements relating to organization of personnel, buildings and facilities, equipment, control of components and drug product containers and closures, production and process controls, packaging and labeling controls, holding and distribution, laboratory controls, records and reports and returned or salvaged products. Therapeutic manufacturers and other entities involved in the manufacture and distribution of approved therapeutic products are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and some state agencies for compliance with cGMPs and other laws. The FDA periodically inspects manufacturing facilities to assess compliance with cGMP requirements. In addition, changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting and documentation requirements upon the BLA applicant and any third-party manufacturers involved in producing the approved biological product. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of quality control and quality assurance.

In addition, the distribution of prescription pharmaceutical products is subject to the Prescription Drug Marketing Act, or the PDMA, which regulates the distribution of drugs and drug samples at the federal level, and sets minimum standards for the registration and regulation of drug distributors by the states. Both the PDMA and state laws limit the distribution of prescription pharmaceutical product samples and impose requirements to ensure accountability in distribution. Most recently, the Drug Supply Chain Security Act, or the DSCSA, was enacted with the aim of building an electronic system to identify and trace certain prescription drugs distributed in the United States, including most biological products. The DSCSA mandates phased-in and resource-intensive obligations for pharmaceutical manufacturers, wholesale distributors, and dispensers over a 10‑year period that is expected to culminate in November 2023. From time to time, new legislation and regulations may be implemented that could significantly change the statutory provisions governing the approval, manufacturing and marketing of products regulated by the FDA. It is impossible to predict whether further legislative or regulatory changes will be enacted, or FDA regulations, guidance or interpretations changed or what the impact of such changes, if any, may be.
Regulation Outside of the United States
In addition to regulations in the United States, we will be subject to regulations of other jurisdictions governing any clinical trials and commercial sales and distribution of our therapeutic candidates. Whether or not we obtain FDA approval for a product, we must obtain approval by the comparable regulatory authorities of countries outside of the United States before we can commence clinical trials in such countries and approval of the regulators of such countries or economic areas, such as the European Union, before we may market products in those countries or areas. It also is not yet clear how the United Kingdom’s recent withdrawal from the European Union will affect the approval of medicinal products in the United Kingdom. The approval process and requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from place to place, and the time may be longer or shorter than that required for FDA approval.
Under European Union regulatory systems, a company can consider applying for marketing authorization in several European Union member states by submitting its marketing authorization application(s) under a centralized, decentralized or mutual recognition procedure. The centralized procedure provides for the grant of a single marketing authorization that is valid for all European Union member states. The centralized procedure is compulsory for medicines derived from biotechnology, orphan medicinal products, or those medicines with an active substance not authorized in the European Union on or before May 20, 2004 intended to treat acquired immune deficiency syndrome, cancer, neurodegenerative disorders or diabetes and optional for those medicines containing a new active substance not authorized in the European Union on or before May 20, 2004, medicines which are highly innovative, or medicines to which the granting of a marketing authorization under the centralized procedure would be in the interest of patients at the European Union-level. The decentralized procedure provides for recognition by European Union national authorities of a first assessment performed by one of the member states. Under this procedure, an identical application for marketing authorization is submitted simultaneously to the national authorities of several European Union member states, one of them being chosen as the “Reference Member State,” and the remaining being the “Concerned Member States.” The Reference Member State must prepare and send drafts of an assessment report, summary of product characteristics and the labelling and package leaflet within 120 days after receipt of a valid marketing authorization application to the Concerned Member States, which must decide within 90 days whether to recognize approval. If any Concerned Member State does not recognize the marketing authorization on the grounds of potential serious risk to public health, the disputed points are eventually referred to the European Commission, whose decision is binding on all member states. The mutual recognition procedure is similar to the decentralized procedure except that a medicine must have already received a marketing authorization in at least one of the member states, and that member state acts as the Reference Member State.
As in the United States, we may apply for designation of a therapeutic candidate as an orphan drug for the treatment of a specific indication in the European Union before the application for marketing authorization is made.
Orphan drugs in the European Union enjoy economic and marketing benefits, including up to ten years of market exclusivity for the approved indication unless another applicant can show that its product is safer, more effective or otherwise clinically superior to the orphan-designated product, the marketing authorization holder is unable to supply sufficient quantity of the medicinal product or the marketing authorization holder has given its consent.

Coverage, Pricing and Reimbursement
Sales of our products will depend, in part, on the extent to which our products will be covered by third-party payors, such as government health programs, commercial insurance and managed healthcare organizations. There may be significant delays in obtaining coverage and reimbursement for approved products, and coverage may be more limited than the purposes for which the product is approved by the FDA or regulatory authorities in other countries. It is time consuming and expensive to seek reimbursement from third-party payors. Moreover, eligibility for reimbursement does not imply that any product will be paid for in all cases or at a rate that covers our costs, including research, development, manufacture, sale and distribution. Interim payments for new products, if applicable, may also not be sufficient to cover our costs and may not be made permanent. Payment rates may vary according to the use of the product and the clinical setting in which it is used, may be based on payments allowed for lower cost products that are already reimbursed and may be incorporated into existing payments for other services. Net prices for products may be reduced by mandatory discounts or rebates required by third-party payors and by any future relaxation of laws that presently restrict imports of products from countries where they may be sold at lower prices than in the United States. In the U.S., third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement policies, but they also have their own methods and approval process apart from Medicare coverage and reimbursement determinations. Accordingly, one third-party payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage for the product.
Additionally, the containment of healthcare costs has become a priority of federal and state governments and the prices of therapeutics have been a focus in this effort. The United States government, state legislatures and foreign governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic and biosimilar products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit our net revenue and results. If these third-party payors do not consider our products to be cost-effective compared to other therapies, they may not cover our products after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our products on a profitable basis. In addition, companion diagnostic tests require coverage and reimbursement separate and apart from the coverage and reimbursement for their companion pharmaceutical or biological products. Similar challenges to obtaining coverage and reimbursement for the pharmaceutical or biological products apply to companion diagnostics.
Moreover, in some foreign countries, the proposed pricing for a product and therapeutic candidate must be approved before it may be lawfully marketed. The requirements governing therapeutic pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our therapeutic candidates. Historically, therapeutic candidates launched in the European Union do not follow price structures of the United States and generally tend to be significantly lower.
Healthcare Reform
In the United States and some foreign jurisdictions, there have been, and continue to be, several legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of product and therapeutic candidates, restrict or regulate post-approval activities, and affect the ability to profitably sell product and therapeutic candidates that obtain marketing approval. The FDA’s and other regulatory authorities’ policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product and therapeutic candidates. For example, in December 2016, the 21st Century Cures Act, or Cures Act, was signed into law. The Cures Act, among other things, is intended to modernize the regulation of drugs and devices and to spur innovation, but its ultimate implementation is uncertain. In addition, in August 2017, the FDA Reauthorization Act was signed into law, which reauthorized the FDA’s user fee programs and included additional drug and device provisions that build on the Cures Act. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we otherwise may have obtained and we may not achieve or sustain profitability, which would adversely affect our business, prospects, financial condition and results of operations. Moreover, among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access.
For example, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively the ACA, was enacted in March 2010 and has had a significant impact on the health care industry in the U.S. The ACA expanded coverage for the uninsured while at the same time containing overall healthcare costs. It also included the BPCIA, which created an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an FDA-licensed reference biological product. With regard to biopharmaceutical products, the ACA, among other things, addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected, increased the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extended the rebate program to individuals enrolled in Medicaid managed care organizations, established annual fees on manufacturers of certain branded prescription drugs, and created a new Medicare Part D coverage gap discount program.
Since its enactment, there have been executive, judicial and Congressional challenges to certain aspects of the ACA and we expect there will be additional challenges and amendments to the ACA in the future. The current Presidential administration and members of the US Congress have indicated that they may continue to seek to modify, repeal or otherwise invalidate all, or certain provisions of, the ACA. For example, the Tax Cuts and Jobs Act, or TCJA, was enacted in 2017 and, among other things, removed penalties, starting January 1, 2019, for not complying with the ACA’s individual mandate to carry health insurance, commonly referred to as the “individual mandate.” In December 2018, a U.S. District Court Judge in the Northern District of Texas ruled that the individual mandate was a critical and inseverable feature of the ACA, and therefore, because it was repealed as part of the TCJA, the remaining provisions of the ACA were invalid and the law in its entirety was unconstitutional. On December 18, 2019, the U.S. Court of Appeals for the Fifth Circuit upheld the District Court ruling that the individual mandate was unconstitutional but remanded the case back to the District Court to determine whether other reforms enacted as part of the ACA but not specifically related to the individual mandate or health insurance, including the provisions comprising the BPCIA, could be severed from the rest of the ACA so as not to be declared invalid as well. On March 2, 2020, the United States Supreme Court granted the petitions for writs of certiorari to review this case and has allocated one hour for oral arguments, which are expected to occur in the fall, with a decision likely to follow in 2021. It is unclear how such litigation and other efforts to repeal and replace the ACA will impact the ACA and our business. Complying with any new legislation or reversing changes implemented under the ACA could be time-intensive and expensive, resulting in a material adverse effect on our business.
In addition, other legislative changes have been proposed and adopted in the United States since the ACA that affect health care expenditures. These changes include aggregate reductions to Medicare payments to providers of up to 2% per fiscal year pursuant to the Budget Control Act of 2011, which began in 2013 and will remain in effect through 2030 unless additional Congressional action is taken. The Coronavirus Aid, Relief, and Economic Security Act, or the CARES Act, which was signed into law on March 27, 2020 and was designed to provide financial support and resources to individuals and businesses affected by the COVID-19 pandemic, suspended the 2% Medicare sequester from May 1, 2020 through December 31, 2020, and extended the sequester by one year, through 2030, in order to offset the added expense of the 2020 cancellation.
Additionally, on December 20, 2019, President Trump signed the Further Consolidated Appropriations Act for 2020 into law (P.L. 116-94) that includes a piece of bipartisan legislation called the Creating and Restoring Equal Access to Equivalent Samples Act of 2019 or the “CREATES Act.” The CREATES Act aims to address the concern articulated by both the FDA and others in the industry that some brand manufacturers have improperly restricted the distribution of their products, including by invoking the existence of a REMS for certain products, to deny generic and biosimilar product developers access to samples of brand products. Because generic and biosimilar product developers need samples to conduct certain comparative testing required by the FDA, some have attributed the inability to timely obtain samples as a cause of delay in the entry of generic and biosimilar products. To remedy this concern, the CREATES Act establishes a private cause of action that permits a generic or biosimilar product developer to sue the brand manufacturer to compel it to furnish the necessary samples on

“commercially reasonable, market-based terms.” Whether and how generic and biosimilar product developments will use this new pathway, as well as the likely outcome of any legal challenges to provisions of the CREATES Act, remain highly uncertain and its potential effects on our future commercial products are unknown.
Moreover, there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. On March 10, 2020, the Trump administration sent “principles” for drug pricing to Congress, calling for legislation that would, among other things, cap Medicare Part D beneficiary out-of-pocket pharmacy expenses, provide an option to cap Medicare Part D beneficiary monthly out-of-pocket expenses, and place limits on pharmaceutical price increases. In addition, the Trump administration previously released a “Blueprint” to lower drug prices and reduce out of pocket costs of drugs that contained proposals to increase manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their products and reduce the out of pocket costs of drug products paid by consumers. The United States Department of Health and Human Services, or HHS, has solicited feedback on some of these measures and implemented others under its existing authority. For example, in May 2019, HHS issued a final rule to allow Medicare Advantage plans the option to use step therapy for Part B drugs beginning January 1, 2020. This final rule codified an HHS policy change that was effective January 1, 2019. As part of the Administration’s Blueprint to lower drug prices, HHS and FDA also released on July 31, 2019 their Safe Importation Action Plan proposing two different pathways for the importation of foreign drug products. One pathway focuses on the importation of certain drugs from Canada, which will take time to implement because it will require the agencies to go through notice-and-comment rulemaking. FDA’s notice of proposed rulemaking to implement a system whereby state governmental entities could lawfully import and distribute prescription drugs sourced from Canada was released at the end of December 2019. The second pathway would allow manufacturers to distribute their drugs manufactured abroad and it is unclear whether manufacturers will seek to take advantage of the second pathway, which was also released as a draft policy in December 2019. Both Congress and the Trump administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs making this area subject to ongoing uncertainty.
Notably, on July 24, 2020, President Trump announced four executive orders related to prescription drug pricing that attempt to implement several of the Administration’s proposals, including a policy that would tie Medicare Part B drug prices to international drug prices; on that directs HHS to finalize the Canadian drug importation proposed rule previously issued by HHS and makes other changes allowing for personal importation of drugs from Canada; one that directs HHS to finalize the rulemaking process on modifying the anti-kickback law safe harbors for plans, pharmacies, and pharmaceutical benefit managers after HHS confirms that the action is not projected to increase federal spending, Medicare beneficiary premiums, or patients’ total out-of-pocket costs; and one that reduces costs of insulin and epipens to patients of federally qualified health centers; and one that reduces costs of insulin and epipens to patients of federally qualified health centers. The probability of success of these newly announced policies and their impact on the U.S. prescription drug marketplace is unknown. There are likely to be political and legal challenges associated with implementing these reforms as they are currently envisioned.
Individual states in the United States have also increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.
We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative or executive action, either in the United States or abroad. We expect that additional state and federal health care reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for health care products and services.
Other Healthcare Laws
Our current and future business operations are subject to healthcare regulation and enforcement by the federal government and the states and foreign governments where we research, and, if approved, market, sell and distribute our therapeutic candidates. These laws include, without limitation, state and federal anti-kickback, fraud and abuse, false claims, privacy and security, physician sunshine and drug pricing transparency laws and regulations such as:

■
The federal Anti-Kickback Statute prohibits, among other things, any person from knowingly and willfully offering, soliciting, receiving or providing remuneration, directly or indirectly, to induce either the referral of an individual, for an item or service or the purchasing or ordering of a good or service, for which payment may be made under federal healthcare programs such as the Medicare and Medicaid programs. The federal Anti-Kickback Statute is subject to evolving interpretations. In the past, the government has enforced the federal Anti-Kickback Statute to reach large settlements with healthcare companies based on sham consulting and other financial arrangements with physicians. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act;

■
The federal civil and criminal false claims laws, including the civil False Claims Act, and civil monetary penalty laws, prohibit, among other things, knowingly presenting or causing the presentation of a false, fictitious or fraudulent claim for payment to the U.S. government, knowingly making, using, or causing to be made or used a false record or statement material to a false or fraudulent claim to the U.S. government, or from knowingly making a false statement to avoid, decrease or conceal an obligation to pay money to the U.S. government. Actions under these laws may be brought by the Attorney General or as a qui tam action by a private individual in the name of the government. The federal government uses these laws, and the accompanying threat of significant liability, in its investigation and prosecution of pharmaceutical and biotechnology companies throughout the U.S., for example, in connection with the promotion of products for unapproved uses and other allegedly unlawful sales and marketing practices;

■
The U.S. federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, created new federal, civil and criminal statutes that prohibit among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

■
The Physician Payments Sunshine Act, enacted as part of the ACA, among other things, imposes reporting requirements on manufacturers of FDA-approved drugs, devices, biologics and medical supplies covered by Medicare or Medicaid to report, on an annual basis, to HHS information related to payments and other transfers of value to physicians (defined to include doctors, dentists, optometrists, podiatrists, chiropractors and, beginning in 2022 for payments and other transfers of value provided in the previous year, certain advanced non-physician health care practitioners), teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their respective implementing regulations impose specified requirements relating to the privacy, security and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA’s privacy and security standards directly applicable to “business associates,” defined as independent contractors or agents of covered entities, which include certain healthcare providers, health plans, and healthcare clearinghouses, that create, receive, maintain or transmit protected health information in connection with providing a service for or on behalf of a covered entity. HITECH also increased the civil and criminal penalties that may be imposed against covered entities, business associates and possibly other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce HIPAA and seek attorney’s fees and costs associated with pursuing federal civil actions; and

■
Analogous state laws and regulations, such as state anti-kickback and false claims laws which may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers; state laws which require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring drug and therapeutic biologics manufacturers to report information related to payments to physicians and other healthcare providers or marketing expenditures and pricing information; state and local laws which require the registration of pharmaceutical sales representatives; and state laws and non-United States laws and regulations (particularly European Union laws regarding personal data relating to individuals based in Europe) that govern the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways, thus complicating compliance efforts.
Ensuring that our current and future business arrangements with third parties comply with applicable healthcare laws and regulations could involve substantial costs. It is possible that governmental authorities will conclude that our business practices do not comply with current or future statutes, regulations, agency guidance or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any such requirements, we may be subject to significant civil, criminal and administrative penalties, including monetary damages, fines, disgorgement, imprisonment, loss of eligibility to obtain approvals from the FDA, exclusion from participation in government contracting, healthcare reimbursement or other government programs, including Medicare and Medicaid, reputational harm, diminished profits and future earnings, additional reporting requirements if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with any of these laws, and the curtailment or restructuring of our operations.
Manufacturing
We do not own or operate manufacturing facilities for the production of any of our therapeutic candidates, nor do we have plans to develop our own manufacturing operations in the foreseeable future. We presently have relationships with three suppliers for the manufacture of supplies for all of our required raw materials, antibodies and other biologics for our preclinical research, clinical trials, and if and when applicable, commercialization. We currently employ internal resources to manage our manufacturing relationships with these third parties.
Facilities
Our headquarters are located in La Jolla, California where we currently lease approximately 34,000 square feet of laboratory and office space under a lease that expires in 2025. We have an option to extend the lease an additional five years. In May 2019, we executed an amendment to our lease agreement to expand our facilities by approximately 9,000 square feet and occupancy for that space commenced in January 2020. We believe that this space is sufficient to meet our needs for the foreseeable future and that any additional space we may require will be available on commercially reasonable terms.
Employees
As of June 30, 2020, we had 80 employees, 75 of whom were full-time, and 70 of whom were engaged in research and development activity. None of our employees are represented by a labor union and we believe we maintain good relations with our employees.
Legal Proceedings
We are not party to any material legal proceedings. From time to time, we may be involved in legal proceedings or subject to claims incident to the ordinary course of business. Regardless of the outcome, such proceedings or claims can have an adverse impact on us because of defense and settlement costs, diversion of resources and other factors, and there can be no assurances that favorable outcomes will be obtained.

MANAGEMENT
Executive Officers and Directors
The following table provides information regarding our executive officers and directors as of June 30, 2020:

NAME	AGE	POSITION
Executive Officers:
Mark P. Lappe	53	President, Chief Executive Officer, and Chairman of the Board of Directors
Brendan P. Eckelman, Ph.D.	41	Chief Scientific Officer and Director
Klaus W. Wagner, M.D., Ph.D.	48	Chief Medical Officer
Kelly D. Deck, C.P.A.	40	Chief Financial Officer
Non-Employee Directors:
Jon Faiz Kayyem, Ph.D.(1)(2)	56	Director
Douglas G. Forsyth(1)(2)(3)	51	Director
Kimberly Manhard(1)(3)	61	Director

(1)	Member of the audit committee

(2)	Member of the compensation committee

(3)	Member of the nominating and corporate governance committee
Executive Officers
Mark P. Lappe
Mr. Lappe co-founded Inhibrx in 2010 and has served as our Chief Executive Officer since our inception and as our Chief Financial Officer until April 2020. Mr. Lappe also serves as the Chairman of our board of directors. Mr. Lappe has extensive expertise in the biotechnology industry with over thirty years of experience in executive management, investment management and executive recruiting, having built the executive teams of over forty start-up biotechnology and medical device companies. Prior to founding Inhibrx, Mr. Lappe was the founder and Managing Partner of Efficacy Biotech Fund, a fund focused on strategic investment in public biotechnology companies. We believe Mr. Lappe’s service as our co-founder and Chief Executive Officer and his extensive experience in the biotechnology and biotherapeutic industries qualifies him to serve on our board of directors.
Brendan P. Eckelman, Ph.D.
Dr. Eckelman co-founded Inhibrx in April 2010 and currently serves as our Chief Scientific Officer and Executive Vice President of Corporate Strategy. From August 2015 to November 2018 Dr. Eckelman served as our Chief Operating Officer and Vice President of Biotherapeutics. From 2010 until August 2015, Dr. Eckelman served as our Vice President of Scientific Operations. Dr. Eckelman has served as a member of our board of directors since April 2018. Dr. Eckelman is head of our research team, overseeing several key functional areas spanning discovery to therapeutic development. In addition, he has critical responsibilities in corporate strategy and operations. Prior to co-founding Inhibrx, Dr. Eckelman was a Research Investigator in the biotherapeutics group at the Genomics Institute of the Novartis Research Foundation. Dr. Eckelman conducted his graduate research at the Sanford-Burnham-Prebys Medical Discovery Institute and received his Ph.D. in Molecular Pathology from the University of California, San Diego, or UCSD, School of Medicine. Dr. Eckelman received his B.S. in Molecular Biology and his M.S. in Biology from UCSD. We believe Dr. Eckelman is qualified to serve on our board of directors because of his extensive operational business experience, significant knowledge of the activities of our company, including his experience as one of our co-founders and various leadership roles within the company including Chief Scientific Officer and Chief Operating Officer, as well as his experience developing protein therapeutic candidates and biotherapeutic product candidates.

Klaus W. Wagner, M.D., Ph.D.
Dr. Wagner has served as our Chief Medical Officer since August 2015 and leads the clinical translation of our biotherapeutic pipeline. From November 2012 until August 2015, Dr. Wagner served as medical oncologist at Banner MD Anderson Cancer Center and as Adjunct Assistant Professor, Department of Thoracic, Head & Neck Medical Oncology at MD Anderson Cancer Center, where he lead cancer immunotherapy trials as the local principal investigator. From July 2009 until September 2011, Dr. Wagner trained at MD Anderson Cancer Center as a fellow in Medical Oncology. Dr. Wagner’s scientific work at Genentech, Inc. and the Genomics Institute of the Novartis Research Foundation focused on drug discovery and predictive biomarker development. Dr. Wagner received the highest academic honors and was a scholar of the German Academic Scholarship Foundation. Dr. Wagner received his M.D. and Ph.D. from the Friedrich-Alexander University of Erlangen in Germany.
Kelly D. Deck, C.P.A.
Ms. Deck has served as our Chief Financial Officer since April 2020 and prior to that, as Vice President of Finance since October 2018. Prior to Inhibrx, Ms. Deck was employed by Apricus Biosciences, Inc. from 2013 to 2018, and most recently served as the Executive Director of Finance of Apricus Biosciences. Throughout her career, Ms. Deck has held various accounting and finance positions of increasing responsibility within the life sciences industry with companies such as Hologic Inc., Gen-Probe, Inc., and Cytori Therapeutics, Inc. Ms. Deck has a B.S. and an M.S. in Accounting and is an active licensed Certified Public Accountant in the state of California.
Non-Employee Directors
Jon Faiz Kayyem, Ph.D.
Dr. Kayyem has served as a member of our board of directors since April 2018. Dr. Kayyem is the founder of GenMark Diagnostics, Inc. and is currently a consultant to GenMark’s management and board of directors and participates as the “Founder Observer” on the GenMark board of directors. From May 2010 until February 2018, Dr. Kayyem served in various leadership positions at GenMark Diagnostics, Inc. including Senior Vice President of Research and Development, Chief Scientific Officer, President and Chief Executive Officer as the company evolved from Osmetech plc. In 2006, Dr. Kayyem founded and served as a member of the board of directors of privately held Calimmune Inc. until its acquisition by CSL Behring in 2017. In 1995, Dr. Kayyem founded Clinical Micro Sensors, Inc. to commercialize technical innovations he developed while serving as a Senior Research Fellow at The California Institute of Technology, or Caltech. In 2000, Clinical Micro Sensors, Inc. was sold to Motorola, Inc., and was subsequently purchased by Osmetech plc in 2005. From June 2000 until December 2004, Dr. Kayyem served as Vice President of Life Sciences at Motorola, Inc. In October 2004, Dr. Kayyem co-founded the biotechnology fund management company, Efficacy Capital Limited, and, until September 2009, served as a managing partner. Dr. Kayyem received a combined B.S. and M.S. in Molecular Biophysics and Biochemistry from Yale University and a Ph.D. in Molecular Biology from Caltech. We believe that Dr. Kayyem’s extensive experience as an executive and serving on other boards of directors in the biotechnology and biotherapeutic industry qualifies him to serve as a member of our board of directors.
Douglas G. Forsyth
Mr. Forsyth has served as a member of our board of directors since April 2018. Since 1994, Mr. Forsyth has served as a portfolio manager, a managing director and Chief Investment Officer Income & Growth Strategies with Allianz Global Investors, or Allianz. Mr. Forsyth is the head of the Allianz Income and Growth Strategies team and a member of its US Executive Committee. Mr. Forsyth has portfolio management, trading and research responsibilities, and oversees all aspects of the Income and Growth platform’s business, including product development and implementation. Mr. Forsyth has been the lead portfolio manager for the Allianz High Yield Bond strategy since its inception in August 1994 and assumed lead portfolio management responsibility for the firm’s Convertible strategy in 1998. In addition to management responsibility for institutional clients worldwide, Mr. Forsyth supervises multiple open-end and closed-end mutual funds. Mr. Forsyth has 24 years of investment-industry experience. Mr. Forsyth currently serves as a member of the board of directors of Live Style, a leading international music event producer, and Ticket-Sauce, Inc., an event management solutions software company. Mr. Forsyth received a Bachelor of Business Administration from the University of Iowa. We believe that Mr. Forsyth is qualified to serve as a member of our board of directors due to his extensive experience as an investment fund portfolio manager and his extensive business strategy experience.

Kimberly Manhard
Ms. Manhard has served as a member of our board of directors since June 2020. Ms. Manhard has been a member of the board of directors of Heron Therapeutics, Inc., or Heron, since October 2019 and has served as their Executive Vice President, Drug Development since 2016. She also served as a director of Heron from 2014 to 2016 until she joined the management team. Ms. Manhard has more than 25 years of experience in drug development, regulatory affairs and pharmaceutical operations. From 2006 to 2016, she served as the Senior Vice President of Regulatory Affairs and Development Operations at Ardea Biosciences, Inc., or Ardea. In her role at Ardea, Ms. Manhard was instrumental in the development and 2015 regulatory approval of lesinurad (Zurampic). Prior to joining Ardea in 2006, she was President of her own consultancy firm, Vice President of Regulatory Affairs for Exelixis, Inc. and held multiple regulatory positions at Agouron Pharmaceuticals, Inc., a division of the Warner-Lambert Company, supporting development and commercialization of anticancer and antiviral products, including nelfinavir (Viracept). Ms. Manhard was also previously with Bristol-Myers Squibb Company in regulatory affairs, responsible for oncology compounds, including paclitaxel (Taxol) and infectious disease compounds, including didanosine (Videx) and stavudine (Zerit). Ms. Manhard began her career in clinical research with Eli Lilly and Company and G.H. Besselaar Associates (Covance Inc.). Ms. Manhard is a member of the board of trustees for the Fleet Science Center. She received a B.S. degree in zoology and a B.A. degree in French from the University of Florida. We believe that Ms. Manhard is qualified to serve on our board of directors due to her experience in senior management, as a director with other biotechnology and pharmaceutical companies and her experience in drug development, regulatory affairs and pharmaceutical operations.
Family Relationships
There are no family relationships among any of our directors or executive officers.
Board Composition
Our board of directors currently consists of five members, all of whom are members pursuant to the board composition provisions of our current amended and restated certificate of incorporation and agreements with our stockholders. These board composition provisions will terminate upon the completion of this offering. Upon the termination of these provisions, there will be no further contractual obligations regarding the election of our directors. Our nominating and corporate governance committee and our board of directors may therefore consider a broad range of factors relating to the qualifications and background of nominees, which may include diversity, which is not only limited to race, gender or national origin. We have no formal policy regarding board diversity. Our nominating and corporate governance committee’s and our board of directors’ priority in selecting board members is identification of persons who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business, understanding of the competitive landscape and professional and personal experiences and expertise relevant to our growth strategy. Our directors hold office until their successors have been elected and qualified or until the earlier of their death, resignation or removal. Our amended and restated certificate of incorporation and amended and restated bylaws that will become effective upon the completion of this offering also provide that our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an annual election of directors, and that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.
Director Independence. Our board of directors has determined that all members of our board of directors, except Mr. Lappe and Dr. Eckelman, are independent directors, including for purposes of the rules of The Nasdaq Stock Market and relevant federal securities laws and regulations. There are no family relationships among any of our directors or executive officers.
Staggered Board. In accordance with the terms of our amended and restated certificate of incorporation and amended and restated bylaws that will become effective upon the completion of this offering, our board of directors will be divided into three staggered classes of directors of the same or nearly the same number and each will be assigned to one of the three classes. At each annual meeting of the stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during the years 2021 for Class I directors, 2022 for Class II directors and 2023 for Class III directors:

■	our Class I director will be Dr. Kayyem;

■	our Class II directors will be Mr. Forsyth and Ms. Manhard; and

■	our Class III directors will be Mr. Lappe and Dr. Eckelman.
Our amended and restated certificate of incorporation and amended and restated bylaws provide that the number of our directors shall be fixed from time to time by a resolution of the majority of our board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one third of our board of directors.
The division of our board of directors into three classes with staggered three-year terms may delay or prevent stockholder efforts to effect a change of our management or a change in control.
Committees of the Board of Directors
Upon the completion of this offering, our board of directors will have an audit committee, a compensation committee and a nominating and corporate governance committee, each of which will have the composition and responsibilities described below. Each of the below committees will have a written charter approved by our board of directors, effective upon completion of this offering. Each of the committees will report to our board of directors as such committee deems appropriate and as our board of directors may request. Upon completion of this offering, copies of each charter will be posted on the investor relations section of our website. Members serve on these committees until their resignation or until otherwise determined by our board of directors.
Audit Committee
Our audit committee is comprised of Mr. Forsyth, Dr. Kayyem, and Ms. Manhard, with Mr. Forsyth serving as chairman of the committee. Our board of directors has determined that each member of the audit committee meets the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the applicable rules of The Nasdaq Stock Market, and has sufficient knowledge in financial and auditing matters to serve on the audit committee. Our board of directors has determined that Mr. Forsyth is an “audit committee financial expert” within the meaning of the Securities and Exchange Commission, or SEC, regulations and the applicable rules of The Nasdaq Stock Market. The audit committee’s responsibilities upon completion of this offering will include:

■	selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;

■	ensuring the independence of the independent registered public accounting firm;

■	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;

■	establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

■	considering the effectiveness of our internal controls and internal audit function;

■	reviewing material related-party transactions or those that require disclosure; and

■	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.
Compensation Committee
Our compensation committee is comprised of Dr. Kayyem and Mr. Forsyth, with Dr. Kayyem serving as chairman of the committee. Each member of this committee is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act. Our board of directors has determined that each member of the compensation committee is “independent” as defined in the applicable rules of The Nasdaq Stock Market. The composition of our compensation committee meets the requirements for independence under the listing standards of The Nasdaq Stock Market, including the applicable transition rules. The compensation committee’s responsibilities upon completion of this offering will include:

■	reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;

■	reviewing and recommending to our board of directors the compensation of our directors;

■	reviewing and recommending to our board of directors the terms of any compensatory agreements with our executive officers;

■	administering our stock and equity incentive plans;

■	reviewing and approving, or making recommendations to our board of directors with respect to, incentive compensation and equity plans; and

■	reviewing all overall compensation policies and practices.
Nominating and Governance Committee
Effective upon completion of this offering, our nominating and governance committee will be comprised of Mr. Forsyth and Ms. Manhard, with Mr. Forsyth serving as the chairman of the committee. Our board of directors has determined that each member of the nominating and corporate governance committee is “independent” as defined in the applicable rules of The Nasdaq Stock Market. The nominating and corporate governance committee’s responsibilities upon completion of this offering will include:

■	identifying and recommending candidates for membership on our board of directors;

■	recommending directors to serve on board committees;

■	reviewing and recommending our corporate governance guidelines and policies;

■	evaluating, and overseeing the process of evaluating, the performance of our board of directors and individual directors; and

■	assisting our board of directors on corporate governance matters.
Leadership Structure and Risk Oversight
Our board of directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the board of directors, as our board of directors believes it is in the best interest of the Company to make that determination based on the position and direction of the Company and the membership of the board of directors. Our board of directors has determined that having an employee director serve as Chairman is in the best interest of our stockholders at this time because of the efficiencies achieved in having the role of Chief Executive Officer and Chairman combined, and because the detailed knowledge of our day-to-day operations and business that the Chief Executive Officer possesses greatly enhances the decision-making processes of our board of directors as a whole. We do not have a lead independent director.
The Chairman of the board of directors and the other members of the board of directors work in concert to provide oversight of our management and affairs. Our board of directors encourages communication among its members and between management and the board of directors to facilitate productive working relationships. Working with the other members of the board of directors, our Chairman also strives to ensure that there is an appropriate balance and focus among key board responsibilities such as strategic development, review of operations and risk oversight.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee. For a description of transactions between us and members of our compensation committee and affiliates of such members, see the section titled “Certain Relationships and Related Party Transactions”.
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting, which will be effective upon completion of this offering. Upon the completion of this offering, our code of business conduct and ethics will be available on the investor relations section of our website. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website or in a Current Report on Form 8-K.

EXECUTIVE AND DIRECTOR COMPENSATION
Summary Compensation Table
The following table shows the total compensation paid or accrued during the fiscal year ended December 31, 2019, to our Chief Executive Officer and President and our two next most highly compensated executive officers who earned more than $100,000 during the fiscal year ended December 31, 2019, and were serving as executive officers as of such date, or our named executive officers. None of our named executive officers received equity awards during the fiscal year ended December 31, 2019.

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(1)	OTHER COMPENSATION ($)(2)	TOTAL ($)
Mark P. Lappe	2019	450,000	225,000	189,000	864,000
Chief Executive Officer and President
Klaus W. Wagner, M.D., Ph.D.	2019	360,000	144,000	14,000	518,000
Chief Medical Officer
Brendan P. Eckelman, Ph.D.	2019	350,000	140,000	189,000	679,000
Chief Scientific Officer

(1)
The amounts represent a bonus based upon the achievement of company objectives related to the progress of our therapeutic candidates for the year ended December 31, 2019, which we expect to be paid upon completion of our initial public offering.

(2)
The amounts represent matching contributions to the 401(k) Plan made in the amount of $14,000 for each named executive officer. The formula for determining the matching contributions is the same for named executive officers as it is for all salaried employees (and are subject to the same statutory maximum). The amounts reported in this column for Mr. Lappe and Dr. Eckelman also reflect discretionary, one-time cash payments for reimbursement of personal tax obligations created by the Merger (as defined in the section titled “Merger and Financings—Merger”).

Narrative Disclosure to Summary Compensation Table
We have entered into executive employment agreements with each of our named executive officers in connection with their employment with us, the material terms of which are described below. Except as noted below, these executive employment agreements provide for “at will” employment. In addition, each named executive officer has entered into a Proprietary Information and Inventions Assignment Agreement obligating the officer to refrain from disclosing any of our proprietary information received during the course of employment and to assign to us any inventions conceived or developed during the course of employment. Effective as of January 1, 2019, Mr. Lappe and Drs. Wagner and Eckelman entered into executive employment agreements for their continued employment with the Company. We also awarded to each of Mr. Lappe and Drs. Wagner and Eckelman a bonus based upon the achievement of company objectives related to the progress of our therapeutic candidates, which we expect to be paid upon completion of our initial public offering. Mr. Lappe’s bonus was calculated at 50% of his base salary, and each of Drs. Wanger and Eckelman were calculated at 40% of their base salaries.
Mark P. Lappe
Under the terms of Mr. Lappe’s employment agreement, Mr. Lappe is entitled to an initial annual base salary of $450,000, which is his current base salary. Mr. Lappe is eligible to receive an annual bonus of up to 50% of his then-current base salary based on achievement of certain individual and corporate targets in the sole discretion of our board of directors. This agreement also provides for the following severance payments upon termination by us without Cause (as defined below), or by Mr. Lappe for Good Reason (as defined below): (i) payment of his then-current base salary for a period of 12 months following termination; (ii) acceleration of unvested equity awards that would have vested during the 12 months following the date of termination; and (iii) continued coverage under our group health insurance plan with the cost of such coverage shared in the same relative proportion by us and Mr. Lappe as in effect on his last day of employment until the earlier of 12 months from termination or the date Mr. Lappe becomes eligible for medical benefits with another employer. Further, the agreement provides that upon termination by us without Cause or by Mr. Lappe for Good Reason within a period of one year following a Change of Control (as defined below), or 90 days preceding the earlier to occur of a Change of Control or the execution of a definitive agreement the consummation of which would result in a

Change of Control, Mr. Lappe will be entitled to receive: (i) a lump sum payment equal to 18 months of his then-current base salary; (ii) a lump sum payment equal to 1.5 times the target bonus for the year of termination; (iii) acceleration of all unvested equity awards as of the date of termination; and (iv) continued coverage under our group health insurance plan with the cost of such coverage shared in the same relative proportion by us and Mr. Lappe as in effect on his last day of employment until the earlier of 18 months from termination or the date Mr. Lappe becomes eligible for medical benefits with another employer. Payment in each case is subject to Mr. Lappe’s execution of a release satisfactory to us following such termination. In addition, if Mr. Lappe’s employment terminates as a result of disability or death, he shall be entitled to receive a pro-rated target bonus for the period during which Mr. Lappe was employed in the year of termination.
In addition, in consideration of the payments and benefits provided under his employment agreement, Mr. Lappe has agreed to certain restrictive covenants, including, among other things, non-competition and non-solicitation provisions that apply during the term of Mr. Lappe’s employment and for 12 months thereafter.
Klaus W. Wagner, M.D., Ph.D.
Under the terms of Dr. Wagner’s employment agreement, Dr. Wagner is entitled to an initial annual base salary of $360,000, which is his current base salary. Dr. Wagner is eligible to receive an annual bonus of up to 40% of his then-current base salary based on achievement of certain individual and corporate targets in the sole discretion of our board of directors. This agreement also provides for the following severance payments upon termination by us without Cause (as defined below), or by Dr. Wagner for Good Reason (as defined below): (i) payment of his then-current base salary for a period of nine months following termination; (ii) acceleration of unvested equity awards that would have vested during the six months following the date of termination; and (iii) continued coverage under our group health insurance plan with the cost of such coverage shared in the same relative proportion by us and Dr. Wagner as in effect on his last day of employment until the earlier of nine months from termination or the date Dr. Wagner becomes eligible for medical benefits with another employer. Further, the agreement provides that upon termination by us without Cause or by Dr. Wagner for Good Reason within a period of one year following a Change of Control (as defined below) or 90 days preceding the earlier to occur of a Change of Control or the execution of a definitive agreement the consummation of which would result in a Change of Control, Dr. Wagner will be entitled to receive: (i) a lump sum payment equal to 12 months of his then-current base salary; (ii) a lump sum payment equal to the target bonus for the year of termination; (iii) acceleration of all unvested equity awards as of the date of termination; and (iv) continued coverage under our group health insurance plan with the cost of such coverage shared in the same relative proportion by us and Dr. Wagner as in effect on his last day of employment until the earlier of 12 months from termination or the date Dr. Wagner becomes eligible for medical benefits with another employer. Payment in each case is subject to Dr. Wagner’s execution of a release satisfactory to us following such termination. In addition, if Dr. Wagner’s employment terminates as a result of disability or death, he shall be entitled to receive a pro-rated target bonus for the period during which Dr. Wagner was employed in the year of termination.
Additionally, in consideration of the payments and benefits provided under his employment agreement, Dr. Wagner has agreed to certain restrictive covenants, including, among other things, non-competition and non-solicitation provisions that apply during the term of Dr. Wagner’s employment and for 12 months thereafter.
Brendan P. Eckelman, Ph.D.
Effective January 1, 2019, Dr. Eckelman entered into an executive employment agreement. Under the terms of the agreement, Dr. Eckelman is entitled to an initial annual base salary of $350,000, which is his current base salary. Dr. Eckelman is eligible to receive an annual bonus of up to 40% of his then-current base salary based on achievement of certain individual and corporate targets in the sole discretion of our board of directors. This agreement also provides for the following severance payments upon termination by us without Cause (as defined below), or by Dr. Eckelman for Good Reason (as defined below): (i) payment of his then-current base salary for a period of nine months following termination; (ii) acceleration of unvested equity awards that would have vested during the six months following the date of termination and (iii) continued coverage under our group health insurance plan with the cost of such coverage shared in the same relative proportion by us and Dr. Eckelman as in effect on his last day of employment until the earlier of nine months from termination or the date Dr. Eckelman becomes eligible for medical benefits with another employer. Further, the agreement provides that upon termination by us without Cause or by Dr. Eckelman for Good Reason within a period of one year following a Change of Control (as defined below) or 90 days preceding the earlier to occur of a Change of Control or the execution of a definitive agreement the consummation of which would result in a Change of Control,

Dr. Eckelman will be entitled to receive: (i) a lump sum payment equal to 12 months of his then-current base salary; (ii) a lump sum payment equal to the target bonus for the year of termination; (iii) acceleration of all unvested equity awards as of the date of termination; and (iv) continued coverage under our group health insurance plan with the cost of such coverage shared in the same relative proportion by us and Dr. Eckelman as in effect on his last day of employment until the earlier of 12 months from termination or the date Dr. Eckelman becomes eligible for medical benefits with another employer. Payment in each case is subject to Dr. Eckelman’s execution of a release satisfactory to us following such termination. In addition, if Dr. Eckelman’s employment terminates as a result of disability or death, he shall be entitled to receive a pro-rated target bonus for the period during which Dr. Eckelman was employed in the year of termination.
In addition, in consideration of the payments and benefits provided under his employment agreement, Dr. Eckelman has agreed to certain restrictive covenants, including, among other things, non-competition and non-solicitation provisions that apply during the term of Dr. Eckelman’s employment and for 12 months thereafter.
Under each of the employment agreements for Mr. Lappe and Drs. Wagner and Eckelman, Cause means (i) the executive’s conviction of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (ii) the executive’s willful failure or refusal to comply with lawful directions of such executive’s supervisor, which failure or refusal continues for more than 5 business days after written notice is given to the executive by such executive’s supervisor, which notice sets forth in reasonable detail the nature of such failure or refusal; (iii) willful and material breach by the executive of a material written company policy applicable to the executive or the executive’s covenants and/or obligations under his or her employment agreement, provided that the breach is not cured within 5 business days; and/or (iv) misconduct by the executive that materially damages us or any of our affiliates.
Under each of the employment agreements for Mr. Lappe and Drs. Wagner and Eckelman, Good Reason means (i) relocation of the executive’s principal business location to a location more than 30 miles from the executive’s then-current business location; (ii) a material diminution in the executive’s duties, authority or responsibilities; (iii) a material reduction in the executive’s base salary; or (iv) willful and material breach by us or our covenants and/or obligations under the executive’s employment agreement.
Under each of the employment agreements for Mr. Lappe and Drs. Wagner and Eckelman, Change of Control means the occurrence of any of the following events: (i) any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of securities of the company representing fifty percent (50%) or more of the total voting power represented by the company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the company, or any affiliate, parent or subsidiary of the company, or by any employee benefit plan of the company) pursuant to a transaction or a series of related transactions; (ii) a merger or consolidation of the company other than a merger or consolidation which would result in the voting securities of the company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least fifty percent (50%) of the total voting power represented by the voting securities of the company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; (iii) our stockholders approve an agreement for the sale or disposition by the company of all or substantially all of our assets; or (iv) a change in the composition of our board of directors, as a result of which fewer than a majority of the directors are incumbent directors.
Outstanding Equity Awards as of 2019 Fiscal Year-End

NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE		NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE
Klaus W. Wagner, M.D., Ph.D.	32,500	(1)	87,500	$6.05	November 26, 2028

(1)
This stock option grant was made pursuant to our 2017 Plan (defined below) with the following vesting schedule: 25% of the shares vested on the first anniversary of the vesting commencement date, or November 26, 2019, and 1/48th of the shares vest monthly thereafter. Additionally, in

April 2020, we granted Dr. Wagner an option to purchase up to 75,000 shares of our common stock at an exercise price of $6.47 per share pursuant to our 2017 Plan, which grant is not reflected in the table above.
Director Compensation
Directors who are employed by us are not compensated for their service on our board of directors. Except as set forth below, none of our directors were compensated for their service on our board of directors during the fiscal year ended December 31, 2019:

NAME	YEAR	OTHER COMPENSATION ($)(1)	TOTAL ($)
Margery Fischbein	2019	$24,294	$24,294

(1)
Ms. Fischbein is a former member of our board of directors serving from April 2018 until December 2019. As of Ms. Fischbein’s resignation date, 8,125 shares subject to her option were vested and exercisable. Under our 2017 Plan, vested options must be exercised within three months of the option holder’s cessation of services. Upon Ms. Fischbein’s resignation from the board of directors, we modified the expiration date of Ms. Fischbein’s options to December 27, 2024. The amounts set forth in the table above reflect the incremental change in fair value resulting from the extension of the option term.

As of December 31, 2019, non-employee directors held options to purchase shares of our common stock pursuant to the terms of our 2017 Plan (defined below) as follows:

NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE		NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE
Douglas G. Forsyth.	8,125	(1)	21,875	$6.05	November 26, 2028
Jon Faiz Kayyem, Ph.D.	8,125	(1)	21,875	$6.05	November 26, 2028
Judith Li	8,125	(2)	21,875	$6.05	November 26, 2028
Margery Fischbein	8,125	(3)	—	$6.05	December 27, 2024

(1)	25% of the shares vested on the first anniversary of the vesting commencement date, or November 26, 2019, and 1/48th of the shares vest monthly thereafter.

(2)
Ms. Li is a former member of our board of directors serving from May 2018 until June 2020. As of December 31, 2019, Ms. Li’s option was subject to the following vesting schedule: 25% of the shares vested on the first anniversary of the vesting commencement date, or November 26, 2019, and 1/48th of the shares vest monthly thereafter. Upon Ms. Li’s cessation of services in June 2020, 18,750 of the shares subject to the option were forfeited, which forfeiture is not reflected in the share totals reflected above.

(3)
Ms. Fischbein is a former member of our board of directors serving from April 2018 until December 2019. As of December 31, 2019, 8,125 of the shares subject to the option were vested and exercisable, and the 21,875 unvested shares subject to the option were forfeited upon Ms. Fischbein’s cessation of service as a director. Under our 2017 Plan, vested options must be exercised within three months of the option holder’s cessation of services. Upon Ms. Fischbein’s resignation from the board of directors, we modified the expiration date of Ms. Fischbein’s options to December 27, 2024.

Non-Employee Director Compensation Policy
We plan to adopt a policy with respect to the compensation payable to our non-employee directors. Under this policy, each non-employee director will be eligible to receive compensation for his or her service consisting of annual cash retainers and equity awards. Our non-employee directors will receive the following annual retainers for their service commencing on January 1, 2021:

POSITION	RETAINER
Board Member	$35,000
Board Chairperson	$35,000
Audit Committee Chair	$15,000
Compensation Committee Chair	$10,000
Nominating and Governance Committee Chair	$8,000
Audit Committee Member	$7,500
Compensation Committee Member	$5,000
Nominating and Governance Committee Member	$4,000

Equity awards for non-employee directors will consist of (i) an initial equity award consisting of options to purchase 30,000 shares of common stock, to be granted at the first regularly scheduled meeting of the board of directors following his or her initial appointment, and (ii) annual equity awards consisting of options to purchase 15,000 shares of common stock, to be granted on the date of the first meeting of the board of directors held following the Company’s annual meeting of stockholders in each year commencing in 2021. Each initial stock option grant shall vest in equal monthly installments until the third anniversary of the date of grant and each annual stock option grant shall vest on the first anniversary of the date of grant.
Directors may be reimbursed for travel, food, lodging and other expenses directly related to their service as directors. Directors are also entitled to the protection provided by their indemnification agreements and the indemnification provisions in our current certificate of incorporation and bylaws, as well as the amended and restated certificate of incorporation and amended and restated bylaws that will become effective upon the completion of this offering.
Equity Compensation Plans and Other Benefit Plans
2017 Employee, Director and Consultant Equity Incentive Plan
We adopted the 2017 Employee, Director and Consultant Equity Incentive Plan on November 17, 2017, and on July 30, 2019, we amended the 2017 Employee, Director and Consultant Equity Incentive Plan, as amended, the 2017 Plan, solely to increase the number of shares available for issuance thereunder from 3,555,555 shares to 4,355,555 shares. Under the 2017 Plan, we may grant incentive stock options, non-qualified stock options, restricted and unrestricted stock awards and other stock-based awards to our employees, non-employee directors and certain other service providers. There are 4,355,555 shares of our common stock authorized for issuance under the 2017 Plan, subject to adjustment as provided in the 2017 Plan.
Stock options under the 2017 Plan are granted pursuant to stock option agreements. The exercise price for an option cannot be less than the fair market value of the common stock subject to the option on the date of grant. Options granted under the 2017 Plan will vest at the rate specified in the option agreement. A stock option agreement may provide for early exercise, rights of repurchase, and rights of first refusal. We may repurchase unvested shares of our common stock issued in connection with an early exercise. If a stock option granted under the 2017 Plan expires or otherwise terminates without being exercised in full, the shares of our common stock not acquired pursuant to the award again become available for subsequent issuance under the 2017 Plan.
Unless the terms of an optionee's stock option agreement provides otherwise, if an optionee's service relationship with us, or any of our affiliates, ceases for any reason other than disability or death, the optionee may generally exercise any vested options for a period of up to three (3) months following the cessation of service. If an optionee's service relationship with us, or any of our affiliates, ceases due to disability or death, or an optionee dies within a certain period following cessation of service, the optionee or a beneficiary may generally exercise any vested options for a period of 12 months. In no event may an option be exercised beyond the expiration of its term.
We intend to amend and restate the 2017 Plan in connection with the completion of this offering, pursuant to which, among other things, we intend to provide for the expiration of the 2017 Plan on June 23, 2030 (unless earlier terminated by our board of directors) and add an “evergreen” provision, which will allow for an annual increase in the number of shares of our common stock available for issuance under the 2017 Plan on the first day of each fiscal year during the period beginning in fiscal year 2021 and ending in fiscal year 2030. The annual increase in the number of shares will be equal to the lesser of:

■	4% of the number of shares of our common stock outstanding as of such date; and

■	an amount determined by our board of directors or compensation committee.
Our board of directors is authorized to administer the 2017 Plan, and, subject to the completion of this offering, has authorized our compensation committee to administer the 2017 Plan. Upon completion of this offering and in accordance with the provisions of the 2017 Plan, our compensation committee will determine the terms of options and other awards, including the following:

■	which employees, directors and consultants shall be granted awards;

■	the number of shares of our common stock subject to options and other awards;

■	the exercise price of each option, which generally shall not be less than fair market value on the date of grant;

■	the termination or cancellation provisions applicable to options;

■	the terms and conditions of other awards, including conditions for repurchase, termination or cancellation, issue price and repurchase price; and

■	all other terms and conditions upon which each award may be granted in accordance with our plan.
In addition, our board of directors or any committee to which the board of directors delegates authority may, with the consent of the affected plan participants, re-price or otherwise amend outstanding awards consistent with the terms of our plan.
In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to the maximum number of shares reserved for issuance under the 2017 Plan, the maximum number of shares by which the share reserve may increase automatically each year and the number of shares and exercise price or purchase price, if applicable, of all outstanding stock awards.
Upon a merger, consolidation or sale of all or substantially all of our assets, our board of directors or any committee to which our board of directors delegates authority, or the board of directors of any corporation assuming our obligations, may, in its sole discretion, take any one or more of the following actions pursuant to our 2017 Plan, as to some or all outstanding awards, to the extent not otherwise agreed under any individual option holder’s option or employment agreement:

■
provide that outstanding options will be assumed or substituted for options of the successor corporation or the consideration payable with respect to our outstanding shares of common stock in connection with the transaction;

■
provide that the outstanding options must be exercised within a certain number of days, either to the extent the options are then exercisable, or at our board of directors’ discretion, any such options being made partially or fully exercisable and that such options will be terminated if not exercised;

■
terminate outstanding options in exchange for a cash payment of an amount equal to the difference between (a) the consideration payable upon consummation of the corporate transaction to a holder of the number of shares into which such option would have been exercisable to the extent then exercisable, or in our board of directors’ discretion, any such options being made partially or fully exercisable, and (b) the aggregate exercise price of those options;

■
provide that outstanding stock grants will be substituted for shares of the successor corporation or consideration payable with respect to our outstanding stock in connection with the corporate transaction; and

■
terminate outstanding stock grants in exchange for payment of an amount equal to the consideration payable upon consummation of the corporate transaction to a holder of the same number of shares comprising the stock grant, to the extent the stock grant is no longer subject to any forfeiture or repurchase rights, or at our board of directors’ discretion, all forfeiture and repurchase rights being waived upon the corporation transaction.

Our board of directors or stockholders have the authority to amend or terminate the 2017 Plan. Any modification or amendment of the 2017 Plan will not adversely affect a participant’s rights under an outstanding award without the participant’s consent. Certain material amendments also require the approval of our stockholders.
The following table provides certain aggregate information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2019:

	(a)	(b)	(c)
PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (a))
Equity compensation plans approved by security holders	3,498,125	$6.28	857,430
Equity compensation plans not approved by security holders	—	—	—
Total	3,498,125	$6.28	857,430

401(k) Plan
Our eligible employees are permitted to participate in our 401(k). Participation in the 401(k) plan is offered for the benefit of our employees, including our named executive officers, who remain employed with us, and who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Code, on a pre-tax or after-tax (Roth) basis, through contributions to the 401(k) plan. In 2019, the 401(k) plan authorized employer safe harbor matching contributions. Beginning in the second quarter of 2020, the 401(k) plan no longer allows for employer safe harbor matching contributions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, pre-tax contributions to the 401(k) plan and earnings on those pre-tax contributions are not taxable to the employees until distributed from the 401(k) plan, and earnings on Roth contributions are not taxable when distributed from the 401(k) plan.
10b5-1 Plan
Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from the director or officer. The director or officer may amend or terminate the plan in limited circumstances. Our directors and executive officers may also buy or sell additional shares of our common stock outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.
Limitations of Liability and Indemnification Matters
Our amended and restated certificate of incorporation, which will become effective upon completion of the offering, provides that no director of our company shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, our amended and restated certificate of incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of our company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
The amended and restated certificate of incorporation further provides that any repeal or modification of such article by our stockholders or amendment to the Delaware General Corporation Law will not affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.
Our amended and restated certificate of incorporation also provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our amended and restated certificate of incorporation also provides that we will advance expenses to Indemnitees in connection with a legal proceeding, subject to limited exceptions.
Our amended and restated certificate of incorporation also permits us to secure insurance on behalf of ourselves and any director, officer, employee or agent of the Company or another corporation, partnership joint venture, trust or other enterprise, against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.
We entered into separate indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our amended and restated certificate of incorporation. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by them in any action or proceeding arising out of their services as a director or executive officer or at our request. We believe that these provisions in our amended and restated certificate of incorporation and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers.
The above description of the indemnification provisions of our amended and restated certificate of incorporation and our indemnification agreements is not complete and is qualified in its entirety by reference to these documents, each of which is filed as an exhibit to the registration statement of which this prospectus is a part.
The limitation of liability and indemnification provisions in our restated certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following is a description of transactions since January 1, 2017, to which we have been a party, in which the amount involved exceeds $120,000 (or, if less, 1% of the average of our total asset amounts as of December 31, 2018 and 2019), and in which any of our directors, executive officers or holders of more than 5% of our capital stock or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest. We refer to such transactions as “related party transactions” and such persons as “related parties.” With the approval of our board of directors, we have engaged in the related party transactions described below. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, from unaffiliated third parties.
Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions to which we have been or will be a party other than compensation arrangements, which are described where required under the section titled “Executive and Director Compensation.”
Equity Financings Prior to the Merger
The following related party transactions occurred prior to the Merger (as defined in the section titled “Merger and Financings—Merger”). For purposes of clarity, we refer to the specific Target Party (as defined in the section titled “Merger and Financings—Merger”) or INBRX 103, LLC as the entity involved in each transaction, as applicable. As part of the Merger, the Target Parties merged with and into Inhibrx and INBRX 103, LLC became our wholly owned subsidiary. See the section titled “Merger and Financings—Merger” for more information.
INBRX Subsidiaries Class I Unit Financing
In June 2017, Inhibrx 101, LP, INBRX 103, LLC, Inhibrx 104, LP, INBRX 105, LP, INBRX 106, LP, INBRX 107, LP, INBRX 108, LP, INBRX 109, LP, INBRX 110, LP, INBRX 111, LP and INBRX 112, LP, or the INBRX Subs, issued an aggregate of 5,265,188 Class I units, or the Class I Units, for an aggregate purchase price of $20,000,000 to LAV Summit Limited, or LAV SL. Each Class I Unit was converted into and exchanged for shares of our Series Mezzanine 1 Preferred Stock as a result of the Merger.
The following table summarizes each of the INBRX Subs Class I Units purchased by LAV SL. LAV SL is a holder of more than 5% of our capital stock.

INBRX SUBS	NUMBER OF INBRX SUB CLASS I UNITS PURCHASED	AGGREGATE PURCHASE PRICE ($)
Inhibrx 101, LP	715,188	$100,000
INBRX 103, LLC	50,000	$100,000
Inhibrx 104, LP	500,000	$2,700,000
INBRX 105, LP	500,000	$2,500,000
INBRX 106, LP	500,000	$2,500,000
INBRX 107, LP	500,000	$2,500,000
INBRX 108, LP	500,000	$2,500,000
INBRX 109, LP	500,000	$2,500,000
INBRX 110, LP	500,000	$100,000
INBRX 111, LP	500,000	$2,500,000
INBRX 112, LP	500,000	$2,000,000

INBRX Subsidiaries Transactions
In February 2017, each of Dr. Eckelman and Dr. Deveraux entered into the Second Amendment to Limited Partnership Agreement of Inhibrx, LP, dated as of February 14, 2017, or the Amended LPA, and reduced each of their respective PIUs in Inhibrx, LP by 27,000 units, which represents an aggregate value of $145,800 for each reduction. Dr. Wagner entered into the Amended LPA and became a Class II Limited Partner, and received 25,000 PIUs, which represents an aggregate value of $135,000. Dr. Eckelman is our Chief Scientific Officer and a member of our board of directors. Dr. Wagner is our Chief Medical Officer. Dr. Deveraux is a holder of more than 5% of our capital stock. Neither Dr. Eckelman nor Dr. Deveraux received cash consideration in connection with these transactions.
In June 2017, Inhibrx, LP issued a promissory note, or the Note, to Dr. Kayyem for an aggregate value of approximately $403,170. Pursuant to the terms of the Notes, the principal balance bore simple interest at a rate equal to 1% per annum and the Note was due on or before December 31, 2018. The principal and interest due pursuant to the Note was paid in full in March of 2018. Dr. Kayyem is a member of our board of directors.
In April 2018, pursuant to the terms of the Limited Partnership Agreement of Inhibrx, LP, dated January 21, 2015, as amended, immediately prior to and in connection with the consummation of the Merger, each Class I Partner’s partnership interest in Inhibrx, LP was automatically reduced by 20% and distributed to Efficacy Capital, LLC, Inhibrx, LP’s General Partner. As a result, an aggregate of 1,209,873 Class I partnership units were distributed to Efficacy Capital, LLC, which represents an aggregate value of approximately $6,533,314. Mr. Lappe is the general partner of Efficacy Capital, LLC, our Chief Executive Officer and a member of our board of directors. None of the Class I Partners, Efficacy Capital, LLC or Mr. Lappe received cash consideration in connection with this transaction.
Merger
In April 2018, in connection with the Merger, we issued an aggregate of 31,555,556 shares of our common stock, 2,666,667 shares of our Series Mezzanine 1 Preferred Stock and 2,222,222 shares of our Series Mezzanine 2 Preferred Stock to the partners and members of the Target Parties in exchange for each member or partner’s membership or partnership unit interest, as applicable, in the Target Parties. No cash was exchanged as consideration between the Company and its equity holders in connection with the Merger.
Each share of our Series Mezzanine 1 Preferred Stock and Series Mezzanine 2 Preferred Stock will convert automatically into one share of our common stock immediately prior to the completion of this offering. See the section titled “Merger and Financings—Merger” for additional information.

The following table summarizes the shares of capital stock issued to our directors, executive officers and holders of more than 5% of our capital stock and their affiliates in connection with the Merger.

NAME	NUMBER OF SHARES OF COMMON STOCK ISSUED	NUMBER OF SHARES OF SERIES MEZZANINE 1 PREFERRED STOCK ISSUED	NUMBER OF SHARES OF SERIES MEZZANINE 2 PREFERRED STOCK ISSUED
Mark P. Lappe(1)	5,474,835	—	—
The Jon F. Kayyem and Paige Gates-Kayyem Family Trust(2)	5,903,103	—	—
Brendan P. Eckelman, Ph.D.(3)	4,779,969	—	—
Douglas G. Forsyth and Rosanna Forsyth as Co-Trustees of the Forsyth Family Trust Dated July 20, 2001(4)	896,626	—	—
Klaus W. Wagner, M.D., Ph.D.(5)	679,956	—	—
Quinn L. Deveraux, Ph.D.(6)	4,779,969	—	—
LAV SL(7)	—	2,666,667(8)	—
Entities affiliated with RA Capital Fund(9)	—	—	2,222,222(8)

(1)
Includes (i) 2,363,860 shares of common stock issued to Efficacy Capital, LLC, which were subsequently transferred to the Lappe Family Trust, (ii) 3,007,617 shares of common stock issued to Mr. Lappe, which were subsequently transferred to the Lappe Family Trust and (iii) 103,358 shares of common stock issued to the Mark Paul Lappe Roth IRA. Mr. Lappe is our Chief Executive Officer and a member of our board of directors. Mr. Lappe is the general partner of Efficacy Capital, LLC, a trustee the Lappe Family Trust and the beneficiary of the Mark Paul Lappe Roth IRA.

(2)
Includes 5,903,103 shares of common stock issued to The Jon F. Kayyem and Paige Gates-Kayyem Family Trust. Dr. Kayyem is a member of our board of directors and a trustee of The Jon F. Kayyem and Paige Gates-Kayyem Family Trust.

(3)
Includes 4,779,969 shares of common stock issued to Dr. Eckelman, which were subsequently transferred to the Eckelman Living Trust dated February 5, 2014. Dr. Eckelman is our Chief Scientific Officer, a member of our board of directors and a trustee of the Eckelman Living Trust dated February 5, 2014.

(4)
Includes 896,626 shares of common stock issued to Douglas G. Forsyth and Rosanna Forsyth as Co-Trustees of the Forsyth Family Trust Dated July 20, 2001. Mr. Forsyth is a member of our board of directors and a co-trustee of the Forsyth Family Trust Dated July 20, 2001.

(5)	Dr. Wagner is our Chief Medical Officer.

(6)	Dr. Deveraux is a holder of more than 5% of our capital stock.

(7)
Ms. Li, a partner of LAV Biosciences Fund IV, L.P., or LAV Fund IV, which wholly owns LAV SL, served as a member of our board of directors from May 2018 to June 2020. LAV SL is a holder of more than 5% of our capital stock.

(8)
Reflects the number of shares issued at the time of the Merger. Please see the section titled “Equity Financing Following the Merger—Mezzanine Financing” below for more information relating to the additional shares issued to each of LAV SL and the entities affiliated with RA Capital in September 2018 in connection with the Series Mezzanine 2 Preferred Stock price reduction.

(9)
Includes (i) 1,811,111 shares of Series Mezzanine 2 Preferred Stock issued to RA Capital Fund, and (ii) 411,111 shares of Series Mezzanine 2 Preferred Stock issued to the Account. RA Capital Management, L.P., or RA Capital Management, is the investment manager for the RA Capital Fund and a separately managed account, or the Account. The general partner of RA Capital Fund is RA Capital Management GP, LLC, of which Peter Kolchinsky and Rajeev Shah are managing members. RA Capital Management, RA Capital Management GP, LLC, Peter Kolchinsky and Rajeev Shah may be deemed to have voting and investment power over the shares held by RA Capital Fund and the Account. RA Capital Fund is a beneficial holder of more than 5% of our capital stock.

Equity Financing Following the Merger
Mezzanine Financing
In May 2018, after the consummation of the Merger, we entered into a Series Mezzanine 2 Preferred Stock Purchase Agreement with certain accredited investors listed therein, or the Prior Investors, and issued an aggregate of 804,439 shares of our Series Mezzanine 2 Preferred Stock at $11.25 per share for an aggregate purchase price of approximately $9.1 million.
In September 2018, we entered into the Amended and Restated Series Mezzanine 2 Preferred Stock Purchase Agreement, as amended, or the Restated Purchase Agreement, whereby we reduced the price per share of the Series Mezzanine 2 Preferred Stock from $11.25 to $6.98. Pursuant to the Restated Purchase Agreement, in September 2018 and October 2018, we issued an aggregate of 1,636,492 shares of our Series Mezzanine 2 Preferred Stock at $6.98 per share for an aggregate purchase price of approximately $11.4 million. In connection with the Series Mezzanine 2 Preferred Stock price reduction as contemplated by the Restated Purchase Agreement, we issued additional shares of Series Mezzanine 2 Preferred Stock to each Prior Investor such that each Prior Investor would receive the aggregate number of shares of Series Mezzanine 2 Preferred Stock had he or she purchased the Series Mezzanine 2 Preferred Stock at the reduced price per share.
In December 2018, we amended the Restated Purchase Agreement to extend the deadline for additional closings from November 15, 2018 to the earlier of (i) February 28, 2019 or (ii) the closing of an underwritten initial public offering. In January 2019, we received net proceeds of $12.0 million, after deducting offering expenses, from the issuance of 1,719,197 shares of Series Mezzanine 2 Preferred Stock at $6.98 per share under the Restated Purchase Agreement.
Each share of our Series Mezzanine 2 Preferred Stock will convert automatically into one share of our common stock immediately prior to the completion of this offering. See section titled “Merger and Financings—Financing” for additional information.
The following table summarizes the Series Mezzanine 2 Preferred Stock purchased by our directors, executive officers and holders of more than 5% of our capital stock and the aggregate purchase price paid for such stock.

NAME	NUMBER OF SHARES OF SERIES MEZZANINE 2 PREFERRED STOCK PURCHASED(1)	AGGREGATE PURCHASE PRICE ($)
Douglas G. Forsyth and Rosanna Forsyth as Co-Trustees of the Forsyth Family Trust Dated July 20, 2001(2)	143,266	$1,000,000
Entities affiliated with RA Capital Fund(3)	117,868	$822,719

(1)	Aggregate share amounts reflect the shares the Prior Investors would have received had they purchased the Series Mezzanine 2 Preferred Stock at the reduced price per share of $6.98.

(2)
Includes 143,266 shares of Series Mezzanine 2 Preferred Stock issued to the Doug G. Forsyth and Rosanna Forsyth as Co-Trustees of the Forsyth Family Trust Dated July 20, 2001. Mr. Forsyth is a member of our board of directors and a co-trustee of the Doug G. Forsyth and Rosanna Forsyth as Co-Trustees of the Forsyth Family Trust Dated July 20, 2001.

(3)
Includes (i) 98,019 shares of Series Mezzanine 2 Preferred Stock issued to RA Capital Fund and (ii) 19,849 shares of Series Mezzanine 2 Preferred Stock issued to the Account. RA Capital Management is the investment manager for the RA Capital Fund and the Account. The general partner of the RA Capital Fund is RA Capital Management GP, LLC, of which Peter Kolchinsky and Rajeev Shah are managing members. RA Capital Management, RA Capital Management GP, LLC, Peter Kolchinsky and Rajeev Shah may be deemed to have voting and investment power over the shares held by RA Capital Fund and the Account. RA Capital Fund is a beneficial holder of more than 5% of our capital stock.

In September 2018, in connection with the Preferred Stock price reduction, and pursuant to the Merger Agreement (as defined in the section titled “Merger and Financings—Merger”), we issued additional shares of Series Mezzanine 1 Preferred Stock to LAV SL and additional shares of Series Mezzanine 2 Preferred Stock to RA Capital Fund and the Account. Pursuant to the Merger Agreement, in the event that we sold shares of either series of Series Mezzanine Preferred Stock at a price per share less than $11.25 after the effective date of the Merger, we agreed to issue additional shares of Series Mezzanine 1 Preferred Stock to LAV SL and shares of Series Mezzanine 2 Preferred Stock to each of RA Capital Fund and the Account. As a result, we issued an additional 1,632,652 shares of Series Mezzanine 1 Preferred Stock to LAV SL and 1,108,843 and 251,701 shares of Series Mezzanine 2 Preferred Stock to RA Capital Fund and the Account, respectively. As of October 31, 2018 and upon closing of the Merger, LAV SL and RA Capital Fund were each holders of more than 5% of our capital stock.

The following table summarizes the aggregate shares of capital stock issued our directors, executive officers and holders of more than 5% of our capital stock and their affiliates in connection with the Series Mezzanine 2 Preferred Stock price reduction, pursuant to the Merger Agreement.

NAME	NUMBER OF SHARES OF SERIES MEZZANINE 1 PREFERRED STOCK ISSUES	NUMBER OF SHARES OF SERIES MEZZANINE 2 PREFERRED STOCK ISSUES	AGGREGATE VALUE ($)
LAV SL(1)	1,632,652	—	$11,395,911
Entities affiliated with RA Capital Fund(2)	—	1,360,544	$9,496,597

(1)	Ms. Judith Li, a partner of LAV Fund IV which wholly owns LAV SL, served as a member of our board of directors from May 2018 to June 2020. LAV SL is a holder of more than 5% of our capital stock.

(2)
Includes an aggregate of (i) 1,108,843 shares of Series Mezzanine 2 Preferred Stock issued to RA Capital Fund and (ii) 251,701 shares of Series Mezzanine 2 Preferred Stock issued to the Account. RA Capital Management is the investment manager for the RA Capital Fund and the Account. The general partner of the RA Capital Fund is RA Capital Management GP, LLC, of which Peter Kolchinsky and Rajeev Shah are managing members. RA Capital Management, RA Capital Management GP, LLC, Peter Kolchinsky and Rajeev Shah may be deemed to have voting and investment power over the shares held by RA Capital Fund and the Account. RA Capital Fund is a beneficial holder of more than 5% of our capital stock.

Viking Convertible Notes
In May 2019, we sold and issued a convertible promissory note in the aggregate principal amount of $40.0 million to DRAGSA 50, LLC, an entity affiliated with Viking Global Investors LP, or Viking, in private placement transaction. In April 2020, we sold and issued an additional convertible promissory note to Viking in the aggregate principal amount of $10.0 million in a private placement transaction, with an additional $5.0 million sold and issued in convertible promissory notes to other accredited investors. Upon the conversion and settlement of the aggregate outstanding principal amount plus accrued interest under these convertible promissory notes in connection with this offering, Viking will become a holder of more than five percent (5%) of our capital stock, as set forth in the section titled “Principal Stockholders.”
License Agreements with Certain Collaboration Partners
Elpiscience License Agreements
We have entered into two different license agreements with Elpiscience Biopharmaceuticals, Inc., or Elpiscience. On February 28, 2018, we entered into a license agreement, or the PD-L1 and 4-1BB License Agreement, with Elpiscience, pursuant to which we granted Elpiscience an exclusive license to INBRX-105. On April 30, 2018, we entered into a license agreement, or the OX40 License Agreement, with Elpiscience, pursuant to which we granted Elpiscience an exclusive license to INBRX-106.
As payment for the license granted in the PD-L1 and 4-1BB License Agreement, we received a non-refundable upfront payment of $2.5 million and reimbursement of approximately $3.0 million for certain costs we incurred. As payment for the license granted in the OX40 License Agreement, we received a non-refundable fee of $2.5 million, payable in two installments, and reimbursement of approximately $3.4 million for certain toxicology study costs and chemistry, manufacturing and controls costs. In December 2018, we received the first milestone payment of $2.0 million under the PD-L1 and 4-1BB License Agreement. We are also eligible to receive specified developmental and commercial milestone payments of up to an aggregate of $100.0 million under each of the PD-L1 and 4-1BB License Agreement and the OX40 License Agreement. Additionally, we received reimbursement for specific supply-related costs in the amounts of $1.7 million and $1.5 million related to the PD-L1 and 4-1BB License Agreement and the OX40 License Agreement, respectively. Further, each license agreement provides us with the right to receive percentage tiered royalties on future product sales with rates in the high single-digits.
LAV Summit Limited, or LAV SL, is a holder of more than 5% of our capital stock and is wholly-owned by LAV Biosciences Fund IV, L.P., or LAV Fund IV. LAV GP IV, L.P., or LAV GP IV, is the General Partner of LAV Fund IV. The Managing Partner of LAV GP IV is Dr. Yi Shi. Dr. Shi is also the Managing Partner of LAV GP III, L.P., or LAV GP III, which is the General Partner of each of LAV Biosciences Fund III, L.P., or LAV Fund III, and Lilly Asia Ventures Fund III, L.P., or Lilly Fund III. Each of LAV Fund III, Lilly Fund III and LAV Fund IV hold an equity interest of 2.51%, 1.26%, and 36.62%, respectively, in Elpiscience. Ms. Li, a former member of our board of directors, is a partner of LAV Fund IV. Neither Dr. Shi nor Ms. Li received cash consideration in connection with the PD-L1 and 4-1BB License Agreement or the OX40 License Agreement. See the section titled “Business—Elpiscience Agreements” for additional information regarding the PD-L1 and 4-1BB License Agreement and the OX40 License Agreement.
Transcenta License Agreement and Technical Services Agreements
In June 2017, we entered into a license agreement, or the Transcenta License Agreement, with Transcenta Holding Ltd. (formerly Hangzhou Just Biotherapeutics Co., Ltd), or Transcenta, pursuant to which we granted to Transcenta exclusive, non-transferable rights to develop, manufacture, and sell its products containing our mono-specific protein therapeutic candidate, designed to target DR5, or INBRX-109, or a derivative thereof, within China, Hong Kong, Macau and Taiwan. As payment for the license we granted in the Transcenta License Agreement, we received a non-refundable upfront payment of $2.5 million. In August 2018, the Company achieved the first milestone under the contract, receiving $0.5 million. In June 2019, the Company achieved another milestone under the contract, receiving $1.0 million. Additionally, we are eligible to receive certain developmental and commercial milestone payments of up to an aggregate of approximately $100.0 million, as well as percentage tiered royalties on future product sales with rates ranging between the high single-digits to the low teens.
In March 2018, we also entered into a technical services agreement, or the March TSA, with Transcenta pursuant to which we provided reasonable assistance with the drug substance transfer between our contract manufacturer and Transcenta. We were reimbursed $0.7 million in April 2018 for the March TSA. The March TSA had a six month term and expired in September 2018. In October 2018, we entered into a second technical services agreement, or the October TSA, to provide reasonable assistance pertaining to the transfer of the drug substance between our contract manufacturer and Transcenta. We were reimbursed $0.4 million in October 2018 for the October TSA. The October TSA also had a six month term and expired in April 2019.
LAV SL is a holder of more than 5% of our capital stock and is wholly owned by LAV Fund IV. LAV GP IV is the General Partner of LAV Fund IV. The Managing Partner of LAV GP IV is Dr. Shi. Dr. Shi is also the Managing Partner of LAV GP III, which is the General Partner of each of LAV Fund III and Lilly Fund III. LAV Fund III and Lilly Fund III hold an equity interest of 3.92% and 1.96%, respectively, in Transcenta. Ms. Li, a former member of our board of directors, is a partner of LAV Fund IV. Neither Dr. Shi nor Ms. Li received cash consideration in connection with the Transcenta License Agreement. See the section titled “Business—Transcenta License Agreement and Technical Services Agreements” for additional information regarding the Transcenta License Agreement, the March TSA and the October TSA.
Agreements with Stockholders
Investors’ Rights Agreement
We entered into the Investors’ Rights Agreement with certain holders of our capital stock and the purchasers of our outstanding convertible preferred stock, including our directors, executive officers, holders of more than 5% of our capital stock and entities with which certain of our directors, executive officers and holders of more than 5% of our capital stock are affiliated. The Investors’ Rights Agreement provides these holders the right, following the date that is 180 days after the date of this prospectus, to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing. In addition, in connection with our sale and issuance of the 2019 Note and the 2020 Notes in May 2019 and April 2020, respectively, we amended the Investor’s Rights Agreement to provide certain registration rights to the purchasers of the 2019 Note and the 2020 Notes. See the section titled “Description of Capital Stock—Registration Rights” for additional information regarding these registration rights.

The following table summarizes our directors, executive officers and beneficial holders of more than 5% of our capital stock and their affiliates who are parties to the Investors’ Rights Agreement.

NAME
Mark P. Lappe(1)
The Jon F. Kayyem and Paige Gates-Kayyem Family Trust(2)
Brendan P. Eckelman, Ph.D.(3)
Doug G. Forsyth and Rosanna Forsyth as Co-Trustees of the Forsyth Family Trust Dated July 20, 2001(4)
Klaus W. Wagner, M.D., Ph.D.(5)
Quinn L. Deveraux, Ph.D.(6)
LAV SL(7)
Entities affiliated with RA Capital Fund(8)

(1)
Each of the Lappe Family Trust and the Mark Paul Lappe Roth IRA are parties to the Investors’ Rights Agreement. Mr. Lappe is our Chief Executive Officer, a member of our board of directors, a trustee of the Lappe Family Trust and the beneficiary of the Mark Paul Lappe Roth IRA.

(2)	Dr. Kayyem is a member of our board of directors and a trustee of The Jon F. Kayyem and Paige Gates-Kayyem Family Trust.

(3)
The Eckelman Living Trust dated February 5, 2014 is a party to the Investors’ Rights Agreement. Dr. Eckelman is our Chief Scientific Officer, a member of our board of directors and a trustee of the Eckelman Living Trust dated February 5, 2014.

(4)	Mr. Forsyth is a member of our board of directors and a co-trustee of the Doug G. Forsyth and Rosanna Forsyth as Co-Trustees of the Forsyth Family Trust Dated July 20, 2001.

(5)	Dr. Wagner is our Chief Medical Officer.

(6)	Dr. Deveraux is a holder of more than 5% of our capital stock.

(7)
Ms. Li, a partner of LAV Biosciences Fund IV, L.P. which wholly owns LAV SL, served as a member of our board of directors from May 2018 to June 2020. LAV SL is a holder of more than 5% of our capital stock.

(8)
Each of RA Capital Fund and the Account are parties to the Investors’ Rights Agreement. RA Capital Management is the investment manager for the RA Capital Fund and the Account. The general partner of the RA Capital Fund is RA Capital Management GP, LLC, of which Peter Kolchinsky and Rajeev Shah are managing members. RA Capital Management, RA Capital Management GP, LLC, Peter Kolchinsky and Rajeev Shah may be deemed to have voting and investment power over the shares held by RA Capital Fund and the Account. RA Capital Fund is a beneficial holder of more than 5% of our capital stock.

Right of First Refusal and Co-Sale Agreement
We entered into a right of first refusal and co-sale agreement, dated April 30, 2018, or the Co-Sale Agreement, with certain holders of our capital stock, including our directors, executive officers, holders of more than 5% of our capital stock and entities with which certain of our directors, executive officers and holders of greater than 5% of our capital stock are affiliated. The Co-Sale Agreement provides for rights of first refusal and co-sale relating to the shares of our common stock held by the parties to the agreement. In addition, in connection with our sale and issuance of the 2019 Note and the 2020 Notes in May 2019 and April 2020, respectively, we amended the Co-Sale Agreement to provide certain rights of first refusal and co-sale to the purchasers of the 2019 Note and the 2020 Notes. Upon the consummation of this offering, the Co-Sale Agreement will terminate. See the section titled “Description of Capital Stock—Right of First Refusal and Co-Sale Agreement” for additional information.

The following table summarizes our directors, executive officers and holders of more than 5% of our capital stock and their affiliates who are parties to the Co-Sale Agreement.

NAME
Mark P. Lappe(1)
The Jon F. Kayyem and Paige Gates-Kayyem Family Trust(2)
Brendan P. Eckelman, Ph.D.(3)
Doug G. Forsyth and Rosanna Forsyth as Co-Trustees of the Forsyth Family Trust Dated July 20, 2001(4)
Klaus W. Wagner, M.D., Ph.D.(5)
Quinn L. Deveraux, Ph.D.(6)
LAV SL(7)
Entities affiliated with RA Capital Fund(8)

(1)
Each of the Lappe Family Trust and the Mark Paul Lappe Roth IRA are parties to the Co-Sale Agreement. Mr. Lappe is our Chief Executive Officer, a member of our board of directors, a trustee of the Lappe Family Trust and the beneficiary of the Mark Paul Lappe Roth IRA.

(2)	Dr. Kayyem is a member of our board of directors and a trustee of The Jon F. Kayyem and Paige Gates-Kayyem Family Trust.

(3)
The Eckelman Living Trust dated February 5, 2014 is a party to the Investors’ Rights Agreement. Dr. Eckelman is our Chief Scientific Officer, a member of our board of directors and a trustee of the Eckelman Living Trust dated February 5, 2014.

(4)	Mr. Forsyth is a member of our board of directors and a co-trustee of the Doug G. Forsyth and Rosanna Forsyth as Co-Trustees of the Forsyth Family Trust Dated July 20, 2001.

(5)	Dr. Wagner is our Chief Medical Officer

(6)	Dr. Deveraux is a holder of more than 5% of our capital stock.

(7)
Ms. Li, a partner of LAV Biosciences Fund IV, L.P. which wholly owns LAV SL, served as a member of our board of directors from May 2018 to June 2020. LAV SL is a holder of more than 5% of our capital stock.

(8)
Each of RA Capital Fund and the Account are parties to the Co-Sale Agreement. RA Capital Management is the investment manager for the RA Capital Fund and the Account. The general partner of the RA Capital Fund is RA Capital Management GP, LLC, of which Peter Kolchinsky and Rajeev Shah are managing members. RA Capital Management, RA Capital Management GP, LLC, Peter Kolchinsky and Rajeev Shah may be deemed to have voting and investment power over the shares held by RA Capital Fund and the Account. RA Capital Fund is a beneficial holder of more than 5% of our capital stock.

Director and Executive Officer Compensation
Please see the section titled “Executive and Director Compensation” for a discussion of payments and options granted to our named executive officers and non-employee directors.
Employment Agreements
We have entered into employment agreements with our executive officers. For more information regarding these agreements, see the section titled “Executive and Director Compensation—Narrative Disclosure to Summary Compensation Table.”
Indemnification Agreements with Officers and Directors and Directors’ and Officers’ Liability Insurance
In connection with this offering, we have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements, our amended and restated certificate of incorporation and our amended and restated bylaws that will become effective upon completion of this offering will require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our amended and restated bylaws also requires us to advance expenses incurred by our directors and officers, subject to limited exceptions. We also maintain a general liability insurance policy which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers. For further information, see the section titled “Executive and Director Compensation—Limitation of Liability and Indemnification Matters.”
Stock Option Grants to Executive Officers and Directors
We have granted stock options to certain of our executive officers and directors as more fully described in the section titled “Executive and Director Compensation.”

Policies and Procedures for Related Party Transactions
In connection with this offering, we have adopted a written policy, effective upon completion of this offering, that requires all future transactions between us and any director, executive officer, holders of more than 5% of our capital stock or any member of the immediate family of, or entities affiliated with, any of them, or any other related persons, as defined in Item 404 of Regulation S-K, or their affiliates, in which the amount involved is equal to or greater than $120,000, be approved in advance by our audit committee. Any request for such a transaction must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, the extent of the related party’s interest in the transaction, and whether the transaction is on terms no less favorable to us than terms we could have generally obtained from an unaffiliated third party under the same or similar circumstances.

PRINCIPAL STOCKHOLDERS
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of July 15, 2020, and as adjusted to reflect the sale of our common stock in this offering, for:

■	each of our directors;

■	each of our named executive officers;

■	all of our current directors and executive officers as a group; and

■	each person, or group of affiliated persons, who beneficially own more than 5% of our common stock.
The number of shares of our common stock beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of July 15, 2020, through the exercise of any stock option, warrants, note conversion or other rights. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by that person.

The percentage of shares beneficially owned under the column entitled “Before Offering” is computed on the basis of 44,090,053 shares of our common stock outstanding as of July 15, 2020, which reflects the assumed conversion of all outstanding shares of our convertible preferred stock into an aggregate of 12,534,331 shares of our common stock. The percentage of shares beneficially owned under the column entitled “After Offering” is computed on the basis of              shares of our common stock outstanding as of July 15, 2020, which reflects (i) the assumed conversion of all outstanding shares of our convertible preferred stock into an aggregate of 12,534,331 shares of our common stock, and (ii) assuming a conversion date of          , 2020 the conversion and settlement of the aggregate outstanding principal amount plus accrued interest under the 2019 Note at a conversion price of $     per share into          shares of our common stock and the conversion and settlement of the aggregate outstanding principal amount plus accrued interest under the 2020 Notes at a conversion price of $     into              shares of our common stock. Shares of our common stock that a person has the right to acquire within 60 days of July 15, 2020, are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group.

		PERCENTAGE OF SHARES BENEFICIALLY OWNED
NAME AND ADDRESS OF BENEFICIAL OWNER(1)	SHARES BENEFICIALLY OWNED	BEFORE OFFERING	AFTER OFFERING
5% or Greater Stockholders
LAV Summit Limited(2)	4,299,319	9.8%	%
Entities affiliated with RA Capital Fund(3)	3,700,634	8.4%	%
Quinn L. Deveraux, Ph.D.(4)	4,779,969	10.8%	%
DRAGSA 50, LLC(5)	—	—%	%
Named Executive Officers and Directors
Mark P. Lappe(6)	5,474,835	12.4%	%
Brendan P. Eckelman, Ph.D.(7)	4,779,969	10.8%	%
Jon Faiz Kayyem, Ph.D.(8)	5,916,228	13.4%	%
Douglas G. Forsyth(9)	1,053,017	2.4%	%
Judith Li(2)	11,250	*%	%
Klaus W. Wagner, M.D., Ph.D.(10)	732,456	1.7%	%
Kimberly Manhard	—	*%	%
All current executive officers and directors as a group (8 persons)(11)	18,029,005	40.9%	%

*	Indicates beneficial ownership of less than 1%.

(1)	Unless otherwise indicated, the address for each beneficial owner listed is c/o Inhibrx, Inc., 11025 N. Torrey Pines Road, Suite 200, La Jolla, California 92037.

(2)
Consists of 4,299,319 shares of common stock issuable upon the conversion of 4,299,319 shares of Series Mezzanine 1 Preferred Stock held by LAV Summit Limited, or LAV SL, which is wholly owned by LAV Biosciences Fund IV, L.P., or LAV Fund IV. LAV GP IV, L.P., or LAV GP IV, is the General Partner of LAV Fund IV. The Managing Partner of LAV GP IV is Dr. Yi Shi. Dr. Shi disclaims beneficial ownership of the shares held by LAV SL, except to the extent of his pecuniary interest therein. Ms. Li, a former member of our board of directors serving from May 2018 until June 2020, is a partner of LAV Biosciences Fund IV, L.P., which wholly owns LAV SL. LAV SL is a holder of more than 5% of our capital stock. Ms. Li disclaims beneficial ownership of the shares held by LAV SL, except to the extent of her pecuniary interest therein. Dr. Shi may be deemed to have voting and investment power with respect to the securities held by LAV. The address for LAV SL is Unit 1109-10, Two Chinachem Central, 26 Des Voeux Road Central, Hong Kong. Also includes 11,250 vested options to purchase shares of common stock pursuant to the terms of the 2017 Plan granted to Ms. Li in her prior capacity as a board member.

(3)
Consists of (i) 3,017,973 shares of common stock issuable upon the conversion of 3,017,973 shares of Series Mezzanine 2 Preferred Stock held by RA Capital Fund and (ii) 682,661 shares of common stock issuable upon the conversion of 682,661 shares of Series Mezzanine 2 Preferred Stock held by the Account. RA Capital Management is the investment manager for the RA Capital Fund and the Account. The general partner of the RA Capital Fund is RA Capital Management GP, LLC, of which Peter Kolchinsky and Rajeev Shah are managing Members. RA Capital Management, RA Capital Management GP, LLC, Peter Kolchinsky and Rajeev Shah may be deemed to have voting and investment power over the shares held by RA Capital Fund and the Account. RA Capital Management, RA Capital Management GP, LLC, Peter Kolchinsky and Rajeev Shah

disclaim beneficial ownership of the securities listed above except to the extent of any pecuniary interest therein. The address for the individual and entities listed above is 200 Berkeley Street, 18th Floor, Boston, Massachusetts 02116.

(4)	Consists of 4,779,969 shares of common stock.

(5)
Consists of (i)              shares of common stock issuable upon the conversion and settlement of the 2019 Note and the 2020 Notes held by DRAGSA 50, LLC, an entity affiliated with Viking Global Investors, LP., in connection with this offering. The address for the entities listed above is 55 Railroad Ave # 300, Greenwich, CT 06830.

(6)	Consists of (i) 5,371,477 shares of common stock held by The Lappe Family Trust and (ii) 103,358 shares of common stock held by The Mark Paul Lappe Roth IRA.

(7)	Consists of 4,779,969 shares of common stock held by the Eckelman Living Trust dated February 5, 2014. Dr. Eckelman is a trustee of the Eckelman Living Trust dated February 5, 2014.

(8)
Consists of 5,903,103 shares of common stock held by The Jon F. Kayyem and Paige Gates-Kayyem Family Trust. Includes 13,125 vested options with 16,875 remaining unvested options to purchase shares of common stock subject to future vesting pursuant to the terms of the 2017 Plan.

(9)
Consists of (i) 896,626 shares of common stock held by the Douglas G. Forsyth and Rosanna Forsyth as Co-Trustees of the Forsyth Family Trust, Dated July 20, 2001, and (ii) 143,266 shares of common stock issuable upon the conversion of 143,266 shares of Series Mezzanine 2 Preferred Stock held by the Douglas G. Forsyth and Rosanna Forsyth as Co-Trustees of the Forsyth Family Trust, Dated July 20, 2001. Includes 13,125 vested options with 16,875 remaining unvested options to purchase shares of common stock subject to future vesting pursuant to the terms of the 2017 Plan.

(10)
Consists of 679,956 shares of common stock. Includes 52,500 vested options with 142,500 remaining unvested options to purchase shares of common stock subject to future vesting pursuant to the terms of the 2017 Plan.

(11)
See footnote 2 and footnotes 6 through 10. Also includes 61,250 vested options held by Kelly D. Deck, our Chief Financial Officer, with 138,750 remaining unvested options to purchase shares of common stock subject to future vesting pursuant to the terms of the 2017 Plan.

DESCRIPTION OF CAPITAL STOCK
General
Upon the completion of this offering, our authorized capital stock will consist of              shares of common stock, par value $0.0001 per share, and              shares of preferred stock, par value $0.0001 per share, all of which will be undesignated, and there will be              shares of common stock outstanding and no shares of preferred stock outstanding. As of July 15, 2020, we had 99 record holders of our capital stock. All of our outstanding 12,534,331 shares of convertible preferred stock will automatically convert into 12,534,331 shares of our common stock immediately prior to the completion of this offering. All of the aggregate principal and accrued interest under the 2019 Note and the 2020 Notes will automatically convert into         shares of our common stock in connection with the closing of this offering assuming a closing and conversion date of      , 2020.
The following description of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated bylaws that will become effective upon the completion of this offering are summaries of material terms and provisions and are qualified by reference to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part. The descriptions of our common stock and convertible preferred stock reflect the content of the amended and restated certificate of incorporation and amended and restated bylaws that will become effective upon the completion of this offering.
Common Stock
Upon the completion of this offering, we will be authorized to issue one class of common stock. Holders of our common stock are entitled to one vote for each share of common stock held of record for the election of directors and on all matters submitted to a vote of stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by our board of directors out of legally available funds, subject to any preferential dividend rights of any convertible preferred stock then outstanding. Upon our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in our net assets legally available after the payment of all our debts and other liabilities, subject to the preferential rights of any preferred stock then outstanding. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of convertible preferred stock that we may designate and issue in the future. Except as described under “Anti-takeover Effects of Delaware Law, Our Amended and Restated Certificate of Incorporation and Our Amended and Restated Bylaws” below, the affirmative vote of our stockholders having a majority in voting power of the votes cast by the stockholders present or represented and voting on such matter is generally required to take action under our amended and restated certificate of incorporation and amended and restated bylaws.
Preferred Stock
Upon the completion of this offering, our board of directors will be authorized, without action by the stockholders, to designate and issue up to an aggregate of              shares of preferred stock in one or more series. Our board of directors can designate the rights, preferences and privileges of the shares of each series and any of its qualifications, limitations or restrictions. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible future financings and acquisitions and other corporate purposes could, under certain circumstances, have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying, deferring or preventing a change in control of our company, which might harm the market price of our common stock. See also the sections titled “Anti-takeover Effects of Delaware Law, Our Amended and Restated Certificate of Incorporation and Our Amended and Restated Bylaws” below.
Our board of directors will make any determination to issue such shares based on its judgment as to our company’s best interests and the best interests of our stockholders. Upon the completion of this offering, we will have no shares of convertible preferred stock outstanding and we have no current plans to issue any shares of preferred stock following completion of this offering.
Stock Options
As of July 15, 2020, there were an aggregate of 4,014,290 options to purchase shares of our common stock outstanding.
Convertible Promissory Notes
In May 2019, we sold and issued the 2019 Note in the aggregate principal amount of $40.0 million to DRAGSA 50 LLC, an entity affiliated with Viking Global Investors LP, or Viking, in a private placement transaction. The 2019 Note began to accrue interest in February 2020. In April 2020, we sold and issued the 2020 Notes in the aggregate principal amount of $15.0 million to Viking and certain other investors, in a private placement transaction. The 2020 Notes began to accrue interest in April 2020. All of the aggregate principal and accrued interest under the 2019 Note and the 2020 Notes will automatically convert into shares of our common stock in connection with the closing of this offering. Assuming a conversion date of         , 2020 and an initial public offering price of $     per share (the midpoint of the price range set forth on the cover page of this prospectus), the aggregate outstanding principal amount plus accrued interest under the 2019 Note will automatically convert and settle into         shares of our common stock at a conversion price of $      per share, and the aggregate outstanding principal amount plus accrued interest under the 2020 Notes will automatically convert and settle into         shares of our common stock at a conversion price of $      per share.
Registration Rights
In connection with the Merger (as defined in the section titled “Merger and Financings—Merger” of this prospectus), we entered into the Investors’ Rights Agreement with certain holders of our capital stock. Investors in the Mezzanine Financing became party to the Investors’ Rights Agreement upon completion of their respective investments, and the purchasers of the 2019 Note and the 2020 Notes became parties to the Investors’ Rights Agreement upon the purchase of such notes. Pursuant to the Investors’ Rights Agreement, certain holders of our capital stock are entitled to customary information rights, pre-emptive rights, voting arrangements entitling LAV SL to designate a member of the board of directors and certain most favored investor rights favoring LAV SL. These information, pre-emptive and voting rights will terminate upon completion of this offering.
Under the Investors’ Rights Agreement, holders of registrable shares can demand that we file a registration statement or request that their registrable shares be included on a registration statement that we are otherwise filing, in either case, registering their registrable shares for resale. These registration rights are subject to conditions and limitations, including the right, in certain circumstances, of the underwriters of an offering to limit the number of shares included in such registration and our right, in certain circumstances, not to effect a requested S-1 registration within 90 days before or 180 days following any offering of our securities, including this offering, or a requested S-3 registration within 30 days before or 90 days following any offering of our securities, including this offering.
The shares of common stock held by these holders (assuming conversion of all shares of our Series Mezzanine 1 Preferred Stock and Series Mezzanine 2 Preferred Stock into 12,534,331 shares of common stock and the conversion and settlement of the aggregate outstanding principal amount plus accrued interest under the 2019 Note and the 2020 Notes into              shares of common stock upon completion of the offering), or the registrable shares, will represent approximately             % of our outstanding common stock after this offering, or             % if the underwriters exercise their option to purchase additional shares in full. The registrable shares also may be sold under Rule 144 under the Securities Act, or Rule 144, depending on their holding period and subject to restrictions in the case of shares held by persons deemed to be our affiliates.
These registration rights will terminate upon the earlier of (i) the date on which all registrable shares may be sold in compliance with Rule 144 or other similar exemption under the Securities Act, (ii) the closing of certain liquidation events, or (iii) the first anniversary of the closing date of this offering.

Right of First Refusal and Co-Sale Agreement
In connection with the Merger, we entered into the Co-Sale Agreement with certain holders of our capital stock. Investors in the Mezzanine Financing became party to the Co-Sale Agreement upon completion of their respective investments, and the purchasers of the 2019 Note and the 2020 Notes became parties to the Investors’ Rights Agreement upon the purchase of such notes. The Co-Sale Agreement will terminate upon the completion of this offering.
Anti-takeover Effects of Delaware Law, Our Amended and Restated Certificate of Incorporation and Our Amended and Restated Bylaws
Our amended and restated certificate of incorporation and amended and restated bylaws that will become effective upon the completion of this offering include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.
Board Composition and Filling Vacancies
Upon completion of this offering, our board will be divided into three classes serving three-year terms, with one class being elected each year by a plurality of the votes cast by the stockholders entitled to vote on the election. Our amended and restated certificate of incorporation will also provide that directors may be removed only for cause and then only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office, even if less than a quorum.
No Written Consent of Stockholders
Our amended and restated certificate of incorporation will provide that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting.
Meetings of Stockholders
Our amended and restated bylaws will provide that only a majority of the members of our board of directors, the chairman of our board of directors or our chief executive officer then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our amended and restated bylaws will limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.
Advance Notice Requirements
Our amended and restated bylaws will establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in the amended and restated bylaws. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.
Amendment to Bylaws and Certificate of Incorporation
As required by the Delaware General Corporation Law, any amendment of our amended and restated certificate of incorporation must first be approved by a majority of our board of directors and, if required by law or our amended and restated certificate of incorporation, thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment, and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, directors, limitation of liability, and the amendment of our amended and restated bylaws in our amended and restated

certificate of incorporation must be approved by not less than 75% of the outstanding shares entitled to vote on the amendment. Our amended and restated bylaws may be amended by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the amended and restated bylaws; and may also be amended by the affirmative vote of at least 75% of the outstanding shares entitled to vote on the amendment.
Preferred Stock
As noted above, our amended and restated certificate of incorporation provides for              authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of us or our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our amended and restated certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.
Section 203 of the Delaware General Corporation Law
Upon completion of this offering, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.
Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

■	before the stockholder became interested, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

■
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

■
at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.
Exclusive Jurisdiction of Certain Actions
Our amended and restated certificate of incorporation, to be in effect upon completion of this offering, will require, unless we otherwise consent, that the Court of Chancery of the State of Delaware, or the Chancery Court, will, to the fullest extent permitted by law, be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law (subject to the Chancery Court having personal jurisdiction over the indispensable parties named as defendants): (i) any derivative action or proceeding brought on our behalf, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers and employees of the Company, to us or our stockholders, (iii) any action or proceeding asserting a claim against us or any of our current or former directors, officers or employees arising out of or pursuant to any provision of the Delaware General Corporation Law, our amended and restated certificate of incorporation to be in effect upon the completion of this offering or our amended and restated bylaws to be in effect upon the completion of this offering, (iv) any action or proceeding to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or our amended and restated bylaws to be in effect upon the completion of this offering, (v) any action or proceeding as to which the Delaware General Corporation Law confers jurisdiction to the Chancery Court, or (vi) any action asserting a claim against us or our directors, officers or employees, governed by the internal affairs doctrine. If the Chancery Court does not have jurisdiction for these actions or proceedings, then the actions or proceedings must be brought in a state court located in the State of Delaware. If these state courts also do not have jurisdiction, these actions or proceedings must be brought in the federal district court for the District of Delaware. These limitations in our amended and restated certificate of incorporation to be in effect upon the completion of this offering will not apply to actions brought to enforce a duty or liability created by the Securities Act, the Exchange Act or to any claim for which the federal courts have exclusive jurisdiction.
However, our amended and restated certificate of incorporation, to be in effect upon completion of this offering, also provides that, unless we otherwise consent in writing, the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. On March 18, 2020, the Delaware Supreme Court ruled that provisions of a Delaware corporation’s certificate of incorporation that designate a federal forum for securities claims brought pursuant to the Securities Act, or federal forum provisions, are valid and enforceable under Delaware law, or the March 2020 Ruling. Various U.S. Supreme Court cases offer support for the argument that federal forum provisions do not violate federal policy. However, the March 2020 Ruling applies only to claims brought in Delaware state courts, and it is not binding on any other state court or the federal courts. Therefore, we are unable to predict whether a state court in any other state or a federal court would enforce a federal forum provision such as the one set forth in our amended and restated certificate of incorporation.
Nasdaq Global Market Listing
We have applied to list our common stock on the Nasdaq Global Market under the trading symbol “INBX.”
Transfer Agent and Registrar
Upon completion of this offering, the transfer agent and registrar for our common stock will be Continental Stock Transfer & Trust Company. The transfer agent and registrar’s address is 1 State Street 30th Floor, New York, New York 10004.

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has been no public market for our common stock. Future sales of our common stock, including shares issued upon the exercise of outstanding options, in the public market after this offering, or the perception that those sales may occur, could cause the prevailing market price for our common stock to fall or impair our ability to raise equity capital in the future. As described below, only a limited number of shares of our common stock will be available for sale in the public market for a period of several months after completion of this offering due to contractual and legal restrictions on resale described below. Future sales of our common stock in the public market either before (to the extent permitted) or after restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price of our common stock at such time and our ability to raise equity capital at a time and price we deem appropriate.
Sale of Restricted Shares
Upon the completion of this offering, based on the number of shares of our common stock outstanding as of June 30, 2020, and assuming (i) the conversion of our outstanding convertible preferred stock into common stock, (ii) no exercise of the underwriters’ option to purchase additional shares of common stock, (iii)  the conversion and settlement of the aggregate outstanding principal amount plus accrued interest under the 2019 Note at a conversion price of $     per share into          shares of our common stock and the conversion and settlement of the aggregate outstanding principal amount plus accrued interest under the 2020 Notes at a conversion price of $     per share into              shares of our common stock (assuming a conversion date of          , 2020 and an initial public offering price of $     per share, the midpoint of the price range set forth on the cover page of this prospectus), and (iv) no exercise of outstanding options granted, we will have outstanding an aggregate of approximately             shares of common stock. Of these shares, all of the              shares of common stock to be sold in this offering, and any shares sold upon exercise of the underwriters’ option to purchase additional shares will be freely tradable in the public market without restriction or further registration under the Securities Act, unless the shares are held by any of our “affiliates” as such term is defined in Rule 144. All remaining shares of common stock held by stockholders immediately after the completion of this offering will be “restricted securities” as such term is defined in Rule 144. These restricted securities were issued and sold by us, or will be issued and sold by us, in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act, including the exemptions provided by Rule 144 or Rule 701 under the Securities Act, or Rule 701, which rules are summarized below.
As a result of the lock-up agreements referred to below and the provisions of Rule 144 and Rule 701, the shares of our common stock (excluding the shares sold in this offering) that will be available for sale in the public market are as follows:

NUMBER OF SHARES AND % OF TOTAL OUTSTANDING	DATE AVAILABLE FOR SALE INTO PUBLIC MARKET
shares, or %	On the date of this prospectus
shares, or %
180 days after the date of this prospectus, due to lock-up agreements between the holders of these shares and the underwriters. However, the representatives of the underwriters, acting together, can waive the provisions of these lock-up agreements and allow these stockholders to sell their shares at any time.

Lock-Up Agreements
In connection with this offering, we, our directors, our executive officers and substantially all of our other securityholders of our convertible securities, or the Subject Holders, have agreed, subject to certain exceptions, with the underwriters not to dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of the lock-up agreement continuing through the date 180 days after the date of the final prospectus, or the Lock-Up Period, except for certain exceptions. In addition, except with the prior written consent of Jefferies LLC, Evercore Group L.L.C. and Credit

Suisse Securities (USA) LLC, as the representatives of the underwriters, the Subject Holders will not, during the Lock-Up Period, make any demand for or exercise any right with respect to the registration of any shares of common stock or securities convertible into or exchangeable for shares of common stock, subject to certain exceptions. The representatives of the underwriters have advised us that they have no current intent or arrangement to release any of the shares subject to the lock-up agreements prior to the expiration of the lock-up period. See the section titled “Underwriting.”
Following the lock-up periods set forth in the agreements described above, and assuming that the representatives of the underwriters do not release any parties from these agreements, all of the shares of our common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with Rule 144.
Rule 10b5-1 Trading Plans
Certain of our officers, directors and significant securityholders may adopt written plans, known as Rule 10b5-1 trading plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis to diversify their assets and investments. Under these 10b5-1 trading plans, a broker may execute trades pursuant to parameters established by the officer, director or stockholder when entering into the plan, without further direction from such officer, director or securityholder. Such sales would not commence until the expiration of the applicable lock-up agreements entered into by such officer, director or securityholder in connection with this offering.
Rule 144
In general, under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements of the Exchange Act for at least 90 days, a person (or persons whose shares are required to be aggregated) who is not deemed to have been one of our “affiliates” for purposes of Rule 144 at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months, including the holding period of any prior owner other than one of our “affiliates,” is entitled to sell those shares in the public market (subject to the lock-up agreement referred to above, if applicable) without complying with the manner of sale, volume limitations or notice provisions of Rule 144, but subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than “affiliates,” then such person is entitled to sell such shares in the public market without complying with any of the requirements of Rule 144 (subject to the lock-up agreement referred to above, if applicable). In general, under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements of the Exchange Act for at least 90 days, our “affiliates,” as defined in Rule 144, who have beneficially owned the shares proposed to be sold for at least six months are entitled to sell in the public market, upon expiration of any applicable lock-up agreements and within any three-month period, a number of those shares of our common stock that does not exceed the greater of:

■
1% of the number of shares of common stock then outstanding, which will equal approximately              shares of common stock immediately after this offering (calculated on the basis of the number of shares of our common stock outstanding as of June 30, 2020, the assumptions described above and assuming no exercise of the underwriters’ option to purchase additional shares and no exercise of outstanding options); or

■	the average weekly trading volume of our common stock on the Nasdaq Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.
Such sales under Rule 144 by our “affiliates” or persons selling shares on behalf of our “affiliates” are also subject to certain manner of sale provisions, notice requirements and to the availability of current public information about us. Notwithstanding the availability of Rule 144, the holders of substantially all of our restricted securities have entered into lock-up agreements as referenced above and their restricted securities will become eligible for sale (subject to the above limitations under Rule 144) upon the expiration of the restrictions set forth in those agreements.

Rule 701
In general, under Rule 701 as currently in effect, any of our employees, directors, officers, consultants or advisors who acquired common stock from us in connection with a written compensatory stock or option plan or other written agreement in compliance with Rule 701 before the effective date of the registration statement of which this prospectus is a part (to the extent such common stock is not subject to a lock-up agreement) is entitled to rely on Rule 701 to resell such shares beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act in reliance on Rule 144, but without compliance with the holding period requirements contained in Rule 144. Accordingly, subject to any applicable lock-up agreements, beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act, under Rule 701 persons who are not our “affiliates,” as defined in Rule 144, may resell those shares without complying with the minimum holding period or public information requirements of Rule 144, and persons who are our “affiliates” may resell those shares without compliance with Rule 144’s minimum holding period requirements (subject to the terms of the lock-up agreement referred to above, if applicable).
2017 Employee, Director and Consultant Equity Incentive Plan
We intend to file with the SEC a registration statement under the Securities Act covering the shares of common stock that we may issue upon exercise of outstanding options reserved for issuance under our 2017 Plan. We expect to file this registration statement as soon as practicable after the completion of this offering and that this registration statement will be effective upon filing. Accordingly, shares registered under this registration statement will be available for sale in the open market following its effective date, subject to Rule 144 volume limitations and the lock-up agreements described above, if applicable.
Registration Rights
Upon the closing of this offering and assuming an initial offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus, holders of              shares of our common stock will be entitled to various rights with respect to the registration of these shares under the Securities Act. These shares include shares of common stock issuable upon the conversion of our convertible preferred stock immediately prior to the completion of this offering and the conversion and settlement of the aggregate outstanding principal amount plus accrued interest (assuming a conversion date of          , 2020) under the 2019 Note and the 2020 Notes. Registration of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See the section titled “Description of Capital Stock—Registration Rights” for additional information. Shares covered by a registration statement will be eligible for sale in the public market upon the expiration or release from the terms of the lock-up agreement.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX
CONSEQUENCES TO NON-U.S. HOLDERS
The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of our common stock to Non-U.S. Holders (defined below), but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date of this prospectus. These authorities may be changed or subject to differing interpretations, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought and will not seek any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.
This summary also does not address the tax considerations arising under the laws of any U.S. state or local or any non-U.S. jurisdiction, the 3.8% Medicare contribution tax on net investment income or any alternative minimum tax consequences. In addition, this discussion does not address tax considerations applicable to a Non-U.S. Holder’s particular circumstances or to a Non-U.S. Holder that may be subject to special tax rules, including, without limitation:

■	banks, insurance companies or other financial institutions;

■	tax-exempt or government organizations;

■	brokers of or dealers in securities or currencies;

■	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

■	persons that own, or are deemed to own, more than five percent of our capital stock;

■	certain U.S. expatriates, citizens or former long-term residents of the United States;

■	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction,” synthetic security, other integrated investment, or other risk reduction transaction;

■	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes);

■	persons deemed to sell our common stock under the constructive sale provisions of the Code;

■	real estate investment trusts or regulated investment companies;

■	pension plans;

■	partnerships, or other entities or arrangements treated as partnerships for U.S. federal income tax purposes, or investors in any such entities);

■	persons for whom our stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code;

■	integral parts or controlled entities of foreign sovereigns;

■	tax-qualified retirement plans;

■	controlled foreign corporations;

■	passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax; or

■	persons that acquire our common stock as compensation for services.
In addition, if a partnership, including any entity or arrangement classified as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner generally will depend on the status of the partner the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors regarding the U.S. federal income tax consequences to them of the purchase, ownership, and disposition of our common stock.
You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any U.S. state or local or any non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Definition of a Non-U.S. Holder
For purposes of this summary, a “Non-U.S. Holder” is any beneficial owner of our common stock that is, for U.S. federal income tax purposes, neither a “U.S. person,” nor a partnership, nor an entity disregarded from its owner. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

■	an individual who is a citizen or resident of the United States;

■
a corporation (or other entity classified for U.S. federal income tax purposes as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

■	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

■
a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

Distributions
As discussed in the section titled “Dividend Policy,” above, we do not anticipate paying any dividends on our capital stock in the foreseeable future. If we make distributions on our common stock, those payments will constitute dividends for U.S. income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce a Non-U.S. Holder’s basis in our common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “Gain on Sale or Other Disposition of Common Stock.” Any such distributions would be subject to the discussions below regarding backup withholding and the Foreign Account Tax Compliance Act, or FATCA.
Subject to the discussion below on effectively connected income, any dividend paid to a Non-U.S. Holder generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, a Non-U.S. Holder must provide us or our agent with an IRS Form W-8BEN (generally including a U.S. taxpayer identification number), IRS Form W-8-BEN-E or another appropriate version of IRS Form W-8 (or a successor form), which must be updated periodically, and which, in each case, must certify qualification for the reduced rate. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
Dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business within the United States (and, that are not exempt from United States taxation under an applicable income tax treaty’s exemption for business profits not attributable to a permanent establishment of the Non-U.S. Holder in the United States) generally are exempt from the withholding tax described above. In order to obtain this exemption, the Non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8ECI or successor form or other applicable IRS Form W-8 certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, if you are a Non-U.S. Holder that is a corporation, dividends you receive that are effectively connected with your conduct of a U.S. trade or business (and, if an income tax treaty applies, are attributable to a permanent establishment maintained by you in the United States) may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items.
If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may be able to obtain a refund of any excess amounts currently withheld if you timely file an appropriate claim for refund with the IRS.

Gain on Sale or Other Disposition of Common Stock
Subject to the discussion below regarding backup withholding and FATCA, a Non-U.S. Holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

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the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), in which case the Non-U.S. Holder will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and for a Non-U.S. Holder that is a corporation, such Non-U.S. Holder may be subject to the branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items;

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the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case the Non-U.S. Holder will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses (even though the Non-U.S. Holder is not considered a resident of the United States) (subject to applicable income tax or other treaties); or

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our common stock constitutes a U.S. real property interest by reason of our status as a “U.S. real property holding corporation” for U.S. federal income tax purposes, or a USRPHC, at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period for our common stock. We believe we are not currently and do not anticipate becoming a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax as long as our common stock is regularly traded on an established securities market and such Non-U.S. Holder does not, actually or constructively, hold more than five percent of our common stock at any time during the applicable period that is specified in the Code. If the foregoing exception does not apply, then if we are or were to become a USRPHC a purchaser may be required to withhold 15% of the proceeds payable to a Non-U.S. Holder from a sale of our common stock and such Non-U.S. Holder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to United States persons (as defined in the Code).

Backup Withholding and Information Reporting
Generally, we must file information returns annually to the IRS in connection with any dividends on our common stock paid to a Non-U.S. Holder, regardless of whether any tax was withheld. A similar report will be sent to the Non-U.S. Holder. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in the Non-U.S. Holder’s country of residence.
Payments of dividends or of proceeds on the disposition of stock made to a Non-U.S. Holder may be subject to additional information reporting and backup withholding at a current rate of 24% unless such Non-U.S. Holder establishes an exemption, for example by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8ECI, or another appropriate version of IRS Form W-8 (or a successor form). Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that a holder is a U.S. person.
Backup withholding is not an additional tax; rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.
Foreign Account Tax Compliance Act
FATCA, imposes withholding tax on certain types of payments made to foreign financial institutions and certain other non-U.S. entities. Under FATCA, a 30% withholding tax is imposed on dividends from our common stock, and subject to the proposed Treasury regulation described below, gross proceeds from the sale or other disposition of our common stock, in each case paid to a “foreign financial institution” or to certain “non-financial foreign entities” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. If the country in which a payee is resident has entered into an “intergovernmental agreement” with the United States regarding FATCA, that agreement may permit the payee to report to that country rather than to the U.S. Treasury. The U.S. Treasury proposed regulations in December 2018, which, if finalized in their present form, would eliminate the federal withholding tax of 30%, described above, otherwise applicable to the gross proceeds of a sale or other disposition of our common stock. The IRS stated that it will permit taxpayers to rely on these proposed regulations pending their promulgation in final form. Prospective investors should consult their own tax advisors regarding the possible impact of these rules on their investment in our common stock, and the possible impact of these rules on the entities through which they hold our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of this 30% withholding tax under FATCA.
Federal Estate Tax
Common stock we have issued that is owned (or treated as owned) by an individual who is not a citizen or a resident of the United States (as defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes unless an applicable estate or other tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.
The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING
Subject to the terms and conditions set forth in the underwriting agreement, dated               , 2020, among us and Jefferies LLC, Evercore Group L.L.C. and Credit Suisse Securities (USA) LLC, as the representatives of the underwriters named below and the joint book-running managers of this offering, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective number of shares of common stock shown opposite its name below:

UNDERWRITER	NUMBER OF SHARES
Jefferies LLC
Evercore Group L.L.C.
Credit Suisse Securities (USA) LLC
LifeSci Capital LLC
Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.
The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the common stock as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the common stock, that you will be able to sell any of the common stock held by you at a particular time or that the prices that you receive when you sell will be favorable.
The underwriters are offering the shares of common stock subject to their acceptance of the shares of common stock from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commission and Expenses
The underwriters have advised us that they propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $      per share of common stock. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of $      per share of common stock to certain brokers and dealers. After the offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	PER SHARE		TOTAL
	WITHOUT OPTION TO PURCHASE ADDITIONAL SHARES	WITH OPTION TO PURCHASE ADDITIONAL SHARES	WITHOUT OPTION TO PURCHASE ADDITIONAL SHARES	WITH OPTION TO PURCHASE ADDITIONAL SHARES
Public offering price	$	$	$	$
Underwriting discounts and commissions paid by us	$	$	$	$
Proceeds to us, before expenses	$	$	$	$

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $         . We have also agreed to reimburse the underwriters for up to $            for their Financial Industry Regulatory Authority, Inc., or FINRA, counsel fee. In accordance with FINRA Rule 5110, this reimbursed fee is deemed underwriting compensation for this offering.
Determination of Offering Price
Prior to this offering, there has not been a public market for our common stock. Consequently, the initial public offering price for our common stock will be determined by negotiations between us and the representatives. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.
We offer no assurances that the initial public offering price will correspond to the price at which the common stock will trade in the public market subsequent to the offering or that an active trading market for the common stock will develop and continue after the offering.
Listing
We have applied to have our common stock listed on the Nasdaq Global Market under the trading symbol “INBX.”
Option to Purchase Additional Shares
We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of         shares from us at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above. This option may be exercised only if the underwriters sell more shares than the total number set forth on the cover page of this prospectus.
No Sales of Similar Securities
We, our officers, directors and holders of all or substantially all our outstanding capital stock have agreed, subject to specified exceptions, not to directly or indirectly:

■	sell, offer to sell or contract to sell any of our securities,

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effect any short sale, or establish or increase any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) or liquidate or decrease any “call equivalent position” (as defined in Rule 16a-1(b) under the Exchange Act) of any of our securities,

■	pledge, hypothecate or grant any security interest in any of our securities,

■	in any other way transfer or dispose of our securities,

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enter into any swap, hedge or similar arrangement or agreement that transfers, in whole or in part, the economic risk of ownership of any of our securities, regardless of whether any such transaction is to be settled in securities, in cash or otherwise,

■	announce the offering of any of our securities,

■	submit or file, or make any demand for or exercise any right with respect to, any registration statement under the Securities Act in respect of any of our securities,

■	effect a reverse stock split, recapitalization, share consolidation, reclassification or similar transaction affecting our outstanding common stock, or

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publicly announce an intention to do any of the foregoing for a period of 180 days after the date of this prospectus without the prior written consent of Jefferies LLC, Evercore Group L.L.C. and Credit Suisse Securities (USA) LLC.

This restriction terminates after the close of trading of the common stock on and including the 180th day after the date of this prospectus.
Jefferies LLC, Evercore Group L.L.C. and Credit Suisse Securities (USA) LLC may, in their sole discretion and at any time or from time to time before the termination of the 180-day period, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our shareholders who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.
Stabilization
The underwriters have advised us that they, pursuant to Regulation M under the Exchange Act, certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.
“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.
“Naked” short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.
A stabilizing bid is a bid for the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or the purchase of shares of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.
Neither we, nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.
The underwriters may also engage in passive market making transactions in our common stock on the Nasdaq Global Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.
Electronic Distribution
A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.
Other Activities and Relationships
The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Disclaimers About Non-U.S. Jurisdictions
European Economic Area and the United Kingdom
In relation to each Member State of the European Economic Area and the United Kingdom (each a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

■	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

■	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

■	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and us that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.
For the purposes of this provision, the expression an “offer to the public” in relation to shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
United Kingdom
In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.
Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.
Canada
(A) Resale Restrictions
The distribution of shares of common stock in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are made. Any resale of the shares of our common stock in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the shares of common stock.
(B) Representations of Canadian Purchasers
By purchasing shares of our common stock in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

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the purchaser is entitled under applicable provincial securities laws to purchase the shares of our common stock without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106 - Prospectus Exemptions;

■	the purchaser is a “permitted client” as defined in National Instrument 31-103 - Registration Requirements, Exemptions and Ongoing Registrant Obligations;

■	where required by law, the purchaser is purchasing as principal and not as agent; and

■	the purchaser has reviewed the text above under Resale Restrictions.
(C) Conflicts of Interest
Canadian purchasers are hereby notified that each of shares of our the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105 - Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.
(D) Statutory Rights of Action
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the prospectus (including any amendment thereto) such as this document contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
(E) Enforcement of Legal Rights
All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.
(F) Taxation and Eligibility for Investment
Canadian purchasers of shares of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the shares of our common stock in their particular circumstances and about the eligibility of the shares of our common stock for investment by the purchaser under relevant Canadian legislation.
Australia
This prospectus is not a disclosure document for the purposes of Australia’s Corporations Act 2001 (Cth) of Australia, or Corporations Act, has not been lodged with the Australian Securities & Investments Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this prospectus in Australia:
You confirm and warrant that you are either:

■	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

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a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the Company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

■	a person associated with the Company under Section 708(12) of the Corporations Act; or

■	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.
To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this prospectus is void and incapable of acceptance.
You warrant and agree that you will not offer any of the securities issued to you pursuant to this prospectus for resale in Australia within 12 months of those securities being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.
Hong Kong
No shares of our common stock have been offered or sold, and no shares of our common stock may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong, or the SFO, and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong, or the CO, or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO. No document, invitation or advertisement relating to the shares of our common stock has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to shares of our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.
This prospectus has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus may not be issued, circulated or distributed in Hong Kong, and the shares of our common stock may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the shares of our common stock will be required, and is deemed by the acquisition of the shares of our common stock, to confirm that he is aware of the restriction on offers of the shares of our common stock described in this prospectus and the relevant offering documents and that he is not acquiring, and has not been offered any shares of our common stock in circumstances that contravene any such restrictions.
Israel
This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, and any offer of shares is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.
Japan
The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the underwriters will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.
Singapore
This prospectus has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common stock may not be circulated or distributed, nor may the common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares of our common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

■
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

■	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of our common stock pursuant to an offer made under Section 275 of the SFA except:

■	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

■	where no consideration is or will be given for the transfer;

■	where the transfer is by operation of law;

■	as specified in Section 276(7) of the SFA; or

■	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.
Switzerland
The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this prospectus nor any other offering or marketing material relating to the offering, us or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or the CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

LEGAL MATTERS
The validity of the shares of common stock offered by this prospectus will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., San Diego, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cooley LLP, San Diego, California. Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., or Mintz, and attorneys at Mintz beneficially own shares of our common stock and shares of our Series Mezzanine 2 Preferred Stock, representing approximately 0.03% of our outstanding common stock on a fully diluted basis (without assuming conversion of the 2019 Note and 2020 Notes) as of July 15, 2020 and 0.03% of our outstanding common stock on a fully diluted basis (without assuming conversion of the 2019 Note and the 2020 Notes) as of July 15, 2020, respectively.
EXPERTS
The consolidated financial statements as of December 31, 2018 and 2019 and for each of the two years in the period ended December 31, 2019 included in this prospectus and in the registration statement of which this prospectus forms a part have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm (the report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) appearing elsewhere herein and in the registration statement of which this prospectus forms a part, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act that registers the shares of our common stock to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all the information contained in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copies of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.
Upon the completion of this offering, we will be required to file periodic reports, proxy statements and other information with the SEC pursuant to the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.
Upon the completion of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. Our website address is www.inhibrx.com. Upon the completion of this offering, you may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our website address does not constitute incorporation by reference of the information contained on our website, and you should not consider the contents of our website in making an investment decision with respect to our common stock.

Report of Independent Registered Public Accounting Firm
Board of Directors and Stockholders
Inhibrx, Inc.
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Inhibrx, Inc. (the “Company”) as of December 31, 2018 and 2019, the related consolidated statements of operations, convertible preferred stock, redeemable non-controlling interests, predecessor’s deficit, and stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2018 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.
Going Concern Uncertainty
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the consolidated financial statements, the Company has suffered recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Change in Accounting Principle
As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for leases in 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ BDO USA, LLP
We have served as the Company’s auditor since 2018.
San Diego, California
June 26, 2020

Inhibrx, Inc.
Consolidated Balance Sheets
(In thousands, except share data and par value)

	AS OF DECEMBER 31,		AS OF JUNE 30, 2020	PRO FORMA AS OF JUNE 30, 2020
	2018	2019
Assets			(unaudited)
Current assets:
Cash	$2,103	$11,540	$5,632
Accounts receivable	690	199	5
Receivables from related parties	—	239	117
Prepaid expenses and other current assets	2,864	3,583	3,044
Total current assets	5,657	15,561	8,798
Property and equipment, net	2,593	3,230	3,202
Right-of-use asset	—	7,453	8,530
Other non-current assets	1,734	245	771
Total assets	$9,984	$26,489	$21,301
Liabilities, convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$6,530	$3,115	$8,909
Accrued expenses	1,631	4,832	15,720
Current portion of deferred revenue	—	7,939	3,723
Current portion of long-term debt, net of discount	5,931	3,563	—
Current portion of lease liability	—	1,105	1,423
Other current liabilities	2,090	16	—
Total current liabilities	16,182	20,570	29,775
Convertible notes, net of discount	—	30,367	44,658
Derivative liabilities	—	1,916	—
Long-term debt, net of current portion and including final payment fee	3,563	—	—
Paycheck Protection Program loan	—	—	1,875
Non-current portion of lease liability	—	6,698	7,482
Non-current portion of deferred revenue	—	1,000	1,410
Other non-current liabilities	363	—	3,138
Total liabilities	20,108	60,551	88,338
Commitments and contingencies (Note 12)

Convertible preferred stock, $0.0001 par value; 15,765,000 shares authorized at December 31, 2018 and 25,765,000 shares authorized at December 31, 2019 and June 30, 2020 (unaudited); 10,815,134 shares issued and outstanding at December 31, 2018 and 12,534,331 shares issued and outstanding at December 31, 2019 and June 30, 2020 (unaudited); liquidation preferences of $75.5 million at December 31, 2018 and liquidation preferences of $87.5 million at December 31, 2019 and June 30, 2020 (unaudited); no shares issued at June 30, 2020, pro forma (unaudited)	47,519	59,507	59,507
Stockholders’ deficit
Common stock, $0.0001 par value, 55,000,000 shares authorized at December 31, 2018 and 65,000,000 shares authorized at December 31, 2019 and June 30, 2020 (unaudited); 31,555,556 issued and outstanding at December 31, 2018, December 31, 2019, and June 30, 2020 (unaudited); shares issued and outstanding at June 30, 2020, pro forma (unaudited)	3	3	3
Additional paid-in-capital	(39,791)	(24,317)	(19,314)
Accumulated deficit	(17,855)	(69,255)	(107,233)
Total stockholders’ deficit	(57,643)	(93,569)	(126,544)
Total liabilities, convertible preferred stock and stockholders’ deficit	$9,984	$26,489	$21,301

The accompanying notes are an integral part of these consolidated financial statements.

Inhibrx, Inc.
Consolidated Statements of Operations
(In thousands, except shares and per share data)

	YEAR ENDED DECEMBER 31,		SIX MONTHS ENDED JUNE 30,
	2018	2019	2019	2020
			(unaudited)
Revenue:
License fee revenue	$7,500	$9,093	$8,032	$4,206
Grant revenue	1,095	4,118	3,697	5
Total revenue	8,595	13,211	11,729	4,211
Operating expenses:
Research and development	33,454	47,907	22,839	35,990
General and administrative	4,654	6,257	3,103	2,999
Abandoned offering costs	—	2,761	—	—
Total operating expenses	38,108	56,925	25,942	38,989
Loss from operations	(29,513)	(43,714)	(14,213)	(34,778)
Other income (expense):
Interest expense, net	(1,480)	(5,719)	(737)	(5,856)
Other income (expense), net	68	(53)	16	5
Change in fair value of derivative liabilities	—	(1,016)	—	2,651
Total other expense	(1,412)	(6,788)	(721)	(3,200)
Loss before income tax expense	(30,925)	(50,502)	(14,934)	(37,978)
Provision for income taxes	96	898	(2)	—
Net loss	(31,021)	(51,400)	(14,932)	(37,978)
Accretion to redemption value of redeemable non-controlling interest	(737)	—	—	—
Less: net loss attributable to non-controlling interest	595	—	—	—
Net loss attributable to Inhibrx, Inc.	$(31,163)	$(51,400)	$(14,932)	$(37,978)
Net loss per share attributable to Inhibrx, Inc., basic and diluted	$(0.99)	$(1.63)	$(0.47)	$(1.20)
Weighted-average shares of common stock outstanding, basic and diluted	31,556	31,556	31,556	31,556
Pro forma net loss per share, basic and diluted (unaudited)		$		$
Pro forma weighted-average shares of common stock outstanding, basic and diluted (unaudited)

The accompanying notes are an integral part of these consolidated financial statements.

Inhibrx, Inc.
Consolidated Statements of Convertible Preferred Stock, Redeemable Non-Controlling Interests,
Predecessor’s Deficit, and Stockholders’ Deficit
(In thousands)

	CONVERTIBLE PREFERRED STOCK (SHARES)	CONVERTIBLE PREFERRED STOCK (AMOUNT)	REDEEMABLE NON-CONTROLLING INTERESTS	COMMON STOCK (SHARES)	COMMON STOCK (AMOUNT)	ADDITIONAL PAID-IN CAPITAL	ACCUMULATED DEFICIT	PREDECESSOR’S DEFICIT	NON-CONTROLLING INTERESTS	TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)
Balance as of December 31, 2018	10,815	$47,519	$—	31,556	$3	$(39,791)	$(17,855)	$—	$—	$(57,643)
Stock-based compensation expense (unaudited)	—	—	—	—	—	1,831	—	—	—	1,831
Issuance of Mezzanine Preferred Stock (unaudited)	1,719	11,988	—	—	—	—	—	—	—	—
2019 Note - beneficial conversion feature (unaudited)	—	—	—	—	—	11,500	—	—	—	11,500
Net loss (unaudited)	—	—	—	—	—	—	(14,932)	—	—	(14,932)
Balance as of June 30, 2019 (unaudited)	12,534	$59,507	$—	31,556	$3	$(26,460)	$(32,787)	$—	$—	$(59,244)

Balance as of December 31, 2017	—	$—	$21,051	—	$—	$—	$—	$(28,771)	$6,351	$(22,420)
Stock-based compensation expense	—	—	—	—	—	339	—	2,145	—	2,484
Predecessor distributions	—	—	(125)	—	—	—	—	(450)	—	(450)
Net loss prior to Merger	—	—	125	—	—	—	—	(12,571)	(720)	(13,291)
Accretion of redeemable non-controlling interests	—	—	737	—	—	—	—	(737)	—	(737)
Preferred and common shares issued upon Merger	4,889	27,160	(21,788)	31,556	3	(40,130)	—	40,384	(5,631)	(5,374)
Issuance of Mezzanine Preferred Stock	2,441	20,359	—	—	—	—	—	—	—	—
Additional shares issued pursuant to the Anti-dilution terms of Mezzanine Preferred Stock	3,485	—	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	(17,855)	—	—	(17,855)
Balance as of December 31, 2018	10,815	$47,519	$—	31,556	$3	$(39,791)	$(17,855)	$—	$—	$(57,643)
Stock-based compensation expense	—	—	—	—	—	3,974	—	—	—	3,974
Issuance of Mezzanine Preferred Stock	1,719	11,988	—	—	—	—	—	—	—	—
2019 Note - beneficial conversion feature	—	—	—	—	—	11,500	—	—	—	11,500
Net loss	—	—	—	—	—	—	(51,400)	—	—	(51,400)
Balance as of December 31, 2019	12,534	$59,507	$—	31,556	$3	$(24,317)	$(69,255)	$—	$—	$(93,569)
Stock-based compensation expense (unaudited)	—	—	—	—	—	2,347	—	—	—	2,347
2020 Notes - beneficial conversion feature (unaudited)	—	—	—	—	—	2,656	—	—	—	2,656
Net loss (unaudited)	—	—	—	—	—	—	(37,978)	—	—	(37,978)
Balance as of June 30, 2020 (unaudited)	12,534	$59,507	$—	31,556	$3	$(19,314)	$(107,233)	$—	$—	$(126,544)

The accompanying notes are an integral part of these consolidated financial statements.

Inhibrx, Inc.
Consolidated Statements of Cash Flows
(In thousands)

	YEAR ENDED DECEMBER 31,		SIX MONTHS ENDED JUNE 30,
	2018	2019	2019	2020
			(unaudited)
Cash flows from operating activities
Net loss	$(31,021)	$(51,400)	$(14,932)	$(37,978)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	676	1,163	404	505
Accretion of debt discount and non-cash interest expense	522	5,498	514	5,824
Stock-based compensation expense	2,484	3,974	1,831	2,347
Non-cash lease expense	—	1,355	828	675
Change in fair value of derivative liabilities	—	1,016	—	(2,651)
Loss on disposal of fixed assets	—	69	—	—
Abandoned offering costs	—	2,761	—	—
Changes in operating assets and liabilities:
Accounts receivable	(550)	491	(3,646)	194
Receivables from related parties	—	(239)	—	122
Prepaid expenses and other current assets	(1,589)	(719)	690	539
Other assets	556	—	—	—
Other non-current assets	—	(1,272)	(244)	—
Accounts payable	4,913	(3,474)	(4,492)	5,677
Accrued expenses and other current liabilities	755	1,127	539	10,505
Operating lease liability	—	(1,005)	(493)	(650)
Deferred revenue, current portion	—	7,939	—	(4,216)
Deferred revenue, non-current portion	—	1,000	—	410
Other liabilities	162	(363)	(363)	—
Net cash used in operating activities	(23,092)	(32,079)	(19,364)	(18,697)
Cash flows from investing activities
Purchase of fixed assets	(1,429)	(1,810)	(764)	(453)
Net cash used in investing activities	(1,429)	(1,810)	(764)	(453)
Cash flows from financing activities
Payment of fees associated with debt	—	—	—	(50)
Deferred offering costs paid	(692)	—	(898)	—
Proceeds from the issuance of preferred stock	20,478	12,000	12,000	—

Costs associated with the issuance of preferred stock	(116)	(12)	(12)	—
Predecessor distributions	(828)	—	—	—
Repayment of debt	(5,688)	(6,192)	(3,030)	(3,583)
Proceeds from the issuance of convertible notes	—	40,000	40,000	15,000
Costs associated with the issuance of convertible notes	—	(2,470)	(2,410)	—
Proceeds from the Paycheck Protection Program loan	—	—	—	1,875
Net cash provided by financing activities	13,154	43,326	45,650	13,242
Net increase (decrease) in cash	(11,367)	9,437	25,522	(5,908)
Cash at beginning of period	13,470	2,103	2,103	11,540
Cash at end of period	$2,103	$11,540	$27,625	$5,632

Supplemental disclosure of cash flow information
Cash paid for interest	$940	$476	$304	$39
Cash paid for income taxes	$60	$976	$76	$—
Non-cash investing and financing activities
Payable for purchase of fixed assets	$(35)	$(59)	$(302)	$(24)
Accretion of redeemable non-controlling interests	$737	$—	$—	$—
Deferred offering costs included in accounts payable and accrued expenses	$1,042	$—	$487	$476
Transaction costs payable for financing activities	$—	$—	$(60)	$—
Supplemental non-cash information
Operating lease liabilities arising from obtaining right-of-use assets	$—	$8,808	$8,808	$1,752
Debt discount related to derivative liabilities	$—	$(900)	$(900)	$(735)
Derivative liabilities	$—	$900	$900	$735
Debt discount arising from convertible note beneficial conversion features	$—	$(11,500)	$(11,500)	$(2,656)

The accompanying notes are an integral part of these consolidated financial statements.

Inhibrx, Inc.
Notes to Consolidated Financial Statements
(Information as of June 30, 2020 and thereafter and for the six months ended June 30, 2019 and 2020 is unaudited)
1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Organization
Inhibrx, Inc. (the “Company” or “Inhibrx”) is a clinical-stage biotechnology company focused on developing a broad pipeline of novel biologic therapeutic candidates. The Company combines a deep understanding of target biology with innovative protein engineering, proprietary discovery technologies, and an integrative approach to research and development to design highly differentiated therapeutic candidates. The Company’s current pipeline is focused on oncology and orphan diseases.
The Company is subject to risks and uncertainties common to early-stage companies in the biotechnology industry, including, but not limited to, risks associated with preclinical studies, clinical trials and regulatory applications, development by competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations and the ability to secure additional capital to fund operations. The Company’s therapeutic candidates currently under development will require significant additional research and development efforts, including clinical and preclinical testing and regulatory approval prior to commercialization. These efforts require significant amounts of capital, adequate personnel and infrastructure and extensive compliance-reporting capabilities. Even if the Company’s development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales.
Basis of Presentation and Merger
On November 17, 2017, Inhibrx was incorporated under the laws of the State of Delaware under the name Tenium Therapeutics, Inc. In April 2018, the Company changed its name to Inhibrx, Inc. On April 30, 2018, it completed a series of transactions pursuant to which multiple entities merged with and into Inhibrx, Inc., with Inhibrx, Inc. continuing as the surviving corporation (the “Merger”). These entities consisted of Inhibrx, LP, Inhibrx 101, LP, Inhibrx 104, LP, INBRX 105, LP, INBRX 106, LP, INBRX 107, LP, INBRX 108, LP, INBRX 109, LP, INBRX 110, LP, INBRX 111, LP, INBRX 112, LP, each a limited partnership organized under the laws of the State of Delaware, and Inhibrx BioPharma, LLC, a limited liability company organized under the laws of the State of Delaware (collectively, the “Target Parties”). The Merger was a reorganization of entities under common control and accordingly, the consolidated financial statements were retroactively adjusted to reflect the Merger as of the beginning of the earliest period presented as common control existed for all periods presented. As appropriate for entities under common control, the historical consolidated financial statements of the Target Parties prior to the Merger became those of Inhibrx, Inc. In connection with the Merger, 31.6 million shares of common stock and 2.7 million and 2.2 million shares of Series Mezzanine 1 Preferred Stock, par value $0.0001 per share (the “Series Mezzanine 1 Preferred Stock”) and Series Mezzanine 2 Preferred Stock, par value $0.0001 per share (the “Series Mezzanine 2 Preferred Stock”), respectively, were issued in exchange for the outstanding partnership, membership and non-controlling interests of the Target Parties, as applicable.
The Company’s corporate structure presently consists of Inhibrx, Inc. and its wholly owned subsidiary, INBRX 103, LLC, which relates to the development of the Company’s CD47 checkpoint inhibitor licensed by Celgene Corporation, a Bristol-Myers Squibb Company (“Celgene”). In connection with the Merger, the Company filed a certificate of incorporation and adopted bylaws, all of which were previously approved by the Company’s board of directors and stockholders. Pursuant to the Company’s certificate of incorporation, as amended, the Company is authorized to issue up to 65.0 million shares of common stock $0.0001 par value per share and 25.8 million shares of convertible preferred stock $0.0001 par value per share.
Prior to the Merger, a minority shareholder in certain subsidiaries of the Company had the right, at a certain time, to require the Company to acquire its ownership interest in those entities at a stated rate. The non-controlling interest subject to these arrangements was included in temporary equity as redeemable non-controlling interest, and was accreted to its future redemption amount each reporting period with a corresponding adjustment to predecessor’s equity. Non-controlling interest amounts relating to the Company’s consolidated subsidiaries were included within the net loss attributable to non-controlling interests caption in its consolidated statements of operations and within the non-controlling interests caption in its consolidated balance sheets. After the Merger in April 2018, the redeemable non-controlling interest no longer exists.

Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary and have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”). All intercompany accounts and transactions have been eliminated in consolidation.
Liquidity and Going Concern
The Company is seeking to complete an initial public offering (“IPO”) of its common stock. The Company has a limited operating history, has experienced negative cash flow from operations, and the sales and income potential of the Company’s business and market are unproven. As of December 31, 2019 and June 30, 2020, the Company had an accumulated deficit of $69.3 million and $107.2 million, respectively, and cash of $11.5 million and $5.6 million, respectively. From its inception and as of December 31, 2019 and June 30, 2020, the Company has devoted substantially all of its efforts to therapeutic drug discovery and development, conducting preclinical studies and clinical trials, enabling manufacturing activities in support of its therapeutic candidates, organizing and staffing the Company, establishing its intellectual property portfolio and raising capital to support and expand these activities. Historically, the Company has funded its operations primarily through borrowings under a loan and security agreement, as amended (the “2015 Loan Agreement”), with Oxford Finance LLC (“Oxford”), payments received from research grants and license and collaboration agreements, and multiple rounds of equity financings, including gross proceeds of approximately $32.5 million from the sale of its preferred stock in May 2018, September 2018, October 2018, and January 2019 (see Note 6 for further discussion). In May 2019, the Company received $40.0 million in gross proceeds from the sale and issuance of a convertible promissory note (the “2019 Note”) to DRAGSA 50, LLC, an entity affiliated with Viking Global Investors LP, (“Viking”) in a private placement transaction (see Note 5 for further discussion). In April 2020, the Company received an additional $15.0 million in gross proceeds from the sale and issuance of additional promissory notes (the “2020 Notes”) to Viking and certain other investors in a private placement transaction. In May 2020, the Company received funds of $1.9 million, in the form of a promissory note under the Paycheck Protection Program (“PPP Loan”). In July 2020, the Company received proceeds of $10.0 million, net of $0.1 million of debt issuance costs, under a new loan and security agreement (the “2020 Loan Agreement”), with Oxford.
The Company’s history of recurring losses and its anticipated expenditures for clinical development raise substantial doubt about the Company’s ability to continue as a going concern. In the event the Company does not complete an IPO, the Company plans to continue to fund its operations and capital funding needs through a combination of private equity offerings, debt financings or other sources, including potential license and collaboration agreements.
The Company’s future liquidity and capital funding requirements will depend on numerous factors, including:

■	its ability to raise additional funds, either through this offering or through other means;

■	the outcome, costs and timing of preclinical studies and clinical trials for its current or future therapeutic candidates;

■	whether and when it is able to obtain regulatory approval to market any of its therapeutic candidates;

■	its ability to successfully commercialize any therapeutic candidates that receive regulatory approval;

■	the emergence and effect of competing or complementary therapeutics or therapeutic candidates;

■
its ability to maintain, expand and defend the scope of its intellectual property portfolio, including the amount and timing of any payments the Company may be required to make, or that it may receive, in connection with the licensing, filing, prosecution, defense and enforcement of any patents or other intellectual property rights;

■	its ability to retain its current employees and the need and ability to hire additional management and scientific and medical personnel;

■	the terms and timing of any strategic licensing, collaboration or other similar agreement that the Company has or may establish;

■
its ability to remain a going concern in light of its history of recurring losses and anticipated expenditures for clinical development needed to obtain regulatory approval and commercialize its therapeutic candidates;

■	the valuation of its capital stock; and

■	the continuing or future effects of the COVID-19 pandemic and related uncertainties on capital and financial markets.

The Company will require additional funding in order to complete the development of its therapeutic candidates and commercialize its therapies, if approved. Until such time, if ever, in which the Company can generate substantial product revenue, it will expect to continue to fund its operations and capital funding needs through equity offerings, debt financings or other capital sources, including strategic licensing, collaboration or other similar agreement. If the Company does raise additional capital through public or private equity or convertible debt offerings, the ownership interests of its existing stockholders will be diluted, and the terms of those securities may include liquidation or other preferences that adversely affect its stockholders’ rights. If the Company raises capital through additional debt financings, it may be subject to covenants limiting or restricting its ability to take specific actions, such as incurring additional debt or making certain capital expenditures. To the extent that the Company raises additional capital through strategic licensing, collaboration or other similar agreement, it may have to relinquish valuable rights to its therapeutic candidates, future revenue streams or research programs at an earlier stage of development or on less favorable terms than it would otherwise choose, or to grant licenses on terms that may not be favorable to the Company. There can be no assurance as to the availability or terms upon which such financing and capital might be available in the future. If the Company is unable to secure adequate additional funding, it will need to reevaluate its operating plan and may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, delay, scale back or eliminate some or all of its development programs, or relinquish rights to its technology on less favorable terms than it would otherwise choose. These actions could materially impact its business, results of operations and future prospects.
Failure to obtain adequate financing when needed could adversely affect the Company’s ability to operate as a going concern. The accompanying consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business. They do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.
Use of Estimates
The preparation of these consolidated financial statements in conformity with GAAP requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expense and the disclosure of contingent assets and liabilities in the Company’s financial statements and accompanying notes. The Company’s most significant estimates relate to evaluation of embedded derivative instruments and beneficial conversion features within convertible notes, whether revenue recognition criteria have been met, accounting for development work and preclinical studies and clinical trials, determining the assumptions used in measuring stock-based compensation, the incremental borrowing rate estimated in relation to the Company’s operating lease, and valuation allowances for the Company’s deferred tax assets. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. Estimates are periodically reviewed in light of changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. The Company’s actual results may differ from these estimates under different assumptions or conditions.
Unaudited Interim Financial Information
The accompanying condensed consolidated balance sheets as of June 30, 2020, the condensed consolidated statements of operations for the six months ended June 30, 2019 and 2020, the condensed consolidated statement of cash flows for the six months ended June 30, 2019 and 2020 and condensed consolidated statements of convertible preferred stock, redeemable non-controlling interests, predecessor’s deficit and stockholders’ deficit for the six months ended June 30, 2019 and 2020 are unaudited. The unaudited interim condensed consolidated financial statements have been prepared on a basis consistent with the audited annual consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, that are necessary for the fair statement of the Company’s financial position as of June 30, 2020 and the results of its operations and its cash flows for the six months ended June 30, 2019 and 2020. The financial data and other information disclosed in these notes related to the six months ended June 30, 2019 and 2020 are also unaudited. The results for the six months ended June 30, 2020 are not necessarily indicative of results to be expected for the year ending December 31, 2020, any other interim periods, or any future year or period.

Unaudited Pro Forma Balance Sheet
The unaudited pro forma balance sheet as of June 30, 2020 has been prepared to give effect to (1) the automatic conversion of all of the outstanding convertible preferred stock of the Company into approximately 12.5 million shares of common stock (see Note 6 for further discussion) as of June 30, 2020; (2) the automatic conversion of the Company’s outstanding 2019 Note and the 2020 Notes into an aggregate of              shares of its common stock, assuming the conversion of the $55.0 million principal amount plus accrued interest to date at a conversion price equal to the lesser of (i) 90% of the IPO price or (ii) a fixed price based on a specified valuation; (3) the resulting settlement of the derivative instrument upon the conversion of the 2019 Note and the 2020 Notes; and (4) the filing of the Company’s amended and restated certificate of incorporation, which will occur immediately prior to the completion of the IPO.
The unaudited pro forma information does not reflect any pro forma adjustments for common stock to be issued in conjunction with the IPO or any related estimated net proceeds.
Fair Value of Financial Instruments
The Company’s financial instruments consist principally of accounts receivable, accounts payable, accrued expense, derivative instruments, and its former 2015 Loan Agreement with Oxford which has been terminated. The carrying amounts of financial instruments such as accounts receivable, accounts payable, accrued expense, and convertible notes approximate their related fair values due to the short-term nature of these instruments. The Company’s derivative instruments are carried at fair value based on unobservable market inputs.
Cash
Cash is comprised of cash held in financial institutions.
Concentrations of Credit Risk
The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to significant risk on its cash balances due to the financial position of the depository institution in which those deposits are held.
The Company continually evaluates its accounts receivable for all outstanding third-party balances to determine the potential exposure to a concentration of credit risk. The Company’s major third-party contracting parties, some of which account for significant balances in both accounts receivable and revenue, are generally large, credit-worthy biotechnology companies and government bodies. The Company assesses the collectability of accounts receivable through a review of its current aging, as well as an analysis of its historical collection rate, general economic conditions, and credit status of these third parties. As of December 31, 2018 and 2019 and as of June 30, 2020, all outstanding accounts receivable were deemed to be fully collectible, and therefore, no allowance for doubtful accounts was recorded.
The Company currently depends on third-party suppliers for key materials and services used in its research and development, as well as manufacturing processes, and is subject to certain risks related to the loss of these third-party suppliers or their inability to supply the Company with adequate materials and services. In August 2018, the Company entered into a strategic alliance with WuXi Biologics (Hong Kong), Limited, (“WuXi Biologics”) pursuant to which the Company agreed, for three years and subject to certain conditions, to exclusively use WuXi Biologics to manufacture its therapeutic candidates on a project-by-project basis. The Company does not control the manufacturing processes of the contract manufacturing organizations (“CMOs”) with whom it contracts, including WuXi Biologics, and is dependent on these third parties for the production of its therapeutic candidates in accordance with relevant regulations (such as current Good Manufacturing Practices, “cGMP”), which includes, among other things, quality control, quality assurance and the maintenance of records and documentation.
Dividends
As of June 30, 2020, the Company has never declared or paid any dividends on its common stock. The Company currently intends to retain available cash for funding operations; therefore, it does not expect to pay any dividends in the foreseeable future.
Additionally, the provisions of the 2019 Note and the 2020 Notes as well as the 2020 Loan Agreement with Oxford, limit, among other things, the Company’s ability to pay dividends and make certain other payments. Any future determination to pay dividends on the Company’s common stock will be at the discretion of the Company’s board of directors and will depend upon, among other factors, the results of operations, financial condition, capital requirements, contract restrictions, business prospects and other factors the Company’s board of directors may deem relevant.
Property and Equipment, Net
Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets. The Company estimates useful lives as follows:

■	machinery and equipment: three to five years;

■	furniture and fixtures: three to five years; and

■	and computer software: four to five years.
Amortization of leasehold improvements is provided on a straight-line basis over the shorter of their estimated useful lives or the lease term. The costs of additions and betterments are capitalized, and repairs and maintenance costs are expensed in the periods incurred.
Impairment of Long-Lived Assets
The Company reviews long-lived assets for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. If such assets are considered impaired, the amount of the impairment loss recognized is measured as the amount by which the carrying value of the asset exceeds the fair value of the asset, fair value being determined based upon future cash flows or appraised values, depending on the nature of the asset. The Company recognized no impairment losses during any of the periods presented within its consolidated financial statements.
Leases
The Company has two existing leases for its corporate headquarters in La Jolla, California. Its first lease commenced in June 2018. In May 2019, the Company signed an amendment to its lease agreement to expand the Company’s facilities, which commenced in January 2020. This amendment is accounted for as a separate lease. Leases are reviewed and classified as operating or financing leases at commencement. The Company’s existing leases are classified as operating leases.
Effective January 1, 2019, the Company adopted Accounting Standards Update (“ASU”) No. 2016-02, Leases. For the long-term operating lease of its corporate headquarters, the Company recognized a right-of-use asset and lease liability on its consolidated balance sheet. The lease liability is determined as the present value of future lease payments using an estimated incremental borrowing rate that the Company would have to pay to borrow equivalent funds on a collateralized basis at the lease commencement date. The right-of-use asset is based on the liability adjusted for any prepaid or deferred rent. The lease term at the commencement date is determined by considering whether renewal options and termination options are reasonably assured of exercise.
The Company has elected to exclude from its consolidated balance sheets recognition of leases having a term of 12 months or less (short-term leases) and has elected not to separate lease components and non-lease components for its long-term operating lease.
Rent expense for the operating lease is recognized on a straight-line basis over the lease term and is included in operating expense in the consolidated statements of operations for all periods presented.
Agreements are reviewed at inception to determine if they contain a lease.
Derivative Liabilities
As discussed in Note 5, the 2019 Note and the 2020 Notes contain embedded features that provide multiple settlement alternatives. Certain of these settlement features provide the noteholders with a right to a fixed number of the Company’s shares upon conversion of the note. Other settlement features provide Viking the right or the obligation to receive cash or a variable number of shares upon the completion of a capital raising transaction, change of control, qualified IPO (as defined in the 2019 Note and the 2020 Notes), or default of the Company. The Company evaluated each settlement alternative within the 2019 Note and the 2020 Notes under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 815-15, Embedded Derivatives and ASC Topic 815-40, Contracts in Entity’s Own Equity and determined certain of the settlement features would be accounted for as redemption features meeting the requirements for separate accounting as a single, compound derivative instrument.
This single, compound derivative instrument is accounted for as a liability at its estimated fair value as of the date of issuance, and then subsequently remeasured to fair value as of each balance sheet date, with the related remeasurement adjustment being recognized as a component of change in fair value of derivative liabilities in the consolidated statements of operations. The aggregate outstanding principal amount plus accrued interest to date under the 2019 Note and the 2020 Notes will automatically convert and settle into shares of the Company’s common stock immediately prior to the completion of this offering at the lesser of (1) a conversion price equal to 90% of the IPO price per share or (2) a fixed price based on a specified valuation. As of June 30, 2020, the fair value of the derivative was determined to be zero based upon the expected conversion of the notes via an embedded conversion feature which does not meet the definition of a derivative.
Fair Value Measurements
The Company determines the fair value measurements of applicable assets and liabilities based on a three-tier fair value hierarchy established by accounting guidance and prioritizes the inputs used in measuring fair value. These tiers include:

■	Level 1 - Quoted prices in active markets for identical assets or liabilities.

■
Level 2 - Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

■	Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.
The 2019 Note and the 2020 Notes contain embedded derivative liabilities (see Note 5). They are classified within Level 3 of the hierarchy, since they are valued by using inputs that are unobservable in the market.
As of December 31, 2018, the Company did not have any assets or liabilities measured at fair value presented on its consolidated balance sheets. The following table presents the Company’s financial liabilities that were measured at fair value as of December 31, 2019 and June 30, 2020 (in thousands):

	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL
As of December 31, 2019
Derivative liability	$—	$—	$1,916	$1,916
As of June 30, 2020 (unaudited)
Derivative liabilities	$—	$—	$—	$—

The following table presents the Company’s liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2019 and the six months ended June 30, 2020 (in thousands):

DERIVATIVE LIABILITIES
Balance as of December 31, 2018	$—
Establishment of derivative liability on the 2019 Note	900
Change in fair value of derivative liability	1,016
Balance as of December 31, 2019	$1,916
Establishment of derivative liability on the 2020 Notes	735
Change in fair value of derivative liabilities	(2,651)
Balance as of June 30, 2020 (unaudited)	$—

The fair value of the Company’s derivative liabilities categorized in Level 3 of the fair value hierarchy as of December 31, 2019 is determined based upon an independent third-party valuation report using a lattice model. The valuation report utilizes unobservable inputs, including the discount rate, management’s assessment of the probability of various underlying events triggering the conversion of the Company’s 2019 Note (as discussed in Note 5), such as an IPO, financing, or extraordinary event, and the current valuation of the Company through an independent third-party valuation report. As of June 30, 2020, the fair value of the derivative was determined to be zero based upon the expected conversion of the 2019 Note and the 2020 Notes via an embedded conversion feature which does not meet the definition of a derivative.
Deferred Financing Costs and Other Debt-Related Costs
Deferred financing costs are capitalized, recorded as an offset to the Company’s debt balances and amortized as interest expense over the term of the associated debt instrument using the effective interest method, pursuant to ASC Topic 835-30, Imputation of Interest. If the maturity of the debt is accelerated as a result of default or early debt repayment, the amortization would then be accelerated. Amounts paid related to debt financing activities are presented on the consolidated balance sheet as a direct deduction from the debt liability.
Deferred IPO Costs
During the years ended December 31, 2018 and 2019, the Company was contemplating an IPO. Legal, accounting, and filing fees related directly to this contemplated IPO were capitalized as deferred IPO costs to be offset against proceeds upon the consummation of the IPO within stockholders’ deficit. As of December 31, 2018, deferred IPO costs of $1.7 million were capitalized and included within other non-current assets on the consolidated balance sheet. During 2019, the Company chose not to move forward with the IPO and expensed $2.8 million of capitalized deferred IPO costs as abandoned offering costs in the Company’s consolidated statements of operations. As of December 31, 2019, no deferred IPO costs were capitalized on the Company’s consolidated balance sheets. During 2020, the Company began to pursue an IPO, and as of June 30, 2020, $0.5 million of deferred IPO costs were capitalized on the Company’s consolidated balance sheets.
Revenue Recognition
To date, the Company has generated revenue from its license and collaboration agreements with partners, as well as from grants from government agencies such as the National Institutes of Health (“NIH”) and the Congressionally Directed Medical Research Program (“CDMRP”) funded through the Department of Defense (“DoD”), as well as from private not-for-profit organizations including Combating Antibiotic Resistant Bacteria Biopharmaceutical Accelerator (“CARB-X”). Billings to customers or payments received from customers are included in other current liabilities on the consolidated balance sheet until all revenue recognition criteria are met.
Effective January 1, 2018, the Company adopted ASC Topic 606, Revenue from Contracts with Customers (“ASC Topic 606”), utilizing the modified retrospective method resulting in no material impact to the Company’s contracts that were not complete as of the date of adoption, and therefore no cumulative-effect adjustment was required to opening accumulated deficit.
Under ASC Topic 606, the Company recognizes revenue when, or as, the promised goods or services are transferred to customers in an amount that reflects the consideration to which it expects to be entitled in exchange for those services. To determine revenue recognition for arrangements the Company concludes are within the scope of ASC Topic 606, the Company performs the following five steps: (1) identify the contract(s) with a customer; (2) identify the performance obligation(s) in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligation(s) in the contract; and (5) recognize revenue when (or as) the performance obligation(s) are satisfied. At contract inception, the Company assesses the goods or services promised within each contract, assesses whether each promised good or service is distinct and identifies those that are performance obligations. The Company recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when, or as, the performance obligation is satisfied.
Collaborative Research, Development, and License Agreements
The Company enters into collaborative agreements with partners that typically include one or more of the following: (1) license fees; (2) nonrefundable up-front fees; (3) payments for reimbursement of research costs; (4) payments associated with achieving specific development, regulatory, or commercial milestones; and (5) royalties based on specified percentages of net product sales, if any. At the initiation of an agreement, the Company analyzes whether each unit of account results in a contract with a customer under ASC Topic 606 or in an arrangement with a collaborator subject to guidance under ASC Topic 808, Collaborative Arrangements (“ASC Topic 808”). The Company’s licensing arrangements are typically for functional intellectual property as it exists at a point in time, being the time that the license agreement is executed. The Company typically does not have an ongoing performance obligation to support or maintain the licensed intellectual property.
The Company considers a variety of factors in determining the appropriate estimates and assumptions under these arrangements, such as whether the elements are distinct performance obligations, whether there are observable stand-alone prices, and whether any licenses are functional or symbolic. The Company evaluates each performance obligation to determine if it can be satisfied and recognized as revenue at a point in time or over time. Typically, license fees, non-refundable upfront fees, and funding of research activities are considered fixed, while milestone payments are identified as variable consideration which must be evaluated to determine if it is constrained and, therefore, excluded from the transaction price. The Company estimates the amount of variable consideration using the most likely amount, as milestone payments typically only have two possible outcomes. The Company recognizes revenue for sales-based royalty promised in exchange for the license of intellectual property only when the subsequent sale occurs. In the case of an agreement which provides the partner with an option to license a therapeutic or therapeutic candidate in the future, the Company evaluates whether this option represents a material right at the inception of the agreement. If determined to be a material right, the Company will consider the option a separate performance obligation. The Company has historically concluded that the option to grant a license in the future are not material rights as they are contingent upon future events which may not occur. When an option is exercised, the Company will identify any separate performance obligations.
The Company may allocate transaction price using a number of methods including estimating standalone selling price of performance obligations and using the residual approach when the standalone selling price of the license is highly variable or uncertain, and observable standalone selling prices exist for the other goods or services promised in the contract.
Grant Revenue
Since inception, the Company has been awarded multiple grants from the NIH, one grant from the CDMRP funded through the DoD, as well as one grant from CARB-X. With respect to revenue derived from reimbursement of direct, out-of-pocket expenses for research and development costs associated with these grants, where the Company acts as a principal with discretion to choose suppliers, bears credit risk, and performs part of the services required in the transaction, the Company records revenue for the gross amount of the reimbursement. The costs associated with these reimbursements are reflected as a component of research and development expense in the consolidated statements of operations.

Since there is no transfer of control of goods or services to the granting entities, the granting entities do not meet the definition of a “customer” as defined by ASC Topic 606 and therefore, these government grants and private not-for-profit institution grants are not within the scope of ASC Topic 606. Since the Company has concluded that these grants do meet the definition of a contribution and are indeed non-reciprocal transactions, the adoption of ASC Topic 606 had no impact on the Company’s accounting for grant revenue from governmental agencies or private institutions not considered customers.
Revenue from these grants are based upon internal costs incurred that are specifically covered by the grant, plus an additional rate that provides funding for overhead expenses. Revenue is recognized as the Company incurs expenses related to the grant which is consistent with the concept of transfer of control of a service over time under ASC Topic 606.
Research and Development and Clinical Trial Accruals
Research and development costs are expensed as incurred and include the cost of compensation and related expenses, as well as expenses for third parties who conduct research and development on the Company’s behalf, pursuant to development and consulting agreements in place. The Company’s preclinical studies and clinical trials are performed by third party contract research organizations (“CROs”) and/or clinical investigators, and clinical supplies are manufactured by CMOs. The Company also engages with contract development and manufacturing organizations (“CDMOs”) for commercial manufacturing and scale-up activities related to its therapeutic candidates. Invoicing from these third parties may be monthly based upon services performed or based upon milestones achieved. The Company accrues these expenses based upon its assessment of the status of each clinical trial and the work completed, and upon information obtained from the CROs, CMOs, and CDMOs. The Company’s estimates are dependent upon the timeliness and accuracy of data provided by the CROs, CMOs, and CDMOs regarding the status and cost of the studies. Costs incurred related to the Company’s purchases of in-process research and development for early-stage products or products that are not commercially viable and ready for use, or have no alternative future use, are charged to expense in the period incurred. Costs incurred related to the licensing of products that have not yet received regulatory approval to be marketed, or that are not commercially viable and ready for use, or have no alternative future use, are charged to expense in the period incurred.
Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred income taxes are recorded for temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities. Deferred tax assets and liabilities reflect the tax rates expected to be in effect for the years in which the differences are expected to reverse. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax assets will not be realized.
The Company also follows the provisions of accounting for uncertainty in income taxes which prescribes a model for the recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides guidance on derecognition, classification, interest and penalties, disclosure and transition.
The utilization of unused federal and state net operating losses (“NOL”) and research tax credit carryforwards to offset future taxable income may be subject to an annual limitation as a result of ownership changes that have occurred previously or may occur in the future. Under Sections 382 and 383 of the Internal Revenue Code, as amended (“IRC”), a corporation that undergoes an “ownership change” may be subject to limitations on its ability to utilize its pre-change NOLs and other tax attributes otherwise available to offset future taxable income and/or tax liability. An ownership change is defined as a cumulative change of 50% or more in the ownership positions of certain stockholders during a rolling three-year period. The Company has not completed a formal study to determine if any ownership changes within the meaning of IRC Section 382 and 383 have occurred. It is possible that the Company has already incurred ownership changes and may incur additional ownership changes in the future, including as a result of this offering. If an ownership change has occurred, the Company’s ability to use its NOL or tax credit carryforwards may be restricted, which could require the Company to pay federal or state income taxes earlier than would be required if such limitations were not in effect.
Net Loss Per Share
Basic net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the same period. Diluted net loss per share is computed by dividing net loss by the weighted average number of common and common equivalent shares outstanding during the same period. The Company excludes common stock equivalents from the calculation of diluted net loss per share when the effect is anti-dilutive.
For purposes of the diluted net loss per share calculation, the convertible preferred stock, convertible notes, and stock options are considered to be potentially dilutive securities. Basic and diluted net loss attributable to common stockholders per share is presented in conformity with the two class method required for participating securities as the convertible preferred stock is considered a participating security. The Company’s participating securities do not have a contractual obligation to share in the Company’s losses. As such, the net loss was attributed entirely to common stockholders. Accordingly, for the six months ended June 30, 2019 and 2020, there is no difference in the number of shares used to calculate basic and diluted shares outstanding.
The following securities that could potentially decrease net loss per share in the future were not included in the determination of diluted loss per share as their effect is anti-dilutive (in thousands):

	YEAR ENDED DECEMBER 31,		SIX MONTHS ENDED JUNE 30,
	2018(1)	2019	2019(1)	2020
			(unaudited)
Shares issuable upon conversion of convertible preferred stock	10,815	12,534	12,534	12,534
Outstanding stock options	3,088	3,498	3,221	4,020
Convertible note (2)
	13,903	16,032	15,755	16,554

(1)	Weighted-average shares of common stock outstanding assumes the Merger occurred on the earliest period presented, or January 1, 2018.

(2)
The conversion of the convertible note into common stock is dependent on the price in a qualified IPO, other equity offering, or other conversion (see Note 5) and the completion date of such offerings. As of June 30, 2020, the 2019 Note and the 2020 Notes are expected to convert via a fixed conversion feature. As the completion date of the offering is not estimable, the number of shares of stock is not determinable outside of the context of a proposed transaction.

Unaudited Pro Forma Net Loss Per Share
Unaudited basic and diluted pro forma net loss per share were computed to give effect to the conversion of the Company’s convertible preferred shares using the as-if converted method into common shares as though the conversion had occurred as of the beginning of the period presented, or the date of issuance, if later. The following table summarizes the Company’s unaudited pro forma net loss per share (in thousands, except share and per share data):

	YEAR ENDED DECEMBER 31, 2019	SIX MONTHS ENDED JUNE 30, 2020
(unaudited)
Numerator:
Net loss attributable to Inhibrx, Inc.
Interest expense on the 2019 Note and the 2020 Notes
Pro forma net loss attributable to Inhibrx, Inc.
Denominator:
Weighted-average shares of common stock outstanding used to compute net loss per share, basic and diluted
Pro forma adjustments to reflect assumed weighted-average effect of conversion of convertible preferred stock
Pro forma adjustments to reflect assumed weighted-average effect of conversion of the 2019 Note and the 2020 Notes
Weighted-average shares of common stock outstanding used to compute pro forma net loss per share, basic and diluted
Pro forma net loss per share, basic and diluted

The unaudited pro forma basic and diluted net loss per share for the year ended December 31, 2019 and the six months ended June 30, 2020, has been computed to give effect to: (1) an adjustment to the denominator in the pro forma basic and diluted net loss per share calculation to (i) effect the conversion of the convertible preferred shares using the as-if converted method into common shares as though the conversion had occurred as of the beginning of the period presented, or the date of issuance, if later, and (ii) reflect the shares of common stock related to the 2019 Note and the 2020 Notes assuming the conversion of the $55 million principal amount plus accrued interest as of June 30, 2020 at a conversion price equal to 90% of the IPO price or at a fixed price based on a specified valuation and; (2) an adjustment to the numerator in the pro forma basic and diluted net loss per share calculation to remove the effect of the interest expense as it relates to the 2019 Note and the 2020 Notes.
Fair Value of Stock-Based Awards
Historically, prior to the Merger on April 30, 2018 and becoming a Delaware corporation, the Company issued profit interest units (“PIU”s) to employees and certain other non-employees. Unit-based compensation for PIUs was recorded based upon the estimated fair value on the date of the grant and recognized as unit-based compensation expense over the expected service period, which was typically approximated by the vesting period. All of the PIUs were accelerated upon the Merger during the second quarter of 2018.
Post-Merger as a Delaware corporation, the Company recognizes compensation costs related to stock options based on the estimated fair value of the awards on the date of grant. The Company estimates the grant date fair value, and the resulting stock-based compensation expense, using the Black-Scholes option pricing model. The grant date fair value of the stock-based awards is generally recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the respective awards. The Company recognizes forfeitures as they occur.
Other Comprehensive Income
The Company has no material components of other comprehensive loss and accordingly, net loss is equal to comprehensive loss in all periods presented.
Segment Information
The Company operates under one segment which develops biologic therapeutic candidates. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance.
Recent Accounting Pronouncements
From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies. Unless otherwise stated, the Company believes that the impact of the recently issued accounting pronouncements that are not yet effective will not have a material impact on its consolidated financial position or results of operations upon adoption. The Company has irrevocably elected not to take advantage of the extended transition period afforded by the Jumpstart Our Business Startups Act of 2012, as amended (“JOBS Act”), for the implementation of new or revised accounting standards and, as a result, will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies.
Adoption of New Accounting Pronouncements
In February 2016, the FASB issued ASU 2016-2, Leases (Topic 842) (“ASC Topic 842”). Under this new guidance, at the commencement date, lessees will be required to recognize (i) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis and (ii) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The new standard is effective for annual reporting periods, and interim periods within those periods, beginning after December 15, 2018, with early adoption permitted. Although ASU 2016-02 is required to be adopted at the earliest period presented using a modified retrospective approach, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements, which allows for an alternative transition method of adoption by recognizing a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption.
The Company adopted this guidance as of January 1, 2019 (the “effective date”) using the modified retrospective transition option of applying the new standard at the adoption date. As such, the Company has not adjusted prior period amounts. The Company has elected the practical expedient to combine lease and nonlease components based on class of underlying asset. The Company has elected to exclude from its consolidated balance sheets recognition of leases having a term of 12 months or less (short-term leases). The Company has also elected the package of practical expedients and therefore will not reassess (1) whether a contract is or contains a lease; (2) the lease classification of existing leases; and (3) whether initial direct costs would meet the definition under ASC Topic 842.
The adoption of this guidance during the first quarter of 2019 had a material impact on the Company’s consolidated balance sheets, including related disclosures, but did not have an impact on the consolidated statements of operations and cash flows. The Company has recognized additional right-of-use assets of $8.5 million and corresponding lease liabilities of $8.8 million related to operating leases as of January 1, 2019. There are no changes to previously reported results prior to January 1, 2019.
In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260) Distinguishing Liabilities from Equity (Topic 480); and Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II): Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. This update simplifies the accounting for certain financial instruments with down round features, a provision in an equity-linked financial instrument (or embedded feature) that provides a downward adjustment of the current exercise price based on the price of future equity offerings. Down round features are common in warrants, preferred shares, and convertible debt instruments issued by private companies and early-stage public companies. This update requires companies to disregard the down round feature when assessing whether the instrument is indexed to its own stock, for purposes of determining liability or equity classification. ASU 2017-11 is effective for interim and annual periods beginning after December 15, 2018. The Company adopted this new guidance as of January 1, 2019, which did not result in a material impact on its consolidated financial statements and related disclosures.
In November 2018, the FASB issued ASU 2018-18, Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606. The new standard clarifies “unit-of-account” guidance in ASU 2018-18 to align with ASC Topic 606’s definition of distinct good or service and clarifies when a transaction would be outside the scope of ASC Topic 606 if the collaborative participant to a contract is not a customer. The new standard is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years and became effective for the Company as of January 1, 2020. The Company early adopted this guidance upon implementation of ASC Topic 606, which did not result in a material impact on its consolidated financial statements and related disclosures.
In August 2018, the FASB issued ASU 2018-13, Fair Value Measurements (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurements, which includes amendments intended to improve the effectiveness of disclosure requirements for recurring and nonrecurring fair value measurements. The standard removes, modifies, and adds certain disclosure requirements and affects companies that are required to include fair value measurement disclosures. The amendments in ASU 2018-13 are effective for fiscal years beginning after December 15, 2019 with early adoption permitted. The Company adopted this guidance as of January 1, 2020, which did not result in a material impact on its consolidated financial statements and related disclosures.
Accounting Standards Not Yet Adopted
In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Statements (Topic 362), which intends to improve financial reporting by requiring earlier recognition of credit losses on certain financial assets, such as available-for-sale debt securities. Subsequent to the issuance of ASU 2016-13, the FASB issued several additional ASUs to clarify implementation guidance, provide narrow-scope improvements and provide additional disclosure guidance. In November 2019, the FASB issued an amendment making this ASU effective for fiscal years beginning after December 15, 2022 for smaller reporting companies. The new standard will be effective for the Company on January 1, 2023 or at such time where it is no longer a smaller reporting company. The Company is currently evaluating the potential impact that the adoption of ASU 2016-13 may have on its consolidated financial statements and related disclosures.
In December 2019, the FASB issued ASU 2019-12, Income Taxes: Simplifying the Accounting for Income Taxes (Topic 740), which simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. ASU 2019-12 also improves consistent application and simplification of other areas of Topic 740 by clarifying and amending existing guidance. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020. The Company is currently evaluating the potential impact that the adoption of ASU 2019-12 may have on its consolidated financial statements and related disclosures.

2. OTHER FINANCIAL INFORMATION
Prepaid Expense and Other Current Assets
Prepaid expense and other current assets were comprised of the following (in thousands):

	AS OF DECEMBER 31,		AS OF JUNE 30,
	2018	2019	2020
			(unaudited)
Outside research and development services	$2,311	$3,207	$2,748
Other	553	376	296
Prepaid expense and other current assets	$2,864	$3,583	$3,044

Property and Equipment, Net
Property and equipment, net were comprised of the following (in thousands):

	AS OF DECEMBER 31,		AS OF JUNE 30,
	2018	2019	2020
			(unaudited)
Machinery and equipment	$3,437	$4,723	$4,938
Leasehold improvements	492	344	441
Furniture and fixtures	369	317	498
Construction in process	—	229	176
Total property and equipment	4,298	5,613	6,053
Less: accumulated depreciation and amortization	(1,705)	(2,383)	(2,851)
Property and equipment, net	$2,593	$3,230	$3,202

Depreciation and amortization expense totaled $0.7 million and $1.2 million for the years ended December 31, 2018 and 2019, respectively. Depreciation and amortization expense totaled $0.4 million and $0.5 million for the six months ended June 30, 2019 and 2020, respectively.
Accrued Expenses
Accrued expenses were comprised of the following (in thousands):

	AS OF DECEMBER 31,		AS OF JUNE 30,
	2018	2019	2020
			(unaudited)
Accrued research and development	$876	$3,414	$14,077
Professional fees	286	313	267
Deferred IPO costs, unbilled	238	—	383
Accrued compensation expense	—	813	839
Other	231	292	154
Accrued expenses	$1,631	$4,832	$15,720

The amount accrued for research and development expense relates primarily to the Company’s increased usage of third-party CROs, CMOs, and CDMOs for preclinical, clinical and development efforts as its therapeutic candidates progress. See Note 1 for further discussion of the components of research and development.
3. DEBT
Notwithstanding amounts owed pursuant to the 2019 Note, the 2020 Notes, and the PPP Loan, the Company’s debt balance as of December 31, 2018 and 2019 consisted of the following (in thousands). As of June 30, 2020, the Company had no outstanding debt balances other than the 2019 Note, the 2020 Notes, and the PPP loan.

	AS OF DECEMBER 31,
	2018	2019
Term A	$2,197	$831
Term B	2,433	893
Term C	2,573	930
Term D	2,573	930
Add: debt discount	(282)	(21)
Total debt	9,494	3,563
Less: Current portion, including debt discount	(5,931)	(3,563)
Long-term debt, including debt discount	$3,563	$—

On March 15, 2015, the Company entered into the 2015 Loan Agreement, pursuant to which Oxford agreed, subject to certain conditions, to make term loans to the Company in four $5.0 million installments for an aggregate of $20.0 million. The term loans were made on the following dates: (1) Term A: March 31, 2015; (2) Term B: September 9, 2016; (3) Term C: December 22, 2016; and (4) Term D: December 22, 2016. The proceeds from these loans were designated for working capital and general business purposes.
Pursuant to the terms of the 2015 Loan Agreement, Oxford had a senior-secured lien on all of the Company’s current and future assets, other than its intellectual property. Oxford also had the right to declare the term loan immediately due and payable in an event of default under the 2015 Loan Agreement, which includes, among other things, a material adverse change in the Company’s business, operations, or financial condition or a material impairment in the prospect of repayment of the term loan. Throughout the life of the 2015 Loan Agreement, the Company was in compliance with all covenants under the 2015 Loan Agreement and has not received any notification or indication from Oxford of an intent to declare the loan due prior to maturity.
Each term loan bore interest at the following annual rate: (1) Term A: 8.0%; (2) Term B: 8.6%; (3) Term C: 8.7%; and (4) Term D: 8.7%. The repayment schedule provided for interest-only payments in arrears until May 2016, followed by consecutive equal monthly payments of principal and interest in arrears through the maturity date, which was March 31, 2020 (the “Maturity Date”) for all four term loans. The Company had the option to prepay the outstanding balance of the term loans in full prior to the Maturity Date, subject to a prepayment fee of up to 3.0%. Upon repayment of each term loan, the Company was also required to make a final payment to Oxford equal to 7.0% of the original principal amount of each term loan. This final payment of $1.4 million was accreted over the life of the 2015 Loan Agreement using the effective interest method.
In conjunction with the Company’s issuance of its first and second tranches of debt, Oxford also received 33,650 PIUs, which had a per unit value of $3.50, for a total value of $0.1 million. This was recorded as a debt discount and is being amortized using the effective interest method. The PIUs issued to Oxford were converted into 58,907 shares of the Company’s common stock in connection with the Merger.
The Company’s interest expense related to the Oxford term loans for the years ended December 31, 2018 and 2019 was $1.5 million and $0.7 million, respectively. The Company’s interest expense related to the Oxford term loans for the six months ended June 30, 2019 and 2020 was $0.2 million and $0.04 million, respectively. Interest expense is calculated using the effective interest method and is inclusive of non-cash amortization of the debt discount and accretion of the final payment.
As of March 31, 2020, the Company had repaid its Oxford Term Loans under the 2015 Loan Agreement in full, including all principal balances, accrued interest, and the $1.4 million final payment.
In July 2020, the Company entered into the 2020 Loan Agreement with Oxford pursuant to which it received $10.0 million in proceeds, net of debt issuance costs. See Note 14 for further details.
4. PPP LOAN
On March 27, 2020, the U.S. federal government enacted the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The CARES Act includes a provision for a Paycheck Protection Program (“PPP”) administered by the U.S. Small Business Administration (“SBA”) and further amended by the Paycheck Protection Program Flexibility Act of 2020 (“PPP Flexibility Act”), which was enacted on June 5, 2020. See Note 13 for further details regarding other provisions of the CARES Act.
Under the PPP, the Company was approved for the PPP Loan in the amount of $1.9 million and received the funds on May 11, 2020. The application for these funds required the Company to certify in good faith that current economic uncertainty made the loan request necessary to support the ongoing operations of the Company. The Company was also required to certify that the loan funds would be used to retain workers and maintain payroll or make mortgage payments, lease payments, and utility payments. The PPP Loan has a two-year term and bears interest at a rate of 1.0% per annum.
Under the terms of the CARES Act, the Company can apply for and be granted forgiveness for all or a portion of the PPP Loan. Such forgiveness, if any, will be determined, subject to limitations, based on the use of loan proceeds for payroll costs, rent and utility costs and provided that only a portion of the use of proceeds are for non-payroll costs. The unforgiven portion of the PPP Loan may be repaid by the Company at any time prior to maturity with no prepayment penalty. While the Company believes that its use of the loan proceeds will meet the conditions for forgiveness of the PPP Loan, at this time there can be no assurance that the Company will obtain forgiveness of the loan in whole or in part.
Loan recipients may elect an eight week or 24 week forgiveness period and the repayment period begins on the date which the amount of forgiveness is determined. In the event that a loan recipient has not applied for forgiveness within 10 months of the end of its covered forgiveness period, the loan recipient must begin making principal and interest payments on that date.
As of June 30, 2020, the full amount of the PPP Loan of $1.9 million is classified as non-current debt within the Company’s consolidated balance sheets. Interest expense related to the PPP loan for the six months ended June 30, 2020 was approximately $3,000. Interest expense is calculated using the effective interest method. The Company does not impute additional interest at a market rate for this loan, since transactions where interest rates are prescribed by governmental agencies are exempt.
5. CONVERTIBLE PROMISSORY NOTE
In May 2019, the Company issued the 2019 Note in the aggregate principal amount of $40.0 million to Viking in a private placement transaction. The 2019 Note began to accrue interest in February 2020 at a rate of 1.5% per month. In April 2020, the Company issued the 2020 Notes in the aggregate principal amount of $15.0 million to Viking and certain other investors in a private placement transaction. The 2020 Notes accrue interest at a rate of 1.0% per month from issuance through December 31, 2020. The interest rate will increase to 1.5% per month beginning on January 1, 2021, unless a specified milestone event occurs. As of June 30, 2020, the Company has accrued interest expense of $2.7 million and $0.4 million on the 2019 Note and the 2020 Notes, respectively, which is recorded within other non-current liabilities within its consolidated balance sheets. The 2019 Note and the 2020 Notes mature on the earlier of (1) March 31, 2022; (2) upon the consummation of one of the following potential settlement events Deemed Liquidation Event or Reverse Merger (each as defined in the 2019 Note and the 2020 Notes); or (3) the time at which the balance of the 2019 Note and the 2020

Notes is due and payable upon an Event of Default (the “Maturity Date”). The 2019 Note and the 2020 Notes may convert as follows:

■
Conversion upon a qualified IPO: In a conversion upon an IPO with a Company valuation above $400.0 million (“Qualified IPO”), the aggregate outstanding principal amount plus accrued interest to date under the 2019 Note and the 2020 Notes will automatically convert and settle into shares of the Company’s common stock at the lesser of (i) a conversion price equal to 90% of the IPO price per share and (ii) a fixed price based on a specified valuation.

■
Mandatory financing: In a mandatory financing, which includes equity financings with gross proceeds of at least $50.0 million, with at least 50% of funds received from new investors, and the equity securities issued in such financing rank senior to all other equity securities of the Company then outstanding with respect to rights upon liquidation, winding up or dissolution of the Company and other economic rights, the aggregate outstanding principal amount plus accrued interest to date of the 2019 Note and the 2020 Notes will convert and settle into shares of the Company’s stock that is sold in such Mandatory Financing at the lesser of (i) a conversion price equal to 85% of the equity securities issued in the financing transaction and (ii) a fixed price based on a specified valuation.

■
Optional financing conversion: In an optional financing conversion, which includes any financing transaction that is neither a Mandatory Financing nor a Qualified IPO the aggregate outstanding principal amount plus accrued interest to date of the 2019 Note and the 2020 Notes will, upon election of the holder, convert and settle into shares of the Company’s stock that is sold in such Optional Financing at the lesser of (i) a conversion price equal to 90% of the equity securities issued in the financing transaction and (ii) a fixed price based on a specified valuation.

■
Maturity date conversion: If the 2019 Note and the 2020 Notes have not been converted prior to the Maturity Date (other than maturity in connection with a Deemed Liquidation Event), upon the election of the holder, the note will convert and settle into shares of the Company’s then-most senior equity securities at the time of such Maturity Date conversion at the lesser of (i) a conversion price equal to 90% of the price per share to be received by the then-most senior equity securities and (ii) a fixed price based on a specified valuation.

■
Extraordinary event conversion: Upon any Extraordinary Event, which includes a Deemed Liquidation Event or a Reverse Merger, upon election of the holder, the aggregate outstanding principal amount plus accrued interest to date of the 2019 Note and the 2020 Notes will convert and settle into shares of the Company’s then-most senior equity securities at the time of such Extraordinary Event conversion at the lesser of (i) a conversion price equal to 90% of the price per share to be received by the then-most senior equity securities and (ii) a fixed price based on a specified valuation.

Derivative Liabilities
The Company evaluated each settlement alternative within the 2019 Note and the 2020 Notes under ASC Topic 815-15, Embedded Derivatives and ASC Topic 815-40, Contracts in Entity’s Own Equity, in order to determine if it required bifurcation as a derivative instrument. The Company determined certain settlement features qualified as conversion features not meeting the requirements for separate accounting as embedded derivatives, while others qualified as redemption features meeting the requirements for separate accounting and are accounted for as a single, compound derivative instrument.
Upon issuance of the 2019 Note on May 20, 2019, the estimated fair value of the bifurcated compound liability was approximately $0.9 million, which was recorded as a derivative liability with a corresponding reduction to the debt discount on the consolidated balance sheets. The 2019 Note was amended during April 2020 to align the maturity date and certain other provisions with the 2020 Notes. The Company assessed the amendment and determined it should be treated as a modification. Since there was no change in the fair value of the embedded conversion options as of the modification date, no change in the carrying amount of the convertible debt instrument was recognized.
Upon issuance of the 2020 Notes on April 6, 2020, the estimated fair value of the bifurcated compound liability was approximately $0.7 million, which was recorded as a derivative liability with a corresponding reduction to the debt discount on the consolidated balance sheets.
The Company engaged a third-party valuation specialist in order to assess the fair value of the derivative liability as of December 31, 2019, which was determined based upon significant inputs not observable in the market, including the discount rate, management’s assessment of the probability of various underlying events triggering the conversion of the Company’s notes, such as an IPO, financing or extraordinary event, as well as the current valuation of the Company as determined by an independent third-party’s valuation report.
The fair value of the derivative liability as of December 31, 2019 was $1.9 million. During the year ended December 31, 2019, the Company recorded other expense of $1.0 million related to the change in fair value of the derivative liability in the consolidated statements of operations. During the six months ended June 30, 2020, the Company recorded other income of $2.7 million related to the change in fair value of the derivative liabilities in the consolidated statements of operations.
Changes in the probability of each redemption feature occurring drive changes in the fair value of the derivative liabilities and have a corresponding impact on the Company’s net loss. As of June 30, 2020, the fair value of the derivative was determined to be zero based upon the expected conversion of the notes via an embedded conversion feature which does not meet the definition of a derivative.
Upon completion of this IPO, and depending on the ultimate IPO pricing, the outcome of each settlement feature will be determined and resolved. The aggregate outstanding principal amount plus accrued interest to date under the 2019 Note and the 2020 Notes will automatically convert and settle into shares of the Company’s common stock immediately prior to the completion of an IPO at the lesser of (1) a conversion price equal to 90% of the IPO price per share or (2) a fixed price based on a specified valuation.
Debt Discount
The Company also evaluated the 2019 Note and the 2020 Notes for beneficial conversion features (“BCFs”) under ASC Topic 470-20, Debt With Conversion and Other Options. The Company determined that the maturity date conversion feature met the definition of a BCF since the embedded conversion option was in-the-money at inception and was fixed and determinable upon execution. As such, during the second quarter of 2019, the Company recorded $11.5 million as a debt discount with a corresponding entry to additional paid-in-capital on its consolidated balance sheet to record the BCF on the 2019 Note. Additionally, at issuance in May 2019, the Company recorded a debt discount which consisted of $0.9 million related to the establishment of the derivative liability and $2.5 million related to debt issuance costs on the 2019 Note.
Upon issuance of the 2020 Notes during the second quarter of 2020, the Company recorded $2.7 million as a debt discount with a corresponding entry to additional paid-in-capital on its consolidated balance sheets to record the BCF on the 2020 Notes. Additionally the Company has recorded a debt discount of $0.7 million related to the establishment of the derivative liability on the 2020 Notes.
The debt discounts will be amortized over the life of the notes. Amortization of the debt discount was $5.2 million for the year ended December 31, 2019. Amortization of the debt discount for the six months ended June 30, 2020 was $2.7 million.
As of December 31, 2019 and June 30, 2020, the Company’s 2019 Note and the 2020 Notes balance, net of discount, consisted of the following (in thousands):

	AS OF DECEMBER 31, 2019	AS OF JUNE 30, 2020
		(unaudited)
Principal amount	$40,000	$55,000
Unamortized debt discounts	(9,633)	(10,342)
Convertible note, net	$30,367	$44,658

6. PREDECESSOR’S/ STOCKHOLDERS’ DEFICIT
Equity After the Merger
As discussed in Note 1, in connection with the Merger, 31.6 million shares of common stock, 2.7 million shares of Series Mezzanine 1 Preferred Stock, and 2.2 million shares of Series Mezzanine 2 Preferred Stock were issued in exchange for the outstanding partnership, membership and non-controlling interests of the Target Parties, as applicable.
Common Stock
As of June 30, 2020, the Company is authorized to issue 65.0 million shares of common stock, par value $0.0001, of which 31.6 million shares were issued and outstanding.
Convertible Preferred Stock
The Company is authorized to issue 25.8 million shares of preferred stock, par value $0.0001, of which 4.3 million shares are designated as Series Mezzanine 1 Preferred Stock and 21.5 million are designated as Series Mezzanine 2 Preferred Stock (together, the “Preferred Stock”). The Preferred Stock also contain certain anti-dilution provisions, including a full-ratchet down provision upon the issuance or deemed issuance of equity or equity-linked securities within sixty months of the Merger date for no consideration or for a consideration per share less than the conversion price then in effect and an adjustment based on a formula, if the issuance or deemed issuance occurs thereafter. As of June 30, 2020, 12.5 million shares of Preferred Stock were issued and outstanding.
May 2018 Series Mezzanine 2 Preferred Stock Financing
In May 2018, the Company entered into a Series Mezzanine 2 Preferred Stock Purchase Agreement with certain accredited investors whereby it issued 0.8 million shares of Series Mezzanine 2 Preferred Stock at a purchase price of $11.25 per share, resulting in net proceeds of approximately $9.0 million, after deducting offering expenses.
September 2018 Series Mezzanine 2 Preferred Stock Financing
In September 2018, the Company entered into an Amended and Restated Series Mezzanine 2 Preferred Stock Purchase Agreement, as amended (the “Restated Purchase Agreement”), whereby it issued 0.4 million shares of Series Mezzanine 2 Preferred Stock at a purchase price of $11.25 per share, resulting in net proceeds of approximately $2.6 million, after deducting offering expenses.
The Restated Purchase Agreement reduced the price per share of the Series Mezzanine 2 Preferred Stock from $11.25 to $6.98. In connection with this Series Mezzanine 2 Preferred Stock price reduction, the Company issued 0.5 million additional shares to its May 2018 investors. Pursuant to the Second Amended and Restated Certificate of Incorporation (the “Restated Certificate”), the Company reduced the conversion price per share of the Preferred Stock from $11.25 to $6.98. The reduction in conversion price was provided pursuant to the existing anti-dilution terms of the Preferred Stock. In connection with the Series Mezzanine 2 Preferred Stock price reduction, and pursuant to the Merger Agreement, the Company issued an additional 1.6 million shares of Series Mezzanine 1 Preferred Stock to one investor and an aggregate of 1.4 million shares of Series Mezzanine 2 Preferred Stock to certain other investors. There was no accounting impact associated with either issuance of additional shares since the effective conversion price after giving effect to the price adjustment still exceeded the commitment date fair value of the underlying shares of common stock.
October 2018 Series Mezzanine 2 Preferred Stock Financing
In October 2018, under the Restated Purchase Agreement, the Company issued 1.3 million shares of Series Mezzanine 2 Preferred Stock at a purchase price of $6.98 per share, resulting in net proceeds of approximately $8.8 million, after deducting offering expenses.
January 2019 Series Mezzanine 2 Preferred Stock Financing
In January 2019, under the Restated Purchase Agreement, the Company issued 1.7 million shares of Series Mezzanine 2 Preferred Stock at a purchase price of $6.98 per share, resulting in net proceeds of approximately $12.0 million, after deducting offering expenses.

The preferred stock is classified as temporary, or mezzanine, equity on the accompanying consolidated balance sheets for the periods presented because the shares contain certain redemption features that are not solely within the control of the Company. The preferred stock is not being accreted to its redemption value as the shares are not currently redeemable, and it is not probable that the shares will become redeemable.
Conversion Rights
The shares of Preferred Stock are convertible into shares of common stock, at the option of the holder, at the ratio of one-to-one, subject to certain anti-dilution adjustments. Each share of the Preferred Stock will undergo a mandatory conversion into common stock upon either (1) upon the completion of a planned IPO or (2) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the outstanding shares of Preferred Stock.
Liquidation
Per the terms of the Company’s Restated Certificate, upon the completion of a Deemed Liquidation Event (as defined in the Restated Certificate) (1) each share of Series Mezzanine 1 Preferred Stock is entitled to receive a liquidation preference equal to the greater of $6.98, or an amount equal to $6.98 plus an internal rate of return of 10.99% compounding annually from June 2, 2017 on $4.65 and (2) each share of Series Mezzanine 2 Preferred Stock is entitled to receive a liquidation preference equal to $6.98, plus any dividends declared but unpaid thereon or such amount per share as would have been payable had all shares of Series Mezzanine 2 Preferred Stock been converted into common stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (as defined in the Restated Certificate). The holders of shares of Series Mezzanine 1 Preferred Stock and Series Mezzanine 2 Preferred Stock then outstanding are entitled to receive these liquidation preferences on a pari passu basis. The remaining assets of the Company are to be distributed to the common stockholders pro rata based on the number of shares of common stock held by each stockholder.
As of June 30, 2020, the value of the liquidation preferences for Series Mezzanine 1 Preferred Stock and Series Mezzanine 2 Preferred Stock were $30.0 million and $57.5 million, respectively.
Dividends
The Company cannot declare and pay any common stock dividends without first declaring and paying dividends as defined in the terms of the Restated Certificate, first to the holders of shares of Preferred Stock. As of June 30, 2020, the board of directors has never declared any dividends.
Voting
The holders of each share of Preferred Stock are entitled to one vote for each share of common stock into which the Preferred Stock would convert.
Equity Financings Prior to the Merger
Inhibrx 101, LP Class A Unit Financing
In June 2016, Inhibrx 101, LP issued an aggregate of 4,285,715 units of its Class A Partnership Units (“Class A Units”) at $3.50 per share for gross proceeds of approximately $15,000,000. Upon completion of the Merger, each Class A Unit was converted into and exchanged for shares of the Company’s Series Mezzanine 2 Preferred Stock.
INBRX Subsidiaries Class I Unit Financing
In June 2017, Inhibrx 101, LP, INBRX 103, LLC, Inhibrx 104, LP, INBRX 105, LP, INBRX 106, LP, INBRX 107, LP, INBRX 108, LP, INBRX 109, LP, INBRX 110, LP, INBRX 111, LP and INBRX 112, LP (“INBRX Subs”) issued an aggregate of 5,265,188 Class I units, (“Class I Units”) for gross proceeds of $20,000,000. Each Class I Unit was converted into and exchanged for shares of Series Mezzanine 1 Preferred Stock as a result of the Merger.
7. EQUITY COMPENSATION PLANS
Stock Incentive Plan
As of June 30, 2020, the Company has one share-based compensation plan, the 2017 Employee, Director and Consultant Equity Incentive Plan (the “2017 Plan”), which provides for the issuance of incentive stock options, restricted and unrestricted stock awards, and other stock-based awards. As of June 30, 2020, an aggregate of 4.4 million shares of common stock were reserved for issuance under the 2017 Plan, of which 0.3 million were available.
Profit Interest Units
Prior to the Merger on April 30, 2018, the Company historically issued PIUs to its employees and certain non-employees. Upon the consummation of the Merger, these PIUs were converted into shares of common stock. The vesting on the remaining unvested PIUs was accelerated for a charge of $1.1 million to stock-based compensation expense during the second quarter of 2018. Stock-based compensation expense related to the PIUs during the year ended December 31, 2018, including the charge for acceleration, consisted of the following (in thousands):

Research and development	$2,130
General and administrative	15
Total stock-based compensation expense	$2,145

Stock Options
Post-Merger as a Delaware corporation, the Company recognizes compensation costs related to stock-based awards, including stock options, based on the estimated fair value of the awards on the date of grant. The options are subject to four-year vesting with a one-year cliff and have a contractual term of 10 years. The Company began granting options under the 2017 Plan during the fourth quarter of 2018.
A summary of the Company’s stock option activity under its 2017 Plan for the year ended December 31, 2019 and the six months ended June 30, 2020 is as follows (in thousands, except for per share data and years):

	NUMBER OF SHARES	WEIGHTED AVERAGE EXERCISE PRICE	WEIGHTED AVERAGE REMAINING CONTRACTUAL TERM (IN YEARS)	AGGREGATE INTRINSIC VALUE
Outstanding as of December 31, 2018	3,088	$6.05	9.9	$—
Granted	495	$7.67
Forfeitures	(85)	$6.05
Outstanding as of December 31, 2019	3,498	$6.28	9.0	$1,261
Vested and exercisable as of December 31, 2019	822	$6.05	8.8	$345
Granted (unaudited)	904	$6.47
Forfeitures (unaudited)	(382)	$6.43
Outstanding as of June 30, 2020 (unaudited)	4,020	$6.31	8.6	$1,143
Vested and exercisable as of June 30, 2020 (unaudited)	1,267	$6.19	7.8	$488

The following table presents the weighted-average assumptions used by the Company to estimate the fair value of stock option grants using the Black-Scholes option pricing model, as well as the resulting weighted-average fair value for the years ended December 31, 2018 and 2019, and for the six months ended June 30, 2019 and 2020. The Company recognizes forfeitures as they occur.

	YEARS ENDED DECEMBER 31,		SIX MONTHS ENDED JUNE 30,
	2018	2019	2019	2020
			(unaudited)
Risk-free interest rate	2.94%	2.07%	2.52%	0.42%
Expected volatility	89.18%	87.43%	90.14%	98.04%
Expected dividend yield	—%	—%	—%	—%
Expected term	6.08	6.08	6.08	6.08
Weighted average fair value	$4.55	$5.65	$6.09	$5.02

Fair Value of Common Stock—The fair value of the shares of common stock underlying the Company’s stock-based awards was estimated on each grant date by its board of directors. In order to determine the fair value of its common stock underlying option grants, the Company’s board of directors considered, among other things, valuations of its common stock prepared by an unrelated third-party valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The grant date fair value of the stock-based awards is generally recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the respective awards.
Risk-Free Interest Rate—For the determination of the risk-free interest rates, the Company utilizes the U.S. Treasury yield curve for instruments in effect at the time of measurement with a term commensurate with the expected term assumption.
Expected Volatility—Due to the lack of company specific historical and implied volatility data, the Company based its estimate of expected volatility on the estimated and expected volatilities of a guideline group of publicly traded companies. For these analyses, the Company selected companies with comparable characteristics including enterprise value, risk profiles, and with historical share price information sufficient to meet the expected life of the stock-based awards. The Company computes the historical volatility data using the daily closing prices for the selected companies’ shares during the equivalent period of the calculated expected term of its stock-based awards. The Company will continue to apply this process until a sufficient amount of historical information regarding the volatility of its own stock price becomes available.
Expected Dividend—The expected dividend yield is assumed to be zero since the Company has never paid dividends and does not have current plans to pay any dividends on its common stock.
Expected Term—The Company estimates the expected term of its stock options granted to employees and non-employee directors using the simplified method, whereby, the expected term equals the average of the vesting term and the original contractual term of the option. The Company utilizes this method since it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term.
For the Company’s valuations performed in connection with its option grants, the Company used a hybrid method of the Option Pricing Method (“OPM”), and the Probability-Weighted Expected Return Method (“PWERM”). PWERM considers various potential liquidity outcomes. Under the hybrid OPM and PWERM method, the per share values calculated under the OPM and PWERM are weighted based on expected exit outcomes and the quality of the information specific to each allocation methodology to arrive at a final estimated fair value per share of the common stock before a discount for lack of marketability is applied.
Given the absence of a public trading market for the Company’s common stock, its board of directors exercised their judgment and considered a number of objective and subjective factors to determine the best estimate of the fair value of the Company’s common stock, such as: contemporaneous valuations performed by independent third-party specialists, its stage of development, including the status of its research and development efforts of its therapeutic candidates and the material risks related to its business and industry, its results of operations and financial position, including its levels of capital resources, the prices at which its sold shares of its convertible preferred stock, the rights, preferences and privileges of its convertible preferred stock relative to those of its common stock, the conditions in the biotechnology industry and the economy in general, the stock price performance and volatility of comparable life sciences public companies, as well as recently completed mergers and acquisitions of peer companies, the likelihood of achieving a liquidity event for the holders of its common stock or convertible preferred stock, such as an IPO or a sale of the Company given prevailing market conditions, trends and developments in its industry, external market conditions affecting the life sciences and biotechnology sectors, and the lack of liquidity of its common stock, among other factors.
After the completion of this offering, the Company’s board of directors will determine the fair value of each share of underlying common stock based on the closing price of the Company’s common stock as reported by the then applicable trading market on the date of the grant. The Company’s board of directors intended all options granted to be exercisable at a price per share not less than the per share fair value of its common stock underlying those options on the grant date.
Stock-based compensation expense for stock options consisted of the following (in thousands):

	YEAR ENDED DECEMBER 31,		SIX MONTHS ENDED JUNE 30,
	2018	2019	2019	2020
			(unaudited)
Research and development	$300	$3,405	$1,572	$2,046
General and administrative	39	569	259	301
Total stock-based compensation expense	$339	$3,974	$1,831	$2,347

As of December 31, 2019 and June 30, 2020, the Company had $12.2 million and $12.8 million, respectively, of total unrecognized stock-based compensation expense related to its stock options, which it expected to recognize over a weighted-average period of 2.9 and 2.6 years, respectively.

8. LICENSE AND GRANT REVENUES
The following table summarizes the total revenue recorded in the Company’s consolidated statements of operations (in thousands):

	YEAR ENDED DECEMBER 31,		SIX MONTHS ENDED JUNE 30,
	2018	2019	2019	2020
			(unaudited)
License fee revenue from affiliates
Transcenta Holding, Ltd.	$500	$1,000	$1,000	$—
Elpiscience Biopharmaceuticals, Inc.	7,000	—	—	—
Total license fee revenue from affiliates	7,500	1,000	1,000	—
License fee revenue from non-affiliates
bluebird bio, Inc.	—	7,000	7,000	400
Chiesi Farmaceutici S.p.A.	—	1,061	—	3,806
Other license revenues from non-affiliates	—	32	32	—
Total license fee revenue from non-affiliates	—	8,093	7,032	4,206
Grant revenue
National Institutes of Health	228	880	880	—
Combating Antibiotic Resistant Bacteria Accelerator	852	3,081	2,732	—
Congressionally Directed Medical Research Program	15	157	85	5
Total grant revenue	1,095	4,118	3,697	5
Total revenue	$8,595	$13,211	$11,729	$4,211

License and Collaboration Agreements
Transcenta
In June 2017, the Company entered into a License Agreement with Transcenta Holding, Ltd. (formerly Hangzhou Just Biotherapeutics Co., Ltd.), (“Transcenta”) (the “Transcenta License Agreement”), whereby the Company granted Transcenta exclusive, non-transferable rights to develop, manufacture, and sell its products containing the Company’s protein therapeutic candidate, designed to target DR5 (also referred to as “INBRX-109”), or a derivative thereof, within mainland China, Hong Kong, Macau and Taiwan and agreed to provide Transcenta with the intellectual property and materials, including assays and cell lines, necessary to develop the therapeutic candidate. In addition, pursuant to the Transcenta License Agreement, the Transcenta License Agreement granted the Company a royalty-free, worldwide, non-exclusive research license to intellectual property created by Transcenta that incorporates intellectual property licensed to Transcenta (the “Transcenta IP”). As payment for the license granted in the Transcenta License Agreement, the Company received a non-refundable upfront payment of $2.5 million in September 2017, net of $0.3 million of foreign tax withholding, which the Company recorded as revenue since the upfront payment was for a functional license of the Transcenta IP and there were no other performance obligations required related to the upfront payment. In August 2018, the Company achieved the first milestone under the contract for $0.5 million, which was received as $0.4 million in cash, net of foreign tax withholding and a payment Transcenta made on behalf of the Company to a third party. In June 2019, the Company achieved another milestone under the contract for $1.0 million, which was received during August 2019, net of $0.1 million in foreign tax withholding.

Under the Transcenta License Agreement, the Company is also eligible to receive certain developmental and commercial milestone payments of up to an aggregate of approximately $100.0 million, as well as percentage tiered royalties on future product sales with rates ranging between the high single-digits to the low teens. Due to the uncertainty in the achievement of the developmental and commercial milestones, the variable consideration associated with the future milestone payments has been fully constrained (excluded) from the transaction price until such time that the Company concludes that it is probable that a significant reversal of previously recognized revenue will not occur. These estimates will be re-assessed at each reporting period.
In March 2018, the Company also entered into a Technical Services Agreement (the “March TSA”) with Transcenta pursuant to which the Company provided reasonable assistance with the drug substance transfer between the Company’s contract manufacturer and Transcenta. The Company was reimbursed $0.7 million in April 2018 for the March TSA. The March TSA expired at the end of September 2018. In October 2018, the Company entered into a second Technical Services Agreement (the “October TSA”) with Transcenta pursuant to which the Company provided reasonable assistance with the drug substance transfer between the Company’s contract manufacturer and Transcenta. The Company was reimbursed $0.4 million in October 2018 for the October TSA. For both the March TSA and the October TSA, the payments received in advance were recorded to other current liabilities and since the Company was acting as an agent on behalf of Transcenta, the Company recorded the reimbursements as contra-expense against research and development as the work was completed. As of December 31, 2019, the Company has completed all obligations under the agreement and has derecognized all liabilities related to the both the March TSA and the October TSA.
Elpiscience
As of June 30, 2020, the Company has entered into two different License Agreements with Elpiscience Biopharmaceuticals, Inc. (“Elpiscience”). Each agreement is a standalone license of a distinct and differentiated protein therapeutic candidate with a separate biological target, providing a unique benefit. Neither the license nor the asset is reliant upon the other.
PD-L1 and 4-1BB Program
In February 2018, the Company entered into a License Agreement (the “PD-L1 and 4-1BB License Agreement”) with Elpiscience, whereby the Company granted Elpiscience an exclusive license to the Company’s bi-specific therapeutic candidate designed to target PD-L1 and 4-1BB (also referred to as “INBRX-105”). This license provides Elpiscience with the right to further advance the therapeutic candidate through clinical trials, as well as to manufacture and commercialize it. It also requires the Company to provide Elpiscience with know-how and materials specific to INBRX-105, including process development and manufacturing data and information necessary to develop INBRX-105. In the PD-L1 and 4-1BB License Agreement, the Company also agreed to negotiate an agreement to supply Elpiscience with INBRX-105 for its development in China, Hong Kong, Macau and Taiwan. In February 2018, Elpiscience paid the Company a non-refundable upfront fee of $2.5 million for the exclusive license, which was recorded as license fee revenue upon receipt since the upfront payment was for a functional license of the intellectual property. In December 2018, the Company received the first milestone payment under the PD-L1 and 4-1BB License Agreement of $2.0 million and recorded it as revenue at the point in time the milestone was achieved. The Company is also eligible to receive specified developmental and commercial milestone payments of up to an aggregate of $100.0 million, as well as percentage tiered royalties on future product sales with rates in the high single-digits. Due to the uncertainty in the achievement of the developmental milestones, the variable consideration associated with the future milestone payments has been fully constrained (excluded) from the transaction price until such time that the Company concludes that it is probable that a significant reversal of previously recognized revenue will not occur. This will be re-assessed at each reporting period.
Under the PD-L1 and 4-1BB License Agreement, the Company is entitled to reimbursement for certain toxicology study costs and chemistry, manufacturing and controls (“CMC”) costs. Elpiscience paid the Company $3.0 million in March 2018 for certain costs in relation to the development of INBRX-105. The payment received in advance of the work to be completed was recorded to other current liabilities upon receipt and, since the Company was acting as an agent on behalf of Elpiscience, the Company recorded it as a contra-expense against research and development as the relevant work was completed. During the year ended December 31, 2018, the Company derecognized approximately $2.3 million of other current liabilities related to this reimbursement under the PD-L1 and 4-1BB License Agreement. As of June 30, 2019, the Company had

completed all relevant work on this program and derecognized the remaining approximately $0.7 million of other current liabilities related to the reimbursement under the PD-L1 and 4-1BB License Agreement.
Additionally, during the fourth quarter of 2018, Elpiscience reimbursed the Company $1.7 million upon the completion of the drug substance transfer to Elpiscience. The Company recorded the payment as a contra-expense against research and development since the Company was acting as an agent on behalf of Elpiscience when the transfer was completed.
OX40 Program
In April 2018, the Company entered into a separate License Agreement (the “OX40 License Agreement”) with Elpiscience, whereby the Company granted Elpiscience an exclusive license to the Company’s multivalent protein therapeutic directed to the biological target OX40 (also referred to as “INBRX-106”). This license provides Elpiscience with the right to further advance the therapeutic candidate through clinical trials, as well as manufacture and commercialize it. It also requires the Company to provide Elpiscience with know-how and materials specific to INBRX-106, including process development and manufacturing data and information necessary to develop INBRX-106. In the OX40 License Agreement, the Company also agreed to negotiate an agreement to supply Elpiscience with INBRX-106 for its development in Mainland China, Hong Kong Macau and Taiwan. In accordance with the OX40 License Agreement, Elpiscience paid the Company a non-refundable upfront fee of $2.5 million, $1.0 million of which was received in May 2018 and $1.5 million of which was received in July 2018. The total license fee was recorded as license fee revenue upon transfer of the license in 2018, since the amount related to a functional license of the intellectual property. The Company is also eligible to receive certain developmental and commercial milestones of up to an aggregate of $100.0 million, as well as percentage tiered royalties on future product sales with rates in the high single-digits. Due to the uncertainty in the achievement of the developmental and commercial milestones, the variable consideration associated with the future milestone payments has been fully constrained (excluded) from the transaction price until such time that the Company concludes that it is probable that a significant reversal of previously recognized revenue will not occur. This will be re-assessed at each reporting period.
Under the OX40 License Agreement, the Company is entitled to reimbursement for certain toxicology study costs and CMC costs. Elpiscience paid the Company $3.4 million in August 2018 for certain costs incurred in relation to the development and production of INBRX-106. The payment received in advance of the work to be completed was recorded to other current liabilities upon receipt and since the Company was acting as an agent on behalf of Elpiscience, the Company recorded it as a contra-expense against research and development as the relevant work was completed. As of June 30, 2020, the Company has $0.1 million recorded as receivables from related parties from Elpiscience for expenses incurred which have not yet been reimbursed. During the years ended December 31, 2018 and 2019, the Company derecognized approximately $2.1 million and $1.5 million, respectively, of current liabilities related to these reimbursements under the OX40 License Agreement. During the six months ended June 30, 2019, the Company derecognized approximately $1.2 million of liabilities related to this reimbursement. During the six months ended June 30, 2020, the Company received $0.2 million in reimbursements for expenses already incurred. As of June 30, 2020, the Company had no liabilities outstanding related to this agreement. Additional reimbursements of $0.1 million related to multi-year stability studies are expected to be recognized and paid upon completion.
Additionally, during the fourth quarter of 2018, Elpiscience reimbursed the Company $1.5 million upon the completion of the drug substance transfer to Elpiscience. The Company recorded the payment as a contra-expense against research and development since the Company was acting as an agent on behalf of Elpiscience when the transfer was completed.
bluebird
2018 License Agreement
On December 20, 2018, the Company entered into a License Agreement with bluebird bio, Inc. (“bluebird”) whereby the Company granted bluebird the exclusive, worldwide rights to develop, manufacture, and commercialize certain cell therapy products containing binders. In January 2019, the Company received a non-refundable upfront fee of $7.0 million from bluebird for this exclusive license. As part of the Company’s performance obligations to bluebird, it transferred certain know-how to bluebird, the completion of which occurred in March 2019. As a result, the Company recognized the $7.0 million upfront payment as license fee revenue during March 2019 upon completion of all performance obligations.

The Company is also entitled to receive specified development milestone payments of up to an aggregate of $51.5 million per therapeutic, as well as percentage tiered royalties on future product sales with rates in the mid-single-digits. Due to the uncertainty in the achievement of the developmental milestones, the variable consideration associated with the future milestone payments has been fully constrained (excluded) from the transaction price until such time that the Company concludes that it is probable that a significant reversal of previously recognized revenue will not occur. These estimates will be re-assessed at each reporting period.
2020 Option and License Agreement
In June 2020, the Company entered into a separate Option and License Agreement with bluebird, pursuant to which the Company granted to bluebird exclusive worldwide development licenses to develop binders and cell therapy products containing sdAbs directed to specified targets, consisting of two initial programs and up to an additional 8 programs. The Company retains all rights to the specific sdAbs outside of the cell therapy field.
In June 2020, the Company received a non-refundable upfront option fee of $0.2 million in connection with each of the two initial programs, or $0.4 million in aggregate, and is entitled to an upfront option fee for each additional program, on a program-by-program basis. The Company also granted to bluebird an option to acquire an exclusive license with respect to all binders and cell therapy products developed under this agreement, which entitles the Company to additional fees upon exercise of the option. In connection with each program for which bluebird exercises its option, bluebird will be required to pay the Company a one-time, non-refundable, non-creditable fee in the low-single-digit millions for each option bluebird chooses to exercise. The Company is also entitled to receive certain developmental milestone payments of up to an aggregate of $51.5 million per therapeutic, as well as percentage tiered royalties on future product sales with rates in the mid-single-digits. Due to the uncertainty in the achievement of the developmental milestones and future sales, the variable consideration associated with the future milestone payments has been fully constrained (excluded) from the transaction price until such time that the Company concludes that it is probable that a significant reversal of previously recognized revenue will not occur. These estimates will be re-assessed at each reporting period.
As of the effective date of the agreement, the Company identified one performance obligation, which was the transfer of the exclusive development license to bluebird for the two initial programs. The Company determined that the option granted for an exclusive license in the future was not a material right. For the eight programs not identified upon execution of the contract, the Company evaluated the customer option for additional purchases and determined that those options for additional programs did not constitute material rights nor variable consideration. As additional programs are identified, the Company will reassess its performance obligations and transaction price accordingly.
The Company determined the total transaction price of the contract at execution was $0.4 million for the transfer of the two exclusive development licenses. The Company recognized $0.4 million of revenue related to this agreement at the point in time in which the exclusive development licenses were transferred to bluebird, which occurred upon execution of the agreement in June 2020.
Chiesi
In May 2019, the Company entered into an Option Agreement (as amended by the First Amendment to Option Agreement, dated August 19, 2019, the “Chiesi Option Agreement”) with Chiesi Farmaceutici S.p.A. (“Chiesi”), pursuant to which the Company granted to Chiesi an exclusive option to obtain an exclusive license to develop and commercialize INBRX-101 outside of the United States and Canada. Under the terms of the Chiesi Option Agreement, the Company received a one-time, non-refundable option initiation payment of $10.0 million in August 2019. If Chiesi chooses to exercise its option under the Chiesi Option Agreement, then Chiesi must pay the Company a one-time, non-refundable fee of $12.5 million upon the effective date of the definitive agreement granting Chiesi the exclusive license. If the option is exercised, under the license agreement, the Company may be entitled to receive specified milestone payments of up to $122.5 million, as well as royalties on future product sales.
The Company has identified one performance obligation as of the effective date of this agreement, which is to perform research and development services for Chiesi during the option period, which will continue (unless the Chiesi Option Agreement is terminated earlier by the Chiesi or the Company) until 60 days following the last to occur of (i) the Company’s delivery to Chiesi of the trial phase data for the first Phase I Clinical Trial, (ii) the Company’s delivery to Chiesi of the finalized minutes from the definitive U.S. Food and Drug Administration

(“FDA”) scientific advice meeting conducted following completion of such Phase I Clinical Trial, and (iii) the Company’s delivery to Chiesi of the finalized minutes from the definitive parallel EMA-HTA scientific advice meeting conducted following completion of such Phase I Clinical Trial. The Company has determined that the option to grant a license in the future is not a material right.
The $10.0 million upfront payment has been allocated to the single performance obligation. Revenue will be recognized over time as services are performed during the option period, based on the Company’s effort to satisfy the performance obligation relative to the total expense estimated to be incurred during the option period. During the year ended December 31, 2019, the Company recognized $1.1 million in revenue related to this agreement. During the six months ended June 30, 2020, the Company has recognized $3.8 million in revenue related to this agreement.
Celgene
In June 2012, the Company entered into a Development and Option agreement with Celgene whereby the Company granted Celgene an option to exclusively license certain intellectual property rights relating to the Company’s CD47 checkpoint inhibitor . Upon grant of the Development and Option agreement, Celgene made a non-refundable upfront option payment for the exclusive license. In June 2013, Celgene opted to exercise its right to license the intellectual property rights associated with the Company’s CD47 therapeutic. The Company is also eligible to receive certain developmental and commercial milestones of an aggregate of $934.1 million, assuming the achievement of all potential milestones in the agreement, as well as percentage tiered royalties based on future worldwide sales, with rates ranging between the high single-digits and low teens. The Company is obligated to pay 2% of future amounts received under the Development and Option Agreement to advisors who assisted the Company with the negotiation and other matters in connection with the Development and Option agreement.
Government Grants
Grant revenue was recognized in accordance with the Company’s stated methodology discussed in Note 1.
NIH
To date, the Company has been awarded three separate grants from the NIH. The details are as follows:

(1)
NIH award dated February 8, 2017 in the amount of approximately $0.2 million for the development of multi-specific antibodies for the treatment of Pseudomonas aeruginosa infection, a project that was completed between February 2017 and July 2017, all of which has been received and recognized as revenue as of June 30, 2020.

(2)
NIH award dated August 16, 2017 in the amount of $1.0 million for the continued development of multi-specific antibodies for the treatment of Pseudomonas aeruginosa infection, all of which has been received and recognized as revenue as of June 30, 2020.

(3)
NIH award dated August 14, 2017 in the amount of approximately $0.2 million for the development of multi-specific antibodies for the treatment of Methicillin Resistant Staphylococcus aureus (“MRSA”) infection, all of which has been received and recognized as revenue as of June 30, 2020.

Revenue from these NIH grants were based upon internal and subcontractor costs incurred by the Company that are specifically covered by the grants, and where applicable, an additional facilities and administrative rate that provided funding for overhead expenses. Revenue was recognized when the Company incurred these covered expenses related to the grant’s continued progression. The Company submitted invoices to the NIH for only those expenses which had been incurred by the Company in each period, resulting in reimbursement in arrears.
CARB-X Subaward Agreement
During July 2017, the Company was awarded a grant by Boston University in the amount of approximately $4.6 million. The program, Combating Antibiotic Resistant Bacteria Accelerator (“CARB-X”), is a non-profit public-private partnership dedicated to accelerating antibacterial research to tackle the global rising threat of drug-resistant bacteria. The Company received this award in relation to its program aimed at the development of novel antimicrobial therapeutics using multiple mechanisms of action to circumvent the development of resistance, and in the case of this grant, specifically for pseudomonas. The payment structure of this grant was a cost share, where 70% of costs were reimbursed by the sponsor, or Boston University, and the remaining 30% of costs are covered by the Company. The work under this grant began in October 2017 and was discontinued during the third quarter of 2019 based on the uncertainty within the applicable regulatory environment.
Revenue from this grant was based upon internal costs incurred by the Company that were specifically covered by the grant as well as certain specified overhead expenses. Revenue was recognized when the Company incurred these covered expenses related to the grant’s continued progression. The Company submitted invoices to Boston University for only those expenses which had been incurred by the Company in each period, resulting in reimbursement in arrears. As of June 30, 2020, $4.0 million in revenue has been recognized, all of which had been received in cash from Boston University.
CDMRP funded through the DoD
During September 2018, the Company was awarded a grant by the CDMRP funded through the DoD by the U.S. Army Medical Research Acquisition Activity in the amount of approximately $0.3 million for the continued development of multi-specific antibodies for the treatment against Acinetobacter baumannii infection by circumventing development of bacterial resistance. The work under this grant began in December 2018 and is expected to continue through September 2020.
Revenue from this grant is based upon internal and subcontractor costs incurred by the Company that are specifically covered by the grants, and where applicable, an additional facilities and administrative rate that provided funding for overhead expenses. Revenue is recognized when the Company incurs these covered expenses related to the grant’s continued progression. The Company submits requests for reimbursement to the DoD for only those expenses which have been incurred by the Company in each period, resulting in reimbursement in arrears. As of June 30, 2020, $0.2 million in revenue has been recognized under this grant, all of which has been received in cash from the DoD.
9. RELATED PARTY TRANSACTIONS
LAV Summit Limited
LAV Summit Limited (“LAV SL”), a limited company, is a principal shareholder owning more than 5% of the Company’s outstanding equity interest as of December 31, 2018 and 2019 and as of June 30, 2020. Due to this equity ownership, LAV SL is considered a related party. Moreover, Judith Li, a former member of the Company’s board of directors, is a Partner at LAV SL’s General Partner, Lilly Asia Ventures (“LAV”), a biomedical venture capital firm.
In June 2017, the Company entered into the Transcenta License Agreement. LAV, through one of its funds, holds a significant equity ownership position in Transcenta. For the years ended December 31, 2018 and 2019, the Company recorded revenue of $0.5 million and $1.0 million, respectively, related to this agreement. During the six months ended June 30, 2019, the Company recorded revenue of $1.0 million related to this agreement. During the six months ended June 30, 2020, the Company recorded no revenue related to this agreement. See Note 8 for further discussion of this agreement.
In February 2018, the Company entered into the PD-L1 and 4-1BB License Agreement with Elpiscience. LAV, through one of its funds, holds a significant equity ownership position in Elpiscience and the Venture Partner of LAV is the CEO, Founder, and Director at Elpiscience. Accordingly, the Company identifies Elpiscience as a related party. During the year ended December 31, 2018, the Company recorded revenue of $4.5 million related to this agreement. During the year ended December 31, 2019 and during the six months ended June 30, 2019 and 2020, the Company recorded no revenue related to this agreement. Additionally, under this agreement, the Company is entitled to reimbursement for certain CMC and toxicology expenses incurred for which Elpiscience has paid the Company $4.7 million to date as of December 31, 2019 and June 30, 2020. See Note 8 for further discussion of this agreement.
In April 2018, the Company entered into the OX40 License Agreement with Elpiscience. During the year ended December 31, 2018, the Company recorded revenue of $2.5 million related to this agreement. During the year ended December 31, 2019 and during the six months ended June 30, 2019 and 2020, the Company recorded no revenue related to this agreement. Additionally, under this agreement, the Company is entitled to reimbursement for certain CMC and toxicology expenses incurred for which Elpiscience has paid the Company approximately $4.9 million and $5.1 million to date as of December 31, 2019 and June 30, 2020, respectively. See Note 8 for further discussion of this agreement.
Series Mezzanine 1 Preferred Stock and Series Mezzanine 2 Preferred Stock
In April 2018, the Company issued an aggregate of 31.6 million shares of its common stock, 2.7 million shares of its Series Mezzanine 1 Preferred Stock and 2.2 million shares of its Series Mezzanine 2 Preferred Stock in exchange for each predecessor’s interest, as applicable. No cash was exchanged as consideration between the Company and its equity holders in connection with the Merger. In connection with the Merger, shares were issued to related parties, including LAV, RA Capital Healthcare Fund, L.P. (“RA Capital Fund”), Company employees, and certain non-employee directors.
Subsequent to the Merger, the Company completed Series Mezzanine 2 Preferred Stock Financings from May 2018 through January 2019. Some of the participants in this round were identified as related parties of the Company. One of the Company’s directors participated in the May 2018 financing round, receiving 0.1 million shares of Series Mezzanine 2 Preferred Stock for a purchase price of $1.0 million. The same director was issued an additional 0.1 million shares of Series Mezzanine 2 Preferred Stock as part of the Restated Purchase Agreement the share price of those issued in May 2018 was also decreased from $11.25 to $6.98.
WuXi Biologics Healthcare Venture (“WuXi Bio HV”) participated in the May 2018 financing round, receiving 0.3 million shares of Series Mezzanine 2 Preferred Stock for a purchase price of $3.0 million. WuXi Bio HV was issued an additional 0.2 million shares of Series Mezzanine 2 Preferred Stock as part of the Restated Purchases Agreement the share price of those issued in May 2018 was also decreased from $11.25 to $6.98. Additionally, in January 2019, WuXi Bio HV purchased an additional 1.7 million shares of Series Mezzanine 2 Preferred Stock for a purchase price of $12.0 million.
LAV SL was issued an additional 1.6 million shares of Series Mezzanine 1 Preferred Stock in September 2018 related to its 2.7 million shares of Series Mezzanine 1 Preferred Stock in the form of a make-whole adjustment. No cash was exchanged as consideration between the Company and LAV SL in connection with this make-whole adjustment.
Entities affiliated with RA Capital Fund were issued an additional 1.4 million shares Series Mezzanine 2 Preferred Stock in September 2018 related to their 2.2 million shares Series Mezzanine 2 Preferred Stock, discussed above, in the form of a make-whole adjustment. No cash was exchanged as consideration between the Company and RA Capital Fund in connection with this make-whole adjustment. Additionally, in October 2018, entities affiliated with RA Capital Fund participated in the funding round, receiving 0.1 million shares Series Mezzanine 2 Preferred Stock for a purchase price of $0.8 million.
The following table summarizes the shares of stock held, which excludes incentive stock options, by the Company’s directors, executive officers, holders of more than 5% of the Company’s capital stock and their affiliates as of December 31, 2019 and June 30, 2020 (in thousands):

NAME	SHARES OF COMMON STOCK ISSUED	SHARES OF SERIES MEZZANINE 1 PREFERRED STOCK	SHARES OF SERIES MEZZANINE 2 PREFERRED STOCK
Employees(1)	15,715
Non-Employee Directors(1)	6,800		143
LAV SL(2)		4,299
Entities affiliated with RA Capital Fund(3)			3,701
Wuxi Bio HV			2,149

(1)	Certain of the Company’s executive officers are also directors and have been included within “Employees” in the table above.

(2)	LAV SL is considered a principal shareholder owning more than 5% of the Company’s outstanding equity interest as of June 30, 2020.

(3)	Entities affiliated with RA Capital Fund are considered collectively as a principal shareholder owning more than 5% of the Company’s outstanding equity interest as of June 30, 2020.

See Note 6 for further discussion of Preferred Stock Financing transactions.
Other Transactions
In June 2017, the Company issued promissory notes for an aggregate of approximately $0.6 million to a member of its board of directors and his family. Pursuant to the terms of the agreements, the principal balances bore simple interest at a rate equal to 1% per annum and the notes were due on or before December 31, 2018. The Company recorded a note receivable during the second quarter of 2017. In March 2018, the principal and interest due was paid in full.
10. INCOME TAXES
Prior to the Merger, the Company was organized as multiple partnerships for U.S. federal and state income tax purposes. Accordingly, all income and deductions of the partnerships were reported on the partners’ separate income tax returns. The Company was subject only to certain immaterial state income taxes as well as foreign income taxes withheld on payments received in connection with license agreements. Upon Merger, the Company became subject to U.S. federal and state income taxes at the entity level. Deferred taxes were recorded for the difference between the book and tax basis of assets and liabilities at the conversion date. As of the conversion date, the Company had a net deferred tax asset which was analyzed for realizability. Based upon all available positive and negative evidence, management does not believe that realization of the Company’s net deferred tax assets is more likely than not. As such, as of December 31, 2019, a full valuation allowance has been established to offset the net deferred tax asset. As a result, during the year ended December 31, 2019, the Company recorded an expense of $0.2 million in its consolidated statement of operations to establish the net deferred tax asset.
The components of income tax expense (benefit) were as follows for the years ended December 31, 2018 and 2019, respectively (in thousands):

	YEAR ENDED DECEMBER 31,
	2018	2019
Current expense:
State	$10	$(2)
Foreign	86	900
Total current expense	$96	$898

The provision for the year ended December 31, 2018 was related to foreign income taxes withheld related to partnership distributions as well as payments received in connection with the Company’s license agreement with Transcenta. The provision for the year ended December 31, 2019 was related to payments received in connection with the Transcenta License Agreement and Chiesi Option Agreement.

A reconciliation of income tax expense to the amount computed by applying the statutory federal income tax rate to the loss from operations is summarized for the years ended December 31, 2018 and 2019 as follows (in thousands):

	YEAR ENDED DECEMBER 31,
	2018	2019
Expected income tax benefit at federal statutory rate	$(6,494)	$(10,605)
Income earned pre-Merger	2,765	—
Deferred taxes recorded upon Merger	(6,909)	—
State income tax benefit, net of federal benefit	(1,180)	(4,807)
Permanent items	52	1,937
R&D credits	(1,024)	(2,910)
Unrecognized tax benefits (FIN 48)	209	1,232
Foreign withholding tax	86	711
Intangibles	—	—
Valuation allowance	12,591	15,340
Income tax expense	$96	$898

Income taxes are accounted for under the asset and liability method. Deferred income taxes are recorded for temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities. Deferred tax assets and liabilities reflect the tax rates expected to be in effect for the years in which the differences are expected to reverse. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax assets will not be realized.

The components of net deferred income taxes were as follows (in thousands):

	AS OF DECEMBER 31,
	2018	2019
Deferred income tax assets
Net operating loss carryforward	$4,880	$16,284
Research and development credits	807	4,346
Intangibles	6,892	6,168
Accruals	146	302
Stock compensation	4	49
Change in fair value	—	284
Deferred revenue	—	280
Operating lease liabilities	—	2,183
Fixed assets	—	42
Other	1	78
Gross deferred tax assets	12,730	30,016
Less: Valuation allowance	(12,591)	(27,931)
Total deferred tax assets	139	2,085
Deferred income tax liabilities
Fixed assets	(139)	—
Operating lease right-of-use assets	—	(2,085)
Total deferred tax liabilities	(139)	(2,085)
Net deferred tax assets (liabilities)	$—	$—

The Company corrected the previously reported 2018 tax basis in intangibles by $6.7 million, along with a corresponding increase in valuation allowance, to properly reflect the increase in tax basis recognized as a result of the Merger.
As of December 31, 2019, the Company had unused federal and state NOL carryforwards of approximately $58.3 million and $57.9 million, respectively. The federal NOL carryforwards generated in years beginning after 2017 may be carried forward indefinitely but federal NOL carryforwards generated in tax years beginning after December 31, 2017 will, in loss utilization years beginning after December 31, 2020, only be available to offset up to 80% of pre-NOL taxable income each year. The state NOL carryforwards will begin to expire in 2038. As of December 31, 2019, the Company also had federal and state research tax credit carryforwards of $3.5 million and $2.9 million, respectively. The federal research tax credit carryforwards begin to expire in 2038, while the state carryforwards have no expiration.
The utilization of NOL and research tax credit carryforwards to offset future taxable income may be subject to an annual limitation as a result of ownership changes that have occurred previously or may occur in the future. Under Sections 382 and 383 of the IRC, a corporation that undergoes an “ownership change” may be subject to limitations on its ability to utilize its pre-change NOLs and other tax attributes otherwise available to offset future taxable income and/or tax liability. An ownership change is defined as a cumulative change of 50% or more in the ownership positions of certain stockholders during a rolling three-year period. The Company has not completed a formal study to determine if any ownership changes within the meaning of IRC Section 382 and 383 have occurred. It is possible that the Company has already incurred ownership changes and may incur additional ownership changes in the future, including as a result of this offering. If an ownership change has occurred, the Company’s ability to use its NOL or tax credit carryforwards may be restricted, which could require the Company to pay federal or state income taxes earlier than would be required if such limitations were not in effect.
The Company has established a full valuation allowance against its deferred tax assets due to uncertainties that preclude it from determining that it is more likely than not that the Company will be able to generate sufficient taxable income to realize such assets. Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to utilize the existing deferred tax assets. A significant piece of objective negative evidence evaluated was the cumulative loss incurred over the three-year period ended December 31, 2019. Such objective evidence limits the ability to consider other subjective evidence such as the Company’s projections for future growth. Based on this evaluation, as of December 31, 2019, a valuation allowance of $27.9 million has been recorded in order to measure only the portion of the deferred tax asset that more likely than not will be realized. The amount of the deferred tax asset considered realizable, however, could be adjusted if objective negative evidence in the form of cumulative losses is no longer present and additional weight may be given to subjective evidence, such as estimates of future taxable income during carryforward periods and the Company’s projections for growth.
The Company recognizes liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. While the Company believes that it has appropriate support for the positions taken on its tax returns, the Company regularly assesses the potential outcome of examinations by tax authorities in determining the adequacy of its provision for income taxes.
The following table summarizes the activity related to the Company’s unrecognized tax benefits (in thousands):

	AS OF DECEMBER 31,
	2018	2019
Beginning balance	$—	$230
Increases related to current year tax positions	230	1,269
Ending balance	$230	$1,499

As of December 31, 2019, the Company had gross unrecognized tax benefits of $1.5 million, none of which would affect the effective tax rate due to the existence of a full valuation allowance. The Company does not expect any significant increases or decreases to its unrecognized tax benefits within the next 12 months. The Company’s policy is to recognize the interest expense and/or penalties related to income tax matters as a component of income tax expense. The Company had no accrual for interest or penalties on its consolidated balance sheets as of December 31, 2018 or December 31, 2019, and has not recognized interest and/or penalties in its consolidated statements of operations for the years ended December 31, 2018 and 2019.
The Company is subject to income taxes in the United States and California. Due to the carryforward of unutilized NOLs and R&D credits, the Company’s tax years from 2014 and forward are subject to examination by the United States and California tax authorities. The Company has not been, nor is it currently, under examination by the U.S. federal or any state tax authority.
11. LEASES
Operating Leases
In September 2017, the Company entered into a seven-year lease agreement for approximately 34,000 square feet as its sole location in La Jolla, California. The lease expires in June 2025 with an option to extend the lease an additional five years. The lease contained an initial base rent of approximately $0.1 million per month with 2% annual escalations, plus a percentage of taxes and operating expenses incurred by the lessor in connection with the ownership and management of the property, the latter of which to be determined annually.

In May 2019, the Company executed an amendment to its lease agreement to expand its facilities by approximately 9,000 square feet and began occupying this space in January 2020. The amended lease terminates coterminously with the initial lease agreement and contains an initial base rent of approximately $30,000 per month with 2% annual escalations, plus a percentage of taxes and operating expenses incurred by the lessor in connection with the ownership and management of the property, the latter of which is to be determined annually.
During the year ended December 31, 2019, the Company recognized operating lease expense of $2.4 million. During the six months ended June 30, 2019 and 2020, the Company recognized operating lease expense of $1.1 million and $1.5 million, respectively. As of December 31, 2019, the Company had an operating lease right-of-use asset of $7.5 million, and an operating lease liability of $7.8 million, of which $1.1 million and $6.7 million were classified as current and non-current liabilities, respectively. As of June 30, 2020, the Company had an operating lease right-of-use asset of $8.5 million and an operating lease liability of $8.9 million, of which $1.4 million and $7.5 million were classified as current and non-current liabilities, respectively. As of December 31, 2019 and June 30, 2020, the Company’s operating lease had a remaining term of 5.5 and 5.0 years, respectively.
The Company discounts its lease payments using its incremental borrowing rate as of the commencement of the lease. The Company has determined a weighted-average discount rate of 8.0% and 8.2% as of December 31, 2019 and June 30, 2020, respectively.
Future minimum rental payments under operating leases are as follows (in thousands):

For the year ending December 31,	AS OF DECEMBER 31, 2019	AS OF JUNE 30, 2020
		(unaudited)
2020	$1,690	$1,047
2021	1,723	2,119
2022	1,756	2,161
2023	1,791	2,203
2024	1,826	2,247
Thereafter	922	1,137
Total future minimum lease payments	$9,708	$10,914
Less: imputed interest	(1,905)	(2,009)
Present value of operating lease liability	7,803	8,905
Less: current portion of operating lease liability	(1,105)	(1,423)
Non-current portion of operating lease liability	$6,698	$7,482

Prior to the adoption of ASC Topic 842, future minimum rental payments under operating leases as of December 31, 2018, were as follows (in thousands):

For the year ending December 31,	AS OF DECEMBER 31, 2018
2019	$1,673
2020	1,690
2021	1,723
2022	1,756
2023	1,791
Thereafter	2,748
Total future minimum lease payments	$11,381

During the year ended December 31, 2018, the Company recognized rent expense, which included common area maintenance, of $1.6 million.
12. COMMITMENTS AND CONTINGENCIES
Litigation
The Company is not party to any material legal proceedings. From time to time, it may be involved in legal proceedings or subject to claims incident to the ordinary course of business. Regardless of the outcome, such proceedings or claims can have an adverse impact on the Company because of defense and settlement costs, diversion of resources and other factors, and there can be no assurances that favorable outcomes will be obtained.
Purchase Commitments
As of December 31, 2019 and June 30, 2020 the Company has several on-going clinical programs in various stages. The most significant preclinical studies and clinical trial expenditures are to CROs. The contracts with CROs are generally cancellable, with notice, at the Company’s option. The Company has recorded accrued expenses of approximately $3.4 million and $14.1 million in its consolidated balance sheet for expenditures incurred by CROs as of December 31, 2019 and June 30, 2020, respectively.
However, certain activities within the Company’s CRO contracts have non-cancellable commitments for drug substance manufacturing services, including minimum purchase commitments, binding annual forecasts, and capital equipment investments. As of December 31, 2019 and June 30, 2020, the non-cancellable portion of these contracts total in aggregate approximately $31.5 million and $18.3 million, respectively. Further amounts within these contracts are generally cancellable, with notice, at the Company’s option. Termination penalties apply depending on the timing and reasoning of the exit. Penalties range from only work performed to date up to twelve months of future committed manufacturing costs.
Other Commitments
Additionally, Mark P. Lappe, the Company’s Chief Executive Officer, Brendan P. Eckelman, the Company’s Chief Scientific Officer, and Klaus W. Wagner, the Company’s Chief Medical Officer have agreements that provide for severance compensation in the event of termination or a change in control. Mr. Lappe’s agreement provides for a severance payment of 18 months of base salary and bonus in effect at the time of termination and continued health benefits at the Company’s cost for 18 months. Each of Dr. Eckelman’s and Dr. Wagner’s agreements provide for a severance payment of 12 months of base salary and bonus in effect at the time of termination and continued health benefits at the Company’s cost for 12 months.

13. COVID-19
On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 outbreak”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally.
The continued spread of the COVID-19 pandemic is affecting the United States and global economies and may affect the Company’s operations and those of third parties on which the Company relies, including by causing disruptions in the supply of the Company’s therapeutics and the conduct of future clinical trials. In addition, the COVID-19 pandemic may affect the operations of the FDA which could result in delays in meetings, reviews and approvals, including with respect to the drug. For example, as a result of the COVID-19 pandemic patient travel restrictions, the Company temporarily suspended patient enrollment for its trial for INBRX-101. Additionally, while the potential economic impact brought by, and the duration of, the COVID-19 pandemic is difficult to assess or predict, the impact of the COVID-19 pandemic on the global financial markets may reduce the Company’s ability to access capital, which could negatively impact the Company’s short-term and long-term liquidity. The ultimate impact of the COVID-19 pandemic is highly uncertain and subject to change. The Company does not yet know the full extent of potential delays or impacts on its business, financing or future clinical trial activities or on healthcare systems or the global economy as a whole. However, these effects could have a material impact on the Company’s liquidity, capital resources, operations and business and those of the third parties relied upon by the Company.
CARES Act
On March 27, 2020, the U.S. federal government enacted the CARES Act, which includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. The CARES Act also includes provisions for PPP loans administered by the SBA. The Company applied for and received PPP funds. See Note 4 for further discussion of the Company’s PPP loan. The Company will continue to examine and evaluate any impacts the CARES Act and associated subsequent legislation may have on its business and taxes.
14. SUBSEQUENT EVENTS
For the audited consolidated financial statements as of December 31, 2019, the Company evaluated subsequent events through June 26, 2020, and for the unaudited condensed consolidated financial statements as of June 30, 2020, the Company evaluated subsequent events through July 27, 2020 to assess the need for potential recognition or disclosure in this report. Such events were evaluated through the date these consolidated financial statements were available to be issued. Based upon this evaluation, it was determined that no additional subsequent events required recognition or disclosure in these consolidated financial statements, other than disclosures related to those outlined below.
Oxford Loan
On July 15, 2020, the Company entered into the 2020 Loan Agreement with Oxford, pursuant to which it received $10.0 million in proceeds, net of $0.1 million of debt issuance costs (the “Term Loan”). The outstanding Term Loan will mature on August 1, 2024 (the “Maturity Date”) and bears interest at a floating per annum rate equal to (1) 8.95% plus (2) the greater of (i) the 30 day U.S. Dollar LIBOR rate reported in The Wall Street Journal on the last business day of the month that immediately precedes the month in which the interest will accrue, and (ii) 1.00%. The repayment schedule provides for interest-only payments beginning on September 1, 2020 and for 18 months thereafter, which may be extended to 24 months upon the achievement of certain defined events. The interest-only period is followed by 30 months (24 months if the defined events are achieved) of equal payments of principal and interest. Upon the Maturity Date, a final payment of 7.0% of the original principal amount will be due to Oxford. The Company has the option to prepay the outstanding balance of the Term Loan in full prior to the Maturity Date, subject to a prepayment fee ranging from 1.0% to 3.0%, depending on the timing of the prepayment.
Concurrently with the debt issuance, the Company issued to Oxford warrants to purchase shares of the Company’s common or preferred stock equal to 1.25% of the funded amount, or $125,000. In the event of the consummation of an IPO on or before December 31, 2020, the warrants issued are exercisable for common stock of the Company at a price per share equal to the price per share for which shares are sold to the public in the IPO. In the event the IPO is not consummated on or before December 31, 2020, the warrants issued are exercisable for preferred stock of the Company at a price per share equal to the price per share of the Restated Purchase Agreement, or $6.98. The Company plans to use the proceeds from the Term Loan solely for working capital and to fund its general business requirements. Its obligations under the Loan Agreement are secured by a first priority security interest of substantially all of the Company’s assets, other than its intellectual property. The 2020 Loan Agreement includes customary events of default, including instances of a material adverse change in the Company’s operations, that may require prepayment of the outstanding Term Loan.
Phylaxis Agreements
In July 2020, the Company entered into a joint venture with an entity affiliated with ArrowMark Partners, Phylaxis BioScience, LLC (“Phylaxis”). In connection with the joint venture, the Company entered into the following agreements: Contribution Agreement, License Agreement, Limited Liability Company Agreement, and Master Services Agreement (collectively, the “Phylaxis Agreements”), pursuant to which the Company licensed certain intellectual property and know-how to Phylaxis and agreed to provide services to develop certain compounds. Upon closing, the Company received a $2.5 million nonrefundable, upfront payment from Phylaxis under the Master Services Agreement. The Company is also entitled to an additional $2.5 million over the next 180 days under the Master Services Agreement. Upon closing, the Company received a 10% equity interest in Phylaxis as consideration for the contribution of the license of the Company’s intellectual property and know-how and is entitled to receive an additional 5% based on the achievement of certain milestones. Under the License Agreement, the Company is also entitled to specified development and commercialization milestone payments of up to an aggregate of $225.0 million and $175.0 million, respectively. The Company is also entitled to share in a percentage of the profits of Phylaxis under the Limited Liability Company Agreement.

                        Shares
Inhibrx, Inc.
Common Stock

PRELIMINARY PROSPECTUS

Joint Book-Running Managers

Jefferies	Evercore ISI	Credit Suisse

Co-Manager
LifeSci Capital

                     , 2020

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by the Registrant in connection with the sale of the common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission, or the SEC, registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the Nasdaq Global Market listing fee:

AMOUNT PAID OR TO BE PAID
SEC registration fee		$12,980
FINRA filing fee		15,500
Nasdaq Global Market listing fee		*
Blue sky qualification fees and expenses		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accountants’ fees and expenses		*
Transfer agent and registrar’s fees and expenses		*
Miscellaneous expenses		*
Total	$	*

*	To be provided by amendment.
ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.
Our amended and restated certificate of incorporation, which will become effective upon completion of the offering provides that no director of our company shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, our amended and restated certificate of incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of our company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
Our amended and restated certificate of incorporation further provides that any repeal or modification of such article by our stockholders or amendment to the Delaware General Corporation Law will not affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.
Our amended and restated certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our amended and restated certificate of incorporation also provides that we will advance expenses to Indemnitees in connection with a legal proceeding, subject to limited exceptions.
In connection with the sale of common stock being registered hereby, we will enter into indemnification agreements with each of our directors and our executive officers. These agreements will provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and our amended and restated certificate of incorporation and our amended and restated bylaws.
We also maintain a general liability insurance policy, which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.
In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, or the Securities Act against certain liabilities.
ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES.
Set forth below is information regarding shares of capital stock issued by us since January 1, 2017. Also included is the consideration received by us for such shares and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

Recent Sales of Unregistered Securities of Inhibrx, Inc.
On November 17, 2017, we issued 100 shares of common stock to Mark P. Lappe in connection with the formation of Inhibrx, Inc., or the Founder Stock, at a price per share of $0.0001 for an aggregate purchase price of $0.01. The Founder Stock was cancelled in connection with the Merger (as defined below).
On April 30, 2018, we completed a series of transactions pursuant to which multiple entities previously operating our business merged with and into Inhibrx, Inc., or Inhibrx, with Inhibrx continuing as the surviving corporation. These entities consisted of Inhibrx, LP, Inhibrx 101, LP, Inhibrx 104, LP, INBRX 105, LP, INBRX 106, LP, INBRX 107, LP, INBRX 108, LP, INBRX 109, LP, INBRX 110, LP, INBRX 111, LP, INBRX 112, LP, each a limited partnership organized under the laws of the State of Delaware, and Inhibrx BioPharma, LLC, a limited liability company organized under the laws of the State of Delaware. We refer to each of these entities as a Target Party, and collectively as the Target Parties. We issued an aggregate of 31,531,639 shares of common stock, 2,641,343 shares of Series Mezzanine 1 Preferred Stock, par value $0.0001 per share, or the Series Mezzanine 1 Preferred Stock, and 2,222,222 shares of Series Mezzanine 2 Preferred Stock, par value $0.0001 per share, or the Series Mezzanine 2 Preferred Stock, as consideration for the partnership or membership units held by the Target Parties. Further, in connection with this merger, we entered into an Exchange Agreement, dated April 30, 2018, with INBRX 103, LLC, whereby the issued and outstanding membership units held by all members of INBRX 103, LLC were converted into and exchanged for 23,917 shares of our common stock and 25,324 shares of our Series Mezzanine 1 Preferred Stock, resulting in Inhibrx, Inc. being the sole shareholder of INBRX 103, LLC. These transactions are collectively referred to as the Merger. Each share of our Series Mezzanine 1 Preferred Stock and Series Mezzanine 2 Preferred Stock will convert automatically into one share of our common stock immediately prior to the completion of this offering.
From May 2018 through June 2018, after the consummation of the Merger, we issued an aggregate of 804,439 shares of our Series Mezzanine 2 Preferred Stock at a price per share of $11.25 for an aggregate purchase price of approximately $9.1 million to certain accredited investors, or the Prior Investors. Each share of our Series Mezzanine 2 Preferred Stock will convert automatically into one share of our common stock immediately prior to the completion of this offering.
In September 2018, we amended the Series Mezzanine 2 Preferred Stock Purchase Agreement to reduce the price per share of the Series Mezzanine 2 Preferred Stock to $6.98. Pursuant to the Amended and Restated Series Mezzanine 2 Preferred Stock Purchase Agreement, dated September 28, 2018, by and between the Company and the investors listed therein, or the Restated Purchase Agreement, as amended, we issued an aggregate of 3,355,689 shares of our Series Mezzanine 2 Preferred Stock at a price per share of $6.98 for an aggregate purchase price of approximately $23.4 million during the period of September 2018 through January 2019. We refer to the transactions from May 2018 through January 2019 as the Mezzanine Financing. In connection with the Series Mezzanine 2 Preferred Stock price reduction as contemplated by the Restated Purchase Agreement, we issued an aggregate of 492,118 shares of Series Mezzanine 2 Preferred Stock to the Prior Investors, such that each Prior Investor would receive the aggregate number of shares of Series Mezzanine 2 Preferred Stock had he or she purchased the Series Mezzanine 2 Preferred Stock at the reduced price per share. Each share of our Series Mezzanine 2 Preferred Stock will convert automatically into one share of our common stock immediately prior to the completion of this offering.
Pursuant to the agreement and plan of merger, dated April 30, 2018, by and among Inhibrx and the Target Parties, in the event that we sold shares of Series Mezzanine 1 Preferred Stock or Series Mezzanine 2 Preferred Stock at a price per share of less than $11.25 after the effective date of the Merger, we agreed to issue additional shares of Series Mezzanine 1 Preferred Stock and shares of Series Mezzanine 2 Preferred Stock to each of the Target Parties that received Series Mezzanine 1 Preferred Stock or Series Mezzanine 2 Preferred Stock in the Merger. As a result, in September 2018, we issued 1,632,652 shares of Series Mezzanine 1 Preferred Stock and 1,360,544 shares of Series Mezzanine 2 Preferred Stock to certain Target Parties. Each share of our Series Mezzanine 1 Preferred Stock and Series Mezzanine 2 Preferred Stock will convert automatically into one share of our common stock immediately prior to the completion of this offering.
In December 2018, we amended the Restated Purchase Agreement to extend the deadline for additional closings in the Mezzanine Financing to the earlier of February 28, 2019 or the closing of an underwritten initial public offering. In January 2019, we issued 1,719,197 shares of Series Mezzanine 2 Preferred Stock at a purchase price per share of $6.98 for a purchase price of $12.0 million. The Mezzanine Financing automatically closed on February 28, 2019. Each share of our Series Mezzanine 2 Preferred Stock will convert automatically into one share of our common stock immediately prior to the completion of this offering.
During the fourth quarter of 2018, we granted stock options to purchase an aggregate of 3,088,000 shares of our common stock. All such stock options have an exercise price of $6.05 per share. In February 2019, we granted stock options to purchase an aggregate of 141,000 shares of our common stock. All such stock options have an exercise price of $8.08 per share. In July 2019, we granted stock options to purchase an aggregate of 354,000 shares of our common stock. All such stock options have an exercise price of $7.51 per share. In April 2020, we granted stock options to purchase an aggregate of 904,000 shares of our common stock. All such stock options have an exercise price of $6.47 per share.
In May 2019, we entered into a Note Purchase Agreement with DRAGSA 50 LLC, an affiliate of Viking Global Investors LP, or Viking, in a private placement transaction, pursuant to which we sold and issued a convertible promissory note in the principal amount of $40.0 million, or the 2019 Note. In April 2020, we entered in to a second Note Purchase Agreement with Viking and certain other investors, pursuant to which we sold and issued convertible promissory notes in the principal amount of $15.0 million, or the 2020 Notes. The 2019 Note, as amended, and the 2020 Notes, mature on March 31, 2022, unless sooner terminated upon an event of default or a liquidation event. The 2019 Note began to accrue interest in February 2020, at a rate of 1.5% per month and the 2020 Notes began accruing interest in April 2020 at a rate of 1% per month. The aggregate outstanding principal amount plus accrued interest to date of the 2019 Note and the 2020 Notes will automatically convert and settle into shares of our common stock immediately prior to the completion of this offering at the lesser of (i) a conversion price equal to 90% of the initial public offering price per share, or (ii) a fixed price based on a specified valuation.
In July 2020, in connection with the loan and security agreement we entered into with Oxford Finance LLC, or Oxford, we issued to Oxford warrants to purchase shares of our common or preferred stock equal to 1.25% of the funded amount, or $125,000. In the event of the consummation of an IPO on or before December 31, 2020, the warrants issued are exercisable for common stock of the Company at a price per share equal to the price per share for which shares are sold to the public in the IPO. In the event the IPO is not consummated on or before December 31, 2020, the warrants issued are exercisable for preferred stock of the Company at a price per share equal to the price per share of the Restated Purchase Agreement, or $6.98.
Recent Sales of Unregistered Securities of Target Parties Prior to the Merger
The descriptions below set forth information regarding all securities issued and sold by the Target Parties within the past three years that were not registered under the Securities Act, and the consideration, if any, received for such securities. For purposes of clarity, we refer to the specific Target Party or INBRX 103, LLC as the issuer involved in each transaction, as applicable.
Inhibrx, LP
In February 2017, Inhibrx, LP issued 54,000 Class II partnership units to certain employees pursuant to the partnership agreement of Inhibrx, LP, as amended, as consideration for compensatory purposes and no consideration was received by the Company in connection with their issuance.
Inhibrx Biopharma, LLC
In April 2017, Inhibrx Biopharma, LLC issued an aggregate of 78,125 Class II membership units at a price per unit of $0.001 for an aggregate purchase price of $78.13.
In June 2017, Inhibrx Biopharma, LLC issued an aggregate of 31,250 Class II membership units at a price per unit of $0.001 for an aggregate purchase price of $31.25.
Other Subsidiaries
In June 2017, Inhibrx 101, LP, INBRX 103, LLC, Inhibrx 104, LP, INBRX 105, LP, INBRX 106, LP, INBRX 107, LP, INBRX 108, LP, INBRX 109, LP, INBRX 110, LP, INBRX 111, LP and INBRX 112, LP, issued an aggregate of 5,265,188 Class I partnership units for an aggregate purchase price of approximately $20,000,000.

No underwriters were used in the foregoing transactions, and no discounts or commissions were paid for the transactions described in this item. All sales of securities described in this item were exempt from the registration requirements of the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 promulgated under the Securities Act or Regulation D promulgated under the Securities Act, relating to transactions by an issuer not involving a public offering. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.
ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits.
See the Exhibit Index included immediately prior to the signature page to this registration statement, which is incorporated by reference herein.
ITEM 17.    UNDERTAKINGS.
The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned Registrant hereby undertakes that:

(a)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION OF EXHIBIT	FILED HEREWITH	FORM	INCORPORATED BY REFERENCE FILE NO.	DATE FILED
1.1*	Form of Underwriting Agreement.
3.1	Fourth Amended and Restated Certificate of Incorporation of the Registrant (currently in effect).	X
3.2	Form of Amended and Restated Certificate of Incorporation of the Registrant (to be effective upon completion of the offering).	X
3.3*	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant.
3.4	Amended and Restated Bylaws of the Registrant (currently in effect).		S-1	333-231907	6/3/2019
3.5	Form of Amended and Restated Bylaws of the Registrant (to be effective upon completion of this offering).	X
4.1	Form of Common Stock Certificate of the Registrant.		S-1	333-231907	6/3/2019
4.2	Second Amended and Restated Investors’ Rights Agreement, dated April 6, 2020, by and among the Registrant and the investors named therein.	X
4.3	Right of First Refusal and Co-Sale Agreement, dated April 30, 2018, by and among the Registrant and the investors named therein.		S-1	333-231907	6/3/2019
4.4	First Amendment to Right of First Refusal and Co-Sale Agreement, dated May 20, 2019, by and among the Registrant and the investors named therein.		S-1	333-231907	6/3/2019
4.5	Second Amendment to Right of First Refusal and Co-Sale Agreement, dated April 6, 2020, by and among the Registrant and the investors named therein.	X
4.6^	Form of Warrant to Purchase Stock by and between the Registrant and Oxford Finance LLC.	X
5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
10.1Δ	Form of Indemnification Agreement.	X
10.2Δ	Executive Employment Agreement, effective as of January 1, 2019, by and between the Registrant and Mark Lappe.		S-1	333-231907	6/3/2019
10.3Δ	Executive Employment Agreement, effective as of January 1, 2019, by and between the Registrant and Klaus Wagner, M.D., Ph.D.		S-1	333-231907	6/3/2019
10.4Δ	Executive Employment Agreement, effective as of January 1, 2019, by and between the Registrant and Brendan Eckelman, Ph.D.		S-1	333-231907	6/3/2019
10.5Δ	2017 Employee, Director and Consultant Equity Incentive Plan (currently in effect).		S-1	333-231907	6/3/2019
10.6Δ	Amendment to Inhibrx, Inc. 2017 Employee, Director and Consultant Equity Incentive Plan (currently in effect)		S-1/A	333-231907	8/20/2019
10.7Δ	Form of Stock Option Grant Notice under the 2017 Employee, Director and Consultant Equity Incentive Plan (currently in effect).		S-1	333-231907	6/3/2019
10.8Δ	Form of Restricted Stock Agreement under the 2017 Employee, Director and Consultant Equity Incentive Plan (currently in effect).		S-1	333-231907	6/3/2019
10.9Δ	Amended and Restated 2017 Employee, Director and Consultant Equity Incentive Plan (to be effective upon completion of this offering).	X

10.10Δ	Form of Stock Option Grant Notice under the Amended and Restated 2017 Employee, Director and Consultant Equity Incentive Plan (to be effective upon completion of this offering).		S-1	333-231907	6/3/2019
10.11Δ	Form of Restricted Stock Agreement under the Amended and Restated 2017 Employee, Director and Consultant Equity Incentive Plan (to be effective upon completion of this offering).		S-1	333-231907	6/3/2019
10.12†	License Agreement, dated July 1, 2013, by and between INBRX 103, LLC and Celgene Corporation.		S-1	333-231907	6/3/2019
10.13	Amendment to License Agreement, dated November 23, 2018, by and among the Registrant, INBRX 103, LLC and Celgene Corporation.		S-1	333-231907	6/3/2019
10.14†	License Agreement, dated June 21, 2017, by and between the Registrant and Transcenta Holding Ltd.		S-1	333-231907	6/3/2019
10.15	Technical Services Agreement, dated March 19, 2018, by and between the Registrant and Transcenta Holding Ltd.		S-1	333-231907	6/3/2019
10.16	Technical Services Agreement, dated October 6, 2018, by and between the Registrant and Transcenta Holding Ltd.		S-1	333-231907	6/3/2019
10.17†	License Agreement, dated February 28, 2018, by and between the Registrant and Elpiscience Biopharmaceuticals, Inc.		S-1	333-231907	6/3/2019
10.18†	License Agreement, dated April 30, 2018, by and between the Registrant and Elpiscience Biopharmaceuticals, Inc.		S-1	333-231907	6/3/2019
10.19†	License Agreement, dated December 20, 2018, by and between the Registrant and bluebird bio, Inc.		S-1	333-231907	6/3/2019
10.20	Lease Agreement, dated September 8, 2017, by and between the Registrant and HCP TPSP, LLC.		S-1	333-231907	6/3/2019
10.21	First Amendment to Lease, dated May 21, 2019, by and between the Registrant and HCP TPSP, LLC.		S-1	333-231907	6/3/2019
10.22	Convertible Promissory Note, dated May 20, 2019, by and between the Registrant and DRAGSA 50 LLC.		S-1	333-231907	6/3/2019
10.23	Amendment to Convertible Promissory Note, dated April 6, 2020, by and between the Registrant and DRAGSA 50 LLC.	X
10.24	Form of Convertible Promissory Note, dated April 6, 2020, by and between the Registrant and each of DRAGSA 50 LLC and certain other investors.	X
10.25†	Option Agreement, dated May 29, 2019, by and between the Registrant and Chiesi Farmaceutici S.p.A.		S-1	333-231907	6/3/2019
10.26	First Amendment to Option Agreement, dated August 19, 2019, by and between the Registrant and Chiesi Farmaceutici S.p.A.		S-1/A	333-231907	8/20/2019
10.27†	Option and License Agreement, dated June 9, 2020, by and between the Registrant and bluebird bio, Inc.	X
10.28	Loan and Security Agreement, dated July 15, 2020, by and between the Registrant and Oxford Finance LLC.	X
10.29†	Amended and Restated Master Services Agreement, dated August 28, 2018, by and between the Registrant and WuXi Biologics (Hong Kong) Limited.		S-1	333-231907	6/3/2019
10.30†	Amendment No. 1 to Amended and Restated Master Services Agreement, dated December 11, 2019, by and between the Registrant and WuXi Biologics (Hong Kong) Limited.	X
10.31Δ	Non-Employee Director Compensation Policy	X
21.1	Subsidiaries of the Registrant.		S-1	333-231907	6/3/2019
23.1	Consent of BDO USA, LLC, independent registered public accounting firm.	X
23.2*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page hereto).

*	To be filed by amendment.

^
Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplementally a copy of any omitted exhibit or schedule upon request by the SEC.

†
Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit have been omitted by means of marking such portions with asterisks as the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Δ	Management Compensation Plan or arrangement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in La Jolla, California, on the 27th day of July, 2020.

INHIBRX, INC.

/s/ Mark P. Lappe
Name: Mark P. Lappe
Title: Chief Executive Officer and Chairman
SIGNATURES AND POWER OF ATTORNEY
We, the undersigned directors and officers of Inhibrx, Inc., or the Company, hereby severally constitute and appoint Mark P. Lappe, our true and lawful attorney, with full power to sign for us and in our names in the capacities indicated below, the registration statement on Form S-1 filed herewith, and any and all pre-effective and post‑effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of us might or could do in person, and hereby ratifying and confirming all that said attorney or his substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Mark P. Lappe	Chief Executive Officer and Chairman (principal executive officer)	July 27, 2020
Mark P. Lappe

/s/ Kelly D. Deck, C.P.A.	Chief Financial Officer (principal financial officer and principal accounting officer)	July 27, 2020
Kelly D. Deck, C.P.A.

/s/ Brendan P. Eckelman, Ph.D.	Director	July 27, 2020
Brendan P. Eckelman, Ph.D.

/s/ Jon Faiz Kayyem, Ph.D.	Director	July 27, 2020
Jon Faiz Kayyem, Ph.D.

/s/ Douglas G. Forsyth	Director	July 27, 2020
Douglas G. Forsyth

/s/ Kimberly Manhard	Director	July 27, 2020
Kimberly Manhard